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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 16, 2018

Registration No. 333-223406

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OneSmart International Education Group Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

165 West Guangfu Road, Putuo District
Shanghai 200063
People's Republic of China
+86-21-5255-9339
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
+1-212-750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road, Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

           †    The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Class A Ordinary Shares, par value $0.000001 per share(1)	749,800,000	US$0.325	US$243,685,000	US$30,339

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- 223710). Each American depositary share represents 40 Class A ordinary shares.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Full amount has been previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 16, 2018.

16,300,000 American Depositary Shares

OneSmart International Education Group Limited

Representing 652,000,000 Class A Ordinary Shares

OneSmart International Education Group Limited is offering 16,300,000 American depositary shares, or ADSs. This is our initial public offering and no public market currently exists for our ADSs or Class A ordinary shares. Each ADS represents 40 of our Class A ordinary shares, par value US$0.000001 per share. It is currently estimated that the initial public offering price per ADS will be between US$11.00 and US$13.00.

We have applied for the listing of our ADSs on the New York Stock Exchange under the symbol "ONE."

We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risks. See "Risk Factors" beginning on page 18.

PRICE US$              PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per ADS	US$	US$	US$
Total	US$	US$	US$

(1)
For additional underwriting compensation information, see "Underwriting."

We have granted the underwriters the right to purchase up to an additional 2,445,000 ADSs to cover over-allotments.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Xi Zhang, our founder, chairman and chief executive officer, together with his affiliates, will beneficially own all of our issued Class B ordinary shares and will be able to exercise approximately 91.6% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to twenty votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

The underwriters expect to deliver the ADSs to purchasers on                           , 2018.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES
UBS INVESTMENT BANK

                           , 2018.

OneSmart Education

Our Mission

Our Values

Customer Focus, Execution, Innovation, Teamwork.

Our Vision

HAPPY CLASS
IDEA

- **Dominant** market share of **26.3%** in Shanghai's premium K-12 after-school education market[1]
- **Well-recognized** brand with **225** study centers covering **42** cities in China[2]
- **4,624** full-time teachers[2]
- **83,504** average monthly student enrollments[3] in FY2017[4]
- **RMB2.1Bn** revenue in FY2017[4] with **37.4%** 3-year CAGR

Tremendous Achievements by Our Students

University Admission Rate of **91%** vs. China Nationwide Avg. of **40%**[5]

High School Admission Rate of **90%** vs. China Nationwide Avg. of **57%**[5]

Top 10 Primary School Admission Rate of **45%** vs. Shanghai Avg. of **8%**[5]

No.1
Premium K-12 After-school Education Service Provider in China[1]
No.1
Premium Education Brand in China[6]
No.1
Premium K-12 After-school Education Service Provider in Shanghai[7]
No.1
Premium Young Children Mathematics Education Service Provider in Shanghai[7]

PLI Analysis
Well-trained Teachers
OneSmart APP
OneSmart Education
Customized Teaching Methods
Integrated Offline-to-Online Services
Designed Classroom

Notes

(1) In 2017 in terms of revenue, according to Frost & Sullivan (2) As of August 31, 2017 (3) A student enrollment is defined as a student who takes at least one class in one subject during a certain period. Under this definition, a student taking at least one class in each of two subjects during a certain period is treated as two student enrollments for the period. The number of students enrolled in our invested K-12 schools and OneSmart Online is not included for this purpose (4) For the fiscal year ended August 31, 2017 (5) Classes of 2017, China nationwide and Shanghai statistics according to Frost & Sullivan (6) According to a survey conducted by Frost & Sullivan with 1,290 interviewees across 12 cities including tier 1 and tier 2 cities (7) By revenue, as of the first half of 2017

OneSmart Education | OneSmart HappyMath | OneSmart Class | OneSmart Online | OneSmart Elite English | OneSmart Overseas Language Training | OneSmart Study Camp | 小小地球

        You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

        We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

        Until                        , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to invest in our ADSs. This prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China.

Our Mission

        Our mission is to bring out the utmost learning power in each student by cultivating his or her study motivation, capability and perseverance, and enable our students to pursue their life-long success.

Our Vision

        Our vision is to build the most trusted "Third Classroom" outside of home and school.

Our Value

        Through our years of operations, we infuse our core values of "customer focus, execution, innovation and teamwork" in our everyday services to students and parents.

Overview

        We are the largest premium K-12 after-school education service provider in China in terms of revenue in 2016 and 2017, according to Frost & Sullivan. We have built a comprehensive K-12 after-school education platform that encompasses our acclaimed premium tutoring services, premium young children education services and language and culture programs. In 2017, we had the largest market share of 2.4% in China's premium K-12 after-school education market, as measured by revenues, according to Frost & Sullivan. We operated a nationwide network of 225 study centers across 42 cities in China as of November 30, 2017. We have maintained large and fast growing student enrollment over the years. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively.

        We introduced and implement our distinctive "Power Learning" education philosophy and case study teaching method, which aims at cultivating the study motivation, capability and perseverance of each student by means of interactive learning experiences, throughout all stages of our education programs and services and in all of our study centers. By carefully tailoring our teaching to each student's capabilities and aptitude, we have become a critical "Third Classroom" for our students, complementing the education they receive at home and in school.

        Our services mainly feature premium K-12 after-school education programs that target students from affluent families and mass affluent families, representing families with annual incomes of over RMB250,000 and between RMB100,000 and RMB250,000, respectively, which together accounted for approximately 48.0% of all Chinese families in 2017, according to Frost & Sullivan. Over our ten years of operation, we have built a leading "OneSmart" brand upon our OneSmart VIP programs which offer premium tutoring services in one-on-one and one-on-three teacher-to-student settings with a full spectrum of course offerings covering core academic subjects taught in primary and secondary schools in China at levels between the third and twelfth grades of the K-12 system. "HappyMath", our premium young children education brand originally focusing on mathematics has become one of the most renowned brands in the young children mathematics tutoring market in China. In 2016 and 2017, HappyMath was the largest after-school mathematics education service provider for students in kindergarten to the third grade in Shanghai, as measured by revenues, according to Frost & Sullivan.

        The effectiveness of our premium tutoring services and young children mathematics education services has been demonstrated by the success of our students in school admissions and examinations. Students from the 2017 graduating class of our OneSmart VIP programs were able to achieve a 90.3% admission rate into high schools and 90.7% admission rate into universities as compared with China's nationwide admission rates for high schools and universities of 56.6% and 39.6%, respectively, in 2017, according to Frost & Sullivan. The admission rate of students from our HappyMath mathematics program into the top 10 private primary schools in Shanghai was 44.7% in 2017, as compared with the general admission rate for these schools of 8.3% in 2017, according to Frost & Sullivan. We have been able to command premium pricing for the education programs that we offer as a result of our quality service, excellent track record and leading position. The average hourly tuition fees that we charged for our services and programs were among the highest compared to those charged by the other after-school education service providers in China for similar class formats in 2016, according to Frost & Sullivan.

        Drawing upon our success and experience in our OneSmart VIP and HappyMath programs, we have been successfully expanding our service offerings and launched the following programs:

  •
  Other premium young children services, including Chinese language and computer programming, which are now integrated and carried out under our "HappyMath" brand, and English tutoring services focusing on early childhood English study under the brand of "FasTrack English."

  •
  Language and culture programs, including English language study under the brand of "OneSmart Elite English", overseas study test preparation services under the brand of "OneSmart overseas Language Training" and summer and winter study tours under the brand of "OneSmart Study Camp."

        We also continue to expand our program offerings to address evolving education needs through our newly launched online education programs and OneSmart class programs.

        Our proprietary centralized technology platform provides full technological support and connects our online teaching resources database, our teaching service management system and our operation management system. This technology platform ensures a high degree of standardization and helps us maintain high service quality in our education, while facilitating curriculum development and customized teaching for students across our broad network of study centers. It also enables us to build a set of robust operational and managerial information systems that integrate our operations, and improve the efficiency of how we expand and operate our study center network.

        Our success also lies in our well-trained education service team. Our commitment to recruiting and training qualified teachers is crucial to the quality of our education services and the development of our students. Our teachers and advisors undergo strict and systematic training to improve their service quality.

        As a result of our trusted brand, effective education service, and technology-supported and highly standardized management systems, our business has grown rapidly in recent years. Our net revenues increased from RMB1.1 billion to RMB1.5 billion, and to RMB2.1 billion (US$311.3 million) in the fiscal years of 2015, 2016 and 2017, respectively. Our net revenues increased from RMB326.9 million for the three months ended November 30, 2016 to RMB441.2 million (US$66.8 million) in the same period in 2017. Our net income increased from RMB56.1 million to RMB186.8 million, and to RMB243.3 million (US$36.8 million) in the fiscal years of 2015, 2016 and 2017, respectively. We had net loss of RMB0.1 million for the three months ended November 30, 2016 and net income of RMB18.1 million (US$2.7 million) in the same period in 2017.

        Due to PRC legal restrictions on foreign ownership and investment in the education business in China, we operate our after-school education business primarily through our variable interest entities, or

VIEs, and their subsidiaries and schools in China. We do not hold equity interests in our VIEs; however, through a series of contractual arrangements with our VIEs and their respective shareholders, we effectively control, and are able to derive substantially all of the economic benefits from, the VIEs.

Our Industry

        Premium K-12 after-school education market represents one of the most attractive and promising sectors in China's private education market given the continuously expanding addressable population it serves, its rapid growth rate and its highly fragmented nature. According to Frost & Sullivan, the premium K-12 after-school education market in China reached RMB94.6 billion in 2017, and is projected to reach RMB195.5 billion in 2022, representing a CAGR of 15.6% from 2017. Moreover, with top five players occupying approximately 6.1% in 2017, the fragmented premium K-12 after-school education market presents opportunities for leading private premium K-12 education service providers to solidify and expand market share through their high-quality services and established reputation. Within the K-12 after-school education market in China, young children after-school education segment also demonstrated great potential and its revenue reached RMB47.2 billion in 2017, and is expected to reach RMB108.8 billion in 2022, representing a CAGR of 18.2% from 2017.

        Premium K-12 after-school education refers to K-12 after-school customized tutoring services delivered through small groups of fewer than 10 students and/or in the one-on-one tutoring format. The key features of premium K-12 after-school education market include: (i) highly customized tutoring services based on a student's specific situation and study needs; (ii) effective improvement of students' academic performance; (iii) value-added support services to students and their parents to address additional needs in terms of counselling, prompt interaction and customer service. As an important segment of K-12 after-school education market, the young children student group in China normally refers to students from kindergarten to the third grade in primary school. The importance of mathematics in top primary school enrollment and junior primary school makes it the most popular subject in Shanghai's after-school tutoring services market. According to Frost & Sullivan, in 2017, the market size for Shanghai's after-school math tutoring services for young children has reached RMB2.7 billion and is expected to grow tremendously at a CAGR of 20.3%, to RMB6.8 billion in 2022.

        Behind the fast growth, the key drivers for premium K-12 after-school education market, as a whole, and the young children education segment, are:

  •
  Continuing strong emphasis on academic excellence among Chinese families.

  •
  Limited resources in key education institutions.

  •
  Growing household spending on K-12 education and especially after-school tutoring.

  •
  Expanding affluent and mass affluent families in China.

  •
  Implementation of the Universal Two-Child Policy in China.

        To succeed in the premium K-12 education market and young children education segment, we believe that the most important factors include, (i) brand recognition and awareness; (ii) ability to provide high quality teaching and customized tutoring experiences to achieve best academic performance; (iii) ability to recruit, develop and manage a large number of qualified teachers; and (iv) ability to stay closely connected with parents to provide real time feedback and strong customer service through innovation.

Competitive Strengths

        We believe that the following strengths contribute to our success and are differentiating factors that set us apart from our competitors:

  •
  Leader in premium K-12 after-school education services market with established brands;

  •
  Customized and comprehensive learning experience powered by innovation;

  •
  Significant expertise in teaching staff management and curriculum development;

  •
  Robust teaching and operation system supported by our strong technology platform;

  •
  Comprehensive suite of service offerings; and

  •
  Experienced management team with strong passion for education.

Our Strategies

        Our goal is to further strengthen our leading position in the premium private education services market in China. We intend to pursue the following strategies to further grow our business:

  •
  Continue to penetrate premium K-12 after-school education services market;

  •
  Diversify and enrich our education program offerings;

  •
  Enhance the development and management of our teacher team and teaching materials;

  •
  Strengthen our technologies and analytics capabilities;

  •
  Expand our online education presence; and

  •
  Pursue selective strategic partnerships and acquisitions to further build eco-system.

Our Challenges

        Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties related to our business and our industry, regulation of our business and corporate structure and doing business in China.

        The challenges, risks and uncertainties we face include, but are not limited to:

  •
  Our ability to continue to attract and retain student enrollments;

  •
  Our ability to protect and enhance our brands;

  •
  Our ability to improve our existing education programs and course contents or to develop new courses on a timely basis and in a cost-effective manner;

  •
  Our ability to meet the evolving licensing and regulatory compliance requirements for operation of our K-12 after-school education services in China;

  •
  Our ability to maintain and raise our premium pricing periodically; and

  •
  Our ability to recruit, train and retain dedicated and qualified teachers and key management personnel.

Corporate History and Structure

Prior to 2017 Restructuring

        We established Shanghai OneSmart Education and Training Co., Ltd. (formerly known as Shanghai OneSmart Education Information Consulting Co., Ltd.), or Shanghai OneSmart, a domestic company in China, in 2007. In January 2008, we opened our first study center in Shanghai to provide premium K-12 after-school education services.

        In June 2009, we established Shanghai Rui Si Technology Information Consulting Co., Ltd., or Rui Si, to provide tutoring services that are currently covered under our premium young children education program.

        In September 2011, we established Shanghai Jing Xue Rui Information and Technology Co., Ltd., or the WFOE.

        In October 2015, we established Shanghai Jing Yu Investment Co., Ltd., or Jing Yu, which is a wholly owned subsidiary of Shanghai OneSmart in the PRC. Currently, it operates the study centers for our premium tutoring programs outside of Shanghai.

2017 Restructuring

        In March 2017, we incorporated OneSmart International Education Group Limited (formerly known as OneSmart Education Group Limited), or OneSmart Education, an exempted company under the laws of the Cayman Islands, as our offshore holding company to facilitate financing and offshore listing. In connection with this offering, we subsequently undertook a series of corporate restructurings, or 2017 Restructuring. In March 2017, OneSmart Education acquired OneSmart Edu Inc., or OneSmart BVI, a company incorporated in the British Virgin Islands, as our intermediary holding company, which holds 100% of the share capital of OneSmart Edu (HK) Limited, or OneSmart HK. In September 2017, OneSmart HK acquired all of the equity interest in the WFOE, which entered into a series of contractual arrangements with Shanghai OneSmart and its then shareholders. Subsequent to that, we also entered into a series of contractual arrangements with Rui Si and its then shareholders. As a result of the foregoing transactions, OneSmart Education became the entity that consolidates Shanghai OneSmart and Rui Si. The 20l7 Restructuring was completed under the common control of Xi Zhang, our founder and chief executive officer.

        The contractual arrangements with respect to Shanghai OneSmart and Rui Si enable us to (1) exercise effective control over Shanghai OneSmart and Rui Si; (2) receive substantially all of the economic benefits of Shanghai OneSmart and Rui Si in consideration for the technical and consulting services provided by the WFOE; and (3) have an exclusive option to purchase all of the equity interests in Shanghai OneSmart and Rui Si when and to the extent permitted under PRC laws and regulations. We also agree to provide unlimited financial support for the VIEs' operations. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanghai OneSmart and Rui Si, and we treat them as our VIEs under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of Shanghai OneSmart and Rui Si and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Due to the PRC legal restrictions on foreign ownership and investment in the education business, OneSmart Education has relied on these contractual arrangements to conduct a significant part of its operations in China. See "Corporate History and Structure—Contractual Arrangements with Shanghai OneSmart and Rui Si."

        The chart below summarizes our corporate legal structure and identifies our significant subsidiaries and other entities that are material to our business as of the date of this prospectus:

(1)
Represents the 2,296,842,016 Class B ordinary shares Mr. Xi Zhang beneficially owns as of the date of this prospectus. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on beneficial ownership of Mr. Xi Zhang in our company prior to and immediately after this offering.

(2)
Represents the 926,285,677 Class A ordinary shares issuable upon the conversion of 926,285,677 series A-1 preferred shares on a one-to-one ratio. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Origin Investment Holdings Limited's beneficial ownership in our company prior to and immediately after this offering.

(3)
Represents the 672,750,000 Class A ordinary shares issuable upon the conversion, on a one-to-one ratio, of an equivalent number of series A-1 preferred shares beneficially owned by Goldman Sachs and its affiliates immediately prior to the completion of this offering. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Goldman Sachs and its affiliates' beneficial ownership in our company prior to and immediately after this offering.

(4)
Represents the 481,838,766 Class A ordinary shares issuable upon the conversion of 481,838,766 series A-1 preferred shares. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Juniperbridge Capital Limited's beneficial ownership in our company prior to and immediately after this offering.

(5)
Represents the 351,355,351 Class A ordinary shares issuable upon the conversion of 316,858,851 series A preferred shares and 34,496,500 series A-1 preferred shares. Please refer to the beneficial ownership table in the section captioned "Principal

  Shareholders" for more information on CW One Smart Limited's beneficial ownership in our company prior to and immediately after this offering.

(6)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in Shanghai OneSmart and we expect the shareholding structure to remain the same immediately after the completion of this offering.

(7)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in Rui Si and we expect the shareholding structure to remain the same immediately after the completion of this offering.

(8)
Including East Shanghai Foreign Language School, a domestic school for compulsory education, in which we hold an 80% equity interest.

(9)
Including 12 subsidiaries in which we have a majority interest and seven subsidiaries in which we have 100% equity interest.

(10)
Including 27 subsidiaries in which we have a majority interest in and 20 subsidiaries in which we have 100% equity interest.

(11)
Including nine subsidiaries in which we have a majority interest in and seven subsidiaries in which we have 100% equity interest.

        The chart below sets forth the shareholding structure of our company immediately after this offering, without giving effect to voting power changes:

*
The computation of beneficial ownership percentages assumes that the underwriters do not exercise their over-allotment option. See "Principal Shareholders."

(1)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in each of Shanghai OneSmart and Rui Si and we expect the shareholding structure to remain the same immediately after the completion of this offering.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

        Our principal executive offices are located at 165 West Guangfu Road, Putuo District, Shanghai 200063 People's Republic of China. Our telephone number at this address is +86-21-5255-9339. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.onesmart.org. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, NY 10017.

Conventions that Apply to this Prospectus

        Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

  •
  "ADSs" are to our American depositary shares, each of which represents 40 Class A ordinary shares;

  •
  "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "enrollments", for the purpose of calculation, are to a student who takes at least one class for one subject in a certain period is treated as one enrollment in the same period. Under this methodology, a student taking at least one class for each of two subjects in a certain period is treated as two enrollments in the same period. The number of students enrolled in our invested schools and OneSmart Online is not included for this purpose;

  •
  "ordinary shares" are to our Class A ordinary shares and Class B ordinary shares, par value US$0.000001 per share;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "quarterly student retention rate" is to the percentage of enrollments of the students who continue to take our classes in a certain fiscal quarter after taking at least one class in the last fiscal quarter to the total enrollments in the last fiscal quarter. The number of students enrolled in our invested schools and OneSmart Online is not included for this purpose;

  •
  "US$," "U.S. dollars," "$," and "dollars" are to the legal currency of the United States; and

  •
  "we," "us," "our company" and "our" are to OneSmart International Education Group Limited, its subsidiaries and its consolidated variable interest entities and the subsidiaries of its consolidated variable interest entities.

        Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

        Our reporting currency is the Renminbi. The functional currency of OneSmart International Education Group Limited and its non-PRC subsidiaries is U.S. Dollars, and that of its PRC subsidiaries, VIE and its subsidiaries and schools located in the PRC is the Renminbi. With respect to amounts not recorded in our consolidated financial statements included elsewhere in this prospectus, all translations from Renminbi to U.S. dollars were made at RMB6.6090 to US$1.00, the noon buying rate set forth in the

H.10 statistical release of the Board of Governors of the Federal Reserve System on November 30, 2017. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On March 9, 2018, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was RMB6.3285 to US$1.00.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$11.00 and US$13.00 per ADS.
ADSs offered by us	16,300,000 ADSs (or 18,745,000 ADSs if the underwriters exercise their over-allotment option in full).
ADSs outstanding immediately after this offering	16,300,000 ADSs (or 18,745,000 ADSs if the underwriters exercise their over-allotment option in full).
Ordinary shares outstanding immediately after this offering

We have adopted a dual class ordinary share structure. A total of 6,517,207,561 ordinary shares, comprised of 4,220,365,545 Class A ordinary shares and 2,296,842,016 Class B ordinary shares (or 6,615,007,561 ordinary shares if the underwriters exercise their over-allotment option in full, comprised of 4,318,165,545 Class A ordinary shares and 2,296,842,016 Class B ordinary shares). Class B ordinary shares issued and outstanding immediately after the completion of this offering will represent 35.2% of our total issued and outstanding shares and 91.6% of the then total voting power (or 34.7% of our total issued and outstanding shares and 91.4% of the then total voting power if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents 40 Class A ordinary shares, par value US$0.000001 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to twenty votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. For a description of Class A ordinary shares and Class B ordinary shares, see "Description of Share Capital."

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 2,445,000 additional ADSs.
Use of proceeds

We expect that we will receive net proceeds of approximately US$177.9 million from this offering, or approximately US$205.2 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$12.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for upgrade and expansion of our study center network and education talent recruitment and training; research and development expenditures in service offerings and initiatives, curriculum design and data analytics capabilities; and working capital optimization and other general corporate purposes, including selective investments and acquisitions of education businesses that complement our existing service offerings and/or further strengthen our curriculum and teaching material design and technology capabilities. See "Use of Proceeds" for more information.

Lock-up

We, our directors, executive officers and all of our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, Class A ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1,304,000 ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Listing

We have applied to have the ADSs listed on the New York Stock Exchange under the symbol "ONE." Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2018.
Depositary	Deutsche Bank Trust Company Americas.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statements of income data for the years ended August 31, 2015, 2016 and 2017, summary consolidated balance sheet data as of August 31, 2015, 2016 and 2017, and summary consolidated cash flow data for the years ended August 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of income data for the three months ended November 30, 2016 and 2017, summary consolidated balance sheet data as of November 30, 2017, and summary consolidated cash flow data for the three months ended November 30, 2016 and 2017 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statement of Income:
Net revenues	1,089,198	1,528,619	2,057,557	311,327	326,899	441,186	66,755
Cost of revenues	(580,235)	(729,937)	(1,002,266)	(151,652)	(180,507)	(252,602)	(38,221)

Gross profit	508,963	798,682	1,055,291	159,675	146,392	188,584	28,534

Operating expenses:(1)
Selling and marketing	(243,610)	(261,330)	(369,221)	(55,866)	(69,537)	(106,397)	(16,099)
General and administrative	(202,297)	(303,270)	(381,332)	(57,699)	(71,819)	(98,547)	(14,911)

Total operating expenses	(445,907)	(564,600)	(750,553)	(113,565)	(141,356)	(204,944)	(31,010)

Operating income/(loss)	63,056	234,082	304,738	46,110	5,036	(16,360)	(2,476)

Interest income	10,224	12,365	13,484	2,040	3,373	6,378	965
Interest expense	—	—	(192)	(29)	—	(119)	(18)
Other income	12,618	16,032	19,410	2,937	4,677	39,328	5,951
Other expense	(2,120)	(3,950)	—	—	—	—	—
Foreign exchange gain/(loss)	436	727	(180)	(26)	(364)	(175)	(26)

Income before income tax and share of net loss from equity investees	84,214	259,256	337,260	51,032	12,722	29,052	4,396
Income tax expense	(27,635)	(71,496)	(92,016)	(13,923)	(12,654)	(9,596)	(1,452)
Income before share of net loss from equity investees	56,579	187,760	245,244	37,109	68	19,456	2,944
Share of net loss from equity investees	(495)	(993)	(1,939)	(293)	(152)	(1,366)	(207)
Net Income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737

Add: Net (income)/loss attributable to non-controlling interests	(16)	2,586	15,522	2,349	3,958	9,493	1,436

Net income attributable to OneSmart International Education Group Limited's shareholders	56,068	189,353	258,827	39,165	3,874	27,583	4,173

Earnings/(net loss) per share:
Basic	0.0126	0.0425	0.0580	0.0088	0.0009	(0.2994)	(0.0453)
Diluted	0.0126	0.0425	0.0580	0.0088	0.0009	(0.2994)	(0.0453)
Shares used in earnings/(net loss) per share computation (in millions of shares):
Basic	2,534	2,534	2,534	2,534	2,534	2,457	2,457
Diluted	2,534	2,534	2,534	2,534	2,534	2,457	2,457
Pro forma earnings per share
Basic			0.0580	0.0088		0.0047	0.0007
Diluted			0.0580	0.0088		0.0047	0.0007
Shares used in pro forma earnings per share computation (in millions of shares):
Basic			4,460	4,460		5,883	5,883
Diluted			4,460	4,460		5,883	5,883

(1)
Including share-based compensation expenses as set forth below:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Allocation of Share-based Compensation Expenses
Selling and marketing	—	795	735	111	184	165	25
General and administrative	—	56,553	24,240	3,668	5,215	5,503	833

Total	—	57,348	24,975	3,779	5,399	5,668	858

Non-GAAP Measures

        We use adjusted EBITDA and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that adjusted EBITDA and adjusted net income help identify underlying trends in our business that could otherwise be distorted by the effect of the expenses that we include in income from operations and net income. We believe that adjusted EBITDA and adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted EBITDA and adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted EBITDA represents earnings before depreciation, amortization, interest expenses, interest income and income tax expenses and share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted EBITDA for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737
Add:
Depreciation	54,291	53,033	62,483	9,454	12,696	19,507	2,952
Amortization	—	—	1,101	167	—	387	59
Interest expenses	—	—	192	29	—	119	18
Income tax expenses	27,635	71,496	92,016	13,923	12,654	9,596	1,452
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Less:
Interest income	(10,224)	(12,365)	(13,484)	(2,040)	(3,373)	(6,378)	(965)

Adjusted EBITDA	127,786	356,279	410,588	62,128	27,292	46,989	7,111

        Adjusted net income represents net income before share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted net income for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737

Add:
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Adjusted net income	56,084	244,115	268,280	40,595	5,315	23,758	3,595

        The following table presents our summary consolidated balance sheet data as of the dates indicated:

					As of November 30,
	As of August 31,
					2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet:
Cash and cash equivalents	170,874	266,238	981,772	148,551	820,538	124,155
Total current assets	625,358	1,160,018	1,609,745	243,567	3,671,425	555,519
Total assets	798,517	1,419,067	2,317,610	350,672	4,427,314	669,891
Total current liabilities	1,022,836	1,406,627	1,988,358	300,854	4,860,808	735,483
Total liabilities	1,029,005	1,415,710	2,001,370	302,823	4,874,840	737,606
Total mezzanine equity	1,749,900	1,749,900	1,749,900	264,775	4,071,757	616,092
Total shareholders' deficit	(1,980,388)	(1,746,543)	(1,433,660)	(216,926)	(4,519,283)	(683,807)

        The following table presents our summary consolidated cash flow data for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	395,940	613,715	773,281	117,006	100,160	285,039	43,130
Net cash used in investing activities	(359,070)	(496,730)	(81,712)	(12,366)	(49,401)	(449,695)	(68,043)
Net cash provided by/(used in) financing activities	1,230	(21,621)	23,965	3,627	7,975	3,422	517

Net increase/(decrease) in cash and cash equivalents	38,100	95,364	715,534	108,267	58,734	(161,234)	(24,396)
Cash and cash equivalents, at beginning of year	132,774	170,874	266,238	40,284	266,238	981,772	148,551

Cash and cash equivalents, at end of year	170,874	266,238	981,772	148,551	324,972	820,538	124,155

        The following table presents our selected operating data for the periods indicated:

	Year Ended August 31,			Three Months Ended November 30,
	2015	2016	2017	2017
Selected Operating Data:
Number of average monthly enrollments	40,743	56,019	76,841	83,504
Number of consumed class units	5,925,465	8,554,178	11,212,190	2,458,346

	As of August 31,			As of November 30,
	2015	2016	2017	2017
Number of study centers	117	150	195	225
Number of teachers	2,536	3,473	4,457	4,624

RISK FACTORS

        An investment in our ADSs involves significant risks. You should consider carefully all the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to continue attracting students and their parents to enroll in our education programs at reasonable costs, our business and prospects may be materially and adversely affected.

        The success of our business depends primarily on the number of students enrolled in our education programs as well as the amount of tuition fees that we are able to charge our students. Therefore, our ability to continue to recruit and retain students for our programs at reasonable costs is critical to the continued success and growth of our business. This in turn will be subject to several factors, including our ability to:

  •
  enhance existing education programs and services to respond to market changes and student demands;

  •
  continue to incentivize our students to take and consume our classes;

  •
  develop new programs and services that appeal to our students and their parents;

  •
  expand our study centers and geographic reach to satisfy our strategic needs;

  •
  manage our growth while maintaining consistent and high teaching quality;

  •
  maintain our reputation and enhance our brand recognition;

  •
  effectively market and precisely target our programs to a broader base of prospective students; and

  •
  respond effectively to competitive pressures.

        If we are unable to continue to attract students and parents without significantly decreasing tuition fees or incurring significant increase in our selling and marketing expenses, our revenues may decline or we may not be able to maintain profitability, either of which could have a material adverse effect on our business, results of operations and financial conditions.

Any actual or perceived deterioration in our service quality may harm our brands and reputation and may adversely affect our business, results of operations and financial condition.

        Our ability to deliver a satisfactory learning experience and improved academic performance is vital to our brands, reputation and business. Students and their parents may decide not to continue to enroll in our programs due to a perceived lack of improvement in students' academic performance or general dissatisfaction with our services. Our education services may not be able to meet the expectations of our students and their parents or satisfy all their needs. Satisfaction with our services may be affected by factors beyond our control, such as the ability, efforts and time commitment of each student for his or her academic performance and expectation of each student or his or her parent on academic performance. Nevertheless, students or parents may attribute the failure to improve the academic performance to our quality of service. The students and parents may also have a negative perception of our services if their interaction with our teachers or advisors does not meet their expectations. If students or parents feel that we are not providing them with the experience or quality of service they are seeking, they may decide to withdraw from or not renew their existing programs. We generally offer refunds for remaining classes to students who decide to withdraw from their class registration. Although we have not experienced any significant refund requests in the past, if an increasing number of students request refunds, cash flow, revenues and results of operations may be adversely affected.

        Furthermore, dissatisfied students or their parents may decide not to refer other students to us, or even attempt to persuade existing or prospective students and their parents to switch to our competitors, which may materially and adversely harm our reputation and affect our ability to continue to recruit and retain new students. Any of the foregoing will materially and adversely affect our reputation, business, results of operations and financial conditions.

If we are not able to maintain and enhance our brand, our business and operating results may be adversely affected.

        Our track record in providing quality customized premium tutoring services established "OneSmart" as a leading brand in the industry. Market recognition of our brand is critical to maintain our competitive advantage and ensure our future success. As we continue to grow in size, broaden our program and service offerings and extend our geographic reach, it may be more difficult to maintain quality and consistent standards of our services and to protect and enhance our "OneSmart" brand name and promote other new brands. Currently, we licensed two online tutoring services providers to operate under "OneSmart" brand. We hold minority equity interests in these service providers and collect a license fee from them. Under the current arrangement, we may not be able to constantly monitor and thus ensure the tutoring services quality of these two platforms using our brand name. Customer perception of our brand value is affected by a number of factors, some of which are beyond our control. For example, incidents and interruptions to our services and any negative publicity related thereto, even if factually incorrect, may lead to significant deterioration in our brand image and reputation, and consequently negatively affect students' and parents' interest in our services and products. In addition, although we have invested significantly in brand promotion initiatives, we may not be able to utilize marketing tools in a cost-effective manner. If we are unable to successfully promote and market our brands and services, our ability to maintain and grow student enrollment and attract more business partners could be adversely impacted and, consequently, our business and financial performance could suffer.

We may not be able to improve our existing education programs and teaching materials or to develop new program offerings on a timely basis and in a cost-effective manner.

        We constantly upgrade our online teaching resource database named "OneSmart Online Teaching Bank" and improve the teaching materials of our existing programs as well as develop new program offerings to meet our students' study needs and evolving market demands. However, changes to our teaching materials or the expansion of the new programs may not be well received by existing or prospective students or their parents. Even if we are able to improve our existing programs or develop new programs that are well received, we may not be able to improve or introduce them in a timely or cost-effective manner. If we do not respond adequately to changes in market demands, our ability to attract and retain students may be impaired, and our financial results could suffer.

        In addition, we have heavily invested in human capital, financial and facility resources and management time and attention in the development and marketing of our newer education programs. We launched several new premium young children education services and language and culture programs during 2014 to 2017, and the average monthly enrollments in our premium young children education services and language and culture programs in total reached 17,943 in the three months ended November 30, 2017. In particular, HappyMath mathematics program, as the core offering of premium children education services, has achieved great success and fast growth in the fiscal year ended August 31, 2017 and in the three months ended November 30, 2017. Compared with our premium tutoring services, we have limited experience with the teaching materials or relevant services of those newer programs and it is not certain whether or not the newly developed programs can be well received by the market. We also cannot assure you that any of our newer programs will achieve the same level of the market acceptance as our premium tutoring services or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts, any failure of which may adversely affect our results of operations and financial condition.

Failure to efficiently manage the expansion of our study centers may materially and adversely affect our ability to capitalize on new business opportunities.

        Our business has experienced significant growth in recent years. We have increased the number of study centers from 117 as of August 31, 2015 to 225 as of November 30, 2017. We plan to continue to increase the number of our study centers and expand our operations in different geographic markets in China. Our expansion has resulted, and will continue to result, in substantial investments in teachers and management, capital expenditures, marketing expenses and other resources. We may not be able to attract sufficient student enrollments or charge premium pricing for our courses that are high enough for us to recover our costs, in particular, in the geographic markets which we are not familiar with and which are already dominated by local competitors. If as a result our new study centers are not ramped up as expected, our overall financial performance may be materially and adversely affected. Our planned expansion will also place significant pressure on us to maintain the consistency of our teaching quality, controls and policies to ensure that our brand does not suffer as a result of any decrease, whether actual or perceived, in the quality of our programs and services. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, maintain or accelerate our current growth rate, maintain or increase our gross and operating profit margins, recruit and retain qualified teachers and management personnel, successfully integrate new study centers into our operations and otherwise effectively manage our growth. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which may have a material and adverse impact on our financial condition and results of operations.

We face intense competition in our industry, which could lead to our premium pricing pressure, reduced operating margins, loss of market share, departure of qualified faculty and increased capital expenditures.

        The K-12 after-school private education market in China is rapidly evolving, highly fragmented and competitive, and we expect competition to persist and further intensify. We face competition in each type of the services we offer and in the markets in which we operate. Our competitors at the national level mainly include New Oriental, TAL and ONLY. We compete with them in many aspects, including the quality of program and curriculum offerings, tuition fee levels, qualified teachers and other key personnel and facility locations and conditions. Our competitors may offer similar programs with different pricing and service packages that may be more appealing than our offerings. In addition, some of our competitors may be able to devote greater resources than we can to the development, promotion and sale of their programs, services and products, and respond more quickly than we can to changes in student needs, testing materials, admission standards, market trends or new technologies. Moreover, the increasing use of the internet and advances in internet-related and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and physical facility-related entry barriers to providing private education services. As a result, smaller companies or internet-content providers may be able to offer their programs, services and products at the PC or mobile end quickly and cost-effectively to a large number of students with less capital expenditure than previously required. Consequently, we may be pressured to reduce tuition fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities, which could result in a decrease in our revenues and profitability. If we are unable to maintain our competitive position or otherwise respond to competition effectively, we may lose our market share and our profitability may be adversely affected.

We are subject to governmental policies, licensing and compliance requirements for operating our K-12 after-school education business.

        We are subject to a number of licensing requirements from different governmental authorities. For example, before the Amended Law for Promoting Private Education took effect on September 1, 2017, we were required to obtain an educational permit issued by the local counterparts of the MOE and register with the local counterparts of Ministry of Civil Affairs to provide after-school education services. Alternatively, we may register with the local counterparts of the State Administration for Industry and Commerce as a commercial private training institution, according to the regulations or rules promulgated by the local government.

        Under the Amended Law for Promoting Private Education, all private schools and training institutions that operate for profit are required to obtain an educational permit and a business license. If we fail to obtain or maintain the licenses or permits, or otherwise fail to comply with such policies and other requirements needed to operate our business and facilities, our operations may be disrupted or discontinued and our financial results and business may be materially and negatively impacted. On February 13, 2018, the General Office of the Ministry of Education, together with three other government authorities, promulgated the Notice on Alleviating After-School Burden on Primary and Middle School Students and Imposing Special Administration on After-School Training Institutions, or Alleviating After-School Burden Notice, which aims to alleviate after-school burden on primary and middle school students through inspection and rectification on after-school training institutions. This notice provides specific licensing and compliance requirements for operating primary and middle school after-school training institutions and requires that after-school training institutions that are not in compliance must complete all rectification before the end of 2018, or the Prescribed Rectification Timeframe. See "Regulation—Regulations on Private Education in the PRC—Notice on Alleviating After-School Burden on Primary and Middle School Students and Imposing Special Administration on After-School Training Institutions." Many local governments historically adopted different practices in granting educational permits to private schools or issuing business licenses to companies that provide after-school tutoring services and have yet to take a clear view on the interpretation and implementation of the amended law. Some local authorities have temporarily suspended the granting of educational permits or the issuance of business license for "educational training", "commercial private training" or similar business activities before the uncertainties in connection with the interpretation of the amended law are cleared out. These varying policies and practices adopted by local authorities in China have created significant obstacles for us to comply with all applicable rules and regulations for all of our local operations. For example, we were unable to obtain or renew certain requisite permits in Shanghai because the local authorities had discontinued accepting or approving applications since January 1, 2017 in anticipation of the amended Law of the Law for Promoting Private Education. See "Regulation—Regulations on Private Education in the PRC—The Law for Promoting Private Education and Its Implementation Rules."

        As of November 30, 2017, 57 out of our 225 study centers do not hold the permits or registration licenses that are required by the relevant authorities, which contributed to 21.0% of the total revenue for the three months ended November 30, 2017. As of the date of this prospectus, 56 out of our 245 study centers do not hold the permits or registration licenses that are required by the relevant authorities. 44 study centers have received the permits or registration licenses but have not yet applied for the permits or registration licenses for their site expansion. The education permit for one other study center is under renewal. We may be required to complete the rectification of such non compliance by making timely application for the relevant permits or registration licenses for such study centers by the Prescribed Rectification Timeframe. Moreover, in cities we operate other than Shanghai and Chongqing, there are uncertainties with regard to whether the operating licenses we obtained have fully covered the business conducted by our study centers. Our current operating licenses allow us to provide "educational consulting", "education information services" and other similar services. We cannot assure you that we will not be required to expand the scope of the existing operating licenses to include "educational training"

under the local laws and regulations due to the lack of certainty on the interpretation of the laws. If the local authorities have different interpretations or in the future change their laws and policies, we may also need to re-apply for or update the licenses and permits for some of our study centers before the end of the Prescribed Rectification Timeframe or before the expiration of other grace period assigned by the local authorities. We have worked closely with the local authorities in preparing filings and applying for permits for these study centers and expect to complete and obtain most filings and permits in the near future.

        In December 2017, the municipal government of Shanghai promulgated a set of rules and regulations to guide the implementation of the Amended Law for Promoting Private Education, which took effect on January 1, 2018. Our business operations in Shanghai are subject to the above-mentioned rules and regulations, under which private schools and training institutions in Shanghai must either be registered as for-profit entities or as not-for-profit entities. Each training institution is required to apply for new education permit in accordance with the requirements and procedures provided in the new rules by December 31, 2019. As a result, we need to re-register and/or obtain new permits for all of our study centers in Shanghai by December 31, 2019 in accordance with these new rules. See "Regulation—Regulations on Private Education in the PRC—Local Rules in Shanghai." We cannot assure you that we will be able to successfully re-register and/or obtain new permits for our study centers and schools in Shanghai in a timely manner, or at all. Although a majority of our study centers in Shanghai were established in accordance with the local rules then in effect in Shanghai and are largely in compliance with the standards and requirements for applying for a new permit under the new rules, certain standards and requirements are newly introduced in these new rules, which may require us to modify our current business practices. For instance, the new rules require that a private training institution must not employ or compensate a teacher who is concurrently employed by primary or middle schools. Although we require our full-time and part-time teachers not to teach in other institutions while they are employed by us, we are not able to monitor their activities outside their working time with us and therefore cannot assure you that our teachers have always complied or will comply with such requirement. If any of our teachers works concurrently at other institutions, we may not be able to identify such non-compliances on a timely basis or at all, which may cause us to violate these new rules. Moreover, a portion of our teachers do not fully comply with the teacher qualification requirements under the new rules. These teachers may not be able to deliver any school entrance exam courses for compulsory education and may need to receive extended trainings before they obtain the requisite qualifications. In addition, since the new rules prohibit any courses for primary and middle school students past 8:30 p.m., some of our classes may need to be re-scheduled. Furthermore, since the local rules are newly promulgated, the application and interpretation of such rules remain uncertain. We cannot assure you that our views about the new rules will be consistent with the regulatory authorities. If we are unable to successfully and rapidly those of re-register and/or obtain requisite permits for all of our study centers and schools in Shanghai, or if we are unable to modify our operations in a cost-effective way, our business operations may be interrupted or suspended, and our operating results and prospects may be materially and adversely affected.

        Moreover, as of November 30, 2017, 47 out of our 225 study centers lack required fire safety permits, which contributed to 13.3% of the total revenue for the three months ended November 30, 2017. As of the date of this prospectus, 60 out of our 245 study centers lack required fire safety permits. We cannot assure you that we will be able to obtain such permits or to timely respond to changes in the public security or fire safety standards publicized by the governmental authorities from time to time. We may be subject to administrative fines due to a lack of fire safety permits of the leased premises of our study centers, be ordered to suspend operations of those study centers, or may have to break our existing leases, if we fail to timely obtain such permits or meet the relevant standards, all of which could materially and adversely affect our financial results.

        Our newly launched online education services may subject us to stringent regulations on licensing and government policies. We may be required to obtain certain licenses and permits for the operation of our online education programs according to relevant Chinese laws and regulations, for example, an ICP license. However, there is no assurance that we will be able to obtain all the requisite licenses and permits for online education services, or our efforts will result in full compliance given the significant amount of discretion the PRC authorities have in interpreting, implementing or enforcing rules and regulations and other factors beyond our control. We may be subject to warnings, fines or confiscation of gains derived from noncompliant operations if we do not obtain all of the required permits and licenses in time, and we may be unable to continue operations at our noncompliant study centers, which may materially and adversely affect our business and results of operations.

Our business relies on our abilities to recruit, train and retain dedicated and qualified teaching staff.

        Our teachers are critical to the quality of our services and our reputation. We seek to hire and train qualified and dedicated teachers who have a strong command of the subject areas and are capable of delivering innovative and inspiring instructions. There is a limited pool of teachers with these attributes, and we need to provide competitive compensation packages to attract and retain these teachers. We need to also provide continued training to our teachers to ensure that they stay abreast of changes in student demands, academic standards and other key trends necessary to teach effectively. In addition, criteria such as commitment and dedication are difficult to ascertain during the recruitment process.

        Moreover, capable and dedicated key management personnel, especially our regional heads are essential to the management of teachers and the successful operation of our study centers. Despite our initiatives to set up the share incentive schemes to provide additional incentives to the regional heads, we cannot assure you that we are able to retain those regional heads to continuously manage our existing study centers or hire or promote new qualified regional heads to meet needs of new study centers.

        In addition, our teaching staff are the ones who interact directly with our students and their families. Despite our constant emphasis on service quality, and our continuous training and close supervision of our teaching staff we cannot assure you that our teaching staff will perform up to our service standards all the time. Any actual or perceived misbehavior or unsatisfactory performance of our teaching staff may damage our reputation and potentially adversely affect our results of operations and financial performance. ln particular, most of our classes are in one-on-one or one-on-three teacher to student settings in private study rooms. We cannot assure you that our teaching staff will always act and be perceived to act properly both in and outside of the classroom.

        With the rapid increase of our student enrollment and expansion of our study centers, we must provide continued training to our teachers to ensure that they stay abreast of changes in students' demand, academic standards and other key trends necessary to teach effectively. Although we have not experienced major diffculties in recruiting, training or retaining quality teachers, we may not be able to recruit, train and retain a sufficient number of qualified teaching staff in the future while maintaining consistent teaching and management quality in the different markets we serve. A shortage of qualified teaching staff or a decrease in the quality of our teachers' services, whether actual or perceived, or a significant increase in compensation for us to retain those qualified staff, would have a material adverse effect on our business, financial condition and results of operations.

Failure to adequately and promptly respond to changes in examination systems, admission standards, testing materials and technologies in the PRC could render our courses and services less attractive to students.

        In China, school admissions rely heavily on examination results, and students' performance in these examinations is critical to their education and future employment prospects. It is therefore common for students to take after-school tutoring classes to improve their test performance, and the success of our business to a large extent depends on the continued use of entrance exams or tests by schools in their admissions. However, such heavy emphasis on examination scores may decline or fall out of favor with educational institutions or government authorities in China.

        Admission and assessment processes undergo continuous changes, in terms of subject and skill focus, question type, examination format and the manner in which the processes are administered. We are therefore required to continually update and enhance our curriculum, teaching materials and teaching methods. For example, in September 2014, the State Council announced a plan to change the enrollment system of college entrance examinations. Since the announcement of such plan by the State Council, around 30 provinces, autonomous regions or municipalities directly under the central government, including Shanghai, Beijing, Jiangsu and Zhejiang, have announced the launch of their respective new policies related to college entrance examinations accordingly. These new policies generally cover the change of subjects in the entrance examination and the change of times of the English examinations in college entrance exams. In the subsequent years, several new regulations and policies were promulgated to further change and reform curriculum design and examination system. We have completed the adaption of our tutoring programs and materials to these new curriculum requirements. However, any failure to respond to the changes in a timely and cost-effective manner will adversely impact the marketability of our services and products.

        Regulations and policies that decrease the weight of scholastic competition achievements in the admissions process mandated by government authorities or adopted by schools have had, and may continue to have, an impact on our enrollments. For example, the MoE issued certain implementation guidelines in January 2014 to clarify that local educational administrative departments at all levels, public schools and private schools are not allowed to use examinations to select their students. Public schools may not use various competitions or examinations certificates as the criteria or basis for enrollment. In addition, pursuant to a notice issued by Shanghai Municipal Education Commission in November 2016, certificates and prizes obtained from competitions such as Olympic math competitions and English level tests must not be treated as the basis for admission by compulsory education stage schools, including primary schools and middle schools. On February 13, 2018, the General Office of the Ministry of Education, together with three other government authorities, promulgated the Alleviating After-School Burden Notice, which aims to alleviate after-school burden on primary and middle school students through inspection and rectification on after-school training institutions. The Alleviating After-School Burden Notice prohibits, among other things, after-school training institutions from inappropriately increasing the difficulties of the content of the courses, accelerating the after-school training course content beyond students' study level, emphasizing exam-oriented teaching methods, or hosting standard grade examinations and competitions among primary and middle school students. We do not conduct any of the prohibited activities and believe our current programs will not be directly impacted by the Notice. However, since the Alleviating After-School Burden Notice provides that primary and middle schools are strictly prohibited from setting admission criteria based on students' post-tutoring performance at after-school training institutions, students and their parents may be less motivated to enroll in our primary and middle school entrance exam related courses, including those for mathematics and English. These policies may affect the enrollments in our programs, especially mathematics classes under "HappyMath", English classes under "FasTrack English" and "OneSmart Elite English."

Our operations are heavily concentrated in Shanghai, and any event negatively affecting the after-school education market in this region could have a material adverse effect on our overall business and results of operations.

        We derived 66% of our total revenues in the fiscal year 2017 from our operations in Shanghai, and we expect our operations in Shanghai to continue to constitute the major source of our revenues. The concentration of our business in Shanghai exposes us to geographical concentration risks related to this region. Any material adverse social, economic and political developments, such as a serious economic downturn, natural disaster or outbreak of contagious disease in this region, may negatively affect the demand for and/or our ability to provide after-school education services. Furthermore, in the event that the local government adopts regulations relating to private education that place additional restrictions or burdens on us, or the market in Shanghai experiences an increase in the level of competition for the types of services we offer, our overall business and results of operations may be materially and adversely affected.

System disruptions to our centralized technology platform and information technology systems may adversely affect our teaching and operating activities.

        The performance and reliability of our information technology infrastructure are critical to the consistency of our premium education services. Our proprietary centralized technology platform provides full technology support that connects our OneSmart Online Teaching Bank and our teaching service management and operating management systems. Our centralized technology platform and information technology systems could be vulnerable to interruption or malfunction due to events beyond our control, such as natural disasters, power outages or telecommunications failures. The security of our systems could also be compromised due to unauthorized access, hacking, computer viruses or other unanticipated problems. Material breakdown of our centralized technology platform and information technology system could result in the disruption of our operations and harm our service quality and reputation. Furthermore, we may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Any such event may materially and adversely affect our business and results of operations.

Accidents, injuries or other harm suffered by our students or other people on our premises may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses.

        We could be held liable for accidents that occur at our study centers. In the event of personal injuries, fires, food poisoning or other accidents suffered by our students or other people working at or visiting our premises, our facilities may be perceived to be unsafe, which may make parents unwilling to allow their children to attend our classes. Although we have not encountered any serious injury to our students on our premises, we cannot assure you that there will not be any in the future. Our organize overseas summer and winter study tour under "OneSmart Study Camp" and our students may be involved in accidents or suffer injuries or other harm on these trips.

        We could also face claims alleging that we should be liable for the accidents or injuries, or we should be held jointly liable for harm caused by our employees or contractors due to negligence in supervision. A material liability claim against us or any of our teachers or independent contractors could adversely affect our reputation, enrollment and revenues. Even if unsuccessful, such a claim could create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of our management. Although we maintain certain liability insurance, it may not be sufficient to cover the compensation or even applicable to the accidents or injuries occurred.

We may not be able to execute our growth strategies successfully, which may hinder our ability to capitalize on new business opportunities.

        We seek and will continue to implement various strategies to grow our business including continuing to penetrate premium K-12 after-school education services market, expanding our online education initiatives, strengthening our technologies and data analytics capabilities, enhancing our teacher recruitment, development and management and pursuing selective strategic partnerships and acquisitions to further build eco-system. These strategies may not be successfully executed due to a number of factors, including, without limitation, the following:

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  although we have replicated our growth model in Shanghai in certain other cities, we may not be able to continue to do so in new geographic markets, especially to lower-tier cities;

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  we may not be able to develop and upgrade our curriculum and product lines that are appealing to our students;

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  students and their parents may react negatively to our plans to increase the tuition, facility capacity or class size;

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  our analysis for selecting suitable new locations may not be accurate, and the demand for our services at the newly selected locations may not materialize or increase as rapidly as we expect;

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  we may fail to obtain the requisite licenses and permits necessary to open study centers at our desired locations from local authorities or face risks in opening without the requisite licenses and permits;

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  we may not be able to successfully integrate acquired businesses and may not be able to achieve the benefits we expect from recent and future acquisitions or investments;

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  our new study centers may not be profitable due to competition, failure to effectively market our services and programs, or failure to maintain their quality and consistency;

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  we may not be able to adequately upgrade or strengthen our operational, administrative and technological systems, and our financial and management controls to support our future expansion; and

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  we may not be able to further expand our franchise network as fast as we expect;

        If we fail to successfully execute our growth strategies, we may not be able to maintain our growth rate, and current business and our prospects may be materially and adversely affected as a result.

We may be unable to maintain or raise our tuition fees at sufficient levels to be profitable.

        Our results of operations are affected in large part by the pricing of our education services. We charge tuition based on each student's grade level, the programs that the student is enrolled in and the region of the study center. Subject to the applicable regulatory requirements, we generally determine tuition based on the demand for our education services, the cost of our services, and the tuition and price charged by our competitors. Our ability to maintain the premium fee level or raise tuition is primarily dependent on the innovative and high-quality service and products we offer and the perception of our brand. Although we have been able to increase the tuition we charge our students in the past, we cannot guarantee that we will be able to maintain or increase our tuition in the future without adversely affecting the demand for our education services.

        Furthermore, our tuition rates are subject to a number of other factors, such as the perception of our brands, the academic results achieved by our students, our ability to hire qualified teachers, and general local economic conditions. Any significant deterioration in these factors could have a material adverse effect on our ability to charge tuition at levels sufficient for us to remain profitable.

If we fail to protect our intellectual property rights, our brand and business may suffer.

        We consider our copyrights, trademarks, trade names, internet domain names, patents and other intellectual property rights invaluable to our ability to continue to develop and enhance our brand recognition. Unauthorized use of our intellectual property rights may damage our reputation and brands. Our "OneSmart" brand and logo are registered trademarks in China. Our proprietary curricula and teaching materials are protected by copyrights. Unauthorized use of any of our intellectual property may adversely affect our business and reputation. However, preventing unauthorized uses of intellectual property rights could be difficult, costly and time-consuming, particularly in China. The measures we take to protect our intellectual property rights may not be adequate to prevent infringement on or misuse of our intellectual property. Furthermore, the practice of intellectual property rights enforcement by the PRC regulatory authorities is subject to significant uncertainty. There have been several incidents in the past where third parties used our brand "OneSmart" without our authorization, and on certain occasions we have resorted to litigation to protect our intellectual property rights. Failure to adequately protect our intellectual property could harm our brand name and materially affect our business and results of operations. Furthermore, our management's attention may be diverted by violations of our intellectual property rights, and we may have to enter into costly litigation to protect our proprietary rights against any infringement or violation.

We may encounter disputes from time to time relating to our use of the intellectual property of third parties.

        We cannot assure you that our teaching materials and content, products, platforms or other intellectual property developed or used by us do not or will not infringe upon valid copyrights or other intellectual property rights held by third parties. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. We have adopted policies and procedures to prohibit our employees and contractors from infringing upon third-party copyright or intellectual property rights. However, we cannot ensure that our teachers or other personnel will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization in our classes or via any medium through which we provide our services. We may incur liability for unauthorized duplication or distribution of materials used in our classes or posted on our websites. Any similar claim against us, even without any merit, could also damage our reputation and brand image. Any such event could have a material adverse effect on our business, financial condition and results of operations.

We lease premises and may not be able to fully control the rental costs, quality, maintenance and our leasehold interest in these premises, nor can we guarantee that we will be able to successfully renew or find suitable premises to replace our existing premises upon expiration of the existing leases.

        We lease all the premises used in our operations from third parties. We require the landlords' cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the school premises, buildings and facilities deteriorates, or if any or all of our landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our study centers could be materially and adversely affected. In addition, with respect to our leased premises, at the end of each lease term, which generally ranges from five to six years, we must negotiate an extension of the lease when the lease expires. If we are unable to successfully extend or renew our leases upon expiration of the current term on commercially reasonable terms or at all, we may be forced to relocate our study centers, or the rental costs may increase significantly. We compete with many other businesses for sites in certain prime locations, and some landlords may have entered into long-term leases with our competitors for these locations. As a result, we may not be able to find desirable locations without incurring significant time and financial costs. If this occurs, our operations will be disrupted and our results of operations could be materially and adversely affected.

        Moreover, certain lessors have not provided us with valid ownership certificates or authorization of sublease for our leased properties. As a result, there is a risk that these lessors may not have the right to lease such properties to us, in which case the relevant lease agreements may be deemed invalid or we may face challenges from the property owners or other third parties regarding our right to occupy the premises. Moreover, In addition, the properties used by our 10 study centers are located on lands which are not legally suitable for commercial use. If such lease is terminated as a result of challenges by third parties or government authorities, we may be forced to relocate the affected study centers and incur significant expenses.

        Under the applicable PRC laws and regulations, we are required to register and file with the relevant government authorities executed leases but have failed to do so in certain instances. While the lack of registration will not affect the validity and enforceability of the lease agreements under the PRC laws, a fine ranging from RMB1,000 to RMB10,000 may be imposed on the parties for each non-registered lease, if the requirement of registration failed to be fulfilled after a period of time demanded by a relevant local authority.

        We are not aware of any actions, claims or investigations being initiated by third parties or the competent governmental authorities with respect to the defects in our leased real properties. However, if we are unable to continue our operations on the current premises and find a suitable replacement in a timely manner, our business, results of operations and financial condition could be materially adversely affected.

The continuing and collaborative efforts of our founder and senior management are crucial to our success, and our business may be harmed if we were to lose their services.

        Our future success depends heavily on the continuing services of our senior management team and, in particular, Mr. Xi Zhang, our founder and chief executive officer. If any member of our senior management team leaves us, we may not be able to find their replacements easily, and our business may be disrupted. Competition for experienced management personnel in the private education sector is intense, and we may not be able to retain services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose teachers, students and staff members. Each of our executive officers and key employees is subject to the duty of confidentiality and noncompetition restrictions. However, if any disputes arise between any of our senior executives or key personnel and us, it may be difficult to successfully pursue legal actions against these individuals because of the uncertainties of China's legal system.

The unauthorized disclosure, manipulation, illegal sale, procurement of personal data of our students and their parents or other third parties, whether by our employees or third parties could expose us to litigation and/or could adversely affect our reputation and business.

        We maintain records of personal data on our internal database, such as names, addresses, phone numbers and other registration information, of our past, existing and prospective students and their parents. If the security measures we use to protect the personal data are ineffective or breached as a result of actions by third parties, employee error, malfeasance or otherwise, we may lose important student data or suffer disruption to our operations. In addition, third parties who receive or are able to access student records due to the failure of our system may misappropriate or illegally disclose confidential information, which could subject us to claims and liabilities. As a result, we could incur significant expenses in connection with rectifying any security breaches, settling any resulting claims and improving protection to prevent further breaches.

        In addition, any failure to protect personal information may adversely impact our ability to retain students and increase student enrollment, harm our reputation and materially adversely affect our business, prospects and results of operations. If any of our employees illegally sell our student data to third parties or procure personal data from third parties, they may be subject to individual liabilities. If we or our management team are found to have any involvement in such illegal activities, we and our management team may be held liable as well. While we have adopted internal rules and policies to strictly prohibit and prevent our employees from illegally selling or procuring personal data of our existing or prospective customers, we cannot assure you that all of our employees will abide by these rules and policies at all times. While we have built in safety measures in our information system to identify, deter and avoid such illegal activities and plan to further enhance such measures, we cannot assure you that we will always be able to prevent or identify such illegal activities in a timely manner or at all.

        In December 2017 and early 2018, the police interviewed a few of our employees in connection with an investigation into the illegal procurement of personal data. While we believe our policies and procedures in relation to the handling of personal data are adequate, there is a possibility that our employees may use our systems inappropriately by breaching policies or exploiting procedural vulnerabilities in relation to personal data. While we believe any illegal activities or other wrongdoings, if any, were conducted in the employees' individual capacities and we should not be liable for any such acts, such incidents may cause disruption to our business operations. If any of our employees were found to have engaged in any illegal activities or other wrongdoings, it may also harm our reputation and undermine our students' and parents' perception of our operations, which in turn could have a material adverse effect on our business and results of operation.

Negative publicity about us or other players in our industry may harm our brand and reputation and have a material adverse effect on our business and operating results.

        Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control. Any malicious or negative publicity about our company, implicating the quality of our services, the integrity of business practices, compliance with laws, and financial condition or prospects, whether with merit or not, could severely harm our reputation, business and results of operations. Furthermore, negative developments in the private education industry, such as regulatory actions against other players or adoption of new laws or regulations that restrict the provision of education services, may result in negative perception of the industry as a whole and undermine the brand recognition we have established. In addition, we are exposed to detrimental conducts against us, including complaints, anonymous or otherwise, to regulatory agencies regarding our operations, accounting, revenues and regulatory compliance. Moreover, any actual or perceived illegal acts, misbehavior or unsatisfactory performance of teachers or staff of other players in our industry may undermine parents' or students' perception of the industry as a whole and adversely affect out business and results of operations. Allegations against us may also be posted on the internet by any person or entity that identifies itself or remains anonymous. Defense against the allegations may incur significant time and divert management's attention, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our reputation may also be negatively affected as a result of public dissemination of allegations or malicious statements about us or our industry, which in turn may materially and adversely affect the trading price of our ADSs.

We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us.

        We may from time to time become a party to various litigation, legal disputes, claims or administrative proceedings arising in the ordinary course of our business. Negative publicity relating to such litigation, legal disputes, claims or administrative proceedings may damage our reputation and adversely affect the image of our brands and services. In addition, ongoing litigation, legal disputes, claims or administrative proceedings may distract our management's attention and consume our time and other resources. Furthermore, any litigation, legal disputes, claims or administrative proceedings which are not of material importance may escalate due to the various factors involved, such as the facts and circumstances of the cases, the likelihood of winning or losing, the monetary amount at stake, and the parties concerned continue to evolve in the future, and such factors may result in these cases becoming of material importance to us. For example, in March 2018, certain of our former employees filed lawsuits against one of our subsidiaries in China, claiming that they are entitled to certain options to purchase our shares granted to them before their services with us were terminated. Although we believe their claims are without merits and these historical options involved were not material, we cannot assure you that such lawsuit will not escalate. If any verdict or award is rendered against us or if we decide to settle the disputes, we may be required to incur monetary damages or other liabilities. Even if we can successfully defend ourselves, we may have to incur substantial costs and spend substantial time and efforts in these lawsuits. Consequently, any ongoing or future litigation, legal disputes, claims or administrative proceedings could materially and adversely affect our business, financial condition and results of operations.

We face risks related to natural disasters, health epidemics and other outbreaks, which could result in reduced attendance or temporary closure of our study centers.

        Our business could be materially and adversely affected by natural and other disasters, including earthquakes, fire, floods, environmental accidents, outbreaks of health epidemics such as avian influenza, severe acute respiratory syndrome (SARS), influenza A (H1N1), H7N9 bird flu, Ebola or another health epidemic. If any of these occurs, our student enrollment may be canceled or deferred and our study centers and facilities may be required to temporarily close, and our business operations may be suspended or terminated. Our students, teachers and staff may also be negatively affected by such occurrence. These occurrences therefore may severely disrupt our business operations and materially and adversely affect our liquidity, financial condition and results of operations.

Our business is subject to seasonal fluctuations, which may cause our results of operations to fluctuate from term to term. This may result in volatility and adversely affect the price of our ADSs.

        Our business is subject to seasonal fluctuations, primarily due to seasonal changes in student enrollments. For example, our courses tend to have the largest student enrollments in our third and fourth fiscal quarter, which runs from June 1 to August 31 of each year, primarily because many students take our courses during the summer vacation to improve their academic performance in the subsequent school terms. However, our expenses vary, and certain of our expenses do not necessarily correspond with changes in our student enrollments and revenues. For example, we make investments in marketing and promotion, teaching staff recruitment and training, and product development throughout the year, and we pay rent for our facilities based on the terms of the lease agreements. In addition, other factors beyond our control, such as special events that take place during a quarter when our student enrollments would normally be high, may have a negative impact on our student enrollments. We expect to continue to experience seasonal fluctuations in our revenues and results of operations. These fluctuations could result in volatility in and adversely affect the price of our ADSs.

Capacity constraints of our study centers could cause us to lose students to our competitors.

        Our study centers are limited in number and size of classrooms. Our ability to serve the students is constrained by the capacity of the study centers. As we may not be able to admit all students who would like to enroll in our programs due to the capacity constraints, this would deprive us of the opportunity to serve those students and to potentially develop a long-term relationship with them for continued services. If we fail to expand our physical capacity as quickly as the demand for our services increases, we could lose potential students to our competitors, and our results of operations and business prospects could suffer as a result.

Higher labor costs in the PRC may adversely affect our business, results of operations and financial conditions.

        The economy of China has been experiencing significant growth, leading to inflation and increased labor costs, particularly in the large cities, such as Shanghai, where a large portion of our study centers are currently located. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. We expect that our labor costs, including wages and employee benefits, will continue to grow. Unless we are able to pass on these costs to our students by increasing prices of our programs, our profitability and results of operations may be materially and adversely affected.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

        We are exposed to various risks associated with our business and operations, and we have limited liability insurance coverage. See "Business—Insurance" for more information. Our insurance coverage for our students and their parents in our study centers is limited. A successful liability claim against us due to injuries suffered by our students or other people on our premises could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. See "Risk Factors—Accidents, injuries or other harm suffered by our students or other people on our premises may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses." In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial costs to us and a diversion of our resources.

If we grant employees share options or other equity incentives in the future, our net income could be adversely affected.

        Prior to the 2017 Restructuring, we, through our predecessor holding company in the British Virgin Islands, adopted a 2013 share incentive plan in March 2013, which was replaced by a domestic share incentive plan of Shanghai OneSmart approved in February 2016, or the 2015 Plan. As a part of the 2017 Restructuring, we adopted an amended and restated 2015 share incentive plan in April 2017, which was further amended on February 5, 2018, or the Amended and Restated 2015 Plan. The maximum aggregated number of our ordinary shares which may be issued pursuant to all awards under the Amended and Restated 2015 Plan is 336,642,439 Class A ordinary shares, plus an annual 2.0% increase of the total number of ordinary shares outstanding on August 31 of the preceding calendar year of the Company on the first day of each of the nine-fiscal-year period commencing on September 1, 2018. As of the date of this prospectus, options to purchase a total of 292,547,595 Class A ordinary shares were issued and outstanding under the Amended and Restated 2015 Plan. We were, and may from time to time be, subject to disputes with our current or former employees or advisors who receive our share incentive grants, which may distract our management's attention and attract negative publicity.

        Under the Amended and Restated 2015 Plan, no option can be exercised until we have consummated this offering. We are required to account for share-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. We expect to recognize an additional share-based compensation expenses immediately upon the completion of this offering. If we grant options or other equity incentives after this offering, we could incur significant additional compensation charges, and our results of operations could be adversely affected.

Discontinuation or reduction of any of the government incentives available to us in the PRC could adversely affect our financial condition and results of operations.

        Local PRC governmental authorities have implemented various incentive policies to reward and support the development of companies. With the healthy growth of our business and our increased contribution to local tax income over past few years, we were awarded increasing amounts of government subsidies from local government authorities in Shanghai. Government incentives, as well as preferential tax treatment alike, are subject to review and discretion of the relevant local governmental authorities and may be adjusted or revoked at any time. The discontinuation or reduction of any government incentives currently available to us will cause our income to vary, which could have an adverse effect on our financial condition and results of operations.

We face risks associated with our franchise study centers.

        We are subject to the risks inherent to a franchise business model. We grant the right to certain institutions to operate our program offerings as a franchise under the trademark of . As of

November 30, 2017, there were 29 study centers to which we granted franchise operation rights under franchise agreements, and for the three months ended November 30, 2017, franchise fees contributed 0.8% of our total net revenues. Our control over our franchisees is limited and based on the contracts with them and our standardized supervision and monitoring procedures, which may not be as effective as direct ownership. Although we maintain comprehensive and rigorous supervisory procedures and set standards to guide our franchisees, our franchisees manage their businesses independently. In addition, it is the franchisees and their teachers, officers and employees that interact directly with students and their parents. In the event of any actual or perceived unsatisfactory performance or illegal actions by the franchisees or their officers and employees or any incidents or operational issues at the franchise facilities, we may suffer reputational damage, which in turn might adversely affect our business. For example, the controlling shareholder of two of our franchised study centers was alleged to have committed sexual misconduct against a potential business partner. One of these centers controlled by this shareholder was also forced to close temporarily for internal investigation and to rectify a fire safety issue. While the case against the shareholder is still being investigated, the person is no longer a shareholder of the subject study centers and we no longer maintain any relationship or association with him. These incidents have caused negative publicity in the local community and may negatively affect our brand image and local reputation. As such incidents are beyond our control, we cannot assure you that they will not occur in the future regardless of the measures we have taken, and will take, to screen and supervise our franchisees. In addition, a franchisee may suspend or terminate its cooperation with us due to various reasons, including disagreement or dispute with us, or failure to maintain requisite approvals, licenses or permits, or to comply with other governmental regulations. We may not be able to find alternative ways to continue to provide the services formerly covered by such franchisees. If we are unable to effectively address risks associated with the franchise study centers, our brand image, reputation and financial performance may be materially and adversely affected. Moreover, we are required to file the status of all franchise with the Ministry of Commerce system on a yearly basis. Although we have filed the franchise agreements as of December 31, 2016 and we are preparing required filing for 2017 in accordance with the applicable laws and regulations and as required by the Ministry of Commerce, we can not assure you that we will be able to timely and accurately report material changes to the franchise study centers with the system, the failure of which may subject us to an order of rectification and a fine up to RMB50,000.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud and investor confidence, and the market price of our ADSs may be materially and adversely affected.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our combined financial statements for the fiscal year ended August 31, 2016, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as well as other control deficiencies as of August 31, 2016, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States.

        The material weakness identified is related to our lack of requisite knowledge of U.S. GAAP and SEC rules. Following the identification of the material weakness and other control deficiencies, we have implemented and plan to continue to implement a number of measures to address the material weakness and deficiencies that have been identified. For details of these measures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." We cannot assure you, however, that these measures may fully address these material weakness and other deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied.

        Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending August 31, 2019. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets, and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

If we are not able to continually develop and enhance our online education programs and adapt to rapid changes in technological demands and student needs, we may not acquire and may lose market share and our business could be adversely affected.

        Widespread use of the Internet for educational purposes is a relatively recent occurrence, and the market for internet-based courses and services is characterized by rapid technological changes and innovations, as well as unpredictable product life cycles and user preferences. We have limited experience with generating revenues from online education programs, and their results are largely uncertain. We must be able to adapt quickly to changing student needs and preferences, technological advances and evolving Internet practices in order to compete successfully in online education market. Ongoing enhancement of our online offerings and technologies may entail significant expenses and technological risks. We may not be able to use new technologies effectively or may fail to adapt to changes in the online education market on a timely and cost-effective basis. However, if improvements to our online education programs are delayed, result in systems interruptions or are not aligned with market expectations or preferences, we may not gain market share and our growth prospects could be adversely affected.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Foreign ownership in education services is subject to significant regulations in the PRC. PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing education services outside China. In addition, foreign investment in private institutions providing compulsory education are prohibited and foreign investment in private institutions providing pre-school, high school or higher education are restricted to Sino-foreign cooperation with the Chinese side playing the major role. See "Regulation—Regulations Relating to Foreign Investment" for further details. None of our offshore holding companies is an educational institution or provides education services. To comply with PRC laws and regulations, we have entered into (i) a series of contractual arrangements among Shanghai Jing Xue Rui Information and Technology Co., Ltd., or the WFOE, on the one hand, and Shanghai OneSmart Education and Training Co., Ltd., or Shanghai OneSmart, and its shareholders, on the other hand, and (ii) a series contractual arrangements among the WFOE, on the one hand, and Shanghai Rui Si Technology Information Consulting Co., Ltd., or Rui Si, and its shareholders, on the other hand. Accordingly, Shanghai OneSmart and Rui Si are our variable interest entities. We have been and are expected to continue to be dependent on the contractual arrangements with our VIEs, or the VIE Contractual Arrangements, to operate our after-school education services in China. See "Corporate History and Structure—Our Corporate Structure" for more information.

        If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in education services business, or if the PRC government otherwise finds that we or any of our VIEs are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the Ministry of Education, which regulates the education industry in the PRC, the Ministry of Commerce, or MOFCOM, which regulates foreign investments in the PRC, the Ministry of Civil Affairs, which regulates the registration of schools in the PRC, and the State Administration of Industry and Commerce, which regulates the registration and operation of education training companies in the PRC, would have broad discretion in dealing with such violations or failures, including, without limitation:

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  revoking our business and/or operating licenses;

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  discontinuing or placing restrictions or onerous conditions on our operations;

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  imposing fines, confiscating the income from our PRC subsidiary or our VIEs, or imposing other requirements for our operations with which we or our VIEs may not be able to comply;

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  requiring us to restructure our ownership and control structure or operations, including terminating the VIE Contractual Arrangements and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from or exert effective control over our VIEs; or

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

        Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our VIEs that most significantly impact its economic performance, and/or our failure to receive the economic benefits from our VIEs, we may not be able to consolidate these entities in our consolidated financial statements in accordance with U.S. GAAP.

Our business may be significantly affected by the draft Foreign Investment Law, if implemented as proposed.

        On January 19, 2015, the MOFCOM published a draft Foreign Investment Law for public comment. At the same time, MOFCOM published an accompanying explanatory note of the draft Foreign Investment Law, which contains important information about the draft Foreign Investment Law, including its drafting philosophy and principles, main content, plans to transition to the new legal regime and treatment of business in China controlled by foreign invested enterprises. The draft Foreign Investment Law proposes significant changes to the PRC foreign investment legal regime and, when implemented, may have a significant impact on businesses in China controlled by foreign invested enterprises primarily through contractual arrangements, such as our business. Please refer to "Regulation—Regulations Relating to Foreign Investment" for further details. MOFCOM solicited comments on the draft Foreign Investment Law in 2015, but no new draft has been published since then. Recent news suggested that the draft Foreign Investment Law has been submitted by the MOFCOM with the State Council for discussion. There is substantial uncertainty with respect to its final content, interpretation, adoption timeline and effective date. It is anticipated, though, that the draft Foreign Investment Law will build in regulations on variable interest entities. MOFCOM suggests both registration and approval as potential options for the regulation of variable interest entity structures, depending on whether they are "Chinese controlled" or "foreign controlled." One of the core concepts of the draft Foreign Investment Law is "de facto control," which emphasizes substance over form in determining whether an entity is "Chinese controlled" or "foreign controlled." This determination requires considering the nature of the investors that exercise control over the entity. "Chinese investors" are individuals who are Chinese nationals, Chinese government agencies and any domestic enterprise controlled by Chinese nationals or government agencies. "Foreign investors" are foreign citizens, foreign governments, international organizations and entities controlled by foreign citizens and entities.

        We are not sure whether our current corporate structure will be considered "Chinese controlled" under the draft Foreign Investment Law, though the fact that eight Chinese nationals, including Mr. Xi Zhang, jointly own a majority of our outstanding shares increases the likelihood that we will be treated as a Chinese-controlled company. In the event that our VIE Contractual Arrangements under which we operate our education business are not treated as a domestic investment, or our operation of education services are classified as a "prohibited business" under the Foreign Investment Law when officially enacted, such VIE Contractual Arrangements may be deemed as invalid and illegal, and we may be required to unwind the VIE Contractual Arrangements and/or dispose of such business.

We rely on VIE Contractual Arrangements for our PRC operations, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on VIE Contractual Arrangements to operate our education business in China. For a description of these contractual arrangements, see "Corporate History and Structure—Our Corporate Structure." The VIE Contractual Arrangements may not be as effective as direct ownership in providing us with control over our VIEs.

        If we had direct ownership of the VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of these entities, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the VIE Contractual Arrangements, we rely on the performance by our VIEs and their respective shareholders of their obligations under the contracts to exercise control over and receive economic benefits from our VIEs. Any failure by our VIEs or their shareholders to perform their obligations under these contracts would have a material adverse effect on our financial position and performance. Such risks exist throughout the period in which we intend to operate certain portions of our business through VIE Contractual Arrangements. If any disputes relating to these contracts remain unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, the VIE Contractual Arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our VIEs or their respective shareholders to perform their obligations under the VIE Contractual Arrangements would have a material and adverse effect on our business.

        If any of our VIEs or their respective shareholders fails to perform its respective obligations under the VIE Contractual Arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements, and rely on legal remedies under the PRC laws, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of our VIEs refuse to transfer their equity interest in our VIEs to us or our designee when we exercise the purchase option pursuant to the VIE Contractual Arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders' equity interests in our VIEs, our ability to exercise shareholders' rights or foreclose the share pledge according to the VIE Contractual Arrangements may be impaired. If these or other disputes between the shareholders of our VIEs and third parties were to impair our control over our VIEs, our ability to consolidate the financial results of our VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

        All of the material agreements under the VIE Contractual Arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws, and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Contractual Arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event we are unable to enforce the VIE Contractual Arrangements, or if we suffer significant delays or other obstacles in the process of enforcing the VIE Contractual Arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have potential conflicts of interest with us and not act in the best interest of our company.

        The shareholders of our VIEs may have potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the VIE Contractual Arrangements we have with them and our VIEs, which would have a material and adverse effect on our ability to effectively control our VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the VIE Contractual Arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. If these shareholders do not honor their contractual obligations under the VIE Contractual Arrangements, we may exercise our exclusive option to purchase, or cause our designee to purchase, all or part of the equity interest in the VIEs held by such breaching shareholder to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on arbitration or legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The VIE Contractual Arrangements may be subject to scrutiny by the PRC tax authorities, and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities subsequent to such transactions. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE Contractual Arrangements were not entered into on an arm's-length basis and consequently adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing our PRC subsidiary's tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the unpaid taxes. Our consolidated net income could be materially and adversely affected if our VIEs' tax liabilities increase or if they are required to pay late payment fees or other penalties.

We may lose the ability to use and enjoy assets held by our VIEs that are material to the operation of certain portions of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

        We currently conduct our operating in the PRC through the VIE Contractual Arrangements. As part of these arrangements, our VIEs hold operating permits and licenses and certain assets that are important to the operation of our business. If any of these entities goes bankrupt and all or part of their assets become subject to liens or the rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If our VIE undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the custodians or authorized users of our controlling nontangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

        Under PRC laws, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant PRC industry and commerce authorities. We generally execute legal documents either by affixing chops or seals or having the designated legal representatives sign the documents.

        In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by binding the relevant subsidiary or the VIE with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops. If any of the authorized employees obtain and misuse or misappropriate our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Our VIEs may be subject to limitations on their ability to operate private schools or make payments to related parties, or otherwise be materially and adversely affected by changes in PRC laws governing private education providers.

        The principal regulations governing private education in China are the Law for Promoting Private Education, or the Private Education Law, and its implementation rules. The Law for Promoting Private Education was amended in November in 2016 and the amended law, or the Amended Private Education Law, came into effect on September 1, 2017, while the implementation rules have yet to be amended accordingly. Under the Private Education Law, a private school may elect to be a school that does not require reasonable returns or a school that requires reasonable returns. A private school that does not require reasonable returns cannot make distribution to its school sponsors. If its sponsor elects to require reasonable returns, a private school must include such election and any additional information required under the PRC regulations in its publicly disclosed articles of association. A number of factors must be taken into consideration when determining the percentage of the school's net income that would be distributed to the school sponsors as reasonable returns, including the level of a school's tuition, the ratio of the funds used for education-related activities to the course fees collected, admission standards and educational quality. However, the PRC laws and regulations do not provide a formula or guidelines for determining what constitutes a "reasonable return." PRC laws and regulations require a private school that requires reasonable returns to make an annual appropriation of 25% of its after-tax income to its development fund prior to payments of reasonable returns. Such appropriations are required to be used for the construction or maintenance of the school or for the procurement or upgrade of educational equipment. Furthermore, the PRC laws and regulations do not set forth different requirements or restrictions on a private school's ability to operate its education business based on such school's status as a school of which the school sponsor requires reasonable returns or a school of which the school sponsor does not require reasonable returns.

        As of November 30, 2017, among our study centers that are registered as private schools some expressly require reasonable returns and others do not have explicit requirement in their articles of association.

        This regulatory landscape, however, have changed significantly after the Amended Private Education Law comes into effect in September 2017. According to the Amended Private Education Law, private schools can be established as not-for-profit or for-profit entities, and the term "reasonable return" is no longer used. School sponsors of for-profit schools may obtain operating profits, while schools sponsors of not-for-profit schools cannot obtain operating profits. See "Regulation—Regulations on Private Education in the PRC—The Law for Promoting Private Education and its Implementation Rules."

        As a holding company, our ability to pay dividends and other cash distributions to our shareholders depends on our ability to receive dividends and other distributions from our PRC subsidiaries. The amount of dividends and other distributions our PRC subsidiaries are able to pay to us depends on the amount of service fees paid by our VIEs pursuant to the VIE Contractual Arrangements. King & Wood Mallesons, our PRC legal counsel, advises us that though the Amended Private Education Law does not prohibit the contractual arrangements in relation to schools operating in the PRC, or the payment of service fees by private schools operating in the PRC to their service providers, including the payment of fees pursuant to the contractual arrangements, our PRC legal counsel could not rule out the possibility that the relevant PRC government authorities may take a different view on this or later legislation (for example, the amended implementation rules) may prohibit or restrict the use of VIE Contractual Arrangements, and if that is the case, such authorities may seek to confiscate any or all of the service fees paid by our VIEs, if, among other things, such service fees are viewed as being "reasonable returns" or "profits" taken by the school sponsors of these schools in violation of PRC laws and regulations. The relevant PRC authorities may also seek to stop student enrollments at our schools or, in a worse situation, revoke the operation permits of these schools. As a result, our business and financial performance may be materially and adversely affected.

Risks Related to Doing Business in China

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

        Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth in the past two or three decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Demand of our education services depends, in large part, on economic conditions in the China. Any significant slowdown in the China's economic growth may adversely affect the disposable income of the families of prospective students and lead to the reduction or delay of the demand for our services, which in turn could affect our financial conditions. In addition, any sudden changes to the Chinese political system or the occurrence of social unrest could also have a material adverse effect on our business, prospectus, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting, implementing and enforcing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than some more-developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

        We are a company incorporated under the laws of the Cayman Islands, we conduct all of our operations in China and all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and all/most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material and adverse effect on our ability to conduct our business.

        We are a Cayman Islands holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and repay any debt we may incur. Our PRC subsidiaries' ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a wholly foreign-owned enterprise in China, is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until the aggregate amount of such reserve reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiary to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

        In addition, the PRC tax authorities may require our PRC subsidiary that entered into contractual arrangement with our VIEs to adjust its taxable income under the VIE Contractual Arrangements it currently has in place with our VIEs and their respective shareholders in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See "Risk Factors—Risks Related to Our Corporate Structure—The VIE Contractual Arrangements may be subject to scrutiny by the PRC tax authorities, and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment."

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are an offshore holding company primarily conducting our operations in China. Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to registration or filing with relevant governmental authorities in China.

        According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, or FICMIS, and registration with other government authorities in China. Any loans to our PRC subsidiaries, which are treated as foreign-invested enterprises, or FIEs under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, (a) any foreign loan procured by our PRC subsidiaries is required to be registered with the State Administration of Foreign Exchange, or SAFE, or its local branches, and (b) our PRC subsidiaries may not procure loans which exceed either the cross-border financing risk weighted balance calculated based on a special formula or the difference between their respective registered capital and their respective total investment amount as approved by the MOFCOM or its local branches. Any medium- or long-term loan to be provided by us to our PRC subsidiaries must be filed and registered with the National Development and Reform Committee and the SAFE or their local branches. See "Regulation—Regulations on Foreign Exchange—Regulations on loans to and direct investment in the PRC entities by offshore holding companies". We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19 took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. On June 9, 2016, the SAFE promulgated the Circular on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange, or SAFE Circular 16. SAFE Circular 16 reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of an FIE to issue RMB entrusted loans to a prohibition against using such capital to issue loans to nonassociated enterprises. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our VIEs, to invest in or acquire any other PRC companies through our PRC subsidiaries or to establish new consolidated variable interest entities in the PRC, which may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the

U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress toward interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

        Our revenues and costs are mostly denominated in RMB. Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the Renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

        In light of the flood of capital outflows of China, the PRC government may from time to time impose more restrictive foreign exchange policies and step up scrutiny of major outbound capital movement. More restrictions and substantial vetting process may be required by SAFE or other government authorities to regulate cross-border transactions falling under the capital account. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

        The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise and involve any of the following circumstances: (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. We do not expect that this offering will trigger MOFCOM pre-notification under each of the above-mentioned circumstances or any review by other PRC government authorities, except as disclosed in "Risk Factors—The approval of China Securities Regulatory Commission may be required in connection with this offering under PRC laws." Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC that became effective in 2008 requires that transactions that are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules that became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our failure to make full contributions to various employee benefits plans as required by PRC laws may expose us to potential penalties.

        Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance schemes and housing funds, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees up to a maximum amount specified by the local governments from time to time at locations where they operate businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We did not pay, or were not able to pay, certain past social security and housing fund contributions in strict compliance with the relevant PRC regulations for and on behalf of our employees due to differences in local regulations and inconsistent implementation or interpretation by local authorities in the PRC. To efficiently administrate the contribution of employment benefit plans of our employees in some cities, we engage third party agents to make the contribution for our employees. Any failure to make such contribution directly exposes us to the penalties by the local authorities. We will also incur additional costs for the alternative arrangement if we were asked to terminate the existing arrangement with the third party agents.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws.

        In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

        If our shareholders who are PRC residents fails to make the required registration or to update the previously filed registration, our PRC subsidiaries may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to us, and we may also be prohibited from making additional capital contributions into our PRC Subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under the SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

        All of our shareholders who we are aware of being subject to the SAFE regulations have completed the necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these individuals may continue to make required amendments or updates on a timely manner, or at all. See "Regulations—Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents". We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with the SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiary's ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See "Regulation—Regulations on Foreign Exchange—Regulations on Stock Incentive Plans."

        In addition, the State Administration of Taxation, or the SAT, has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities. See "Regulation—Regulations on Foreign Exchange—Regulations on Stock Incentive Plans."

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with "de facto management body" within the PRC is considered a "resident enterprise" and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's major assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe none of our entities outside China is a PRC resident enterprise for PRC tax purposes. See "Regulation—Legal Regulations Over Tax in the PRC—Income Tax." However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term "de facto management body." If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for enterprise income tax purposes, then we or any such subsidiaries could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income. In addition, we would also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ADSs or Class A ordinary shares and dividends distributed to our non-PRC shareholders may be subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains or dividends are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the ADSs.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies, and heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

        The SAT has promulgated several rules and notices to tighten the scrutiny over acquisition transactions in recent years, including the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or SAT Circular 7 and the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37. Pursuant to these rules and notices, if a non-PRC resident enterprise transfers its equity interests in a PRC tax resident enterprise, such non-PRC resident transferor must report to the tax authorities at the place where the PRC tax resident enterprise is located and is subject to a PRC withholding tax of up to 10%. In addition, if a non-PRC resident enterprise indirectly transfers PRC taxable properties, referring to properties of an establishment or a place in the PRC, real estate properties in the PRC or equity investments in a PRC tax resident enterprise, by disposing of equity interests in an overseas nonpublic holding company without a reasonable commercial purpose and resulting in the avoidance of PRC enterprise income tax, such transfer will be deemed as a direct transfer of PRC taxable properties and gains derived from the transfer may be subject to the PRC withholding tax at a rate of up to 10%. SAT Circular 7 sets out several factors to be taken into consideration by tax authorities in determining whether an indirect transfer has a reasonable commercial purpose. An indirect transfer satisfying all the following criteria will be deemed to lack reasonable commercial purpose and be taxable under PRC law: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from the PRC taxable properties; (ii) at any time during the one-year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC taxable properties are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC taxable properties is lower than the potential PRC income tax on the direct transfer of such assets. Nevertheless, the indirect transfer falling into the safe harbors under SAT Circular 7 may not be subject to PRC tax and the scope of the safe harbors include qualified group restructuring as specifically set out in SAT Circular 7, public market trading and tax treaty exemptions.

        Under SAT Circular 7 and other PRC tax regulations, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor must act as withholding agents and are required to withhold the PRC tax from the transfer price. If they fail to do so, the transferor is required to report and pay the PRC tax to the PRC tax authorities. If neither party complies with the tax payment or withholding obligations under SAT Circular 7, the tax authority may impose penalties such as late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Circular 7.

        SAT Circular 37, which took effect on December 1, 2017, superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation.

        We have conducted and may conduct acquisitions or restructurings that may be governed by the aforesaid tax regulations, as well as any possible future acquisition of us. We cannot assure you that the PRC tax authorities will not, at their discretion, impose tax return filing obligations on us or our subsidiaries, require us or our subsidiaries to provide assistance to an investigation by PRC tax authorities with respect to these transactions or adjust any capital gains. Any PRC tax imposed on a transfer of our shares, or equity interests in our PRC subsidiary or any adjustment of such gains, would cause us to incur additional costs and may have a negative impact on our results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board, and as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit report included in this prospectus, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Since our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

        Starting in 2011 the Chinese affiliates of the "big four" accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or the CSRC.

        In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the "big four" accounting firms (including our independent registered public accounting firm). A first instance trial of these proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC. Implementation of the latter penalty was postponed pending review by the SEC Commissioners. On February 6, 2015, each of the four China-based accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC. The firms' ability to continue to serve all their respective clients is not affected by the settlement. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to Chinese firms' audit documents via the China Securities Regulatory Commission. If the firms do not follow these procedures, the SEC could impose penalties such as suspensions, or it could restart the administrative proceedings. The settlement did not require the firms to admit to any violation of law and preserves the firms' legal defenses in the event the administrative proceeding is restarted.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in their financial statements being determined to be not in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies, and the market price of our common stock may be adversely affected.

        If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to be not in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and This Offering

An active trading market for our Class A ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        We have applied to list our ADSs on the New York Stock Exchange. We have no current intention to seek a listing for our Class A ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our Class A ordinary shares. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected.

        The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not fall below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies, including internet-based companies, have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies' securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

        In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings and cash flow;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new offerings, solutions and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our services or our industry;

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  additions or departures of key personnel;

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  release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares are entitled to twenty votes per share, subject to certain exceptions. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

        Our founder, chairman and chief executive officer, Mr. Xi Zhang, beneficially owns all of our outstanding Class B ordinary shares. Due to the disparate voting powers associated with our two classes of ordinary shares, Mr. Zhang has considerable influence over important corporate matters. Following the completion of this offering, Mr. Zhang will beneficially own 91.6% of the aggregate voting power of our company through Happy Edu Inc., a company wholly owned by Mr. Zhang, assuming the underwriters do not exercise their over-allotment option. After this offering, Mr. Zhang will continue to have considerable influence over matters requiring shareholder approval, over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and our ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

If securities or industry analysts do not publish research or publishes inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to fall.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. Immediately after the completion of this offering, we will have Class A ordinary shares outstanding including 652,000,000 Class A ordinary shares represented by ADSs, assuming the underwriters do not exercise their over-allotment option. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. In connection with this offering, we, our directors and officers, and our existing shareholders have agreed not to sell any Class A ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of our ADSs for a return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs, and you may even lose your entire investment in our ADSs.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC laws should the relevant PRC government agencies interpret the M&A Rules differently.

        The M&A Rules require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicles or held by its shareholders as consideration to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

        Our PRC legal counsel, King & Wood Mallesons, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC or other PRC government authorities for the approval of the listing and trading of our ADSs on the New York Stock Exchange because (i) we did not acquire any equity interests or assets of a "PRC domestic company" as such terms are defined under the M&A Rules; and (ii) we don't constitute a "special purpose vehicle", to which the relevant provisions of the M&A Rules are applicable.

        However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel. If it is determined that CSRC approval is required for this offering, we may face regulatory actions or other sanctions by the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement, and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

        We expect to adopt, subject to the approval of our existing shareholders, amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association will contain certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and ADSs holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association, which will become effective immediately prior to completion of this offering, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but our directors are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands company and all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

You, as holders of ADSs, may have fewer rights than holders of our Class A ordinary shares and must act through the deposit to exercise those rights.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights that are carried by the underlying Class A ordinary shares represented by your ADSs indirectly in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

        Under our post-offering articles of association that will become effective prior to completion of this offering, the minimum notice period required to convene a general meeting is ten days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering articles of association that will become effective prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted, and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

        As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the New York Stock Exchange corporate governance listing standards. However, New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the New York Stock Exchange corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or Class A ordinary shares.

        A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income; or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test"). Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

        If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—United States Federal Income Tax Considerations") holds our ADSs or Class A ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our goals and strategies;

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  our future business development, results of operations and financial conditions;

  •
  the expected growth of the K-12 after-school or overall education industries in China;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  our expectations regarding our relationships with our students, their parents, our business partners and other stakeholders;

  •
  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The K-12 after-school industry or overall education industries may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of the education industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$177.9 million, or approximately US$205.2 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts, commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$12.00 per ADS, the mid-point of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$12.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$15.2 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  approximately US$53.4 million for upgrade and expansion of our study center network and education talent recruitment and training;

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  approximately US$53.4 million for research and development expenditures in service offerings and initiatives, curriculum design and data analytics capabilities; and

  •
  the remainder for working capital optimization and other general corporate purposes, including selective investments and acquisitions of education businesses that complement our existing service offerings and/or further strengthen our curriculum and teaching material design and technology capabilities.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

        In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our variable interest entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to file the modification documents with the MOC or its local counterparts within 30 days after resolution on such increase of registered capital is passed. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed either the cross-border financing risk weighted balance calculated based on a special formula or the difference between the entity's total investment as approved by the foreign investment authorities and its registered capital. Any medium- or long-term loan to be provided by us to our PRC subsidiaries must be filed and registered with the National Development and Reform Committee and the SAFE or their local branches. Although it is expected to take no more than 30 days to complete or receive these government registrations or approvals after submission of all complete application documents, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

 DIVIDEND POLICY

        Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Regulation—Regulations on Foreign Exchange—Dividend Distribution."

        If we pay any dividends on our Class A ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

        The following table sets forth our capitalization as of November 30, 2017:

  •
  on an actual basis;

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  on a pro forma basis to reflect (i) the automatic conversion of all preferred shares into Class A ordinary shares on a one-for-one basis upon listing and commencement of trading of the ADSs, and (ii) the recognization of a one-time share-based compensation expense upon the satisfaction of the performance condition of this offering for vested share options. The pro forma presentation does not include the re-designation of Class B ordinary shares as series A-1 preferred shares in December 2017; and

  •
  on a pro forma as adjusted basis to reflect (i) the re-designation of 142,642,550 Class B ordinary shares as series A-1 preferred shares in December 2017, (ii) the automatic conversion of all preferred shares into Class A ordinary shares on a one-for-one basis upon the listing and commencement of trading of the ADSs, (iii) the recognization of a one-time share-based compensation expense upon the satisfaction of the performance condition of this offering for vested share options, and (iv) the sale of 652,000,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$12.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of November 30, 2017
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for shares)
Mezzanine equity
Redeemable convertible preferred shares	4,071,757	616,092	—	—	—	—
Shareholders' deficit
Class A ordinary shares (US$0.000001 par value; 44,134,792,439 shares authorized; nil issued and outstanding on an actual basis; 3,425,722,995 issued and outstanding on a pro forma basis; and 3,568,365,545 issued and outstanding on a pro forma as adjusted basis)	—	—	22	3	27	4
Class B ordinary shares (US$0.000001 par value; 2,439,484,566 shares authorized 2,439,484,566 issued and outstanding on an actual basis; 2,439,484,566 issued and outstanding on a pro forma basis; and 2,296,842,016 issued and outstanding on a pro forma as adjusted basis)	16	2	16	2	15	2
Additional paid-in capital(2)	1,214	184	4,103,219	620,853	5,363,644	811,567
Statutory reserves	3,739	566	3,739	566	3,739	566
Accumulated deficit	(4,548,836)	(688,279)	(4,579,106)	(692,859)	(4,655,928)	(704,483)
Accumulated other comprehensive income	6,315	956	6,315	956	6,315	956
Total OneSmart International Education Group Limited shareholders' deficit	(4,537,552)	(686,571)	(465,795)	(70,479)	717,812	108,612

Non-controlling interests	18,269	2,764	18,269	2,764	18,269	2,764

Total shareholders' deficit(2)	(4,519,283)	(683,807)	(447,526)	(67,715)	736,081	111,376

Total mezzanine equity and shareholders' equity/(deficit)(2)	(447,526)	(67,715)	(447,526)	(67,715)	736,081	111,376

(1)
The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders' (deficit)/equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
A US$1.00 increase/(decrease) in the assumed initial public offering price of US$12.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase/(decrease) each of additional paid-in capital, total shareholders' (deficit)/equity by US$15.2 million.

 DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of November 30, 2017 was negative US$78.5 million, or negative US$0.03 per ordinary share as of that date and negative US$1.29 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$0.30 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in net tangible book value after November 30, 2017, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$12.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of November 30, 2017 would have been US$100.6 million, or US$0.02 per ordinary share and US$0.62 per ADS. This represents an immediate increase in net tangible book value of US$0.03 per ordinary share and US$1.15 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$0.28 per ordinary share and US$11.38 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	0.30	US$	12.00
Net tangible book value as of November 30, 2017	US$	(0.03)	US$	(1.29)
Pro forma net tangible book value after giving effect to this offering	US$	(0.01)	US$	(0.54)
Pro forma as adjusted net tangible book value after giving effect to this offering	US$	0.02	US$	0.62
Amount of dilution in net tangible book value to new investors in this offering	US$	0.28	US$	11.38

        A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$15.2 million the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.002 per ordinary share and US$0.09 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.02 per ordinary share and US$0.91 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

        The following table summarizes, on a pro forma as adjusted basis as of November 30, 2017, the differences between existing shareholders and the new investors with respect to the number of Class A ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Class A Ordinary Shares Purchased					Average Price Per Class A Ordinary Share
			Total Consideration
								Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	5,865,207,561	90%	US$	367,367,918	65%	US$	0.06	US$	2.51
New investors	652,000,000	10%	US$	195,600,000	35%	US$	0.30	US$	12.00

Total	6,517,207,561	100%	US$	562,967,918	100%	US$	0.09	US$	3.46

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The discussion and tables above assume no exercise of any outstanding share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 336,642,439 ordinary shares available for future issuance upon the exercise of future grants under the Amended and Restated 2015 Plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

 EXCHANGE RATE INFORMATION

        Our reporting currency is the Renminbi because our business is mainly conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.6090 to US$1.00, the exchange rate on November 30, 2017 set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On March 9, 2018, the exchange rate was RMB6.3285 to US$1.00.

        The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Certified Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
September	6.6533	6.5690	6.6591	6.4773
October	6.6328	6.6254	6.6533	6.5712
November	6.6090	6.6200	6.6385	6.6018
December	6.5063	6.5932	6.6210	6.5063
2018
January	6.2841	6.4233	6.5263	6.2841
February	6.3280	6.3183	6.3471	6.2649
March (through March 9, 2018)	6.3285	6.3354	6.3565	6.3093

Source:
Federal Reserve Statistical Release

(1)
Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, NY 10017 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        We have been informed by Maples and Calder (Hong Kong) LLP that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the Cayman Islands. We have also been advised by Maples and Calder (Hong Kong) LLP that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        There is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Such uncertainty relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company or its directors and officers. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

        King & Wood Mallesons, our counsel as to PRC laws, has advised us that there is uncertainty as to whether the courts of China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

  •
  King & Wood Mallesons has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

        In addition, it will be difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Prior to 2017 Restructuring

        We established Shanghai OneSmart Education and Training Co., Ltd. (formerly known as Shanghai OneSmart Education Information Consulting Co., Ltd.), or Shanghai OneSmart, a domestic company in China, in 2007. In January 2008, we opened our first study center in Shanghai to provide premium K-12 after-school education services.

        In June 2009, we established Shanghai Rui Si Technology Information Consulting Co., Ltd., or Rui Si, to provide tutoring services that are currently covered under our premium young children education program.

        In September 2011, we established Shanghai Jing Xue Rui Information and Technology Co., Ltd., or the WFOE.

        In October 2015, we established Shanghai Jing Yu Investment Co., Ltd., or Jing Yu, which is a wholly owned subsidiary of Shanghai OneSmart in the PRC. Currently, it operates the study centers for our premium tutoring programs outside of Shanghai.

2017 Restructuring

        In March 2017, we incorporated OneSmart International Education Group Limited (formerly known as OneSmart Education Group Limited), or OneSmart Education, an exempted company under the laws of the Cayman Islands, as our offshore holding company to facilitate financing and offshore listing. In connection with this offering, we subsequently undertook a series of corporate restructuring, or 2017 Restructuring. In March 2017, OneSmart Education acquired OneSmart Edu Inc., or OneSmart BVI, a company incorporated in the British Virgin Islands, as our intermediary holding company, which holds 100% of the share capital of OneSmart Edu (HK) Limited, or OneSmart HK. In September 2017, OneSmart HK acquired all of the equity interest in the WFOE, which entered into a series of contractual arrangements with Shanghai OneSmart and its then shareholders. Subsequent to that, we also entered into a series of contractual arrangements with Rui Si and its then shareholders. As a result of the foregoing transactions, OneSmart Education became the entity that consolidates Shanghai OneSmart and Rui Si. The 2017 Restructuring was completed under the common control of Xi Zhang, our founder and chief executive officer.

        The contractual arrangements with respect to Shanghai OneSmart and Rui Si enable us to (1) exercise effective control over Shanghai OneSmart and Rui Si; (2) receive substantially all of the economic benefits of Shanghai OneSmart and Rui Si in consideration for the technical and consulting services provided by the WFOE; and (3) have an exclusive option to purchase all of the equity interests in Shanghai OneSmart and Rui Si when and to the extent permitted under PRC laws and regulations. We also agree to provide unlimited financial support for the VIEs' operations. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanghai OneSmart and Rui Si, and we treat them as our variable interest entities, or VIEs, under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of Shanghai OneSmart and Rui Si and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. Due to the PRC legal restrictions on foreign ownership and investment in the education business, OneSmart Education has relied on these contractual arrangements to conduct a significant part of its operations in China. See "Corporate History and Structure—Contractual Arrangements with Shanghai OneSmart and Rui Si."

        The chart below summarizes our corporate legal structure and identifies our significant subsidiaries and other entities that are material to our business as of the date of this prospectus:

(1)
Represents the 2,296,842,016 Class B ordinary shares Mr. Xi Zhang beneficially owns as of the date of this prospectus. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on beneficial ownership of Mr. Xi Zhang in our company prior to and immediately after this offering.

(2)
Represents the 926,285,677 Class A ordinary shares issuable upon the conversion of 926,285,677 series A-1 preferred shares on a one-to-one ratio. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Origin Investment Holdings Limited's beneficial ownership in our company prior to and immediately after this offering.

(3)
Represents the 672,750,000 Class A ordinary shares issuable upon the conversion, on a one-to-one ratio, of an equivalent number of series A-1 preferred shares beneficially owned by Goldman Sachs and its affiliates immediately prior to the completion of this offering. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Goldman Sachs and its affiliates' beneficial ownership in our company prior to and immediately after this offering.

(4)
Represents the 481,838,766 Class A ordinary shares issuable upon the conversion of 481,838,766 series A-1 preferred shares. Please refer to the beneficial ownership table in the section captioned "Principal Shareholders" for more information on Juniperbridge Capital Limited's beneficial ownership in our company prior to and immediately after this offering.

(5)
Represents the 351,355,351 Class A ordinary shares issuable upon the conversion of 316,858,851 series A preferred shares and 34,496,500 series A-1 preferred shares. Please refer to the beneficial ownership table in the section captioned "Principal

  Shareholders" for more information on CW One Smart Limited's beneficial ownership in our company prior to and immediately after this offering.

(6)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in Shanghai OneSmart and we expect the shareholding structure will remain the same immediately after the completion of this offering.

(7)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in Rui Si and we expect the shareholding structure will remain the same immediately after the completion of this offering.

(8)
Including East Shanghai Foreign Language School, a domestic school for compulsory education, in which we hold an 80% equity interest.

(9)
Including 12 subsidiaries in which we have a majority interest and seven subsidiaries in which we have 100% equity interest.

(10)
Including 27 subsidiaries in which we have a majority interest in and 20 subsidiaries in which we have 100% equity interest.

(11)
Including nine subsidiaries in which we have a majority interest and seven subsidiaries in which we have 100% equity interest.

        The chart below sets forth the shareholding structure of our company immediately after this offering, without giving effect to voting power changes:

*
The computation of beneficial ownership percentages assumes that the underwriters do not exercise their over-allotment option. See "Principal Shareholders."

(1)
Mr. Xi Zhang and his wholly owned company collectively and directly hold 100% equity interests in each of Shanghai OneSmart and Rui Si and we expect the shareholding structure will remain the same immediately after the completion of this offering.

Contractual Arrangements with Shanghai OneSmart and Rui Si

        The following is a summary of the Contractual Agreements with Shanghai OneSmart and Rui Si.

Agreements that provide us with effective control over Shanghai OneSmart and Rui Si

        Shareholders' Voting Rights Agreement.    On September 17, 2017, the shareholders of Shanghai OneSmart, Shanghai OneSmart and the WFOE entered into a shareholders' voting rights agreement. Pursuant to the shareholders' voting rights agreement, each such shareholder irrevocably authorized the WFOE or any person(s) designated by the WFOE to exercise such shareholder's rights in Shanghai OneSmart, including without limitation, the power to participate in and vote at shareholder's meetings and execute shareholders' resolutions, the power to sell or transfer such shareholder's equity interest in Shanghai OneSmart, the power to nominate and appoint the directors, senior management, and other shareholders' voting rights permitted by the Articles of Association of Shanghai OneSmart. The shareholders' voting rights agreement will remain in force and irrevocable, unless all parties mutually agree in writing to terminate or the WFOE decides to terminate upon breach of contract by Shanghai OneSmart or its shareholders.

        On November 1, 2017, the shareholders of Rui Si entered into a shareholders' voting rights agreement with Rui Si and the WFOE. The shareholders' voting rights agreement contain terms substantially similar to the shareholders' voting rights agreement entered into by the shareholders of Shanghai OneSmart described above.

        Loan Agreement.    On September 17, 2017, the shareholders of Shanghai OneSmart and the WFOE entered into a loan agreement. Pursuant to the loan agreement, the WFOE will provide loan to the shareholders of Shanghai OneSmart for the purpose of corporate operation of Shanghai OneSmart or other legitimate use permitted by the WFOE. The shareholders of Shanghai OneSmart should pledge their equity interests in Shanghai OneSmart and enter into an equity pledge agreement to secure such loan and other obligations. The WFOE undertakes that it will provide unconditional financial support to Shanghai OneSmart pursuant to the terms of the loan agreement and irrevocably agrees to forgive the loan if Shanghai OneSmart is not able to repay the loan. Unless the WFOE terminates this agreement in advance pursuant to the terms and conditions contained therein, this agreement will remain effective for ten years and will automatically and continuously renew for another ten years upon expiration. In addition, to the extent as permitted by applicable laws, we agree to provide unlimited financial support for VIE's operation.

        Pursuant to the loan agreement dated November 1, 2017 between the WFOE and the shareholders of Rui Si, the WFOE will make loans to the shareholders of Rui Si. The loan agreement contains terms substantially similar to the loan agreement entered into by the shareholders of Shanghai OneSmart described above.

        Equity Pledge Agreement.    On September 17, 2017, the WFOE, Shanghai OneSmart and its shareholders entered into an equity pledge agreement. Pursuant to the equity pledge agreement, those shareholders should pledge 100% equity interest in Shanghai OneSmart to the WFOE to guarantee the performance by Shanghai OneSmart and its shareholders of their obligations under the loan agreement, the exclusive purchase right agreement, the exclusive technology and consultation service agreement, the shareholders' voting rights agreement and this agreement as well as the payment of the loan, service fee, their respective interests and any loss incurred by events of default defined therein. If events of default defined therein occurs, upon giving written notice to Shanghai OneSmart, the WFOE, as pledgee, will have the right to dispose of the pledged equity interests in Shanghai OneSmart and priority in receiving the proceeds from such disposal. Those shareholders agrees that, without WFOE's prior written approval, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. As of the date of this prospectus, we have completed registering the equity pledge with the relevant office of Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

        On November 1, 2017, the WFOE, Rui Si and the shareholders of Rui Si entered into an equity pledge agreement. The equity pledge agreement contain terms substantially similar to the equity pledge agreement relating to Shanghai OneSmart described above. As of the date of this prospectus, we have completed registering the equity pledge with the relevant office of Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Agreement that allows us to receive economic benefits from Shanghai OneSmart and Rui Si

        Exclusive Technology and Consultation Service Agreement.    On September 17, 2017, the WFOE and Shanghai OneSmart entered into an exclusive technology consultation service agreement. Pursuant to the exclusive technology and consultation service agreement, the WFOE or its designated person has the exclusive right to provide Shanghai OneSmart with technology consultation and other services. Without prior written consent of the WFOE, Shanghai OneSmart may not accept any services subject to this agreement from any third party. The WFOE has the right to determine the service fee to be charged to Shanghai OneSmart under this agreement by considering, among other things, the operation status and development demands of Shanghai OneSmart and the actual technology consultation and services provided. The WFOE will have the exclusive ownership of all intellectual property rights created as a result of the performance of this agreement. To guarantee Shanghai OneSmart's performance of this agreement, upon request from the WFOE, Shanghai OneSmart shall pledge or mortgage all of its accounts receivable and/or all of its other assets to the WFOE. Unless the WFOE terminates this agreement or this agreement is terminated according to applicable laws, this agreement will remain effective.

        The WFOE and Rui Si entered into an exclusive technology and consultation service agreement on November 1, 2017. The exclusive technology and consultation service agreement contains terms substantially similar to the exclusive technology and consultation service agreement relating to Shanghai OneSmart described above.

Agreement that provides us with the option to purchase the equity interest in Shanghai OneSmart and Rui Si

        Exclusive Purchase Right Agreement.    On September 17, 2017, the WFOE, Shanghai OneSmart and its shareholders entered into an exclusive purchase right agreement. Pursuant to the exclusive purchase right agreement, the shareholders of Shanghai OneSmart irrevocably and unconditionally granted the WFOE or any third party designated by the WFOE an exclusive option to purchase all or part of the equity interests or assets of Shanghai OneSmart at the lowest price permitted by applicable PRC laws. Those shareholders further undertake that, without prior written consent of the WFOE, they will neither create, except for the rights set forth in the equity pledge agreement and shareholders' voting rights agreement, any pledge or encumbrance on their equity interests of Shanghai OneSmart, nor approve any transfer or disposal of their equity interests or assets to any person other than the WFOE or its designated third party. Without the WFOE's prior written consent, those shareholders agree not to cause Shanghai OneSmart, among other things to merge with any other entities, distribute dividends, amend its articles of association, terminate any material contract, or terminate any current business operation. This agreement will remain effective until all the equity interest and assets are duly transferred to the WFOE or its designated third party.

        On November 1, 2017, the WFOE, Rui Si and the shareholders of Rui Si entered into an exclusive purchase right agreement. The exclusive purchase right agreement contains terms substantially similar to the exclusive purchase right agreement relating to Shanghai OneSmart described above.

        In the opinion of King & Wood Mallesons, our PRC counsel:

  •
  the ownership structures of the WFOE, Shanghai OneSmart and Rui Si, currently and immediately after giving effect to this offering, are not in violation of PRC laws or regulations currently in effect; and

  •
  the contractual arrangements among the WFOE, Shanghai OneSmart and Rui Si, and the shareholders of Shanghai OneSmart and Rui Si governed by PRC laws, currently and immediately after giving effect to this offering, are valid, binding and enforceable under PRC laws, and do not and will not result in any violation of applicable PRC laws or regulations currently in effect.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. In particular, in January 2015, the MOFCOM published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "de facto control" in determining whether a company is considered an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If the PRC government finds that the agreements that establish the structure for operating our education business do not comply with PRC government restrictions on foreign investment, we may be required to unwind such agreements and/or dispose of such business. See "Risk Factors—If the PRC government finds that the agreements that establish the structure for our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected consolidated statements of income data for the years ended August 31, 2015, 2016 and 2017, selected consolidated balance sheet data as of August 31, 2015, 2016 and 2017, and selected consolidated cash flow data for the years ended August 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of income data for the three months ended November 30, 2016 and 2017, selected consolidated balance sheet data as of November 30, 2017, and selected consolidated cash flow data for the three months ended November 30, 2016 and 2017 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Summary Consolidated Statement of Income:
Net revenues	1,089,198	1,528,619	2,057,557	311,327	326,899	441,186	66,755
Cost of revenues	(580,235)	(729,937)	(1,002,266)	(151,652)	(180,507)	(252,602)	(38,221)

Gross profit	508,963	798,682	1,055,291	159,675	146,392	188,584	28,534

Operating expenses:(1)
Selling and marketing	(243,610)	(261,330)	(369,221)	(55,866)	(69,537)	(106,397)	(16,099)
General and administrative	(202,297)	(303,270)	(381,332)	(57,699)	(71,819)	(98,547)	(14,911)

Total operating expenses(1)	(445,907)	(564,600)	(750,553)	(113,565)	(141,356)	(204,944)	(31,010)

Operating income/(loss)	63,056	234,082	304,738	46,110	5,036	(16,360)	(2,476)

Interest income	10,224	12,365	13,484	2,040	3,373	6,378	965
Interest expense	—	—	(192)	(29)	—	(119)	(18)
Other income	12,618	16,032	19,410	2,937	4,677	39,328	5,951
Other expense	(2,120)	(3,950)	—	—	—	—	—
Foreign exchange gain/(loss)	436	727	(180)	(26)	(364)	(175)	(26)

Income before income tax and share of net loss from equity investees	84,214	259,256	337,260	51,032	12,722	29,052	4,396
Income tax expense	(27,635)	(71,496)	(92,016)	(13,923)	(12,654)	(9,596)	(1,452)

Income before share of net loss from equity investees	56,579	187,760	245,244	37,109	68	19,456	2,944
Share of net loss from equity investees	(495)	(993)	(1,939)	(293)	(152)	(1,366)	(207)
Net Income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737

Add: Net (income)/loss attributable to non-controlling interests	(16)	2,586	15,522	2,349	3,958	9,493	1,436

Net income attributable to OneSmart International Education Group Limited's shareholders	56,068	189,353	258,827	39,165	3,874	27,583	4,173

Earnings/(net loss) per share:
Basic	0.0126	0.0425	0.0580	0.0088	0.0009	(0.2994)	(0.0453)
Diluted	0.0126	0.0425	0.0580	0.0088	0.0009	(0.2994)	(0.0453)
Shares used in earnings/(net loss) per share computation (in millions of shares):
Basic	2,534	2,534	2,534	2,534	2,534	2,457	2,457
Diluted	2,534	2,534	2,534	2,534	2,534	2,457	2,457
Pro forma earnings per share:
Basic			0.0580	0.0088		0.0047	0.0007
Diluted			0.0580	0.0088		0.0047	0.0007
Shares used in pro forma earnings per share computation (in millions of shares):
Basic			4,460	4,460		5,883	5,883
Diluted			4,460	4,460		5,883	5,883

(1)
Including share-based compensation expenses as set forth below:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Allocation of Share-based Compensation Expenses
Selling and marketing	—	795	735	111	184	165	25
General and administrative	—	56,553	24,240	3,668	5,215	5,503	833

Total	—	57,348	24,975	3,779	5,399	5,668	858

Non-GAAP Measures

        We use adjusted EBITDA and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that adjusted EBITDA and adjusted net income help identify underlying trends in our business that could otherwise be distorted by the effect of the expenses that we include in income from operations and net income. We believe that adjusted EBITDA and adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted EBITDA and adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted EBITDA represents earnings before depreciation, amortization, interest expenses, interest income, income tax expenses and share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted EBITDA for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737
Add:
Depreciation	54,291	53,033	62,483	9,454	12,696	19,507	2,952
Amortization	—	—	1,101	167	—	387	59
Interest expenses	—	—	192	29	—	119	18
Income tax expenses	27,635	71,496	92,016	13,923	12,654	9,596	1,452
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Less:
Interest income	(10,224)	(12,365)	(13,484)	(2,040)	(3,373)	(6,378)	(965)

Adjusted EBITDA	127,786	356,279	410,588	62,128	27,292	46,989	7,111

        Adjusted net income represents net income before share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted net income for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net income/(loss)	56,084	186,767	243,305	36,816	(84)	18,090	2,737

Add:
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Adjusted net income	56,084	244,115	268,280	40,595	5,315	23,758	3,595

        The following table presents our selected consolidated balance sheet data as of the periods indicated:

					As of November 30,
	As of August 31,
					2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet:
Cash and cash equivalents	170,874	266,238	981,772	148,551	820,538	124,155
Total current assets	625,358	1,160,018	1,609,745	243,567	3,671,425	555,519
Total assets	798,517	1,419,067	2,317,610	350,672	4,427,314	669,891
Total current liabilities	1,022,836	1,406,627	1,988,358	300,854	4,860,808	735,483
Total liabilities	1,029,005	1,415,710	2,001,370	302,823	4,874,840	737,606
Total mezzanine equity	1,749,900	1,749,900	1,749,900	264,775	4,071,757	616,092
Total shareholders' deficit	(1,980,388)	(1,746,543)	(1,433,660)	(216,926)	(4,519,283)	(683,807)

        The following table presents our selected consolidated cash flow data for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash provided by operating activities	395,940	613,715	773,281	117,006	100,160	285,039	43,130
Net cash used in investing activities	(359,070)	(496,730)	(81,712)	(12,366)	(49,401)	(449,695)	(68,043)
Net cash provided by/(used in) financing activities	1,230	(21,621)	23,965	3,627	7,975	3,422	517

Net increase/(decrease) in cash and cash equivalents	38,100	95,364	715,534	108,267	58,734	(161,234)	(24,396)
Cash and cash equivalents, at beginning of year	132,774	170,874	266,238	40,284	266,238	981,772	148,551

Cash and cash equivalents, at end of year	170,874	266,238	981,772	148,551	324,972	820,538	124,155

        The following table presents our selected operating data for the periods indicated:

	Year Ended August 31,			Three Months Ended November 30,
	2015	2016	2017	2017
Selected Operating Data:
Number of average monthly enrollments	40,743	56,019	76,841	83,504
Number of consumed class units	5,925,465	8,554,178	11,212,190	2,458,346

	As of August 31,			As of November 30,
	2015	2016	2017	2017
Number of study centers	117	150	195	225
Number of teachers	2,536	3,473	4,457	4,624

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of various factors, including those we describe under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

        We are the largest premium K-12 after-school education service provider in China in terms of revenue in 2016 and 2017, according to Frost & Sullivan. We have built a comprehensive K-12 after-school education platform that encompasses our acclaimed premium tutoring services, our premium young children education services and language and culture programs. In 2017, we had the largest market share of 2.4% in China's premium K-12 after-school education market, as measured by revenues, according to Frost & Sullivan.

        Our services mainly feature premium K-12 after-school education programs that target students from affluent families and mass affluent families, representing families with annual incomes of over RMB250,000 and between RMB100,000 and RMB250,000, respectively, which together accounted for approximately 48.0% of all Chinese families in 2017, according to Frost & Sullivan. Over our ten years of operation, we have built a leading "OneSmart" brand upon our OneSmart VIP programs which offer premium tutoring services in one-on-one and one-on-three teacher-to-student settings with a full spectrum of course offerings covering core academic subjects taught in primary and secondary schools in China at levels between the third and twelfth grade of the K-12 system. "HappyMath", our premium young children education brand originally focusing on mathematics has become one of the most renowned brands in the young children tutoring market in China. In 2016 and 2017, HappyMath was the largest after-school mathematics education service provider for students in kindergarten to the third grade in Shanghai, as measured by revenues, according to Frost & Sullivan.

        Drawing upon our success and experience in our OneSmart VIP and HappyMath mathematics programs, we have been successfully expanding our service offerings and launched the following programs:

  •
  Other premium young children services, including Chinese language and computer programming, which are now integrated and carried out under our "HappyMath" brand, and English tutoring services focusing on early childhood English study under the brand of "FasTrack English."

  •
  Language and culture programs, including English language study under the brand of "OneSmart Elite English", overseas study test preparation services under the brand of "OneSmart overseas Language Training" and summer and winter study tours under the brand of "OneSmart Study Camp."

        We also continue to expand our program offerings to address evolving education needs through our newly launched online education programs and OneSmart class programs.

        As a result of our trusted brand, effective service, technology-supported and highly standardized management systems and professional teaching and management personnel, our business has grown rapidly in recent years. We operated a nationwide network of 225 study centers across 42 cities in China as of November 30, 2017. We have maintained large and fast growing student enrollment over the years. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively. The total number of class units consumed in the fiscal years ended August 31, 2015, 2016 and 2017, and in the three months ended November 30, 2017 were 5,925,465, 8,554,178, 11,212,190 and 2,458,346, respectively.

        Our net revenues increased from RMB1.1 billion to RMB1.5 billion, and to RMB2.1 billion (US$311.3 million) in the fiscal years of 2015, 2016 and 2017, respectively. Our net revenues increased from RMB326.9 million for the three months ended November 30, 2016 to RMB441.2 million (US$66.8 million) in the same period in 2017. We recorded net income of RMB56.1 million RMB186.8 million, and RMB243.3 million (US$36.8 million) in the fiscal years of 2015, 2016 and 2017, respectively. We recorded net loss of RMB0.1 million for the three months ended November 30, 2016 and net income of RMB18.1 million (US$2.7 million) in the same period in 2017.

Factors Affecting Our Results of Operations

        Our business and operating results are affected by factors affecting China's K-12 after-school education services industry generally. We have benefited from the rapid economic growth, significant urbanization and higher per capita disposable income of urban households in China, which has allowed many Chinese parents to spend more on their children's education. We anticipate that the demand for customized K-12 after-school education services will continue to grow. According to Frost & Sullivan, the premium K-12 after-school education market in China grew from RMB46.5 billion in 2012 to RMB94.6 billion in 2017, representing a CAGR of approximately 15.3% from 2012 and is projected to grow to RMB195.5 billion in 2022, representing a CAGR of approximately 15.6% from 2017.

        We also expect to benefit from the positive effect of China's new population policies. In recent years, China has started to relax its "One-child Policy" and each family can choose to have two children starting in 2015. We expect this change in policy will drive the growth of the K-12 student population and in turn the demand for after-school education services.

        At the same time, our results are subject to changes in the regulatory regime applicable to the education industry in China. The PRC government regulates various aspects of our business and operations, including the qualification and licensing requirements for entities that provide education services, standards for the operations of study centers and foreign investments in the education industry.

        While our business is influenced by factors affecting the K-12 after-school education services industry in China generally, we believe our results of operations are more directly affected by company-specific factors, including the following major factors:

Student Enrollment

        Our revenues are primarily generated from tuition fees from students enrolled in our education programs, which is directly driven by the number of student enrollments. The growth of our enrollments in turn is affected by a mix of factors including the number of our study centers, the number and variety of our programs and service offerings and our reputation.

        In recent years, growth in student enrollment has been, to a substantial extent, driven by the ramp up of our existing study centers and the expansion of our service network. The number of study centers within our nationwide network has grown from 117 as of August 31, 2015, to 225 as of November 30, 2017, covering 42 cities throughout China. We plan to open additional study centers in these existing cities and explore opportunities to open study centers in other targeted geographic markets in China in order to continue to attract new student enrollments.

        In addition, our portfolio of program offerings is also an important driving force for student enrollments. We established our trusted brand through our premium tutoring services covering all key academic subjects taught in public schools at levels between the fourth grade in primary school and the twelfth grade in high school of the K-12 system in China. We subsequently added premium young children education services focusing on interest cultivation and early development, through which, we have successfully extended our services to younger children in kindergarten and primary schools. Throughout years of rapid growth, HappyMath has become one of the most renowned education brands in the young children mathematics tutoring market in China. Language and culture programs covering English language tutoring, overseas test preparation services and overseas study tours further complement our offerings to address the diversified education needs of the students. In the first half of fiscal year 2018, we expanded further into the online education space under the brand of "OneSmart Online" and launched our "OneSmart Class" program to address growing market needs. Our portfolio of program offerings helps us to retain our existing students and attract new students and provides us with greater cross-selling opportunities.

        We have maintained large and fast growing student enrollment over the years. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504 respectively.

Ability to Increase Revenue per Student

        We primarily charge students based on the fee rate per class unit and the total number of class units taken by students. Our results of operations are affected by our ability to increase revenue per student, which is primarily affected by the pricing of our education programs and the class unit consumption speed of our students:

  •
  Pricing.  Our ability to maintain and increase the pricing of our education programs is an important factor that affects our revenue. We determine the fee rate per class unit for our classes based on a number of factors, primarily the type of education programs with different class formats and sizes, overall demand for our program offerings, cost of our services, the geographic markets where the programs are offered, and the fees charged by our competitors for the same or similar programs. We have been able to command premium pricing for the education programs that we offer as a result of our quality service, excellent track record and leading market position. The average fee rate per class unit for our premium tutoring services and premium young children education services increased from RMB188.3 and RMB127.9 in the fiscal year of 2016, respectively, to RMB192.9 and RMB136.7 in the fiscal year of 2017. Under favorable conditions and supply situation in the K-12 after-school education market, we may seek to further raise the fee rate of our education programs gradually.

  •
  Class Unit Consumption.  After a student signs the service contract for after-school education programs and purchases a fixed amount of class units, he or she will be deemed to have enrolled with us. The pre-paid class units are consumed when the student takes classes and tuition revenue is recognized proportionally as the classes are delivered. Our ability to encourage our students to consume class units more frequently, directly affects our recognized revenue, and this ability is highly dependent upon the number and varieties of our programs and service offerings and our cross-selling efforts. Refunds for any remaining unconsumed class units do not affect our reported revenue as the tuition fees for refunded class units have not yet been recognized as revenue, but may have an adverse effect on our cash flow for the periods in which a significant amount of refunds are made. In general, with our approval, the student may use the unconsumed class units on certain programs or subjects that are different from the ones originally registered for at the time of purchase.

Operating Efficiency

        Our ability to manage operating costs and expenses directly affects our profitability.

        Our cost of revenues primarily consists of compensation to our teachers and study advisors and the rental costs associated with the headcounts of the teachers and study advisors. We offer competitive compensation to our teachers in order to attract and retain these talents. The number of our teachers increased from 2,536 as of August 31, 2015 to 3,473 as of August 31, 2016 and further to 4,624 as of November 30, 2017, in line with the expansion of our study centers and program offerings. As a result, compensation to our teachers and the associated rental payments increased in absolute amounts during the same periods. Costs related to our teachers and study advisors have a direct impact on our gross margin. Our ability to drive the productivity of our teachers and study advisors affects our profitability. The ratio of the number of our students to the number of our teachers and study advisors for a mix of program offerings has an impact on our margins, with higher student-to-teacher ratios generally representing higher margins. In general, our premium young children programs are conducted in larger classes, and therefore typically yield higher gross margin.

        Our operating expenses consist of sales and marketing expenses, and general and administrative expenses. Due to the increasing economies of scale that we have experienced with our expansion, our operating expenses as a percentage of net revenues decrease from 41.0% for the fiscal year 2015 to 36.9% for the fiscal year 2016 and 36.5% for the fiscal year 2017.

        Our planned expansion of study center network and program offerings may result in substantial demands on our management, operational, technological, financial and other resources. To manage and support our growth, we must enhance our operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teachers and management personnel at each individual study center as well as other administrative and sales and marketing personnel, particularly as we grow outside of our existing markets. If we cannot achieve these operational improvements, our financial condition and results of operations may be materially adversely affected.

Seasonality

        Our results of operations are also affected by seasonal factors. Our revenues are typically relatively higher in the third and fourth fiscal quarters, because our study centers generally have the largest numbers of enrollments and class units delivered for our premium programs in these quarters, when most primary and secondary school students prepare for their final exams in the spring semester and, particularly, when ninth- and twelfth-grade students are about to take high school and college entrance exams in China. On the other hand, our costs and expenses are generally not significantly affected by seasonal factors, as a significant portion of such costs and expenses are fixed thoughout a fiscal year. We expect this seasonal pattern of our results of operations to continue, although the impact of seasonal factors may not be as prominent in all periods as other factors due to our rapid business expansion.

Key Components of Results of Operations

Net Revenues

        We currently derive substantially all of our net revenues from tuition for our premium tutoring services and premium young children education services, which accounted for 99.0%, 97.8%, 97.8% and 97.4% of the total revenues, for the fiscal years ended August 31, 2015, 2016 and 2017 and the three months ended November 30, 2017, respectively.

        The following table sets forth the breakdown of our net revenues, both in absolute amount and as a percentage of our net revenues, for the periods presented.

								For the Three Months Ended November 30,
	Year Ended August 31,
								2016 (unaudited)		2017 (unaudited)
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net revenues
Premium tutoring services	1,025,883	94.1	1,382,529	90.4	1,800,535	272,437	87.5	280,004	85.7	358,972	54,316	81.4
Premium young children education services	52,960	4.9	112,667	7.4	212,104	32,093	10.3	38,452	11.7	70,448	10,660	16.0
Others	10,355	1.0	33,423	2.2	44,918	6,797	2.2	8,443	2.6	11,766	1,779	2.6

Total revenues	1,089,198	100.0	1,528,619	100.0	2,057,557	311,327	100.0	326,899	100.0	441,186	66,755	100.0

        We collect tuition fees in advance of commencement of our service, which we initially record as prepayments and revenues are recognized proportionately as classes are delivered.

        We also generate other revenues from our language and culture programs and franchise fees. We work with certain institutions through franchise arrangements to operate our program offerings and collect a franchise fee from them. For each of the fiscal years ended August 31, 2015, 2016 and 2017 and the three months ended November 30, 2017, net revenues from the franchise fees contributed to 0.3%, 1.3%, 0.6% and 0.8% of our total revenues, respectively. As of November 30, 2017, there were 29 franchise study centers. To optimise our geographic penetration and expansion in an asset light way, we may selectively enter into more franchise arrangements with third-party operators.

Cost of Revenues

        Our cost of revenues primarily includes (i) compensation to teachers and study advisors, including salaries, performance-based bonus and other benefits, (ii) rental cost related to the teaching and service functions, and to a lesser extent, (iii) depreciation and amortization in relation to renovation costs of our study centers and (iv) other costs, mainly including office supplies for the teaching activities. As we further expand our study centers, we expect our total cost of revenues to grow in tandem with our expansions as we open more study centers and program offerings and expand the number of our teachers and study advisors. The table below sets forth a breakdown of our cost of revenues for the periods indicated, both in absolute amount and as a percentage of our revenues:

								For the Three Months Ended November 30,
	Year Ended August 31,
								2016 (unaudited)		2017 (unaudited)
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues
Staff costs	(353,225)	(32.4)	(483,997)	(31.7)	(639,220)	(96,720)	(31.1)	(110,311)	(33.9)	(145,835)	(22,066)	(33.1)
Rental costs	(120,825)	(11.1)	(127,164)	(8.3)	(186,562)	(28,228)	(9.1)	(37,262)	(11.3)	(55,320)	(8,370)	(12.5)
Depreciation and amortization	(45,981)	(4.2)	(44,627)	(2.9)	(53,206)	(8,051)	(2.6)	(10,590)	(3.2)	(16,636)	(2,517)	(3.8)
Other costs	(60,204)	(5.5)	(74,149)	(4.8)	(123,278)	(18,653)	(5.9)	(22,344)	(6.8)	(34,811)	(5,268)	(7.9)

Total cost of revenues	(580,235)	(53.2)	(729,937)	(47.7)	(1,002,266)	(151,652)	(48.7)	(180,507)	(55.2)	(252,602)	(38,221)	(57.3)

Selling and Marketing Expenses

        Our selling and marketing expenses primarily consist of (i) compensation to selling personnel, including the salaries, performance-based bonus and share-based and other benefits, (ii) advertising, marketing and brand promotion expenses, (iii) rental costs for the leases related to the sales and marketing function, and to a lesser extent, (iv) office supplies in relation to the selling and marketing activities. Our selling and marketing expenses as a percentage of revenues were 22.4%, 17.1% and 17.9%, for the fiscal years of 2015, 2016 and 2017, respectively. Our selling and marketing expenses as a percentage of revenues decreased from 2015 to 2017 as a result of our increasing word-of-mouth referrals, retention rates, and as we enjoyed the increasing economies of scale. Our selling and marketing expenses as a percentage of revenues were 21.3% and 24.1% for the three months ended November 30, 2016 and 2017, which was mainly attributable to the opening of new learning centers in more cities and greater sales and marketing efforts. We expect that our selling and marketing expenses will continue to increase in absolute amounts as we continue to market our brands and services and expand into new geographic regions.

General and Administrative Expenses

        Our general and administrative expenses mainly consist of (i) compensation to our study center directors, management at our headquarters, administrative and R&D personnel, including base salaries, performance-based bonuses and share-based and other benefits, and (ii) professional service expense. We expect that our general and administrative expenses will increase in absolute amounts in the foreseeable future as we hire additional personnel and incur additional expenses in connection with the expansion of our business operations, in particular in connection with our technology development and online education initiatives and other new program offerings, the enhancement of our internal controls and the provisions of share-based compensation and as well as other expenses for becoming and being a public company.

        The following table sets forth our operating expenses, both in absolute amount and as a percentage of our revenues, for the periods presented.

								For the Three Months Ended November 30,
	Year Ended August 31,
								2016 (unaudited)		2017 (unaudited)
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating expenses:
Selling and marketing expenses	(243,610)	(22.4)	(261,330)	(17.1)	(369,221)	(55,866)	(17.9)	(69,537)	(21.3)	(106,397)	(16,099)	(24.1)
General and administrative expenses	(202,297)	(18.6)	(303,270)	(19.8)	(381,332)	(57,699)	(18.6)	(71,819)	(22.0)	(98,547)	(14,911)	(22.4)

Total operating expenses	(445,907)	(41.0)	(564,600)	(36.9)	(750,553)	(113,565)	(36.5)	(141,356)	(43.3)	(204,944)	(31,010)	(46.5)

Taxation

Cayman Islands

        We are incorporated in the Cayman Islands. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

        OneSmart, BVI, our wholly-owned subsidiary in the British Virgin Islands, is not subject to tax on income or capital gains. In addition, upon payments of dividends by OneSmart to us, no British Virgin Islands withholding tax will be imposed.

Hong Kong

        Onesmart HK, our wholly-owned subsidiary in Hong Kong, is subject to Hong Kong profits tax of 16.5% on its activities conducted in Hong Kong. No provision for Hong Kong profits tax has been made as it has no assessable income.

PRC

        Generally, our PRC subsidiaries, our VIEs and their subsidiaries, which are considered PRC resident enterprises under PRC tax law, are subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. In accordance with the PRC Enterprise Income Tax Law, dividends, which arise from profits of foreign invested enterprises, or FIEs, earned after January 1, 2008, are subject to a 10% withholding income tax.

        Our PRC subsidiaries and VIEs are subject to value added tax, or VAT, at a rate of 3% to 6%. We are also subject to surcharges on VAT payments in accordance with PRC laws.

        Dividends paid by our wholly foreign-owned subsidiary in China to our holding company will be subject to a withholding tax at the rate of 10%. We do not plan to declare and pay dividends in the foreseeable future.

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavourable tax consequences to us and our non-PRC shareholders or ADS holders."

Critical Accounting Policies

        We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

        The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included with this prospectus.

Consolidation of variable interest entities

        Our consolidated financial statements include the financial statements of our holding company, our subsidiaries and our VIEs and its subsidiaries. All significant inter-company transactions and balances between us, our subsidiaries and our VIEs and its subsidiaries and schools are eliminated upon consolidation.

        PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing education services outside China. In addition, foreign investment in private institutions providing compulsory education are prohibited and foreign investment in private institutions providing pre-school, high school or higher education are restricted to Sino-foreign cooperation with the Chinese side playing the major role. Our offshore holding companies are not educational institutions and do not provide educational services outside China. To comply with PRC laws and regulations, we conduct all of our business in China through our VIEs. In addition, our VIEs and its subsidiaries hold leases and other assets necessary to operate our study centers, and generate substantially all of our revenues. Despite the lack of technical majority ownership, we have effective control of our VIEs through a series of contractual arrangements, and a parent-subsidiary relationship exists between us and our VIEs. The equity interests of our VIEs are legally held by PRC individuals, or the nominee shareholders. Through the contractual agreements, the nominee shareholders of our VIEs effectively assigned all their voting rights underlying their equity interests in our VIEs to us, and therefore, we have the power to direct the activities of our VIEs that most significantly impact its economic performance. We also have the right to receive economic benefits and the obligations to absorb losses from our VIEs that potentially could be significant to our VIEs. Based on the above, we consolidate our VIEs in accordance with SEC Regulation SX-3A-02 and ASC810-10, Consolidation: Overall.

        For more information on consolidation of our VIEs, see Note 1 to our audited consolidated financial statements appearing elsewhere in this prospectus.

Revenue recognition

        Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred, the selling price is fixed or determinable and collection is reasonably assured. Our business is subject to business tax, VAT and tax surcharges assessed by governmental authorities. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, we elected to present business tax, VAT and tax surcharges as a reduction of revenues on the consolidated statements of income. Payments received before all of the relevant criteria for revenue recognition are satisfied are included in "Prepayment from customers".

        The primary sources of our revenues are as follows:

        The revenues are primarily generated from the tuition fees for premium tutoring services and premium young children education services. Tuition revenue is generally collected in full, in advance of the commencement of tutoring sessions, and is initially recorded as prepayments from customers. Tuition revenue is recognized proportionately as the tutoring sessions, including free sessions, are delivered.

        According to our policy, we refund tuition fees for any remaining undelivered tutoring sessions to students who withdraw from contracts. The refunds are recorded as reductions of the related tutoring session tuition received in advance that have no impact on recognized revenue.

        Franchise revenues include initial franchise fees, which are non-refundable and we recognize as revenue when substantially all services or conditions relating to the initial franchise fees have been performed and we have fulfilled all commitments and obligations (generally, when a franchisee commences its operations under the OneSmart brand). We also receive recurring franchise fees from our franchisees, which include a fixed percentage of the franchisees' tutoring session tuition. The recurring franchise fees are recognized as franchise revenues as the fees are earned and realized.

Income taxes

        We follow the liability method of accounting for income taxes in accordance with ASC 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

        We account for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of the benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained (defined as a likelihood of more than fifty percent of being sustained upon an audit, based on the technical merits of the tax position), the tax position is then assessed to determine the amount of benefits to recognize in the consolidated financial statements. The amount of the benefits that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. As of August 31, 2015, 2016 and 2017, we had unrecognized tax benefit of RMB6.2 million, RMB9.1 million and RMB13.0 million (US$2.0 million), respectively. As of November 30, 2017, we had unrecognized tax benefit of RMB14.0 million (US$2.1 million). We also recognized immaterial interest accrued related to the unrecognized tax benefit in income tax expenses in the applicable periods.

Measurement of Share-based Compensation

        On March 15, 2013, we, through our predecessor holding company incorporated in the British Virgin Islands, established a 2013 Share Incentive Plan, or the 2013 Plan. For information regarding the 2013 Plan, see our consolidated financial statements and the related notes included elsewhere in this prospectus. 11,253,906 share options were approved under the 2013 Plan of which, 2,833,513 options were granted.

        On February 2, 2016, the 2013 Plan was terminated. On the same day, Shanghai OneSmart adopted the 2015 Plan which replaced the 2013 Plan. For information regarding the 2015 Plan, see our consolidated financial statements and the related notes included elsewhere in this prospectus. Under the 2015 Plan, the condition for the exercise of options upon the completion of an initial public offering, or IPO performance condition, under the 2013 Plan was removed. The employees received equity interest in Shanghai OneSmart as replacement awards for their share options under the 2013 Plan. The employees generally received 0.3451 of fully vested shares of Shanghai OneSmart for each share option that was outstanding as of February 2, 2016, totaling 540,567 shares. Shanghai OneSmart also issued to the employees an additional 85,075, 212,787 and 527,383 restricted shares that were fully vested on February 2, 2016 and on December 1, 2017 and will become fully vested on December 1, 2018, respectively. The purchase price of each share of Shanghai OneSmart was approximately RMB1.00.

        In connection with the Reorganization on September 17, 2017, we adopted the Amended and Restated 2015 Plan to replace the 2015 Plan which was cancelled concurrently. Under the Amended and Restated 2015 Plan, the board of directors is authorized to grant share options to employees, directors or consultants to purchase up to an aggregate of 336,642,439 Class A ordinary shares. The employees generally received 102.10 options for each fully vested restricted share that was outstanding as of September 17, 2017 under the 2015 Plan, totaling 63,880,024 fully vested options. The employees also received 16,442,655 and 49,634,837 share options at the same exchange ratio to replace the restricted shares that were vested on December 1, 2017 and will vest on December 1, 2018, respectively, as issued under the 2015 Plan. All of the share options contain an IPO performance condition.

        In November 2017, an additional 161,059,574 share options were granted under the Amended and Restated 2015 Plan at the exercise price of US$0.0021 to US$0.1455 per share with service conditions and the same IPO performance condition.

        In March 2017, one of our subsidiaries approved an employee share incentive scheme under which incentives are provided by certain Shanghai OneSmart's subsidiaries to their regional management and staff, or the Domestic Plan. On May 2, 2017, 120,000 options were granted to employees by two subsidiaries. For information regarding the Domestic Plan, see "Management—Domestic Incentive Plan" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

        Share based payment transactions with employees were accounted for as equity awards and measured at their grant date fair values. We recognize compensation expense over the requisite service period using the accelerated method. We recognize share-based compensation cost for equity awards to employees with performance conditions based on the probable outcome of the performance conditions. Compensation cost is recognized if it is probable that the performance conditions will be achieved. We did not recognize any share-based compensation expense for the share options granted under the 2013 Plan prior to its termination and the share options granted in November 2017 under the Amended and Restated 2015 Plan given the share options carried an IPO performance condition that was determined not probable to occur.

        We account for any change in any of the terms or conditions of the awards as a modification of the award. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, we recognize incremental compensation cost in the period the modification occurs. For unvested awards, we recognize over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date.

        The termination of the 2013 Plan and the concurrent adoption of the 2015 Plan was accounted for as a Type III modification in accordance with ASC 718. Under which, we recognized an immediate one-time catch-up share-based compensation expense of RMB38.2 million for the fully vested replacement awards in February 2016. We estimated the fair value of the replacement awards and the new grants under the 2015 Plan on February 2, 2016 based on equity value as further described below.

        The termination of the 2015 Plan and the concurrent adoption of the Amended and Restated 2015 Plan were accounted for as a Type II modification in accordance with ASC 718. Under which, we defer the recognition of the incremental share-based compensation expense of RMB51.1 million given the replacement awards carry an IPO performance condition that was determined not probable to occur, which will be recognized if and when the IPO occurs. The unrecognized share-based compensation expense of RMB19,269 measured on the original grant date of February 2, 2016 will continue to be recognized over the original requisite service periods of three to fifteen months.

        We estimate the fair value of share options issued under the Amended and Restated 2015 Plan and the Domestic Plan using the binomial option-pricing model with the assistance of an independent third party appraiser. The models require the input of highly subjective assumptions including the estimated expected share price volatility and the share price upon which our employees are likely to exercise share options, or the exercise multiple. We historically have been a private company and lack information on our share price volatility. Therefore, we estimate our expected share price volatility based on the historical volatility of similar companies that are publicly-traded. When selecting these public companies on which we have based our expected share price volatility, we selected companies with similar characteristics, including invested capital's value, business model, risk profiles, position within the industry, and with historical share price information sufficient to meet the contractual life of our share options. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available. Relating to the exercise multiple, as a private company, we were not able to develop an exercise pattern for reference, thus the exercise multiple is based on management's estimation, which we believe is representative of the future exercise pattern of the options. The risk-free interest rates for the periods within the contractual life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted.

        The assumptions we adopted to estimate the fair value of share options granted by our group companies were as follows:

  Domestic Plan for two subsidiaries of Shanghai OneSmart

Valuation Date	Risk-free interest rate	Expected volatility
May 2, 2017	4.8%	47.3%

  Amended and Restated 2015 Plan

Valuation Date	Risk-free interest rate	Expected volatility
September 17, 2017	3.7%	51.5%
November 30, 2017	4.0%	51.5%

        The following table sets forth the fair value of the equity awards granted under the different plans of our group companies, estimated on the dates indicated below with the assistance from an independent valuation firm:

  2015 Plan for Shanghai OneSmart

Valuation Date	Fair Value		Discount for Lack of Marketability	Discount Rate
February 2, 2016	US$	11.39	29%	15%

  Domestic Plan for two subsidiaries of Shanghai OneSmart

Valuation Date	Fair Value	Discount for Lack of Marketability	Discount Rate
May 2, 2017	RMB203.2 and RMB285.3	35%	14%

  Amended and Restated 2015 Plan

Valuation Date	Fair Value		Discount for Lack of Marketability	Discount Rate
September 17, 2017	US$	0.13	7%	15%
November 30, 2017	US$	0.14	7%	15%

        In determining the fair value of the shares of our group companies, we applied the income approach / discounted cash flow, or DCF, analysis based on the projected cash flow using management's best estimates as of the valuation date.

        The determination of the fair value of the shares requires complex and subjective judgments to be made regarding projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation. The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The discount rates applied in the DCF were based on the WACCs determined based on a consideration of the factors, including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

  •
  Comparable companies: In deriving the WACCs, which are used as the discount rates under the income approach, eight publicly traded companies focused on providing after-class education services were selected for reference as our guideline companies.

  •
  Discount for lack of marketability, or DLOM: DLOM was quantified based on the European put option price applying the Black-Scholes Model. The valuation of the put option is essentially the insurance a willing buyer would pay to guarantee the marketability and price of the underlying asset in the future. The farther the valuation date is from an expected liquidity event, the higher the put option value would be and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. The growth rates of our revenues, as well as major milestones that we have achieved, contributed to the fair value of the shares. However, fair value is inherently uncertain and highly subjective. The assumptions used in deriving the fair value are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving forecasts were assessed in selecting the appropriate discount rates.

        We recognized total share-based compensation expenses of nil, RMB57.3 million and RMB25.0 million (US$3.8 million), for the years ended August 31, 2015, 2016 and 2017, respectively. We recognized share-based compensation expenses of RMB5.4 million and RMB5.7 million (US$0.9 million) for the three months ended November 30, 2016 and November 30, 2017, respectively.

Valuation of Preferred Shares

        The valuations of our redeemable convertible preferred shares issued in connection with the 2017 Restructuring and issued in the three months ended November 30, 2017 were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        Our equity interest comprised of both ordinary shares and redeemable convertible preferred shares with different rights and preferences. According to the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we adopted the equity allocation method, specifically the Option-Pricing Method, to determine the fair value of the redeemable convertible preferred shares and we have considered the different probability for three scenarios: liquidation, redemption and Qualification IPO.

        We considered objective and subjective factors and key assumptions to determine our best estimate of the fair value of our redeemable convertible preferred shares, including the following:

        our performance and market position relative to our competitors or similar publicly traded companies;

        the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given internal company and external market conditions;

  •
  expected date of liquidation event;

  •
  probability of different scenarios;

  •
  risk free rate and volatility; and

  •
  our developments and milestones.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

								For the Three Months Ended November 30,
	Year Ended August 31,
								2016 (unaudited)		2017 (unaudited)
	2015		2016		2017
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)							(unaudited) (in thousands, except for percentages)
Net revenues
Premium tutoring services	1,025,883	94.1	1,382,529	90.4	1,800,535	272,437	87.5	280,004	85.7	358,972	54,316	81.4
Premium young children education services	52,960	4.9	112,667	7.4	212,104	32,093	10.3	38,452	11.7	70,448	10,660	16.0
Others	10,355	1.0	33,423	2.2	44,918	6,797	2.2	8,443	2.6	11,766	1,779	2.6

Total net revenues	1,089,198	100.0	1,528,619	100.0	2,057,557	311,327	100.0	326,899	100.0	441,186	66,755	100.0

Cost of revenues	(580,235)	(53.2)	(729,937)	(47.7)	(1,002,266)	(151,652)	(48.7)	(180,507)	(55.2)	(252,602)	(38,221)	(57.3)

Gross profit	508,963	46.8	798,682	52.3	1,055,291	159,675	51.3	146,392	44.8	188,584	28,534	42.7

Operating expenses(1)
Selling and marketing expenses	(243,610)	(22.4)	(261,330)	(17.1)	(369,221)	(55,866)	(17.9)	(69,537)	(21.3)	(106,397)	(16,099)	(24.1)
General and administrative expenses	(202,297)	(18.6)	(303,270)	(19.8)	(381,332)	(57,699)	(18.6)	(71,819)	(22.0)	(98,547)	(14,911)	(22.4)

Total operating expenses	(445,907)	(41.0)	(564,600)	(36.9)	(750,553)	(113,565)	(36.5)	(141,356)	(43.3)	(204,944)	(31,010)	(46.5)

Operating income/(loss)	63,056	5.8	234,082	15.4	304,738	46,110	14.8	5,036	1.5	(16,360)	(2,476)	(3.8)

Interest income	10,224	0.9	12,365	0.8	13,484	2,040	0.7	3,373	1.0	6,378	965	1.4

Interest expense	—	—	—	—	(192)	(29)	(0.0)	—	—	(119)	(18)	(0.0)

Other income	12,618	1.2	16,032	1.0	19,410	2,937	0.9	4,677	1.4	39,328	5,951	8.9
Other expenses	(2,120)	(0.2)	(3,950)	(0.2)	—	—	—	—	—	—	—	—

Foreign exchange gain/(loss)	436	0.0	727	0.0	(180)	(26)	(0.0)	(364)	(0.1)	(175)	(26)	(0.0)

Income before income tax and share of net loss from equity interests	84,214	7.7	259,256	17.0	337,260	51,032	16.4	12,722	3.8	29,052	4,396	6.5

Income tax expense	(27,635)	(2.5)	(71,496)	(4.7)	(92,016)	(13,923)	(4.5)	(12,654)	(3.8)	(9,596)	(1,452)	(2.2)

Income before share of net loss from equity investees	56,579	5.2	187,760	12.3	245,244	37,109	11.9	68	0.0	19,456	2,944	4.3
Share of net loss from equity investees	(495)	(0.0)	(993)	(0.0)	(1,939)	(293)	(0.1)	(152)	(0.0)	(1,366)	(207)	(0.3)
Net income/(loss)	56,084	5.2	186,767	12.3	243,305	36,816	11.8	(84)	(0.0)	18,090	2,737	4.0

(1)
Including share-based compensation expenses as set forth below:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)				(in thousands)
Allocation of Share-based Compensation Expenses
Selling and marketing	—	795	735	111	184	165	25
General and administrative	—	56,553	24,240	3,668	5,215	5,503	833

Total	—	57,348	24,975	3,779	5,399	5,668	858

Three Months Ended November 30, 2017 compared to Three Months ended November 30, 2016

        Net Revenues.    Our net revenues increased by 35.0% from RMB326.9 million in the three months ended November 30, 2016 to RMB441.2 million (US$66.8 million) in the three months ended November 30, 2017. This increase was primarily attributable to the significant growth of the student enrollments for our education programs and corresponding increase of total number of consumed class units. Our average monthly enrollment increased from 61,997 for the three months ended November 30, 2016 to 83,504 for the three months ended November 30, 2017. Our total number of consumed class units increased from 1.9 million for the three months ended November 30, 2016 to 2.5 million for the three months ended November 30, 2017.

        Net revenues from premium tutoring programs: The increase of the revenues was primarily due to the increase in student enrollments as a result of the ramp-up and expansion of our existing learning centers and the opening of new learning centers in more cities and greater sales and marketing efforts, and to a lesser extent, an increase in average fee rate per class units.

        Revenues from premium young children education services: The increase of the revenues was primarily due to the increase in the student enrollments as a result of expanded programs in Chinese and computer programming, the high growth of HappyMath mathematics programs and greater sales and marketing efforts, and to a lesser extent, an increase in average fee rate per class units.

        Revenues from others:    The increase of the revenues was primarily due to the increase in student enrollments in the language and culture programs as a result of expanded program offerings of OneSmart Elite English and OneSmart Overseas Language Training.

        Cost of Revenues.    Our cost of revenues increased by 39.9% from RMB180.5 million in the three months ended November 30, 2016 to RMB252.6 million (US$38.2 million) in the three months ended November 30, 2017, primarily due to an increase of RMB32.6 million in the compensation to the teachers and education advisors. Such increase was in line with the expansion of our business operations.

        Gross Profit and Gross Margin.    As a result of the factors set out above, our gross profit increased by 28.8% from RMB146.4 million in the three months ended November 30, 2016 to RMB188.6 million (US$28.5 million) in the three months ended November 30, 2017 as we continued to grow our operation scale. Gross margin slightly decreased from 44.4% in the three months ended November 30, 2016 to 42.7% in the three months ended November 30, 2017, which was primarily attributable to the relatively lower gross margin of newly opened study centers at their ramp-up stage.

        Selling and Marketing Expenses.    Our selling and marketing expenses increased by 53.0% from RMB69.5 million in the three months ended November 30, 2016 to RMB106.4 million (US$16.1 million) in the three months ended November 30, 2017. This increase was primarily due to the increase in (i) headcount of the selling and marketing personnel and staff related costs and (ii) advertising, marketing and brand promotion activities.

        General and Administrative Expenses.    Our general and administrative expenses increased by 37.2% from RMB71.8 million in the three months ended November 30, 2016 to RMB98.5 million (US$14.9 million) in the three months ended November 30, 2017. This increase was primarily due to the increase in headcount and staff costs of our management personnel.

        Operating Income.    As a result of the factors set out above, we had RMB5.0 million operating income in the three months ended November 30, 2016 and RMB16.4 million (US$2.5 million) operating loss in the three months ended November 30, 2017.

        Interest Income.    We had interest income of RMB3.4 million and RMB6.4 million (US$1.0 million) in the three months ended November 30, 2016 and 2017, respectively, which consisted primarily of interest earned from our cash and cash equivalents and short-term investments.

        Other Income.    We recorded other income of RMB4.7 million and RMB39.3 million (US$6.0 million) in the three months ended November 30, 2016 and November 30, 2017, respectively. Other income in the fiscal year 2017 was mainly attributable to government subsidies in the form of cash award. With the healthy growth of our business and our increased contribution to local tax income in 2017, we were awarded a higher amount of government subsidies as an incentive from local government authorities. However, government subsidies in the form of cash award is discretionary in nature and we do not believe that the increase in government subsidies during the referenced period is reflective of a known trend.

        Income Tax Expenses.    Our income tax expenses decreased significantly from RMB12.7 million in the three months ended November 30, 2016 to RMB9.6 million (US$1.5 million) in the three months ended November 30, 2017, which could be attributable to the fact that more deferred tax assets were recognized and offsetted the increase of income expenses.

        Net Income.    As a result of the foregoing, we had net loss of RMB0.1 million in the three months ended November 30, 2016 and net income of RMB18.1 million (US$2.7 million) in the three months ended November 30, 2017.

Fiscal Year Ended August 31, 2017 compared to Fiscal Year Ended August 31, 2016

        Net revenues.    Our net revenues increased by 34.6% from RMB1.5 billion in the fiscal year 2016 to RMB2.1 billion (US$311.3 million) in the fiscal year 2017. This increase was primarily attributable to the significant growth of student enrollments for our education programs and corresponding increase of total number of consumed class units. Our total number of consumed class units increased from 8.6 million for the fiscal year 2016 to 11.2 million for the fiscal year 2017. Our average monthly enrollments increased from 56,019 for the fiscal year 2016 to 76,841 for the fiscal year 2017.

        Net revenues from premium tutoring services:    The increase in revenues was primarily due to the increase in student enrollments as a result of the ramp-up and expansion of our existing study centers and the opening of new study centers in more cities and greater sales and marketing efforts, and to a lesser extent, an increase in the average fee rate per class unit.

        Net revenues from premium young children education services:    The increase in revenues was primarily due to the increase in the student enrollments as a result of expanded program offerings under HappyMath brand including Chinese and computer programming, the high growth of HappyMath mathematics program and greater sales and marketing efforts, and to a extent, an increase in a average fee rate per class unit.

        Net revenues from others:    The increase in revenues was primarily due to (i) the increase in the student enrollments in our language and culture programs as a result of expanded program offerings of OneSmart Elite English and OneSmart Overseas Language Training and (ii) the increase of franchise fees.

        Cost of Revenues.    Our cost of revenues increased by 37.3% from RMB729.9 million in the fiscal year 2016 to RMB1.0 billion (US$151.7 million) in the fiscal year 2017, primarily due to an increase of RMB155.2 million (US$23.5 million) in the compensation to teachers and study advisors and the increase of rental cost of RMB59.4 million (US$9.0 million). Such increase was in line with the expansion of our business operations. The number of teachers and study advisors at our study centers increased from 4,113 as of August 31, 2016 to 5,411 as of August 31, 2017 due to opening new study centers and expanding the existing ones.

        Gross Profit and Gross Margin.    As a result of the factors set out above, our gross profit increased by 32.1% from RMB798.7 million in the fiscal year 2016 to RMB1.1 billion (US$159.7 million) in the fiscal year 2017 as we continued to expand our operation scale. Gross margin decreased slightly from 52.3% in fiscal year 2016 to 51.3% in fiscal year 2017, which was primarily attributable to the relatively lower gross margin of newly opened study centers at their ramp-up stage.

        Selling and Marketing Expenses.    Our selling and marketing expenses increased by 41.3% from RMB261.3 million in the fiscal year 2016 to RMB369.2 million (US$55.9 million) in the fiscal year 2017. This increase was primarily due to the increase in (i) headcount of the selling and marketing personnel and staff related costs and (ii) advertising, marketing and brand promotion activities.

        General and Administrative Expenses.    Our general and administrative expenses increased by 25.7% from RMB303.3 million in the fiscal year 2016 to RMB381.3 million (US$57.7 million) in the fiscal year 2017. This increase was primarily due to the increase in headcount of our management personnel and staff related costs.

        Operating Income.    As a result of the factors set out above, we had RMB234.1 million operating income in the fiscal year 2016 and RMB304.7 million (US$46.1 million) operating income in the fiscal year 2017.

        Interest Income.    We had RMB12.4 million interest income in the fiscal year 2016 and RMB13.5 million (US$2.0 million) interest income in the fiscal year 2017, which consisted primarily of interest earned from our cash and cash equivalents and short-term investment.

        Other Income.    We recorded other income of RMB16.0 million and RMB19.4 million (US$2.9 million) in the fiscal year 2016 and the fiscal year 2017, respectively. Other income in the fiscal year 2016 was mainly due to the government subsidies we received in the form of cash award and realized gain on available-for-sale investments. Other income in the fiscal year 2017 was mainly due to the realized gain on available-for-sale investments and recognised investment gain on step acquisitions.

        Income Tax Expenses.    Our income tax expenses increased from RMB71.5 million in the fiscal year 2016 to RMB92.0 million (US$13.9 million) in the fiscal year 2017, primarily due to the increase in taxble income.

        Net Income.    As a result of the foregoing, we had net income of RMB186.8 million in the fiscal year 2016 and net income of RMB243.3 million (US$36.8 million) in the fiscal year 2017.

Fiscal Year Ended August 31, 2016 compared to Fiscal Year Ended August 31, 2015

        Net revenues.    Our net revenues increased by 40.3% from RMB1.1 billion in the fiscal year 2015 to RMB1.5 billion in the fiscal year 2016. This increase was primarily attributable to the significant growth of student enrollments for our premium tutoring services, premium young children education services and our language and culture programs. Our average monthly enrollments increased from 40,743 for the fiscal year 2015 to 56,019 for the fiscal year 2016.

        Net revenues from premium tutoring services: The increase in net revenues was primarily due to the increase in student enrollments as a result of the ramp-up and expansion of our existing study centers and the opening of new study centers in more cities and greater sales and marketing efforts, and to a lesser extent, an increase in the average fee rate per class unit.

        Net revenues from premium young children education services: The increase in net revenues was primarily due to the increase in the student enrollments as a result of expanded program offerings under HappyMath brand including Chinese and computer programming, the high growth of HappyMath mathematics program and greater sales and marketing efforts, and to a lesser extent, an increase in the average fee rate per class unit.

        Net revenues from others:    The increase in net revenues was primarily due to the increase in the student enrollments in our language and culture programs as a result of expanded program offerings of OneSmart Study Camp.

        Cost of Revenues.    Our cost of revenues increased by 25.8% from RMB580.2 million in the fiscal year 2015 to RMB729.9 million in the fiscal year 2016, primarily due to an increase of RMB130.8 million in the compensation to our teachers and study advisors. The number of teachers and study advisors at our study centers increased from 3,027 as of August 31, 2015 to 4,113 as of August 31, 2016, in line with the increase in the number of consumed class units and student enrollments.

        Gross Profit and Gross Margin.    As a result of the factors set out above, our gross profit increased by 56.9% from RMB509.0 million in the fiscal year 2015 to RMB798.7 million in the fiscal year 2016. Gross margin increased from 46.8% in the fiscal year 2015 to 52.3% in the fiscal year 2016. The increase in our gross margin was primarily attributable to increasing economics of scale and improvement of operating efficiencies.

        Selling and Marketing Expenses.    Selling and marketing expenses constituted 22.4% and 17.1% of our net revenues in the fiscal year 2015 and the fiscal year 2016, respectively. This decrease was primarily due to increase in economies of scale and effectiveness of our marketing efforts.

        General and Administrative Expenses.    Our general and administrative expenses increased by 49.9% from RMB202.3 million in the fiscal year 2015 to RMB303.3 million in the fiscal year 2016 primarily because of one-time share-based compensation expense incurred as a result of our employees' receipt of fully vested equity interests in Shanghai OneSmart as replacement awards under the 2015 Plan for their share options under the 2013 Plan that was terminated.

        Operating Income.    As a result of the factors set out above, we had RMB63.1 million and RMB234.1 million operating income in the fiscal year 2015 and the fiscal year 2016, respectively.

        Interest Income.    We had interest income of RMB10.2 million and RMB12.4 million in the fiscal year 2015 and the fiscal year 2016, respectively.

        Other Income.    We recorded other income of RMB12.6 million and RMB16.0 million for the fiscal year 2015 and the fiscal year 2016, respectively. Other income in both fiscal years was mainly due to the government subsidies in the form of cash award that we received and realized gain on available-for-sale investments.

        Income Tax Expenses.    Our income tax expenses increased from RMB27.6 million in the fiscal year 2015 to RMB71.5 million in the fiscal year 2016, primarily due to the increase in taxable income.

        Net Income.    As a result of the foregoing, we had net income of RMB56.1 million and RMB186.8 million in the fiscal year 2015 and the fiscal year 2016, respectively.

Selected Quarterly Results of Operations

        The following table presents our unaudited interim condensed consolidated results of operations for the three-month periods ended on the dates indicated. You should read the following table in conjunction with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited interim condensed consolidated quarterly financial information on the same basis as our audited consolidated financial statements which includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our operating results for the quarters presented.

	For the Three Months Ended
	November 30, 2015 (unaudited)	February 29, 2016 (unaudited)	May 31, 2016 (unaudited)	August 31, 2016 (unaudited)	November 30, 2016 (unaudited)	February 28, 2017 (unaudited)	May 31, 2017 (unaudited)	August 31, 2017 (unaudited)	November 30, 2017 (unaudited)
	(in thousands of RMB)
Net revenues
Premium tutoring services	203,430	322,374	434,928	421,797	280,004	431,846	543,469	545,217	358,972
Premium young children education services	20,660	24,266	27,143	40,598	38,452	48,993	51,491	73,168	70,448
Others	4,819	6,453	5,579	16,572	8,443	13,728	4,234	18,512	11,766

Total net revenues	228,909	353,093	467,650	478,967	326,899	494,567	599,194	636,897	441,186
Cost of revenues	(139,209)	(168,431)	(206,714)	(215,583)	(180,507)	(242,707)	(265,423)	(313,629)	(252,602)

Gross profit	89,700	184,662	260,936	263,384	146,392	251,860	333,771	323,268	188,584

Operating expenses(1)
Selling and marketing expenses	(43,003)	(70,966)	(68,440)	(78,921)	(69,537)	(113,396)	(81,953)	(104,335)	(106,397)
General and administrative expenses	(49,667)	(96,470)	(67,483)	(89,650)	(71,819)	(96,402)	(102,913)	(110,198)	(98,547)

Total operating expenses	(92,670)	(167,436)	(135,923)	(168,571)	(141,356)	(209,798)	(184,866)	(214,533)	(204,944)

Operating income/(loss)	(2,970)	17,226	125,013	94,813	5,036	42,062	148,905	108,735	(16,360)

Interest income	2,062	5,828	1,340	3,135	3,373	7,109	1,206	1,796	6,378

Interest expense	—	—	—	—	—	(22)	(64)	(106)	(119)

Other income	—	4,243	11,372	417	4,677	1,035	3,789	9,909	39,328
Other expenses	—	—	—	(3,950)	—	—	—	—	—

Foreign exchange gain/(loss)	(471)	715	120	363	(364)	734	898	(1,448)	(175)

Income/(loss) before income tax and share of net loss from equity investees	(1,379)	28,012	137,845	94,778	12,722	50,918	154,734	118,886	29,052

Income tax expenses	2,379	(12,099)	(32,497)	(29,279)	(12,654)	(18,197)	(31,591)	(29,574)	(9,596)

Income before share of net loss from equity investees	1,000	15,913	105,348	65,499	68	32,721	123,143	89,312	19,456

Share of net loss from equity investees	(292)	(250)	(250)	(201)	(152)	(170)	(1,133)	(484)	(1,366)

Net income/(loss)	708	15,663	105,098	65,298	(84)	32,551	122,010	88,828	18,090

        Our revenue and operating results have fluctuated in the past from quarter to quarter, which was primarily affected by seasonal factors. Although we receive tuition fees from students attending our courses when they purchase the courses, revenues are only recognized when we deliver our education services. As such, tuition fee revenue is generally low in the first quarter and second quarter of our fiscal year as many students do not attend classes, or attend less classes, at our learning centers during winter holidays. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factor Affecting Our Results of Operations—Seasonality" and "Risk Factors—Risks Related to Our Business—Our business is subject to seasonal fluctuations, which may cause our results of operations to fluctuate from term to term. This may result in volatility and adversely affect the price of our ADSs."

Non-GAAP Measures

        We use adjusted EBITDA and adjusted net income, each a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes.

        We believe that adjusted EBITDA and adjusted net income help identify underlying trends in our business that could otherwise be distorted by the effect of the expenses that we include in income from operations and net income. We believe that adjusted EBITDA and adjusted net income provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

        Adjusted EBITDA and adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted EBITDA and adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        Adjusted EBITDA represents net income before depreciation, amortization, interest expenses, interest income and income tax expenses and share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted EBITDA for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)				(in thousands)
Net income	56,084	186,767	243,305	36,816	(84)	18,090	2,737
Add:
Depreciation	54,291	53,033	62,483	9,454	12,696	19,507	2,952
Amortization	—	—	1,101	167	—	387	59
Interest expenses	—	—	192	29	—	119	18
Income tax expenses	27,635	71,496	92,016	13,923	12,654	9,596	1,452
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Less:
Interest income	(10,224)	(12,365)	(13,484)	(2,040)	(3,373)	(6,378)	(965)

Adjusted EBITDA	127,786	356,279	410,588	62,128	27,292	46,989	7,111

        Adjusted net income represents net income before share-based compensation expense. The table below sets forth a reconciliation of our net income to adjusted net income for the periods indicated:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)				(in thousands)
Net income	56,084	186,767	243,305	36,816	(84)	18,090	2,737
Add:
Share-based compensation expense	—	57,348	24,975	3,779	5,399	5,668	858

Adjusted net income	56,084	244,115	268,280	40,595	5,315	23,758	3,595

Liquidity and Capital Resources

Cash Flows and Working Capital

        To date, we have financed our operations primarily through cash generated by operating activities, historical equity financing activities and commercial bank loan. In December 2017, we borrowed RMB450 million through a credit facility from a commercial bank for a term of five years. We subsequently used the loan partially for our working capital needs and partially for the payment of the consideration in relation to 2017 Restructuring. As of August 31, 2015, 2016 and 2017 and November 30, 2017, our cash and cash equivalents were RMB170.9 million, RMB266.2 million, RMB981.8 million (US$148.6 million) and RMB820.5 million (US$124.2 million), respectively. Our cash and cash equivalents primarily consist of cash at banks and on hand. Most of our cash and cash equivalents as of November 30, 2017 were held in China.

        We believe that our current cash and cash equivalents and our anticipated cash flows from operations and financing will be sufficient to meet our anticipated working capital requirements and capital expenditures for the 12 months following this offering. We may, however, need additional capital in the future to fund our further expansion. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders.

        Although we consolidate the results of our consolidated VIEs and their subsidiaries, we only have access to the assets or earnings of our VIEs and their subsidiaries through our contractual arrangements with our VIEs and their shareholders. See "Corporate History and Structure—Contractual Arrangements with Shanghai OneSmart and Rui Si." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure."

        Substantially all of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC subsidiary to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. See "Risk Factors—Risks Related to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment."

        The following table sets forth a summary of our cash flows for the periods presented:

					For the Three Months Ended November 30,
	Year Ended August 31,
					2016 (unaudited)	2017 (unaudited)
	2015	2016	2017
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)				(in thousands)
					(unaudited)
Summary Consolidated Cash Flow:
Net cash provided by operating activities	395,940	613,715	773,281	117,006	100,160	285,039	43,130
Net cash used in investing activities	(359,070)	(496,730)	(81,712)	(12,366)	(49,401)	(449,695)	(68,043)
Net cash provided by/(used in) financing activities	1,230	(21,621)	23,965	3,627	7,975	3,422	517

Net increase/(decrease) in cash and cash equivalents	38,100	95,364	715,534	108,267	58,734	(161,234)	(24,396)
Cash and cash equivalents at beginning of year	132,774	170,874	266,238	40,284	266,238	981,772	148,551

Cash and cash equivalents at end of year	170,874	266,238	981,772	148,551	324,972	820,538	124,155

Operating Activities

        Net cash generated from operating activities in the three months ended November 30, 2017 was RMB285.0 million (US$43.1 million). The difference between our net income of RMB18.1 million (US$2.7 million) and the net cash generated from operating activities was primarily due to (i) an increase in prepayment from customers of RMB204.7 million (US$31.0 million), (ii) an increase in amounts due to related parties of RMB70.0 million (US$10.6 million) and (iii) an decrease in amounts due from related parties of RMB60.0 million (US$9.1 million), and was partially offset by an increase in prepayments and other current assets of RMB43.9 million (US$6.6 million) and an decrease of accrued expenses and other current liabilities of RMB27.6 million (US$4.2 million). The prepayment from customers consists of the upfront tuition fee payments from students, which increased in the three months ended November 30, 2017 primarily due to an increased number of student enrollments.

        Net cash generated from operating activities in the fiscal year ended August 31, 2017 was RMB773.3 million (US$117.0 million). The difference between our net income of RMB243.3 million (US$36.8 million) and the net cash generated from operating activities was primarily due to (i) an increase in prepayment from customers of RMB471.8 million (US$71.4 million), (ii) an increase of accrued expenses and other current liabilities of RMB94.5 million (US$14.3 million), and (iii) an adjustment of RMB75.4 million (US$11.4 million) in non-cash items, which mainly consisted of share-based compensation of RMB25.0 million (US$3.8 million) and depreciation and amortization of RMB63.6 million (US$9.6 million), and was partially offset by an increase of prepayments and other current assets of RMB23.7 million (US$3.6 million) for prepayments to suppliers and rental deposits to landlords and an increase of amounts due from related parties equivalent to RMB63.8 million

(US$9.6 million). The prepayment from customers consists of the upfront tuition fee payments from students, which increased in the fiscal year of 2017 primarily due to an increased number of student enrollments. Accrued expenses and other current liability increased mainly because of the increase in compensation that accompanies an increase of our teaching staff.

        Net cash generated from operating activities in the fiscal year ended August 31, 2016 was RMB613.7 million. The difference between our net income of RMB186.8 million and the net cash generated from operating activities was primarily due to (i) an increase in prepayment from customers of RMB301.9 million, (ii) an adjustment of RMB109.9 million in non-cash items, which mainly consisted of share-based compensation of RMB57.3 million and depreciation and amortization of RMB53.0 million, and (iii) an increase of accrued expenses and other current liabilities of RMB65.2 million, partially offset by an increase of prepayments and other current assets of RMB28.2 million for prepayments to suppliers and rental deposits to landlords. The prepayment from customers consists of the upfront tuition fee payments from students, which increased in the fiscal year of 2016 primarily due to an increased number of student enrollments. Accrued expenses and other current liability increased mainly because of the increase in compensation that accompanies an increase of our employees.

        Net cash generated from operating activities in the year ended August 31, 2015 was RMB395.9 million. The difference between our net income of RMB56.1 million and the net cash generated from operating activities was primarily due to (i) an increase in prepayment from customers of RMB195.3 million, (ii) an increase of accrued expenses and other current liabilities of RMB61.7 million, (iii) an adjustment of RMB55.0 million in non-cash items, which mainly consisted of depreciation and amortization of RMB54.3 million and (iv) an increase of income taxes payable of RMB28.9 million partially offset by an increase of prepayments and other current assets of RMB15.3 million. The prepayment from customers consists of the upfront tuition fee payments from students, which increased in the fiscal year of 2015 primarily due to an increased number of student enrollments. Accrued expenses and other current liability increased mainly because of the increase in compensation that accompanies an increase of our employees. Depreciation and amortization mainly consist of renovation costs of our study centers.

Investing Activities

        Net cash used in investing activities was RMB449.7 million (US$68.0 million) in the three months ended November 30, 2017, primarily due to (i) purchase of short-term investments of RMB665.7 million (US$100.7 million), (ii) purchase of property and equipment of RMB26.6 million (US$4.0 million) as we expanded our existing study centers and opened new study centers and (iii) purchase of long-term investment of RMB28.6 million (US$4.3 million), partially offset by proceeds from sales of short-term investments of RMB272.0 million (US$41.2 million).

        Net cash used in investing activities was RMB81.7 million (US$12.4 million) in the fiscal year ended August 31, 2017, primarily due to (i) purchase of short-term investments of RMB406.2 million (US$61.5 million), (ii) purchase of long-term investments of RMB218.9 million (US$33.1 million) (iii) purchase of property and equipment of RMB172.7 (US$26.1 million) as we expanded our existing study centers and opened new study centers, and (iv) acquisition of subsidiaries of RMB42.5 million (US$6.4 million), partially offset by proceeds from maturity of short-term investments of RMB758.5 million (US$114.8 million).

        Net cash used in investing activities was RMB496.7 million in the fiscal year ended August 31, 2016, primarily due to the (i) purchase of short-term investments of RMB741.1 million, (ii) purchase of property and equipment of RMB84.3 million as we expanded our existing study centers and opened new study centers, (iii) purchase of long-term investments of RMB17.3 million, partially offset by proceeds from maturity of short-term investments of RMB347.3 million.

        Net cash used in investing activities was RMB359.1 million in the fiscal year ended August 31, 2015, primarily due to the (i) purchase of short-term investments of RMB344.6 million, (ii) purchase of property and equipment of RMB47.0 million as we expanded our existing study centers and opened new study centers, (iii) purchase of long-term investments of RMB19.7 million, partially offset by proceeds from maturity of short-term investments of RMB50.2 million.

Financing Activities

        Net cash provided by financing activities in the three months ended November 30, 2017 was RMB3.4 million (US$0.5 million), primarily due to an increase in the proceeds from issuance of series A-1 redeemable convertible preferred shares of RMB1.9 billion (US$280.9 million), partially offset by an increase in restricted cash of RMB1.8 billion (US$278.7 million), a decrease in the acquisition of non-controlling interest of RMB6.0 million (US$0.9 million) and a decrease in the repayment of short-term bank loan of RMB5.0 million (US$0.8 million).

        Net cash provided by financing activities in the fiscal year ended August 31, 2017 was RMB24.0 million (US$3.6 million), primarily due to an increase in the proceeds from capital contribution of RMB19.0 million (US$2.9 million) and proceeds from a short-term bank loan of RMB5.0 million (US$0.8 million).

        Net cash used in financing activities in the fiscal year ended August 31, 2016 was RMB21.6 million, primarily due to an increase in the distribution to our shareholders of RMB1.4 billion, partially offset by an increase in the proceeds from capital contribution of RMB1.4 billion.

        Net cash provided financing activities in the fiscal year ended August 31, 2015 was RMB1.2 million, due to an increase in the proceeds from capital contribution of RMB1.2 million.

Capital Expenditures

        Our capital expenditures are incurred mainly for renovation of our study centers. We made capital expenditures of RMB84.3 million, RMB172.7 million and RMB26.6 million (US$4.0 million) in the fiscal year 2016 and 2017, and in the three months ended November 30, 2017, respectively. The increase of capital expenditures was mainly due to purchases of office equipment and renovation costs as we expanded existing study centers and opened new study centers. Our capital expenditures have been primarily funded by cash generated from our operations.

        We expect to continue to make capital expenditures to support the expected growth of our business. We also expect that cash generated from our operation activities and financing activities will meet our capital expenditure needs in the foreseeable future.

Contractual Obligations

        The following table sets forth our contractual obligations as of August 31, 2017:

	Payment Due by Period
	Total	Less than 1 year	1 - 3 years	4 years	More than 4 years
	(in millions of US$)
Operating Lease Obligations	108.9	29.5	48.6	17.3	13.5

        Our operating lease obligations relate to our leases of office premises and study centers. The total rental expenses for all operating leases for the fiscal years of 2015, 2016 and 2017 were RMB143.1 million, RMB151.3 million and RMB222.7 million (US$33.7 million). The total rental expenses for all operating lease for the three months ended November 30, 2016 and November 30, 2017 were RMB44.7 million and RMB66.9 million (US$10.1 million).

        Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of August 31, 2017.

        As of November 30, 2017, we recorded RMB2,242.9 million (US$339.4 million) to be paid to certain shareholders of our VIEs in cash after the 2017 Restructuring as amounts due to related parties. We paid the amounts due to these shareholders of our VIEs in full in January 2018.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

        OneSmart International Education Group Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiary, our VIEs and their subsidiaries in China. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIEs may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

        Inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2014, 2015 and 2016 were increases of 1.5%, 1.6% and 2.1%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

        Foreign currency risk arises from future commercial transactions and recognized assets and liabilities. A significant portion of our revenue-generating transactions and expense-related transactions are denominated in Renminbi, which is the functional currency of our subsidiaries, VIE and its subsidiaries and schools in China. We do not hedge against currency risk.

        The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the PBOC announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the PBOC with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

        As of November 30, 2017, we had Renminbi-denominated cash and cash equivalents of RMB807.3 million. A 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on November 30, 2017 would result in a decrease of US$11.1 million in cash and cash equivalents.

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, our future interest income may fall short of expectations due to changes in market interest rates.

Internal Control Over Financial Reporting

        Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal controls and procedures. However, in connection with the audits of our consolidated financial statements as of August 31, 2015, 2016 and 2017, we and our independent accountant identified one "material weakness" in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other control deficiencies. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified related to our lack of requisite knowledge of United States generally accepted accounting principles and SEC rules.

        In July 2017, we appointed Mr. Dong Li as our Chief Financial Officer. Mr. Li is a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada. We are also in the process of implementing a number of additional measures including: (i) recruiting additional experienced personnel with relevant past experience in U.S. GAAP and SEC reporting; (ii) conducting regular and continuous training on the U.S. GAAP accounting and financial reporting requirements for our accounting and financial reporting personnel; (iii) engaging external specialists to assist in establishing processes and oversight measures to comply with the requirements under U.S. GAAP and SEC rules; (iv) developing and implementing an accounting policy manual for our financial reporting personnel for recurring transactions and period-end closing processes and

(v) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of financial reporting.

        However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See "Risk Factors—Risks Related to Our Business—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company's internal control over financial reporting.

Recent Accounting Pronouncements

        In August 2015, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-14 ("ASU 2015-14"), Revenue from Contracts with Customers—Deferral of the effective date. The amendments in ASU 2015-14 defer the effective date of ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, issued in May 2014. According to the amendments in ASU 2015-14, the new revenue guidance ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The new standard is effective for our company beginning September 1, 2018. In March 2016, the FASB issued ASU No. 2016-08 ("ASU 2016-08"), Revenue from Contracts with Customers—Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10 ("ASU 2016-10"), Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing, which clarify guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued ASU No. 2016-12 ("ASU 2016-12"), Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients, which addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition and provides practical expedients for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The effective date for the amendment in ASU 2016-08, ASU 2016-10 and ASU 2016-12 are the same as the effective date of ASU No 2014-09. We are in the process of developing a plan for evaluating the impact of adoption of this guidance on its consolidated financial statement including the selection of the adoption method, the identification of differences, if any, from the application of the standard and the impact of such differences, if any, on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases (Topic 842). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted. We are not early adopting this update. The new standard is effective for us beginning September 1, 2019. We are in the process of evaluation the impact of the standard on the consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15 ("ASU 2016-15"), Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in

ASC 230 ("ASC 230"), Statement of Cash Flows, including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for our annual reporting periods beginning after September 1, 2018 and interim periods within that reporting period. The adoption of ASU 2016-15 and ASU 2016-18 will modify our current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on our consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. Under the new standard, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or liability, as well as the related deferred tax benefit or expense, upon purchase or receipt of the asset. This pronouncement is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. We will adopt the new standard to be in effect beginning September 1, 2018. We are still evaluating the effect that this guidance will have on the consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01 ("ASU 2017-01"), Business Combinations (Topic 805): Clarifying Definition of a Business. ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for annual reporting periods, and for interim periods within those reporting periods, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements. We are not early adopting this standard. The new standard is effective for us beginning September 1, 2018. We do not believe this standard will have a material impact on the results of operations or financial condition.

        In January 2017, the FASB issued ASU No. 2017-04 ("ASU 2017-04"), Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted. The guidance should be applied on a prospective basis. We are not early adopting the new standard. The new standard is effective for us beginning September 1, 2020. We are still evaluating the effect that this guidance will have on the consolidated financial statements.

        In February 2017, the FASB issued ASU 2017-05 ("ASU 2017-05"), Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for annual reporting periods, and for interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The new standard is effective for us beginning September 1, 2018. We do not believe this standard will have a material impact on the results of its operations or financial condition.

        In May 2017, the FASB issued ASU 2017-09 ("ASU 2017-09"), Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This standard provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The updated guidance is effective for interim and annual periods beginning after December 15, 2017, and early adoption is permitted. We are not early adopting the standard, and the new standard will become effective for us beginning September 1, 2018. We are currently evaluating the financial statement impact of adoption.

INDUSTRY

        Premium K-12 after-school education market represents one of the most attractive and promising sectors in China's private education market given the continuously expanding addressable population it serves, its rapid growth rate and its highly fragmented nature. According to Frost & Sullivan, the premium K-12 after-school education market in China reached RMB94.6 billion in 2017, and is projected to reach RMB195.5 billion in 2022, representing a CAGR of 15.6% from 2017. Moreover, with top five players occupying approximately 6.1% in 2017, the fragmented premium K-12 after-school education market presents opportunities for leading private premium K-12 education service providers to solidify and expand market share through their high-quality services and established reputation. Within the K-12 after-school education market in China, young children after-school education segment also demonstrated great potential and its revenue reached RMB47.2 billion in 2017, and is expected to reach RMB108.8 billion in 2022, representing a CAGR of 18.2% from 2017.

China's K-12 Education Market

        As shown in the diagram below, China's education system consists of formal education and informal education. Formal education generally comprises K-12 education, vocational education and higher education. Informal education, as a supplement to formal education, mainly includes after-school tutoring, language training, vocational training and training for hobbies and interests. The K-12 formal education system is comprised of three years of kindergarten, and nine years of compulsory education in primary and middle school, followed by three years in high school. There are currently 215.1 million students in China attending K-12 formal education as of 2017, according to Frost & Sullivan.

Education System in China

Source: Frost & Sullivan Report

        Examination results are the most important criteria by which a student's performance is assessed and a key factor in determining how far and how well a student's education can progress. University entrance examinations, or the "Gaokao", and high school entrance examinations, or the "Zhongkao", are the two key admission exams where students compete to attend better universities or high schools. Gaokao is the most critical set of examinations for students who attend formal education, as the results of Gaokao determine the students' college entrance, which in turn impacts the student's future job prospects. Students also compete intensively in Zhongkao in order to enroll in high schools with better teaching resources that will help them achieve better examination results in Gaokao.

        High quality education resources are scarce in China. According to Frost & Sullivan, China's acceptance rates for tier one universities and high schools were only 12.6% and 5.6% in 2017. The population that attend Gaokao in 2017 has reached 9.4 million. The huge demand for quality higher education resources results in intense competition at high schools, middle schools, primary schools and even at kindergartens, with parents looking to start accumulating educational advantages for their children as early as possible. Parents believe a better primary or middle school will help enhance their children's admission prospects in better high schools and universities. The following chart illustrates the categories of Gaokao population in 2017.

Structure of China's Gaokao Population in 2017

Source: Frost & Sullivan Report

(1)
Refers to top 39 universities in China

        An increasing number of parents and students are seeking private after-school education services to supplement and enhance what the students learn through formal K-12 education curriculum. This trend is prompted by the pressure to excel in entrance examinations, the inadequacy of customized support that students receive at school within the formal K-12 education system, where students are usually taught in groups of 40 to 60 people, and the limited supply of quality resources at every education level. As a result, informal education is becoming increasingly important and accounts for a greater portion of the education spending. According to Frost & Sullivan, spending on informal education accounted for 54.4% of total education expenditure in 2017, with K-12 after-school education services making up 62.2% of it.

        In October 2015, during the Fifth Plenary Session of the 18th Central Committee of the CPC, the Chinese government further relaxed its family planning policy by adopting a Universal Two-child Policy. The two-child policy is expected to keep the birth rate in China at a stable level, and thus support the basis of development for China's fundamental education market. According to Frost & Sullivan, the total number of students who attend K-12 formal education in China is expected to grow steadily to 234.3 million in 2022.

China's K-12 After-School Education Market

        After-school education complements formal education in schools to provide additional tutoring for students outside official school settings, both in core academic subjects and extracurricular activities that nurture the development of well-rounded individuals. After-school education is increasingly viewed by Chinese families as an important means to provide their children with a competitive edge in examinations and high school or university admissions, and in maximizing their children's chances of achieving their academic objectives. As a result, the K-12 education penetration ratio has been growing rapidly and will continue to grow with strong momentum in the future. However, the penetration ratio of tier one cities in China is still significantly lower than other developed countries or regions in East Asia, where similar emphasis on education and scarcity of quality education resources are present. For example, the penetration ratio of tutoring in Hong Kong is over 80%, while it remains approximately 50% in tier one cities in China, according to Frost & Sullivan. This presents a great opportunity for major players in China's K-12 after-school education market to further penetrate into tier one cities in China.

        The following chart sets forth the revenues and growth of K-12 after-school education market in China from 2012 to 2022:

Revenue of K-12 After-School Education Market in China

Source: Frost & Sullivan Report

        The total number of students attending K-12 after-school education in China has grown from 48.5 million in 2012 to 55.1 million in 2017, representing a CAGR of 2.6%. The total number is expected to reach 64.5 million in 2022, representing an accelerated CAGR of 3.2% from 2017 to 2022. Correspondingly, the K-12 after-school education market in China has reached RMB393.1 billion in 2017 and is projected to continue to grow at a CAGR of 9.2% and reach RMB611.1 billion in 2022, according to Frost & Sullivan. In the period from year 2017 to 2022, the average revenue per each student in the K-12 after-school education market is not expected to grow at the same rate as in the period from year 2012 to 2017, as K-12 after-school education services are expected to further penetrate into lower tier cities and rural areas in China. Major players in the K-12 after-school education market will likely adjust their pricing policies to accommodate the lower budget for K-12 after-school education services allocated families in lower tier cities and rural areas, which is expected to result in a slower growth rate in average revenue from each student from 2017 to 2022. Additionally, the potential growth in the existing K-12 after-school education market in tier-one cities is expected to be slower compared to that in the period from year 2012 to 2017, which together with the above-mentioned factor are expected to contribute to an expected lower revenue CAGR in the period from 2017 to 2022.

        According to Frost & Sullivan, based on class format, the K-12 after-school education market in China can be classified into three categories:

        One-on-one.    This class format offers the most customized tutoring services based on a student's specific situations and study needs and gains popularity in recent years, as the demand for highly tailored tutoring services increased significantly due to an increase in the number of high-income families in China.

In 2017, this segment represented an estimated market size of RMB55.8 billion in terms of total revenues and a 14.2% market share, according to Frost & Sullivan. Frost & Sullivan expects the revenue of one-on-one classes to grow at a CAGR of 12.0% from 2017 to 2022. This will likely be the fastest growth of the three after-school education categories.

        Small group (2 to 10 students per class).    Small class refers to classes with 2-10 students per class. The smaller class size allows teachers to pay closer attention to individual students and better tailor the classes to their study needs. This class format has become the most popular format of after-school education given its attractive balance between affordability and the amount of individual attention students received from their teachers. In 2017, this segment represented an estimated market size of RMB144.0 billion in terms of total revenues and a 36.6% market share, according to Frost & Sullivan. Frost & Sullivan expects the revenue of the small class segment to grow at a CAGR of 9.0% from 2017 to 2022.

        Regular class (more than 10 students per class).    Regular classes are usually taught to more than 10 students in one classroom, which is the most traditional form of K-12 after-school education classes. Regular classes provide the proper tutoring solution for cost conscious families as large enrollments share the costs. However, the regular class segment is becoming less popular because of its lower effectiveness in improving students' academic performance. In 2017, this segment represented an estimated market size of RMB193.3 billion in terms of total revenues and a 49.2% market share, according to Frost & Sullivan. Frost & Sullivan expects the revenue of the regular class segment to grow at a CAGR of 8.6% from 2017 to 2022.

        The K-12 after-school tutoring market can be further divided into premium and regular markets, measured by both the class format and price level.

        Premium Market:    The premium market refers to the K-12 after-school customized education services in a one-on-one class format, which are charged above RMB200 per hour and in a small group format, which are charged above RMB120 per hour. Players in the premium market typically offer the most customized after-school education services based on a student's specific situation and study needs, with additional student support services. The premium market service providers target parents and students who look for the best customized learning experience with the goal of effectively improving academic performance. Given the nature of the class format and services, players in the premium market normally charge higher hourly rates. In 2017, the revenue of premium K-12 after-school education market reached RMB94.6 billion, in which 31.1% of revenue is generated from premium one-on-one classes and 68.9% is generated from premium small classes.

        Mass Market:    The mass market refers to the remaining K-12 after-school education services, which are generally more affordable and target the mass Chinese population. Mass market is mostly delivered in the regular class format, which accounted for 75.9% of the total K-12 after-school education market in 2017. In 2017, the revenue of K-12 regular after-school education market reached RMB298.4 billion.

        According to Frost & Sullivan, assuming each K-12 student is from each individual family and based on the penetration ratio in tier one cities in China, the addressable market size of K-12 after-school education services in China is in total RMB1,517.5 billion including RMB329.5 billion from affluent families, each with an annual family income over RMB250,000 and RMB632.7 billion from mass affluent families, each with an annual family income between RMB100,000 and RMB250,000. According to a survey conducted by Frost & Sullivan in 2017, the annual average expenditures on each student from an affluent family and a mass affluent family are approximately RMB29,400 and RMB18,100, respectively.

China's Premium K-12 After-School Education Market

        Premium K-12 after-school education refers to K-12 after-school customized education services delivered in the one-on-one tutoring format and/or through small classes of fewer than 10 students. The key features of premium K-12 after-school education market include: (i) highly customized tutoring services based on a student's specific situation and study needs; (ii) effective improvement of students' academic performance; (iii) value-added support services to students and their parents to address additional needs in terms of counselling, prompt interaction and customer service. The premium after-school education market has great potential compared with mass market, as the top five players in China only account for 6.1% of the overall premium after-school education market in 2017. Among the top five players in the premium K-12 after-school education market, OneSmart ranks the first in terms of revenue with a market share of 2.4% in the premium after-school education market in 2017, according to Frost & Sullivan.

        In terms of revenues and growth, the premium K-12 after-school education market in China has outperformed the whole K-12 after-school education market in both historical period and forecast period. Compared with mass market, the premium market is expected to show the strongest growth going forward. The following chart sets forth the revenues and growth of premium K-12 after-school education market in China from 2012 to 2022:

Revenue of K-12 Premium After-School Education Market in China

Source: Frost & Sullivan Report

        According to Frost & Sullivan, revenue of the premium K-12 after-school education market in China has grown from RMB46.5 billion in 2012 to RMB94.6 billion in 2017, representing a CAGR of 15.3% from 2012 to 2017. The premium market is expected to continue to grow rapidly in the forecast period, and revenue is expected to increase from RMB94.6 billion in 2017 to RMB195.5 billion in 2022, representing a CAGR of 15.6% from 2017 to 2022.

China's Young Children After-School Education Market

        Young children after-school education in China has become a promising segment within the K-12 after-school education market. The young children student population in China normally refers to children from kindergarten to the third grade in primary school. Young children education is a critical step leading to successful performance in China's K-12 education system, which not only lays foundation for students' performance in their K-12 education, but also opens doors of top primary schools for well-prepared young children students.

        Core subjects taught at primary schools, such as math, Chinese literacy and English are mandatory in K-12 education curriculum and also the key subjects evaluated in the Zhongkao and Gaokao entrance exams. Admission into top primary schools has become more and more difficult in China, especially in major cities. According to Frost and Sullivan, admission rate of top ten private primary schools in Shanghai was only approximately 8.3% in 2017. Parents become more willing to pay for quality after-school education services to complement formal kindergarten and primary school education to prepare their children for competitive K-12 education.

        The young children student population is expected to increase rapidly with the Universal Two-child Policy, from 106.3 million in 2017 to 118.5 million in 2022, representing a CAGR of 2.2%, according to Frost & Sullivan. However, quality primary education resources in China remain limited and may not be able to meet the growing demand of young children population. This will further intensify competitions among kindergarten students in primary school enrollment examinations, and thus lead to higher demand for young children after-school education services.

        The following chart sets forth the revenues and growth of young children after-school education market in China from 2012 to 2022:

Revenue of Young Children After-School Education Market in China

Source: Frost & Sullivan Report

        According to Frost & Sullivan, revenue of young children after-school education market in China has grown from RMB19.4 billion in 2012 to RMB47.2 billion in 2017, representing a CAGR of 19.5% from 2012 to 2017. The young children after-school education market is expected to continue to grow rapidly in the forecast period, and revenue is expected to increase from RMB47.2 billion in 2017 to RMB108.8 billion in 2022, representing a CAGR of 18.2% from 2017 to 2022.

China's Young Children After-School Math Tutoring Market

        According to Frost & Sullivan, mathematics is the most important subject tested in primary school enrollment examinations and primary school curriculum. It is perceived by parents and teachers that mathematics develops a student's critical thinking and analytical skills and lays an important foundation for other science-related subjects, such as physics and chemistry in primary and middle schools. Parents and students seek high quality after-school math tutoring services to complement formal kindergarten and primary school education to have a competitive edge. Therefore, quality math tutoring services for young children have been highly sought-after by parents and students, which presents significant market opportunities for after-school mathematics tutoring services providers.

        According to Frost & Sullivan, the market size for China's after-school math tutoring services for young children is expected to grow tremendously from RMB11.2 billion in 2017 to RMB32.4 billion in

2022, representing a CAGR of 23.7%. The following chart sets forth the revenues and growth of young children after-school math tutoring market in China from 2012 to 2022:

Revenue of Young Children After-School Math Tutoring Market in China

Source: Frost & Sullivan Report

        The importance of mathematics in top primary school enrollment and junior primary school makes it the most popular subject in Shanghai's after-school education services market. According to Frost & Sullivan, in 2017, the market size for Shanghai's after-school math tutoring services for young children has reached RMB2.7 billion and is expected to grow tremendously at a CAGR of 20.3%, to RMB6.8 billion in 2022.

Key Drivers in Premium K-12 After-school Education Market

        Behind the fast growth, the key drivers for premium K-12 after-school education market are:

  •
  Strong emphasis on academic excellence among Chinese families.  Education has been seen as a key factor in attaining social and financial success, given the perceived direct link between better education and better career opportunities in China. Therefore, education in China is a key "well-being" consumption desire, and a likely front-runner for any consumption upgrades. A large number of families assign very high priority to education-related expenditures.

  •
  Limited resources in key education institutions.  High quality education resources are scarce in China and are concentrated in limited number of schools and universities. In 2017, the acceptance rate for tier one universities in China was only 12.6%. The admission rate of top ten private primary schools in Shanghai was only approximately 8.3% in 2017. The imbalance in demand and supply is not expected to change in the near future. This has led to continuous intense competition among students in admission to top primary schools, Zhongkao and Gaokao, and stringent admission criteria by top schools and universities.

  •
  Growing household spending on K-12 education and especially after-school tutoring.  In 2017, expenditures on education accounted for approximately 4.5% of total per capita expenditures. With the continuous development and adjustment of the economic structure, more household spending is expected to be allocated to education.

  •
  Expanding affluent and mass affluent families in China.  The number of affluent and mass affluent families in China with annual income of at least RMB100,000 reached 201.6 million as of 2017, accounting for approximately 48.0% of all families in China. The number is expected to further increase to 65.7% in 2022, according to Frost & Sullivan. Stronger consumption power creates a greater willingness to pay for better tutoring services.

        Implementation of the Universal Two-Child Policy.    The Universal Two-Child Policy implemented since 2015 is expected to raise the birth rate in China and thus support the basis of development for China's K-12 education market. In particular, the population of young children, starting from kindergarten to the third grade in primary school, is expected to grow rapidly from 106.3 million in 2017 to 118.5 million in 2022, representing a CAGR of 2.2%. Since after-school education is an supplement to formal education, the growing enrollments in kindergarten and the third grade would form a strong basis for the demand for young children after-school education services.

        To succeed in the premium K-12 after-school education market, we believe that the most important factors include, (i) brand recognition and awareness; (ii) ability to provide high quality teaching and customized tutoring experiences to achieve best academic performance; (iii) ability to recruit, develop and manage a large number of qualified teachers; and (iv) ability to stay closely connected with parents to provide real time feedback and strong customer service.

BUSINESS

Our Mission

        Our mission is to bring out the utmost learning power in each student by cultivating his or her study motivation, capability and perseverance, and enable our students to pursue their life-long success.

Our Vision

        Our vision is to build the most trusted "Third Classroom" outside of home and school.

Our Value

        Through our years of operations, we infuse our core values of "customer focus, execution, innovation and teamwork" in our everyday services to students and parents.

Overview

        We are the largest premium K-12 after-school education service provider in China in terms of revenue in 2016 and 2017, according to Frost & Sullivan. We have built a comprehensive K-12 after-school education platform that encompasses our acclaimed premium tutoring services, premium young children education services and language and culture programs. In 2017, we had the largest market share of 2.4% in China's premium K-12 after-school education market, as measured by revenues, according to Frost & Sullivan. We operated a nationwide network of 225 study centers across 42 cities in China as of November 30, 2017. We have maintained large and fast growing student enrollment over the years. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively.

        We introduced and implement distinctive "Power Learning" education philosophy and case study teaching method, which aims at cultivating the study motivation, capability and perseverance of each student by means of interactive learning experience, throughout all stages of our education programs and services and in all of our study centers. By carefully tailoring our teaching to each student's capabilities and aptitude, we have become a critical "Third Classroom" for our students, complementing the education they receive at home and in school.

        Our services mainly feature premium K-12 after-school education programs that target students from affluent families and mass affluent families, representing families with annual incomes of over RMB250,000 and between RMB100,000 and RMB250,000, respectively, which together accounted for approximately 48.0% of all Chinese families in 2017, according to Frost & Sullivan. Over our ten years of operation, we have built a leading "OneSmart" brand upon our OneSmart VIP programs which offer premium tutoring services in one-on-one and one-on-three teacher-to-student settings with a full spectrum of course offerings covering core academic subjects taught in primary and secondary schools in China at levels between the third and twelfth grade of the K-12 system. "HappyMath", our premium young children education brand originally focusing on mathematics, has become one of the most renowned education brands in the young children mathematics tutoring market in China. In 2016 and 2017, HappyMath was the largest after-school mathematics education service provider for students in kindergarten to the third grade in Shanghai, as measured by revenues, according to Frost & Sullivan.

        The effectiveness of our premium tutoring services and young children mathematics education services has been demonstrated by the success of our students in school admissions and examinations. Students from the 2017 graduating class of our OneSmart VIP programs were able to achieve a 90.3% admission rate into high schools and 90.7% admission rate into universities as compared with China's nationwide admission rates for high schools and universities of 56.6% and 39.6%, respectively, in 2017, according to Frost & Sullivan. The admission rate of students from our HappyMath mathematics program into the top 10 private primary schools in Shanghai was 44.7% in 2017, as compared with the admission rate for the top 10 private primary schools in Shanghai of 8.3% in 2017, according to Frost & Sullivan. We have been able to command premium pricing for the education programs that we offer as a result of our excellent track record and leading position. The average hourly tuition fees that we charged for our services and programs were among the highest compared to those charged by the other after-school education service providers in China for similar class formats in 2017, according to Frost & Sullivan.

        Drawing upon our success and experience in our OneSmart VIP and HappyMath mathematics programs, we have been successfully expanding our service offerings and launched the following programs:

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  Other premium young children services, including Chinese language and computer programming, which are now integrated and carried out under our "HappyMath" brand, and English tutoring services focusing on early childhood English study under the brand of "FasTrack English."

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  Language and culture programs, including English language study under the brand of "OneSmart Elite English", overseas study test preparation services under the brand of "OneSmart overseas Language Training" and summer and winter study tours under the brand of "OneSmart Study Camp."

        We also continue to expand our program offerings to address evolving education needs through our newly launched online education programs and OneSmart class programs.

        Our proprietary centralized technology platform provides full technological support and connects our online teaching resources database, our teaching service management system and our operation management system. This technology platform ensures a high degree of standardization and helps us maintain high service quality in our education, while facilitating curriculum development and customized teaching for students across our broad network of study centers. It also enables us to build a set of robust operational and managerial information systems that integrate our operations, and improve the efficiency of how we expand and operate our study center network.

        Our success also lies in our well-trained education service team. Our commitment to recruiting and training qualified teachers is crucial to the quality of our education services and the development of our students. Our teachers and advisors undergo strict and systematic trainings to improve their service quality.

        As a result of our trusted brand, effective education service, and technology-supported and highly standardized management systems, our business has grown rapid in recent years. Our net revenues increased from RMB1.1 billion to RMB1.5 billion, and to RMB2.1 billion (US$311.3 million) in the fiscal years of 2015, 2016 and 2017, respectively. Our net revenues increased from RMB326.9 million for the three months ended November 30, 2016 to RMB441.2 million (US$66.8 million) in the same period in 2017. Our net income increased from RMB56.1 million to RMB186.8 million, and to RMB243.3 million (US$36.8 million) in the fiscal years of 2015, 2016 and 2017, respectively. We had net loss of RMB0.1 million for the three months ended November 30, 2016 and net income of RMB18.1 million (US$2.7 million) in the same period in 2017.

        Due to PRC legal restrictions on foreign ownership and investment in the education business in China, we operate our after-school education business primarily through our VIEs and their subsidiaries and schools in China. We do not hold equity interests in our VIEs; however, through a series of contractual arrangements with our VIEs and their respective shareholders, we effectively control, and are able to derive substantially all of the economic benefits from, the VIEs.

Our Strengths

        We believe that the following strengths contribute to our success and are differentiating factors that set us apart from our competitors.

Leader in premium K-12 after-school education services market with established brands

        We are the largest premium K-12 after-school education service provider in China in terms of revenue in 2016 and in 2017 and with a national market share of 2.4% in 2017, according to Frost & Sullivan. We operated a nationwide network of 225 study centers across 42 cities in China as of November 30, 2017.

        Our services feature premium K-12 after-school education programs that are targeted at students from affluent and mass affluent families across China. Through our ten years of operations, we have established leading brands of "OneSmart" and "HappyMath" renowned for their premium quality of services and effective education results. According to a survey conducted by Frost & Sullivan in all tier-one and eight main tier-two cities in China, "OneSmart" has the strongest brand awareness in the overall and premium K-12 after-school education services market and highest customer satisfaction rate among major players for similar services in China. Our strong brand recognition and market competitiveness are evidenced by our dominant market share of 26.3% in Shanghai's premium education market in 2017. "HappyMath" is one of the most renowned education brands in the young children mathematics tutoring market in China. In 2016 and 2017, HappyMath was the largest after-school mathematics education service provider for students from kindergarten to the third grade in Shanghai, as measured by revenues, and with a market share of 9.3% in 2017 according to Frost & Sullivan. Our trusted K-12 after-school education brands help us reach a broader student base through word of mouth referrals and maintain high customer loyalty. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively. Our quarterly student retention rates for fiscal years ended August 31, 2015, 2016 and 2017, and for the 12 months ended November 30, 2017 were consistently maintained at approximately 80%.

        We have been able to command premium pricing for the education programs that we offer as a result of our excellent track record and leading position. The average tuition fees per class unit that we charge for our services and programs were among the highest compared to the hourly tuition fees charged by the other after-school education service providers in China for similar class formats in the applicable periods, according to Frost & Sullivan.

Customized, service-oriented and comprehensive learning experience powered by innovation

        We introduced and implement distinctive "Power Learning" education philosophy and case study teaching method, which aims at cultivating the study motivation, capability and perseverance of each student by means of interactive learning experience, throughout all stages of our education programs and services and in all of our study centers. By carefully tailoring our teaching to each student's capabilities and aptitude, we have become a critical "Third Classroom" for our students, complementing the education they receive at home and in school. We offer our students a highly customized, service-oriented and comprehensive learning experience through the following six key components, which are organically integrated to form our learning system:

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  Power Learning Index, or PLI, aptitude assessment.  Before the commencement of our in-class tutoring, we assess the capabilities of our students and match them with our teachers through our proprietary power learning index, or PLI, an online aptitude assessment test.

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  Personalized and customizable teaching material and methodology.  Our vast online teaching resources database, "OneSmart Online Teaching Bank", comprises of approximately 3.2 million teaching notes and over 10 million test questions for OneSmart VIP programs, which enables our teachers to create customized teaching materials for our students with high efficiency and precision. We utilize our innovative group case study method and scenario-based multi-media teaching content for HappyMath and other premium young children education services to maximize class engagement and the learning interest of our students.

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  Integrated offline-to-online services.  We provide offline-to-online comprehensive and targeted services for our students and their parents, including proactive online communication, assistance and student advisory services from our dedicated team of study advisors, and various complementary and extra-curricular activities or services.

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  iOneSmart Study Master and other apps.  Through our specialized online and mobile apps such as the iOneSmart Study Master and iHappyMath, we offer a real-time and multi-faceted communication channel for students, parents and teachers.

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  Well-trained teachers.  Our teachers undergo standardized and comprehensive training courses covering orientation as well as regular ongoing training at our "OneSmart University" teacher training center, which consists of offline OneSmart University and "OneSmart Online College" and is dedicated to the development and improvement of teachers' professional skills in order to maintain our consistent and high teaching quality. The continuous on-the-job trainings keep all of our teachers abreast of our latest education content and our learning software and facilities.

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  Specially designed study rooms or classrooms.  The study rooms or classrooms for different programs are all carefully decorated and equipped with up-to-date teaching facilities.

        The effectiveness of our premium tutoring services and young children mathematics education services through our learning system has been demonstrated by the success of our students in school admissions and examinations. Students from the 2017 graduating class of our OneSmart VIP programs were able to achieve a 90.3% admission rate into high schools and 90.7% admission rate into universities as compared with China's nationwide entrance exam acceptance rates for high schools and universities of 56.6% and 39.6%, respectively, in 2017, according to Frost & Sullivan. In addition, the admission rates of students from our HappyMath mathematics program into the top 10 private primary schools in Shanghai were 44.7% in 2017, as compared with the admission rate for the top 10 private primary schools in Shanghai of 8.3% in 2017, according to Frost & Sullivan. Furthermore, according to an annual poll conducted by our quality control team for fiscal year of 2017, among more than 27,000 interviewees who responded to our questionnaires for our OneSmart VIP programs, approximately 69% of the parents responded that their children improved academic performance after participating in our education programs, approximately 77% of the parents expressed a high degree of satisfaction in the services provided by our study advisors, and approximately 65% of the parents were willing to recommend our programs to other students or parents and at least more than 40% of the parents who responded to our questionnaires for HappyMath gave the program full satisfaction scores.

Significant expertise in teaching staff management and curriculum development

        Our success also lies in our pool of motivated and well-trained teaching staff and sharing based high quality teaching materials.

        Our commitment to recruiting and training qualified teachers is crucial to the quality of our education services and the development of our students. In the past three fiscal years, only no more than 20% of applicants for our teaching positions were hired. Our newly hired teachers are required to undergo, on average, one month of online training in our OneSmart Online College and offline training in our OneSmart University before they are certified as our full time teacher. Our teachers are required to continue to participate in training programs either in person at our OneSmart University or via OnSmart Online College on a regular basis. Other teaching staff also undergo similar systematic online and offline training courses tailored to each individual's position and specific responsibility.

        We have established a system to evaluate and incentivize our teaching staff to improve their teaching skills and service quality. Among other things, we utilize a 10-level ranking system to track the performance of our teachers for our premium tutoring services, and evaluate teachers internally based on a set of criteria, with main metrics including overall performance, seniority, student and parent reviews, historical refund and retention rates. Every year, our teachers go through stringent quarterly examinations and certain number of teachers with low rate in the examinations will end their employment with us. Our structured career development plan helps us retain and develop talent to support our continued expansion and incentivizes our home-grown teaching staff. We provide both online and offline training in management skills to our selected teachers, who may subsequently be promoted to the associate directors and further to the directors of our study centers. As of November 30, 2017, more than 85% of the study center directors were promoted internally within our OneSmart system.

        Our curriculum and teaching material research and development team consists of more than 100 specialists, who are dedicated to developing, updating and improving our curriculum and teaching materials tailored to different regions and study needs. We also formed a "OneSmart Power Learning Institute" that focuses on analyzing local examination policy development and evaluating corresponding curriculum improvements. Our development team work closely with our teachers and solicit feedback from them based on their tutoring experience and constantly update our centralized teaching platform. Leveraging OneSmart Online Teaching Bank, our teachers are able to access to the vast teaching resources and further develop and design customized teaching notes and selectively choose practice questions for each student based on their grade level, study habits, recent academic performance and their academic goals. OneSmart Online Teaching Bank also enables our teachers and research and development team to collaboratively design, develop and improve the curriculum and share know-how and useful teaching materials efficiently.

Robust teaching and operation system supported by our strong technology platform

        Since our inception, our in-house proprietary centralized technology platform has been effectively supporting our teaching service and operation management.

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  Teaching Service Management.  Underpinnings our teaching service management function are our mobile apps such as iOneSmart Study Master and iHappymath smart app, which are accessed by our students and their parents for real-time progress tracking and interactions, study plan adjustment, homework assignment and class management. Through scanning the bar codes assigned to the questions that students answered wrong, teachers can easily collect these questions via our apps and identity the student's weak link in knowledge, and further customize the teaching notes. Our technology platform allows for centralized cloud-based storage and extensive analysis of data that we collect on our students, teachers and our curriculum, creating a virtuous feedback loop for continuous optimization of our student experience, sales and marketing effectiveness.

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  Operation Management.  Our Unique Personalized Coach, or UPC, operational management system enables us to build a set of robust operational and management information systems that integrate our operations, and improve the efficiency of how we expand and operate our study center network. In the day-to-day operations of our established study centers, the directors of the study centers keep close track of a series of operating indicators. These metrics are submitted to and tracked through our systems by management in our headquarters on a daily basis, allowing for centralized administration of localized operations.

        Our strong teaching service and operation management systems empowered by our technology platform have enabled and will continue to support the rapid and successful expansion of our study center network across China. The number of study centers within our nationwide network has grown from 117 as of August 31, 2015 to 225 as of November 30, 2017, covering 42 cities throughout China. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively.

Comprehensive suite of service offerings

        Our comprehensive suite of service offerings enables us to effectively address the unique and diverse education needs of our students who come from the entire spectrum of K-12 age groups and have abroad range of academic capability levels.

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  Premium tutoring services.  Premium tutoring services under "OneSmart VIP" brand are our core and most popular offerings, under which we provide courses covering all key academic subjects taught in primary and secondary schools to students between the third grade in primary school to the twelfth grade in high school in one-on-one and one-on-three teacher-to-student settings.

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  Premium young children education services.  The premium young children education services consists of multiple well-known programs focusing on interest cultivation and early development in the subjects of mathematics, Chinese, English and computer programming to students from early childhood to primary school. Most of these programs are conducted in small group classes of 8 or 10 students based on the group case study method.

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  Language and culture programs.  This category of education programs include English language tutoring and overseas study test preparation services, summer or winter study tour.

        We also have a product development team who work with our education service team and sales and marketing team to design and promote the new program offerings.

        Due to both the breadth and depth of programs that we have developed, we have been able to offer to our students programs of different subjects at the same grade level and also attract them to continue to enroll in additional programs as they progress. The broad portfolio of our service offerings provides a good cross-marketing opportunity to attract students from our other offerings. For the fiscal year of 2017, over 70% of the unique students enrolled with us for premium tutoring services registered for two or more of our courses. In addition, for the fiscal year of 2017, 70% of the unique students enrolled in our OneSmart Overseas Language Training were from students registered in our premium tutoring services and 20% of the unique students enrolled in our HappyMath Chinese program were from students registered in our HappyMath mathematics program.

Experienced management team with strong passion for education

        We have a strong service-oriented culture and our visionary management team is highly passionate about education. Our senior management team members received their education in top universities and graduate schools in China and overseas, such as Peking University and Harvard University, and have on average over 15 years of experience in the relevant industries such as education, consumer retail, technology and finance, therefore they have keen understanding of the needs of our customers. Our founder and chief executive officer, Xi Zhang, is a former general manager of a leading language training institute for young children where he led the development and management of the English training department. Mr. Zhang also has extensive managerial experience derived from his roles as senior management members at multi-national corporations in the consumer retail sector. Our management team is dedicated to providing the highest quality K-12 after-school education services, and their collective experience and strong execution capabilities will position us to capture and realize new and attractive growth opportunities.

Our Strategies

        Our goal is to further strengthen our leading position in the premium K-12 after-school education services market in China. We intend to pursue the following strategies to further grow our business:

Continue to penetrate premium K-12 after-school education services market

        We plan to further penetrate China's premium K-12 after-school education services market through a combination of strategies such as enhancing our established presence in the cities where we already entered, selective expansion into new strategic geographic markets, and targeted promotion and marketing activities to increase recognition of all of the brands and their corresponding services within the OneSmart brand family, including "OneSmart VIP" and "HappyMath."

        We plan to expand our existing centers or set up new study centers in the cities where we have already demonstrated the success of our premium services. This allows us to increase our student base in a most economically efficient and stable manner by virtue of our established brand recognition and economies of scale in these cities. In addition, through our rigorous market and location selection processes, we plan to strategically expand our study center network into additional tier-two cities with high growth potential and economic prosperity to maximize the reach of the student base for our premium services, widen our brand recognition on a national level, and lay down foundations for future organic growth.

Diversify and enrich our education program offerings

        In order to gradually build up our education service eco-system with a strong and solid student base, we intend to offer a more comprehensive range of program offerings and expand our education program portfolio:

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  Premium young children education services and language and culture programs.  We plan to expand the scope of subjects and service offerings in these programs, such as art and music education and youth cadet camps, so as to attract additional students with diverse education needs. We believe these programs will help generate a potential source of students supply for our premium tutoring program after these students and their parents have experienced our quality service and teaching results. In line with the expanded offerings, we will develop more related course and study materials to be tailored for the new offerings.

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  OneSmart class program.  We intend to increase our investment in, and promotion of, our newly launched OneSmart Class program that typically offers classes of 25 students by leveraging on our rich teaching experience from premium tutoring services.

        Eventually, we expect to be in a position to meet almost all educational service needs of our students between the ages of three and eighteen, from nursery and kindergarten all the way to the end of high school.

        We also intend to strengthen cross-selling and upselling opportunities to enroll our existing students in a more diverse selection of courses and services offered by us. This, together with our efforts to attract new students, will help lower the cost for student acquisition, increase the lifetime value per student and further strengthen our economies of scale.

Enhance the development and management of our teacher team and teaching materials

        We will continue to enhance our recruitment, development and management of teachers to ensure that our service quality is maintained while we are experiencing rapid growth. We will continue our cooperation with a broad range of universities in China to further diversify our teacher recruitment channels and hence, we expect campus recruitment from top universities to keep increasing.

        In addition, we intend to further enhance our teacher training and development systems to improve the quality of and ensure the consistent delivery of our education services. We plan to build two offsite specialized campuses to provide intensive and specialized orientation and periodic trainings of our teachers. We also intend to continue investing resources in improving our centralized curriculum research and development capabilities and encouraging our teachers to participate in the development process. We will also continue to refine our teacher management framework so as to further incentivize our teachers and optimize teacher utilization.

        Our in-house research team plans to utilize artificial intelligence technology to further improve the assessment, tracking, analysis, and data collection functionalities of our proprietary technology platform to achieve better results in knowledge weakness portrait and learning progress monitoring of our students. These technological improvements will also enable our teachers to better utilize our teaching platform and personalize teaching notes and create exercise sets for students in more efficient ways.

Strengthen our technologies and data analytics capabilities

        We intend to devote substantial resources to developing and integrating the latest technologies and know-how throughout our technology platform and internal practices to improve personalization of tutoring services, delivery of contents, customer interaction and general operational efficiency.

        We will enhance our apps design to provide for smooth interactions with parents and students. We intend to adopt technologies that will allow parents to better track student learning progress, monitor in-class student and teacher interactions, and provide real-time feedbacks.

        Leveraging on our centralized technology platform, we will continue to standardize and streamline our operational procedures and content design and development process to maximize operating efficiency.

Expand our online education Presence

        We intend to establish our presence in the mass online K-12 education services segment at a competitive pricing level leveraging on our expansive proprietary teaching resources and big data accumulated over the years.

        We recently launched OneSmart Online as our unified online platform offering small group online tutoring courses of various subjects derived from our offline education services. Through our online expansion, we expect to reach an even broader and increasingly diversified student pool that may feed to our offline and premium education programs and service offerings.

Pursue selective strategic partnerships and acquisitions to further build eco-system

        We intend to continue to pursue selective strategic partnerships and acquisitions to complement our corporate strategies, enhance our growth potentials and establish our education eco-system centered on our premium education services. We have historically made strategic minority investments in online education businesses offering one-on-one and small group tutoring courses to start our presence in online education. We will continue to pursue such partnership and investment opportunities. We will explore strategic cooperation, investment and acquisition opportunities with prudence and will consider opportunities that complement or enhance our existing operations and are strategically beneficial to our long-term goals such as formal education institutes, including kindergartens and international schools or overseas schools. In addition, we seek to invest in, acquire or partner with companies that would help strengthen the depth and breadth of our course offerings.

Our Service-oriented Learning System

        We introduced and implement distinctive "Power Learning" education philosophy and case study teaching method, which aims at cultivating the study motivation, capability and perseverance of each student by means of interactive learning experience, throughout all stages of our education programs and services and in all of our study centers. By carefully tailoring our teaching to each student's capabilities and aptitude, we have become a critical "Third Classroom" for our students, complementing the education they receive at home and in school. We offer our students a highly customized and comprehensive learning experience through the following six key components, which are organically combined to form our learning system:

  •
  Power Learning Index, or PLI, aptitude assessment.  Before the commencement of our in-class tutoring, we efficiently assess the capabilities of our students and match them with our teachers through our proprietary power learning index, or PLI, an aptitude assessment test. PLI consists of questions designed to assess the student's analytical and problem solving ability, and psychological and behavioral patterns from multiple dimensions including time management ability, exam taking skill, in-class learning ability, learning interests, learning goals, self-initiative, self-discipline, decisiveness and perseverance. Based on the test results and the preliminary academic assessment for the subjects in which the students are enrolled, our assigned teacher will prepare a customized study plan. The study plan takes into consideration the student's strengths and weaknesses identified from the PLI test, sets out the academic goals of our tutoring services, establishes a timeline for each key milestone and develops weekly or monthly tutoring schedules.

    We believe that doing such in-depth foundational preparation prior to commencing tutoring will lay a solid foundation for the long term success of our tutoring services and our students.

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  Personalized and customizable teaching material.  Our big-data driven online teaching platform, OneSmart Online Teaching Bank, equips and furnishes our teachers with a vast database of approximately 3.2 million high-quality teaching notes, practice questions and learning resources to enable them to effectively tailor the teaching note for each student beforehand based on study plan.

    OneSmart Online Teaching Bank allows flexibility and adjustability for our teachers to redesign or reinforce the teaching notes available in our database. Guided by the customized study plan, our teacher can generate the tailored teaching notes by selecting curriculum for a specific course at the desired difficulty level, and then designing a presentation format in combination with an optimized set of test exercises suitable for the student's learning aptitude. The teacher may choose to upload the tailored handout to the system for other teachers' review, and such handout, if highly rated among the teachers, will then be contributed to the database and shared on the teaching platform in order to continuously enrich our teaching and learning resources. Thus, our teaching platform not only efficient, flexible and well-stocked, but is also continuously growing.

    Our OneSmart Online Teaching Bank contains over 10 million test questions, which are collected and are constantly updated by our in-house research team. As a unique supporting tool, this platform filters and compiles questions that are constantly answered with low accuracy rates. For each of these questions, we provide detailed analysis to help students decipher the weak link in knowledge covered by the question as well as the route of solutions to tackle similar questions. Our teachers target the students' weak areas of academic knowledge to enhance problem-solving techniques and test skills through a combination of teaching tools including the one-on-one in-depth analysis and discussions, problem sets, and mock tests and thus efficiently improve academic performance.

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  Integrated offline-to-online services.  Throughout the learning process, we offer our students integrated and comprehensive services through which we keep the students motivated and disciplined and enhance their learning results. We provide offline-to-online targeted services for our students and their parents, including proactive real-time communication, assistance and student advisory services from our dedicated team of study advisors and various extra-curricular activities.

    Upon joining our premium education programs, each student is assigned to a study advisor who keeps track of the student's academic performance, progress and study habits throughout his or her study with us. The study advisor also communicates with parents and teachers to report each student's performance, adjusts the student's study plan after discussing with the teachers, and takes a supervisory role to help him or her develop good study habits. Our students are also offered a wide selection of extra-curricular classes or services such as complementary classes such as online live-streaming tutoring courses, family education training, after-class Q&A sessions, one-on-one psychological counselling services and seminars and lectures focusing on exam preparations.

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  iOneSmart Study Master and other apps.  We seek to keep the parents updated of their children's performance in each step of our education process. Through our proprietary mobile apps that underpin our teaching management function, such as iOneSmart Study Master and iHappymath, we offer an interactive communication channel from which parents can review teachers' teaching notes, receive reports on children's academic performance and communicate to us their concerns and suggestions, which are generally responded to within 24 hours. iOneSmart Study Master also extends the tutoring dynamic between the teachers and students after class. Through scanning the bar codes assigned to the questions that students answered wrong, teachers can easily collect these questions via our apps and identify the student's weak link in knowledge, and further customize the teaching notes. Our apps enable parents and students to access students' records, including the results of PLI aptitude test, the test results throughout the learning process, and regular assessment and study reports.

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  Well-trained teachers.  We have a dedicated teacher team. We recruit our teachers through a stringent multi-step recruiting process and the teachers recruited undergo standardised and comprehensive training courses covering orientation and regular ongoing training at our "OneSmart University" teacher training center and "OneSmart Online Colleges" which are dedicated to the development and improvement of teachers' professional skills in order to maintain our consistent and high teaching quality. Our continuous on-the-job training keep all of our teachers abreast of our latest education content and our learning software and facilities.

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  Specifically designed study rooms or classrooms.  Our students of OneSmart VIP programs typically take their classes in private study rooms at our study centers. Each study room ensures the privacy and comfort of the teaching session while all the necessary and up-to-date teaching facility is equipped in the room. This type of design has been proven to help students to focus and minimize distractions when they study. The classrooms for our premium young children education services are installed with multi-media technology tools, which create a relaxing, interactive, and interest-enhancing environment that effectively stimulate the learning interest and knowledge absorption of the students and encourage communication with the teacher and between themselves.

Our Education Programs

        As a leading premium K-12 after-school education service provider in China, we have built a comprehensive K-12 education platform that encompasses the following program offerings:

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  Premium tutoring services.  Premium tutoring services under "OneSmart VIP" brand have been our core service offering. We provide classes covering all key academic subjects taught in primary and secondary schools in China to students between the third grade and the twelfth grade of the K-12 system in one-on-one and one-on-three teacher-to-student settings.

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  Premium young children education services.  Our premium young children education services are typically designed in one-on-eight teacher-to-student settings, focusing on interest cultivation and early development in the subjects of mathematics, Chinese, English and computer programming to students from early childhood to primary school. Our premium young children education services are offered under the brands of "HappyMath" and "FasTrack English." HappyMath has become one of the most renowned education brands in the young children mathematics tutoring market in China.

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  Language and culture programs.  We also offer language and culture programs under different brand names that cover English language study, overseas study tours and overseas study test preparation services, and these language and culture programs greatly supplement our service offerings to meet our students and their parents' service needs.

        The following table provides a list of our current main after-school tutoring program offerings:

				Primary School						Middle School			High School
Category	Brand	Subject	K	1	2	3	4	5	6	7	8	9	10	11	12
Premium tutoring services	OneSmart VIP	All Key Subjects(1)	—	—	—	•	•	•	•	•	•	•	•	•	•
Premium young children education services	HappyMath	Mathematics, Chinese and Computer Programming	•	•	•	•	•	—	—	—	—	—	—	—	—
	FasTrack	English Language	•	•	•	•	•	•	•	—	—	—	—	—	—
Language and culture programs	OneSmart Elite English	English Language	—	•	•	•	•	•	•	•	—	—	—	—	—
Language and culture programs	OneSmart Study Camp	Cultural Immersion	•	•	•	•	•	•	•	•	•	•	•	•	•
Language and culture programs	OneSmart Overseas Language Training	English Test Training	—	—	—	—	•	•	•	•	•	•	•	•	•

Note 1: including mathematics, English, Chinese, physics, chemistry, geography and history

  •
  Recent program initiatives.  Drawing upon our success and experience in premium tutoring services, and to expand our service offerings to broaden our student base, we started to offer online education programs on our website at www.jrjb.com.cn as well as OneSmart class program under the brand "OneSmart Class", both launched in the second half of 2017. Classes offered under OneSmart Class typically have a class size of 25 students, utilize course materials similar to those from the premium tutoring services, and cover all core academic subjects taught at primary and secondary schools in China.

  Premium tutoring services

        We have been providing premium after-school tutoring services under our "OneSmart VIP" brand in one-on-one and one-on-three teacher-to-student settings with a full spectrum of course offerings covering key academic subjects taught at Chinese primary and secondary schools, including mathematics, English and Chinese. Students enrolled in our premium tutoring services are typically between the third grade and the twelfth grade of the K-12 system in China. The programs were conducted in 153 dedicated study centers that we operated as of August 31, 2017 and we had over 62,657 average monthly enrollments in the premium tutoring services in the fiscal year 2017. As our core offering upon which we built our strong brand and reputation, the premium tutoring services have contributed RMB1.0 billion, RMB1.4 billion, RMB1.8 billion (US$272.4 million) to our total revenues for the fiscal years ended August 31, 2015, 2016 and 2017, and contributed RMB280.0 million and RMB359.0 million (US$54.3 million) for the three months ended November 30, 2016 and 2017, respectively.

        Through our integrated OneSmart learning system, we have been able to carry out our "Power Learning" education philosophy to spark our students' intellectual curiosity, improve their study habits, foster their confidence and enhance their learning capabilities. The primary goal of our premium tutoring services is to fully explore, cultivate and realize our students' potential and help them develop a strong and consistent track record in their academic achievements. We have been able to consistently assist our students to secure significant and notable admission rates. In 2017, our students of OneSmart VIP programs were able to achieve a 90.3% admission rate into high schools and 90.7% admission rate into universities as compared with China's nationwide entrance exam acceptance rates for high schools and universities of 56.6% and 39.6%, respectively, in 2017.

        We have been able to command premium pricing for the education programs that we offer as a result of our excellent track record and leading position. The average tuition fees per class unit that we charge for the OneSmart VIP programs, were among the highest compared to the hourly tuition fees charged by the other after-school education service providers in China for similar class formats in the applicable periods, according to Frost & Sullivan.

  Premium young children education services

        Our premium young children education services are our unique course offerings focusing on interest cultivation and early development in the subjects of mathematics, Chinese, English and computer programming. They are offered to children from kindergarten to primary school and operated under our brands of "HappyMath" and "FasTrack English", respectively. Many of the premium young children education services for the same subject are offered at ascending levels of difficulty in order to suit our students' different ages and intellectual development stages. For instance, in our regular mathematics courses, we have grouped students into three phases based on their ages, and additionally offer certain courses at more advanced levels for academic competition purposes.

        HappyMath.    We offer mathematics courses to students from kindergarten to the fourth grade in primary school. The mathematics program is dedicated to developing the student's calculation, problem solving, logic thinking, observation and reasoning abilities. In 2016 and 2017, HappyMath was the largest after-school mathematics education service provider for students from kindergarten to the third grade in Shanghai, as measured by revenues, according to Frost & Sullivan.

        We also offer Chinese and computer programming to students from kindergarten to the sixth grade in primary school. Our Chinese courses aim to enhance language organization and communication skills, nurture the students' appreciation in Chinese literature, and develop their public speaking skills. Our computer programming courses aim to improve their aptitude to modern technological trends.

        FasTrack English.    We acquired 55.6% equity interest in Yuhan (Shanghai) Information Technology Co., Ltd., or Yuhan, in February 2018, which allows us to hold 75.6% equity interest in Yuhan in total. Yuhan provides offline English tutoring services under the brand of "FasTrack English". FasTrack English offers English tutoring services to students from three to twelve years old with a class format ranging from one-to-two to one-to-fourteen teacher-to-student settings. FasTrack English aims to improve the comprehensive English capacities of young children.

        A key differentiator of our premium young children education services lies in our adoption of the group case study method. This method is designed to help our students develop disciplined and sustainable study habits, and improve independent thinking and studying ability. Under the group case study method, our students are incentivized to prepare for their lessons in before-class preview, to have extensive in-class interaction and discussions, and to engage in after-class review and reflection. We utilize scenario-based multi-media teaching content, including instructional videos and audio materials, and white board course management system to make the instructional process more efficient, and integrate story scenarios, role play and team work into the classroom to stimulate the students' learning interest and motivation throughout the learning experience. The classrooms are specifically designed to create a relaxing, interactive, and interest-enhancing environment that effectively stimulate the learning interest and knowledge absorption of the students and encourage communication with the teacher and between themselves.

        We believe that, under the small class setting, students can receive more individualized attention from teachers than they would typically experience in a regular class setting and the interaction with the teachers and students further enhance their analytical, social and communication capabilities. We also periodically assess our students' learning status and continuously monitor their performance.

        To enhance transparency, improve learning experience and build trust between students and teachers, we also provide online streaming of some of our classes and the parents can observe the in-class performance of the students and teachers. Aided by our various apps, parents can watch a pre-recorded class video and communicate with teachers or study advisors on their children's study and classroom performance.

        Our premium young children education services are not designed to focus solely on improving students' academic performance results at public schools. Nonetheless, these programs may help our students achieve academic excellence or improve school performance by developing their general independent learning and analytical capabilities and stimulating their curiosity in learning. The admission rate of students from our HappyMath mathematics program into top 10 private primary schools in China was 44.7% in 2017, as compared with the admission rate for top 10 private primary schools in Shanghai of 8.3% in 2017, according to Frost & Sullivan.

        In the fiscal years ended August 31, 2015, 2016 and 2017, and in the three months ended November 30, 2017, the number of average monthly enrollments in our premium young children education services were 3,797, 7,867, 13,545 and 17,500, respectively. In addition, given the various program offerings at different difficulty levels, our students may enroll in different programs simultaneously or continue to enroll in the same subject courses at a progressive level as they advance.

  Language and culture programs

        To enrich our courses and service offerings, we offer other features programs covering English language tutoring, overseas study tours, and overseas language training and test preparation services, including the following:

        OneSmart Elite English.    We offer English language courses to students from the first grade to the seventh grade under this brand. This program trains the students' English language proficiency in listening, speaking, reading and writing on a progressive basis.

        OneSmart Study Camp.    OneSmart Study Camp provides international and domestic summer and winter study tours to students at all K-12 levels who are interested in studying abroad in the future, or whose parents intend for them to have more diversified cultural exposure. Our mission-oriented study tours aim at improving our students' language skills and developing their character traits and intellectual potential through carefully designed challenges and missions revolving around capabilities such as observation, analysis, oral expression and independence.

        OneSmart Overseas Language Training.    We offer intensive training for English language tests, including TOFEL and IELTS, to students for the admission to the international schools. The program focuses on high quality instruction and exam-taking skills, and is designed to help our students achieve higher scores in their admission and assessment tests.

  Recent Program Initiatives

        Drawing upon our success and experience in premium tutoring services, and to expand our service offerings to broaden our student base, we started to offer online education programs under "OneSmart Online" on our website at www.jrjb.com.cn as well as OneSmart class program under the brand "OneSmart Class", both launched in the first half of fiscal year 2018.

        OneSmart Online.    OneSmart Online offers classes in a more simplified online format. It allows us to expand our footprint into the mass K-12 education services market at competitive pricing and in a capital light manner leveraging our experience and teaching resources in the premium market.

        OneSmart Class Programs.    OneSmart Class programs typically have a class size of up to 25 students. OneSmart Class covers key academic subjects taught at Chinese primary and secondary schools, including mathematics, English and Chinese. Students receive similar customized services as provided in our OneSmart VIP programs except that the teachers' teaching notes are designed in a more standardized manner to cater to the general needs of 25 students, and interactive group discussions between students are consistently engaged in the small class settings.

Curriculum and Teaching Material Development

        We base our curriculum and education content on the philosophy and ultimate goal of improving our students' study capabilities, knowledge and academic performance. As different programs and classes within each program target students with diversified age groups and needs, we customize the teaching materials accordingly.

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  Premium tutoring services

        Parents and students choose our premium services with the expectation that our OneSmart VIP programs would improve the students' academic performances at the public schools. Our curriculum closely tracks the standard K-12 curriculum of China's primary and secondary schools. We cover all core K-12 subjects, including mathematics, English, Chinese, physics, chemistry, geography and history.

        The development of our teaching materials typically starts with our development team's thorough review of recent teaching and training materials from leading public schools, as well as any new examination requirements and trends to keep up with the changing academic and examination conditions in the PRC education system. Our development team also work closely with our teachers and solicit feedback from them based on their tutoring experience and constantly update our centralized database of teaching notes and exam test questions. Leveraging OneSmart Online Teaching Bank and students' PLI aptitude test results, our teachers are able to develop and design customized teaching notes and selectively choose the practice questions for each student based on their grade level, study habits, recent academic performance and their academic goals. The teachers may choose to upload their tailored teaching notes to the system for other teachers' review, and the highly rated teaching notes will be contributed to our database which further enriches our database. As of November 30, 2017, our database contained approximately 3.2 million teaching notes, and over 10 million test questions.

        To provide academic and research support to our premium tutoring services and to diversify our education service offerings, we acquired an 80% equity interest in East Shanghai Foreign Language School, a domestic school for compulsory education. Our experience in managing and operating the full-time school has contributed significantly to our teaching and learning resources and curriculum development capabilities.

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  Premium young children and other education programs

        Substantially all of our education content for premium young children education services were developed by our in-house development team. When developing our class materials, we referred to both the teaching materials at primary schools and the knowledge composition contained in those teaching materials to ensure that our teaching can be easily integrated into the formal education stream. In the meantime, we have also taken into account the different classes of difficulty levels based on that class of students' learning curves.

        In addition, we have been cooperating with Express Publishing to co-develop our OneSmart Elite English language education materials called "Incredible 5." The Incredible 5 series of learning materials is tailored specifically for Chinese students. The unique learning pattern of Incredible 5 is designed not only to advance students' comprehensive English proficiency, but also to help students prepare for various examinations and tests including government authorized English examinations, well-recognized assessment tests, or future secondary school or high school English entrance examinations.

        We have a curriculum and teaching materials development team of over 100 specialists, who are dedicated to developing, updating and improving our teaching materials tailored to different regions and study needs. We also formed a "OneSmart Power Learning Institute" that focuses on analyzing local examination policy development and evaluating corresponding curriculum improvements. We also have a product development team that works with our education service team and sales and marketing team to design and promote the new program offerings.

Our Study Centers

        We operated a network of 225 study centers across 42 cities in China as of November 30, 2017. The following map sets forth the geographic coverage of our network of study centers as of November 30, 2017.

        We have a 5-member committee at our headquarters focusing on study center expansion and site selection. We go through a comprehensive evaluation process for any expansion and new site selection, with joint efforts and contribution from our senior management, business development team and other administrative departments. When selecting locations to build new study centers, we apply a set of stringent criteria and closely study the neighborhood factors including the size of its residential population, demographic factors, existing private education services and resources, and accessibility by transportation. We typically prefer locations that are close to dense residential areas and schools.

        The layout and interior design of each study center is determined by the type of programs offered in that center. Our classrooms at the study centers are constructed with specific requirements tailored to the different programs. We emphasize the privacy of the small-size study room for our premium tutoring services while ensuring that all the necessary teaching typically facilities are available in the room. Classrooms of our premium young children education services are installed with the multi-media technology tools and CCTVs for parental auditing. Such classrooms create a relaxing, interactive, and interest-enhancing environment that effectively stimulate the learning interest and knowledge absorption of the students and encourage communication with the teacher and between themselves. In addition to the teaching classrooms, most of our study centers are equipped with rooms with different functions to meet the parents' and students' needs, including:

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  Consulting rooms: We offer consulting, course selection, registration and other advisory services in the consulting rooms.

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  Common study classrooms: Our students have free access to our common study classroom where they can prepare for courses before the classes or review and do their assignments after the classes. It also offers a venue for the students to interact with each other.

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  OneSmart Paradise: It is the leisure area available to students at most of study centers for our premium tutoring services and premium young children education services. We offer various toys, facilities and activities with which students can make new friends and expand their network while playing the games and undertaking the activiteis together.

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  Resting areas: Parents can rest at our designated areas and wait for their children during class hours. Facilities like free wireless internet and vending machines are available.

        The design of one of our study centers won the "Interior, Architecture, Industrial" design award in 2017.

        The following pictures show our teaching settings in premium tutoring and premium young children education services:

One-on-One Teaching Room	One-on-Three Teaching Room

HappyMath Teaching Room	Multi-function Space

        We are mindful about the safety of our students at our study centers and implement high safety standards in the design and construction process, and are compliant with local regulations on location choice and constructions. We strive to create an engaging learning environment for both parents and students while ensuring that teaching can be conducted safely and smoothly.

        The director of each study center is responsible for overall management, including student recruitment, staffing and teaching curriculum. All of our service functions have step-by-step procedures that are well-documented for our staff to follow. For example, our teachers are required to follow the teaching guidance to prepare the teaching notes and they should take initiatives to regularly discuss with the advisors and parents on student's progress and seek feedback from the parents.

        Asides from the study centers we operate, we also work with certain institutions through franchise arrangements to operate our program offerings and collect a franchise fee from them. As of November 30, 2017, there were 29 study centers to which we grant franchise under franchise agreements and for the three months ended November 30, 2017, franchise fees contributed to 0.8% of our total net revenues. To optimise our geographic penetration and expansion in an asset light way, we may selectively enter into more franchise arrangements with third-party operators.

Our Teaching Staff

        We have a team of dedicated and capable teaching staff with significant teaching and management experience. We believe that our teaching staff are critical to maintaining the quality of our services and promotion of our brand and reputation. We maintain rigorous qualification standards when selecting and training our teachers to ensure that we can provide consistent and high-quality education to our students.

        Systematic and stringent recruitment process.    Approximately 40% of our teachers are recruited from specialized teachers' colleges in China. We recruit our teachers through on-campus recruitment of teachers' college graduates and, from time to time, through social channels. We aim to recruit high-caliber teachers through a stringent multi-step recruitment process, including (i) application; (ii) screening; (iii) qualification tests; (iv) lecture auditions; and (v) interviews. During the recruitment process, we focus on the academic background, communication skills and classroom demeanor of these teacher candidates. We also target teacher candidates with energetic and positive personalities who can effectively connect with and motivate our students.

        Rigorous on-going training, evaluation and development.    Training is a critical part of our daily operations and ensures that the quality of our education services is maintained at a high level. Before being certified as our full teachers, new teachers are required to undergo one month of comprehensive orientation and online and offline training at our OneSmart University and OneSmart Online College, where they familiarize themselves with One Smart Online Teaching Bank and improve their teaching skills. All of our full-time teachers are required to continue to participate in training programs on a regular basis so that they stay abreast of our latest education content and our learning software and facilities. Other teaching staff also undergo similar systematic online and offline training courses tailored to each individual's position and specific responsibility.

        We have established a system to evaluate and incentivize our teachers to improve their teaching skills, service quality and teaching results. Among other things, we utilize a 10-level ranking system for teachers at our premium tutoring programs. Through this ranking system, we rate teachers based on a set of criteria, including overall performance, seniority, student and parent reviews, historical refund and retention rates, and the level of ranking for each teacher is directly linked to his or her compensation. To conform to teachers' ranks in public schools, we cooperate with, and are licensed by, the China Education Association to certify our teachers. In addition, we constantly conduct performance review and adjust the ranking of teachers. Our teachers go through stringent quarterly examinations and certain number of teachers with low rate in the examinations will end their employment with us. We place high emphasis on the standardized teaching method and course materials leveraging on our One Smart Online Teaching Bank. We believe that standardization is a key factor to ensure the quality of service across our platform. Meanwhile, we encourage our teachers to put their own spin in their classes to keep students engaged and motivated.

        Career advancement and continued education.    We are committed to the career advancement and continuing education of our teachers. We provide both online and offline training in management skills to our selected teachers. Based on various key performance indicators such as overall teaching ranking, student reviews and refund rate, capable and experienced teachers also have the opportunity to be promoted to directors of our study centers or our headquarters. As of November 30, 2017, more than 85% of the study center directors were promoted internally within our OneSmart system.

        Competitive compensation package.    We believe that the compensation package we offer to our teaching staff, which is comprised of a fixed base salary and lecture bonus fees, is competitive in the market. Our competitive compensation and career development opportunity help ensure the stability of our teaching staff.

Our Students and Student Services

        Students on OneSmart Platform.    Over the years, we have maintained large and fast growing student enrollment over the years. Our average monthly enrollments for the fiscal years ended August 31, 2015, 2016 and 2017, and for the three months ended November 30, 2017 were 40,743, 56,019, 76,841 and 83,504, respectively.

        We charge our after-school education programs based on prepaid class units. After a student signs the service contract and purchases a fixed amount of class units, he or she will be deemed to have enrolled with us. The pre-paid class units are consumed when the student takes classes under our after-school education programs. In addition, with our approval, the student may use the unconsumed class units on certain programs or subjects different from the ones originally registered for at the time of purchase.

        We are well regarded among parents and students for implementing an effective student customized tutoring program. We subsequently launched our premium young children education services to reach out to broader age groups of students by expanding into premium young children education services, such as HappyMath. In the second half of 2017, we further expanded our class model to the small class setting with the maximum number of 25 students per session by launching OneSmart Class program. By charging lower tuition fees compared with our premium tutoring services, OneSmart Class addresses the demands of parents and students who are relatively more price sensitive but desire to experience the quality teaching and customized services in small groups. Each OneSmart VIP class typically lasts for 120 minutes, which translates into three class units. Each of our premium young children classes typically lasts for 80 minutes (excluding the break time), which translates into two class units. Our language and culture programs, such as OneSmart Study Camp, together with our online programs, are targeted at further increasing our student base and potentially extends a student's learning circle with us.

        Student Services.    We provide integrated and comprehensive services to our students and parents through our teachers and study advisors. After the in-class tutoring, our teachers will also make themselves available to answer questions and provide additional guidance on study materials during the scheduled free Q&A sessions if our students study at our study centers after class.

        Each student is assigned with a dedicated study advisor to provide real-time assistance to our student and his or her parents, including establishment and updating of the student's file, class scheduling and adjustment, follow-ups on parents' review over the student's learning experience, periodic assessment on student's progress, and coordination among the teachers, parents, students and us. To facilitate communication, study advisors have periodical meet-the-parents sessions to update parents on their children's study progression, discuss with the parents on their and teacher's observation of the student's performance, seek students' and parents' feedback on our programs, and encourage the students and parents to provide additional input to adjust and optimize the students' study plan together with their teachers. Our study advisors will also supervise our students' study habits and work with our students to help relieve anxiety, maintain motivation and build self-confidence. We provide parenting courses to our parents and our parents also have opportunities to interact with our teachers and study advisors.

        Service Quality Assurance.    We endeavor to maintain high service quality consistently at our study centers. We require our teachers to utilize our OneSmart Online Teaching Bank and teach each class in accordance with our teaching guidance and course materials. We hold weekly meetings to discuss teaching plans and any special accidents or events in the previous week and all teachers and administrative staff are encouraged to join the weekly meetings. Our teachers will share teaching notes with the parents through our mobile app. Moreover, each of our advisors is in close contact with the students and parents through in-person, telephone and mobile app communication. We also provide online streaming of some of our classes and the parents can observe the classroom performance of the students and teachers. We have a customer service center in our headquarters, the main functions of which include receiving enquires, regularly following up on students and parents' feedback to our education services and teachers, and addressing course-related issues. We have a dedicated quality control team that supervises our customer service center. According to an annual poll conducted by our quality control team for fiscal year of 2017, among more than 27,000 interviewees who responded to our questionnaires for our OneSmart VIP programs, approximately 69% of the parents responded that their children had improved academic performance after participating in our education programs, approximately 77% of the parents have expressed a high degree of satisfaction in the services provided by our study advisors, at least 65% of the parents were willing to recommend our programs to other students or parents and at least more than 40% of the parents who responded to our questionnaires for HappyMath gave the program full satisfaction scores.

Technology

        We have built our technology platform and infrastructure relying primarily on proprietary software and systems. Our centralized technology platform helps us to distinguish ourselves in the premium K-12 after-school education industry and operate cost-effectively.

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  OneSmart Online Teaching Bank.  Our proprietary online teaching resources database contains approximately 3.2 million teaching notes and over 10 million test questions for OneSmart VIP programs. Our online teaching bank enables our teachers to gain access to the vast teaching resources and further develop and design customized teaching notes and selectively choose practice questions for each student based on their grade level, study habits, recent academic performance and academic goals. It also enables our teachers and research and development team to collaboratively design, develop and improve the curriculum and share know-how and useful teaching materials efficiently.

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  Teaching Service Management.  Underpinning our teaching service management function are our mobile apps such as iOneSmart Study Master and iHappymath app, which are accessed by our students and their parents for real-time progress tracking and interactions, study plan adjustment, homework assignment and class management. By creating a responsive communication channel between teachers and their students, iOneSmart Study Master also extends the tutoring dynamics between the teachers and students after class. Our technology platform allows for centralized cloud-based storage and extensive analysis of data that we collect on our students, teachers and our curriculum, creating a virtuous feedback loop for continuous optimization of our student experience and sales and marketing effectiveness.

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  Operation Management.  Our UPC operation management system is a unified enterprise resources planning and customer resources management system, which was developed by our in-house information technology team to build a set of robust operational and management information systems that outline protocols for and improve the efficiency of how we expand and operate our study center network. The system integrates our business operations, including sales and marketing, daily operation, teaching and research management, teachers' recruiting and training, key performance indicators tracking, operation statement generation, and contract management. The system scientifically schedules courses, matches teachers and students, and efficiently allocates students to classes. In the day-to-day operations of our established study centers, the directors of the study centers keep close track of a series of operating indicators. These metrics are submitted to and tracked through our systems by management in our headquarters on a daily basis, allowing for centralized administration of real-time adjustments to local strategies.

        We make it our goal to reliably and securely maintain our technology platform. We have implemented performance monitoring for all of our web sites and apps to enable us to respond quickly to potential issues. Our web sites are hosted at our self-owned servers and facilities in Shanghai. The facility provides redundant utility systems and a backup electric generator. All servers have redundant power supplies and file systems to maximize system and data availability.

        Our in-house information technology department has a team specialized in the maintenance, update and development of our technology platform. Our information technology team had 95 employees as of November 30, 2017.

Branding, Marketing and Sales

        We position ourselves as a premium K-12 private education services provider in China targeting affluent and mass affluent families. We employ a variety of marketing and recruiting methods to attract students and increase enrollments:

        Referrals.    We believe that an important contributor to our success in student recruitment has been word-of-mouth referrals by our students and parents who share their experience with other students and parents. Our student enrollment has benefited and will continue to benefit through referrals from our extensive student network and growing student base, and advantages derived from our reputation, brand, and our students' outstanding academic performance.

        Media Advertisement.    We advertise through China's leading search engines and internet portals. We also strategically place our advertisements in television channels and other traditional media at outdoor advertising venues that can attract the attention of our prospective students and parents, such as airports. Our course consultants distribute informational brochures, posters and flyers in the vicinity of our study centers.

        Social Events and Activities.    We have sponsored a series of national academic competitions and annual meetings of the Institution of China Education. We participate in or host themed open classes for public and private schools and colleges to promote awareness of our brands and programs. We also collaborated with Peking University and Shanghai Education Development Foundation to provide the OneSmart scholarship to the students from Peking University and teachers' colleges and universities. We believe that these events and activities enhance our public image and our influence among both students and teachers.

        Online Platform.    Our own online platform has also contributed significantly to increasing student loyalty and enhancing our brand awareness. It facilitates direct and frequent communications with our prospective students and parents and effectively lowers our student acquisition costs.

        Cross-Selling.    As we have already gained a strong foothold in premium tutoring market, we are branching out into other education segments. The premium one-on-one and one-on-three tutoring programs and premium young children education services are targeted at different age groups, while the OneSmart VIP programs, OneSmar Online and OneSmart Class are targeted at students with preference for different education models. The combination of programs provides a good cross-marketing opportunity to attract students from other programs. Our goal is to create a brand name that permeates every stage of our students' educational progression, academic subject needs and education model preference.

        Our course consultants team and our study advisors are in charge of the enrollment of new students and retention of existing students respectively, and we provide attractive compensation plans to incentivize them.

        Our brand name is highly regarded in the private education market. According to a survey conducted by Frost and Sullivan in all tier-one and eight tier-two cities in China, OneSmart has the strongest brand awareness in the overall and premium K-12 after-school education services market and the highest customer satisfaction rate among major players for similar services in China.

Intellectual Property

        Our business relies substantially on the creation, use and protection of our proprietary teaching management system and study database.

        We had more than 300 registered trademarks including our brand and logo, more than 200 registered domain names, more than 100 copyright registration certificates and four patents as of November 30, 2017. Our copyrights include substantially all of our course content, course videos and materials, and online courses. Our registered domain names are valuable and unique assets for us. Each domain name incorporates the Chinese spelling of the theme of the corresponding website and is therefore easy to remember. We set forth below our nine main registered domain names:

Domain Address	Main Purpose
http://www.onesmart.org/	Our main website
http://www.jingrui.cn/	Premium tutoring services
http://www.happymath.org/	HappyMath program
http://www.jiaxuehui.com/	OneSmart Elite English program
http://www.xhqcamp.com/zh-cn/	OneSmart Study Camp program
http://vipedu.com/	OneSmart Overseas Language Training program
http://www.jrjb.com.cn/	OneSmart Online program
http://www.jingruiban.com/	OneSmart Class program
http://www.ftkenglish.com/	FasTrack English program

        To protect our brand and other intellectual property, we rely on a combination of trademark, copyright, domain names, know-how and trade secret laws as well as confidentiality agreements that we entered into with our employees, contractors and others. We also actively engage in monitoring and enforcing activities with respect to infringing uses of our intellectual property by third parties. We cannot be certain that our efforts to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate these rights. See "Risk Factors—Risks Related to Our Business—If we fail to protect our intellectual property rights, our brand and business may suffer."

Competition

        The private education industry in China is highly fragmented, competitive and rapidly developing. We face competition from national after-school education companies such as New Oriental, TAL and ONLY in each major program we offer and each geographic market in which we operate.

        We believe the principal competitive factors in our industry include the following:

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  brand recognition;

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  overall student experience;

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  price-to-value;

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  ability to effectively market programs and service to a broad base of prospective students; and

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  scope and quality of program and service offerings.

        While we believe that we have gained a competitive edge over many market players, some competitors may have greater access to financing and other resources, and a longer operating history than us. See "Risk Factors—Risks Related to Our Business—We face intense competition in our industry, which could lead to pressure on our premium pricing, reduced operating margins, loss of market share, departure of qualified faculty and increased capital expenditures."

Properties and Facilities

        Our headquarters is located in Shanghai, China. As of November 30, 2017, we had study centers in Shanghai and 41 other cities in China. We lease our headquarters, which occupies approximately 22,453 square feet under a lease which expires in September 2021. We also lease all of our study centers and service centers, which occupy an aggregate of approximately 154,134 square meters in 42 cities in China. The majority of lease agreements for our Shanghai leaning centers have durations of 5 years. For most of our study centers, we pay annual rental fees. The rental payments for our study centers are either set at a fixed rate during the entire rental period or increased every other year based on a preset rate. We plan to secure additional sites for study centers to carry out our future expansion generally through leases rather than purchases. For more details, see "Business—Our Study Centers."

Employees

        As of August 31, 2015, 2016 and November 30, 2017, we had a total of 5,356, 6,878 and 9,023 employees, respectively. Almost all of our employees are located in China.

        The following table sets forth the numbers of our employees, categorized by function, as of November 30, 2017:

Functions:	Number of Employees	% of Total
Teachers	4,624	51.2
Study advisors	1,016	11.3
Sales and marketing	1,087	12.0
Research Technology Center	217	2.4
General and administrative	2,079	23.1
Total	9,023	100.0

        We believe we offer our employees competitive compensation packages and a merit-based work environment that encourages initiative, and, as a result, we have generally been able to attract and retain qualified personnel.

        As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund. We are required by PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

        We enter into standard labor agreements with our employees; in addition, we enter into confidentiality and intellectual property rights agreements with our key employees. We believe that we have maintained a good working relationship with our employees, and we have not experienced any major labor disputes.

Insurance and Safety

        We endeavor to provide a safe environment for students at our study centers. Security and safety protocols are set out in detail in our management guidance and in the handbook for our study centers. Safety is an important factor in the evaluation scale we apply to the performance of our study center directors.

        We maintain various insurance policies to safeguard against risks and unexpected events. We maintain public liability insurance to cover our liability for any injuries occur at our study centers. We also maintain property insurance policies covering certain equipment and other property that are essential to our business operations. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be in line with that of other companies in the same industry of similar size in China.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time and attention.

REGULATION

PRC Regulations

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations Relating to Foreign Investment

Foreign Investment Industries Guidance Catalog (2017)

        Pursuant to the Foreign Investment Industries Guidance Catalog, or the Foreign Investment Catalog, which was amended by the NDRC and the MOFCOM and became effective on July 28, 2017, pre-school education, high school education and higher education are restricted industries for foreign investors, foreign investors are only allowed to invest in pre-school education, high school education and higher education in Sino-foreign cooperative ways, and the Chinese party must play a major role in the cooperation, which means the study center director or other chief executive officer of the schools must be a PRC national, and the representatives of the Chinese party must account for no less than half of the total members of the board of directors, the executive council or the joint administration committee of the Sino-foreign cooperative educational institution. In addition, according to the Foreign Investment Catalog, foreign investors are prohibited from investing in compulsory education, namely primary school and middle school. To comply with PRC laws and regulations, we have relied on the VIE Contractual Arrangements to operate our after-school education services in China. See "Risk Factors—If the PRC government finds that the agreements that establish the structure for our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations."

Implementation Opinions of the MOE on Encouraging and Guiding the Entry of Private Capital in the Fields of Education and Promoting the Healthy Development of Private Education

        In June 2012, the MOE issued the Implementation Opinions of the MOE on Encouraging and Guiding the Entry of Private Capital in the Fields of Education and Promoting the Healthy Development of Private Education to encourage private investment and foreign investment in the field of education. According to these opinions, the proportion of foreign capital in a Sino-foreign cooperative educational institute must be less than 50%. These opinions also provide that each level of the government authorities should increase their support to private schools in terms of financial investment, financial support, subsidy policies, preferential treatments on tax, land policies and fee policies, autonomous operation, and protecting the rights of teachers and students, among other things. Furthermore, these opinions require each level of the government to improve its local policies on private education.

Draft Foreign Investment Law

        In January 2015, MOFCOM published a draft Foreign Investment Law for public comment. Since then, MOFCOM has not yet published an updated draft and none of the government authorities has taken any formal action to adopt the law. The draft Foreign Investment Law purports to change the existing "case-by-case" approval regime to a "filing or approval" procedure for foreign investments in China. According to the draft Foreign Investment Law, the MOFCOM, together with other relevant authorities, will determine a catalogue for special administrative measures, or "negative list." Foreign investments in the restricted industries must apply for approval from the foreign investment administration authority, whereas foreign investments in business sectors outside of the "negative list" will only be subject to filing procedures.

        MOFCOM suggests both registration and approval as potential options for the regulation of variable interest entity structures, depending on whether they are "Chinese controlled" or "foreign controlled." One of the core concepts of the draft Foreign Investment Law is "de facto control," which is broadly defined and emphasizes substance over form in determining whether an entity is "Chinese controlled" or foreign controlled. "De facto control" can be established if a person has the power to exert decisive influence on an entity, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors, such as via contracts or trusts, will be treated as foreign-invested enterprises, or FIEs, whereas an investment in China in the foreign investment-restricted industries by a foreign investor may nonetheless apply for treatment as a PRC domestic investment if the foreign investor is determined to be "controlled" by PRC entities and/or citizens. According to the draft Foreign Investment Law, VIEs would also be deemed to be FIEs, if they are ultimately "controlled" by foreign investors, and be subject to the restrictions on foreign investments. Although we believe we are "Chinese controlled" under the draft Foreign Investment Law, we cannot assure you that relevant PRC government agencies will hold the same view as ours, that our VIE Contractual Arrangements under which we operate our education business will be treated as a domestic investment, or our operation of education services will not be classified as a "prohibited business" under the Foreign Investment Law when it is officially enacted.

        At the same time, in March 2016, NDRC and MOFCOM promulgated the Draft Market Access Negative List (Pilot) and in June 2017, the State Council issued the Special Management Measures for the Market Entry of Foreign Investment in Pilot Free Trade Zones (Negative List) (2017), both of which are applicable in Tianjin, Shanghai, Fujian and Guangdong. These regulations still impose restrictions and/or prohibitions on foreign investment in pre-school education, primary schools, middle schools, high schools and higher education. Under the Draft Foreign Investment Law, FIEs are required to complete entry clearance and other approvals for conducting the businesses listed on the negative list, and may not be able to continue to conduct their operations through contractual arrangements.

Regulations on Private Education in the PRC

Education Law of the PRC

        In 1995, the NPC enacted the Education Law of the PRC, which was amended on December 27, 2015. This law sets forth provisions relating to the fundamental educational systems of the PRC, including without limitation, a school education system comprising preschool education, primary education, secondary education and higher education, a system of nine-year compulsory education, and a national education examination system. The law stipulates that the government formulates plans for the development of education and establishes and operates schools and other institutions of education, and, in principle, that enterprises, social organizations and individuals are encouraged to establish and operate schools and other types of educational institutions in accordance with PRC laws and regulations. The Education Law also stipulates that some basic conditions must be fulfilled for the establishment of a school or any other educational institution; accordingly, the establishment, modification or termination of a school or any other education institution shall follow specific examination, approval or filing procedures. In the amended Education Law, the Standing Committee of the National People's Congress, or the NPC Standing Committee, narrowed the provision prohibiting the establishment or operation of schools or other educational institutions for profit so that the provision only applies to schools or other educational institutions founded with governmental funds or donated assets.

The Law for Promoting Private Education and its Implementation Rules

        In 2002, the NPC Standing Committee promulgated the Law for Promoting Private Education, or the Private Education Law, which became effective on September 1, 2003. The Private Education Law was amended on June 29, 2013, or the 2013 Private Education Law, and subsequently on November 7, 2016, or the Amended Private Education Law. In March 2004, the PRC State Council promulgated the Implementation Rules for the Law for Promoting Private Education, or the PE Implementation Rules. The Private Education Law and the PE Law Implementation Rules provide rules for social organizations or individuals to establish schools or other educational organizations using nongovernment funds in the PRC; such schools or educational organizations established using nongovernment funds are referred to as "private schools."

        According to the Private Education Law, establishment of private schools for academic education, preschool education, self-taught examination support and other cultural education shall be subject to approval by the authorities in charge of education, while establishment of private schools for vocational qualification training and vocational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted an educational permit, and shall meet all conditions required for a legal person. Under the Private Education Law and PE Implementation Rules, private education is deemed a public welfare undertaking, and entities and individuals who establish private schools are commonly referred to as "sponsors," instead of "investors" or "shareholders." Private schools have the same status as public schools, though private schools are prohibited from providing military, police, political and other kinds of education that are of a special nature. Government-run schools that provide compulsory education are not permitted to be converted into private schools.

        Under the 2013 Private Education Law and PE Implementation Rules, sponsors of a private school may choose to require "reasonable returns" from the annual net balance of the school after deduction of costs, donations received, government subsidies, if any, the reserved development fund and other expenses as required by the relevant regulations. The election to establish a private school requiring reasonable returns shall be made a part of the articles of association of the school, and the percentage of the school's annual net balance that can be distributed as a reasonable return shall be determined by the school's board of directors or other forms of decision-making bodies, taking into consideration the following factors: (i) school fee types and collection criteria, (ii) the ratio of the school's expenses used for educational activities and improvement of educational conditions to the total fees collected, and (iii) admission standards and educational quality. The relevant information relating to the above factors shall be publicly disclosed before the school's board determines the percentage of the school's annual net balance that can be distributed as reasonable returns, and such information and the decision to distribute reasonable returns shall also be filed with the approval authorities within fifteen days from the decision made by the board. As of November 30, 2017, eight of twelve of our study centers that are registered as schools have elected to require "reasonable returns" under the 2013 Private Education Law and PE Implementation Rules.

        The 2013 Private Education Law provides that the regulations applicable to private training institutions registered with the SAIC and its local counterparts shall be formulated by the State Council separately. However, as of the date of this prospectus, no specific regulations on private training institutions registered with the SAIC and its local counterparts has been promulgated by the State Council.

        The Amended Private Education Law took effect on September 1, 2017. In accordance with the Amended Private Education Law, as long as schools do not provide compulsory education, school sponsors of private schools are allowed to register and operate the schools as for-profit private schools or not-for-profit private schools. School sponsors of for-profit private schools are allowed to get income from the operation of the school, and the balance of running such schools is permitted to be handled in accordance with the PRC Company Law and other relevant laws and administrative regulations. School sponsors of not-for-profit private schools are prohibited from getting income from the operation of the schools, and the balance of running such schools may only be used for the operation of other not-for-profit schools. Furthermore, the remaining assets upon liquidation after repayment of debts of for-profit private schools are permitted to be handled in accordance with the relevant provisions of the PRC Company Law and that of not-for-profit private schools may only be used for the operation of other not-for-profit schools.

For-profit private schools are entitled to make their own decisions about collection of fees in accordance with the market situation, while collection of fees for not-for-profit private schools shall be subject to concrete measures to be promulgated by the provincial, autonomous regional or municipal government. In addition, private schools are entitled to preferential tax policies and land policies in accordance with PRC laws, with the emphasis that not-for-profit private schools shall enjoy preferential tax policies and land policies equivalent to those applicable to public schools.

        If the school sponsors of private schools established prior to the promulgation date of the Amended Private Education Law choose to register and operate their schools as not-for-profit private schools, they shall cause the school to amend its articles of association in accordance with this law. Furthermore, upon the termination of such not-for-profit private schools, the government authority may grant some compensation or reward to the school sponsors who have made capital contributions to such school from the remaining assets of such schools upon their liquidation and may then use the rest of the assets to the operation of other not-for-profit private schools. If the school sponsors of private schools established prior to the promulgation date of this law choose to register and operate their schools as for-profit private schools, the schools shall go through some procedures including, but not limited to, conducting financial settlement, defining the property right, paying relevant taxes and expenses and applying for renewal of registration, the details of which shall be subject to detailed measures to be promulgated by the provincial, autonomous regional or municipal government.

        On December 29, 2016, the State Council issued the Several Opinions of the State Council on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education, or State Council Opinions, which require, among other things, access to the operation of private schools and the encouragement of social forces to enter into the education industry. The State Council Opinions also provide that each level of the people's government shall increase its support to private schools in terms of investment, financial support, autonomous policies, land policies, fee policies, autonomous operation and protection of teachers' and students' rights.

        Under the Amended Private Education Law, our study centers that operate for profit are required to obtain an educational permit and a business license. We have worked closely with the local authorities in preparing filings and applying for education permits for these study centers. See "Risk Factors—We are subject to governmental policies, licensing and compliance requirements for operating our K-12 after-school education business."

Implementation Regulations on Classification Registration of Private Schools

        According to the Implementation Regulations on Classification Registration of Private Schools, or the Classification Registration Rules which were issued jointly by the MOE, the Ministry of Human Resources and Social Security, the Ministry of Civil Affairs, the State Commission Office of Public Sectors Reform and the State Administration for Industry and Commerce on December 30, 2016, the establishment of private schools is subject to governmental approval. Private schools whose establishment has been approved shall apply for a registration certificate or business license in accordance with the Classification Registration Rules after they have been granted an educational permit by the competent government authorities.

        This regulation is applicable to our study centers regardless of whether they were established before or after the promulgation of the Amended Private Education Law. Not-for-profit study centers that meet the requirements under the Interim Administrative Regulations on the Registration of Private Non-enterprise Entities and other relevant regulations shall apply to the civil affairs department for registration as private non-enterprise entities. For-profit study centers, on the other hand, shall apply to the industry and commerce department for registration in accordance with the jurisdictional provisions set out by the relevant laws and regulations.

        We may be required to reclassify our study centers that are registered as schools according to the above rules. As of November 30, 2017, 12 of our study centers are registered as schools, among which two are located in Shanghai. For those two study centers in Shanghai, we plan to re-register them as for-profit schools in accordance with the local rules published in December 2017, while the other ten study centers may also be required to go through similar re-registration procedures when the relevant local implementation rules are published.

Implementation Regulations for the Supervision and Administration of For-Profit Private Schools

        According to the Implementation Regulations for the Supervision and Administration of For-Profit Private Schools, which was issued jointly by the MOE, the Ministry of Human Resources and Social Security and the State Administration for Industry and Commerce on December 30, 2016, social organizations or individuals are permitted to operate for-profit kindergartens, high schools, colleges, universities and other higher education institutions, but are prohibited from providing compulsory education. According to the implementation regulations, the social organization or individual operating a for-profit private school shall be in good credit standing and have financial strength appropriate to the level, type and scale of the school.

        A for-profit private schools shall establish a board of directors, a board of supervisors, administrative organs and labor unions. It shall implement the financial and accounting policies required by the PRC Company Law and other relevant regulations, and publicize their credit information such as annual report information, license information and administrative penalty through a national information system. The school sponsors of for-profit private schools shall neither withdraw their shares of registered capital nor mortgage the educational and teaching facilities for loans or guarantee. The balance of the school operating profits could only be distributed after the annual financial settlement.

        The division, merger, termination and other major changes involving for-profit private schools shall be subject to the approval of the boards of directors of the schools and subject to the approval and registration of the relevant government authorities. We may be required to reclassify our study centers that are registered as schools according to the above rules. See "Risk Factors—Implementation Regulation on Classification Registration of Private Schools."

Notice on Alleviating After-School Study Burden on Primary and Middle School Students and Imposing Special Administration on After-School Training Institutions

        On February 13, 2018, General Office of the Ministry of Education, jointly with three other government authorities, promulgated the Notice on Alleviating After-School Study Burden on Primary and Middle School Students and Imposing Special Administration on After-School Training Institutions, or Alleviating After-School Burden Notice, which came into effect on the same date. Alleviating After-School Burden Notice aims to solve the issue of excessive adequate after-school study burden on primary and middle school students through inspection and rectification of after-school training institutions. Pursuant to the Alleviating After-School Burden Notice, after-school training institutions that are susceptible to potential safety risks are required to immediately suspend business for self-inspection and rectification; after-school training institutions that operate without adequate educational permits and/or business licenses must apply for relevant permits and licenses in accordance with the law. After-school training institutions must file with the local education administration and allow the public to learn about the classes, courses and other information relating to their curriculum. The Alleviating After-School Burden Notice, prohibits, among other things, after-school training institutions from increasing the difficulties of the content of the courses, accelerating the after-school training course content beyond students' study level, emphasizing exam-oriented teaching methods, or hosting standard grade examinations and competitions among primary and middle school students. After-school training institutions that are not in compliance with the Alleviating After-School Burden Notice must complete all rectification before the end of 2018. See "Risk Factors—We are subject to governmental policies, licensing and compliance requirements for operating our K-12 after-school education business."

Local Rules in Shanghai

        In January 2011, the Standing Committee of the Shanghai People's Congress promulgated Regulations of Shanghai Municipality on Promotion of Lifelong Education, or Shanghai Lifelong Education Regulations, to formally implement a classification management scheme on private training institutions in Shanghai. Shanghai Lifelong Education Regulations provides different requirements and procedures for establishment of nonprofit training institution and commercial training institutions. Specifically, with respect to establishment, Shanghai Lifelong Education Regulations stipulate that (i) to set up a nonprofit training institutions, the applicants must first apply to the relevant authorities in charge of education or human resources and social welfare for approval and register such institution as a public institution or private non-enterprise institution after obtaining an educational permit in accordance with the relevant regulations of the state, and (ii) to establish a commercial training institution, the applicants must apply with the local counterparts of the SAIC for business registration directly, and the local counterparts of the SAIC must then consult with authorities in charge of education or human resources and social welfare before it decides whether to approve the business registration.

        On June 20, 2013, local authorities in Shanghai promulgated regulatory documents to set forth specific rules and procedures on business registration and operation of a commercial training institution, which became effective on July 19, 2013. These rules had an initial term of effectiveness of two years which was further extended to April 30, 2017.

        On December 27, 2017, the People's Government of Shanghai promulgated the Implementation Opinions of Shanghai Municipal People's Government on Promoting the Healthy Development of Private Education, or Shanghai Implementation Opinions, and the Administration Measures of Shanghai Municipality on Classification of Licensing and Registration of Private Schools, or Shanghai Licensing Measures, both of which took effect on January 1, 2018. Shanghai Implementation Opinions and Shanghai Licensing Measures provide implementation rules for the Amended Private Education Law in Shanghai on several aspects, including the procedures and requirements for approving the establishment, major alteration and termination of private schools, the transitional period for existing private schools and training institutions to gain compliance, and compensation and incentive measures for termination of existing private schools that are registered as private non-enterprise entities.

        Shanghai Licensing Measures provide that existing private training institutions must receive a new educational permit issued in accordance with these measures by December 31, 2019. To obtain such an educational permit, the training institutions must take various measures to comply with relevant laws and regulations, including amending their articles of association, improving their corporate governance structure and improving their education conditions. After obtaining the new educational permit, the private training institutions must also complete other relevant procedures as required by Shanghai Licensing Measures. As of November 30, 2017, we have established 88 study centers which are private training institutions in Shanghai. For all of these study centers, we plan to apply for the new educational permit as required by Shanghai Licensing Measures.

        Furthermore, Shanghai Licensing Measures also provide the requirements and procedures for new private training institutions to obtain the educational permit. To set up a new study center or private school in Shanghai, we need to follow the procedures in Shanghai Implementation Opinions and Shanghai Licensing Measures, including, but not limited to, applying for pre-approval of the school's name, acquiring approval of the school's pre-establishment and formal establishment, obtaining an educational permit issued by the local education bureaus and registering it as a legal entity with local administration for industry and commerce or local civil affairs departments.

        Moreover, according to Shanghai Licensing Measures, we, as the sponsors of our private schools in Shanghai registered as private non-enterprise entities before November 7, 2016, must decide whether to register our schools as not-for-profit or for-profit private schools, make relevant changes to the school operations as required by Shanghai Licensing Measures, and submit the application for registration as a not-for-profit or for-profit private school before December 31, 2018. If we choose to register these schools as not-for-profit private schools, we must amend the articles of association and improve the corporate governance structure and internal management system before December 31, 2019. If we choose to register these schools as for-profit private schools, the schools must go through some procedures including, but not limited to, conducting financial settlement, defining the property right, paying relevant taxes and expenses and applying for renewal of registration before the end of 2020. As of November 30, 2017, all of our private schools in Shanghai are established before the enactment of Amended Private Education Law and are registered as private non-enterprise entities. We plan to register two schools as for-profit private schools. For the remaining one school which provides compulsory education, we will register it as a not-for-profit private school as required by the Shanghai Licensing Measures. On December 29, 2017, Shanghai Municipal Education Commission, Shanghai Administration for Industry and Commerce, Shanghai Municipal Human Resources and Social Security Bureau and Shanghai Civil Affairs Bureau jointly issued the Standards of the Establishment of Private Training Institutions in Shanghai Municipality, or the Shanghai Standards, the Administration Measures of Shanghai Municipality on For-profit Private Training Institutions, or Shanghai For-profit Institutions Measures, and the Administration Measures of Shanghai Municipality on Not-for-profit Private Training Institutions, or the Shanghai Not-for-profit Institutions Measures. We plan to open new study centers as for-profit entities, which will be subject to the Shanghai Standards and the Shanghai For-profit Institutions Measures.

        The Shanghai Standards and Shanghai For-profit Institutions Measures provide specific and stringent standards and requirements on the sponsors, name, articles of association, organizational structure, management system, teachers, investment, operation sites, facilities and equipment, training programs, teaching materials and sites of study centers, for example, among others:

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  Teachers.  Private training institutions must have structurally reasonable and adequate full-time and part-time teaching staff tailored to the training programs and course scales; teachers for school entrance exam courses and the relevant extended trainings must hold the corresponding qualifications; private training institutions must not employ or compensate a teacher who is concurrently employed by a primary or middle school;

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  Operation Sites.  Residential buildings must not be used as operation sites and the term of lease shall not be less than two years since the application for the educational permit; the area coverage of the operation sites and for education uses shall meet certain specific requirements;

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  Competition.  Private training institutions must not host competitions among primary school students in connection with school entrance exam and the relevant extended trainings subject to limited exceptions; and

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  Courses.  Private training institutions providing school entrance exam courses and the relevant extended trainings to primary and middle school students must not increase the burdens of the students, enhance the difficulties of the content of the courses or accelerate the teaching progress inappropriately. Specially, the last class held for primary and middle school students must not pass 8:30 p.m.

        We believe we comply with the standards and requirements provided in the Shanghai Standards and Shanghai For-profit Institutions Measures in all material aspects. However, we must modify certain aspects of our current business operations in accordance with Shanghai Standards and Shanghai For-profit Institutions Measures. Although we require our full-time and part-time teachers not to teach in other institutions while they are employed by us, we are not able to monitor their activities outside their working time with us and therefore cannot assure you that our teachers have always complied or will comply with such requirement. If any of our teachers works concurrently at other institutions, we may not be able to identify such non-compliances on a timely basis or at all, which may cause us to violate these new rules. Moreover, certain of our teachers are not fully compliant with the teacher qualification requirements under the new rules. These teachers may not be able to deliver any school entrance exam courses for compulsory education and may need to receive extended trainings before they obtain the requisite qualifications. In addition, since the new rules prohibit any courses for primary and middle school students past 8:30 p.m., some of our classes may need to be re-scheduled. See "Risk Factors—Risks Related to Our Business—We are subject to governmental policies, licensing and compliance requirements for operating our K-12 after-school education business."

        Consistent with Shanghai Licensing Measures, Shanghai For-profit Institutions Measures provide a transitional period till December 31, 2019 for existing private training institutions to achieve full compliance with the standards and requirements and obtain the educational permits.

Interim Measures for the Management of the Collection of Private Education Fees

        The Interim Measures for the Management of the Collection of Private Education Fees were promulgated by the NDRC, the MOE and the Ministry of Labor and Social Security (currently known as the Ministry of Human Resources and Social Security) in 2005. According to these measures and the Implementation Rules for the Law for Promoting Private Education, the types and amounts of fees charged by a private school providing academic qualifications education shall be examined by education authorities or labor and social welfare authorities and approved by the governmental pricing authority. A private school that provides nonacademic qualifications education shall file its pricing information with the governmental pricing authority and publicly disclose such information.

        On October 12, 2015, the State Council and the Central Committee of the Communist Party of China jointly issued Certain Opinions of the Central Committee of the Communist Party of China and the State Council on Promoting the Price Mechanism Reform, which allows for-profit private schools to set their tuition fees on their own, while the tuition-collecting policies of not-for-profit private schools shall be determined by the provincial governments in a market-oriented manner, taking into account local circumstances.

        Subject to these applicable regulatory requirements, we generally determine tuition based on the demand for our education services, the cost of our services, and the tuition and price charged by our competitors.

Regulations on Food Safety of Schools

        Pursuant to the Food Safety Law of the PRC, which was amended on April 24, 2015 and became effective on October 1, 2015, schools should only order meals from off-site providers that have obtained the relevant food production licenses and should conduct regular inspections of the meals provided.

        In accordance with the Regulation on Hygiene Administration of School Canteens and Collective Provision of Meals for Students, which was promulgated in 2002 and amended in December 2010, hygiene administration of school canteens and collective provision of meals for students should take precautions and follow the hygiene-related policies and instructions of relevant hygiene and education authorities. As of November 30, 2017, none of our study centers that are registered as schools have school canteens for provision of meals to students.

Regulations on Franchise Businesses

        On February 6, 2007, the State Council promulgated the Regulation on the Administration of Commercial Franchises, which became effective on May 1, 2007. This regulation requires that any enterprise engaging in trans-provincial franchise business shall register with the Ministry of Commerce, or the MOC, and any enterprise engaging in franchise business within one province shall register with the provincial counterpart of the MOC. On April 30, 2007, the MOC promulgated the Administrative Measures for the Filing of Commercial Franchises, which was amended in 2011 and sets forth in detail the procedures and documents required for such filing, including, among other things, the franchise agreement entered into with the franchisee, the franchise market plan and trademarks and patents relating to the franchise. We are required to file the status of all franchise with the Ministry of Commerce system on a yearly basis, the failure of which may subject us to an order of rectification and a fine up to RMB50,000. We have filed all franchise agreements as of December 31, 2016 in accordance with the applicable laws and regulations and as required by the Ministry of Commerce. See "Risk Factors—We face risks associated with our franchise study centers."

Legal Regulations Over Intellectual Property in the PRC

Copyright

        Pursuant to the Copyright Law of the PRC (amended in 2010), copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology, pay damages, etc.

Trademark

        Pursuant to the Trademark Law of the PRC (amended in 2013), the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Patent

        Pursuant to the Patent Law of the PRC (amended in 2008), after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design. Where the infringement of patent is decided, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Domain Name

        Pursuant to the Measures for the Administration of Internet Domain Names of China promulgated on November 5, 2004 and became effective on December 20, 2004, or the 2004 Domain Names Measures, and the Measures for the Administration of Internet Domain names which was promulgated on August 24, 2017 and will come into effect on November 1, 2017 to replace the 2004 Domain Names Measures,

"domain name" shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the Internet and corresponds to the Internet protocol (IP) address of that computer. And the principle of "first come, first serve" is followed for the domain name registration service. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Any organization or individual may file an application for settlement with the domain names dispute resolution institution or file a lawsuit in the people's court in accordance with the law, if such organization or individual consider its/his legal rights and interests to be infringed by domain names registered or used by others.

Legal Regulations Over Labor Protection in the PRC

        According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC on July 5, 1994, came into effect on January 1, 1995, and was amended on August 27, 2009, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

        The Labor Contract Law of the PRC, which was promulgated by the NPC Standing Committee on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day, regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated by the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts concluded prior to the enactment of the Labor Contract Law and subsisting within the validity period thereof shall continue to be honored. With respect to a circumstance where a labor relationship has already been established but no formal contract has been made, a written labor contract shall be entered into within one month from the effective date of the Labor Contract Law.

        According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010, and became effective on July 1, 2011, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

        According to the Interim Measures for Participation in the Social Insurance System by Foreigners Working within the Territory of China, which was promulgated by the Ministry of Human Resources and Social Security on September 6, 2011, and became effective on October 15, 2011, employers who employ foreigners shall participate in the basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity leave insurance in accordance with the relevant law, with the social insurance premiums to be contributed respectively by the employers and foreigner employees as required. In accordance with such Interim Measures, the social insurance administrative agencies shall exercise their right to supervise and examine the legal compliance of foreign employees and employers and the employers who do not pay social insurance premiums in conformity with the laws shall be subject to the administrative provisions provided in the Social Insurance Law and other relevant regulations and rules.

        According to the Regulations on the Administration of Housing Provident Fund, which was promulgated and became effective on April 3, 1999, and was amended on March 24, 2002, housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee.

        The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People's Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Legal Regulations Over Tax in the PRC

Income Tax

        The PRC Enterprise Income Tax Law was promulgated on March 16, 2007 and was amended on February 24, 2017. The PRC Enterprise Income Tax Law applies a uniform 25 percent enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC Enterprise Income Tax Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25 percent enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC Enterprise Income Tax Law, a "de facto management body" is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

        In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Non-resident Enterprises Measures, pursuant to which entities that have direct obligation to make certain payments to a nonresident enterprise shall be the relevant tax withholders for such non-resident enterprise. Further, the Non-resident Enterprises Measures provide that, in case of an equity transfer between two non-resident enterprises occurring outside China, which is indirectly related to the transfer of equity interests of a PRC resident enterprise, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On April 30, 2009, the MOF and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. On February 28, 2011, the SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, which became effective on April 1, 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

        On February 3, 2015, the SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment, and placement in China, of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly. In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Circular 37. SAT Circular 37, which took effect on December 1, 2017, superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

        Where non-resident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our non-resident investors may be at risk of being required to file a return and be taxed under these circulars and we may be required to expend valuable resources to ensure compliance or to establish that we should not be held liable for any obligations under these circulars.

        According to Notice of the Ministry of Finance and the State Administration of Taxation on Tax Policies Relating to Education, or Circular 39, schools are not required to pay enterprise income tax on fees they have collected upon approval and have incorporated under the fiscal budget management or the special account management of the funds outside the fiscal budget. Schools are not required to pay enterprise income tax on the financial allocations they have received and special subsidies they have obtained from their administrative departments or institutions at higher levels.

Business Tax

        According to the Provisional Regulations on Business Tax, which was amended on November 10, 2008, and became effective on January 1, 2009, and the Detailed Implementing Rules on the Provisional Regulations on Business Tax, which was amended on October 28, 2011, business tax is imposed on income derived from the furnishing of specified services and transferring of immovable property or intangible property at rates ranging from 3 percent to 20 percent, depending on the activity.

        According to Circular 39, Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning Strengthening the Administration over the Collection of Business Tax on Educational Services, or Circular 3, and the Provisional Regulations of the PRC on Business Tax, nursing services provided by nurseries, kindergartens and educational services provided by schools and other education institutions shall be exempt from business tax.

Other Tax Exemptions

        According to Circular 39 and Circular 3, the real properties and land used by schools, nurseries and kindergartens established by enterprises shall be exempt from house property tax and urban land use tax. Schools expropriating arable land upon approval shall be exempt from arable land use tax. Schools and educational institutions established by any enterprises, government affiliated institutions, social groups or other social organizations or individuals and citizens with non-state fiscal funds for education and open to the public upon the approval of the administrative department for education or for labor of the relevant people's government at the county level or above which has also issued the relevant school running license, shall be exempted from deed tax on their ownership of land and houses used for teaching activities.

Value-Added Tax

        According to the Temporary Regulations on Value-added Tax, which was amended on February 6, 2016, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was amended on October 28, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The tax rate of 17 percent shall be levied on general taxpayers selling or importing various goods; the tax rate of 17 percent shall be levied on the taxpayers providing processing, repairing or replacement service; the applicable rate for the export of goods by taxpayers shall be nil, unless otherwise stipulated.

        Furthermore, according to the Trial Scheme for the Conversion of Business Tax to Value-added Tax, which was promulgated by the MOF and the SAT on November 16, 2011, the State began to launch taxation reforms in a gradual manner in January 1, 2012, whereby the collection of value-added tax in lieu of business tax items was implemented on a trial basis in regions showing significant radiating effects in economic development and providing outstanding reform examples, beginning with production service industries such as transportation and certain modern service industries.

        In accordance with a SAT circular that took effect on May 1, 2016, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner starting from May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

Regulations on Foreign Exchange

Foreign Currency Exchange

        Pursuant to the Foreign Currency Administration Rules, as amended, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of the PRC. Payments for transactions that take place within the PRC must be made in Renminbi. Foreign currency revenues received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by SAFE.

Dividend Distribution

        Wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises may not pay dividends unless they set aside at least 10 percent of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50 percent of the enterprise's registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

        Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or Circular 37, issued by SAFE and effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

        PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required if there is a material change in the registered SPV, such as any change of basic information (including change of such PRC resident's name and operation term), increases or decreases in investment amounts, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. All of our shareholders who, to our knowledge, are subject to the above SAFE regulations have completed the necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37.

        On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which came into effect on June 1, 2015. According to Circular 19, the foreign exchange capital of foreign-invested enterprises shall be subject to the Discretional Foreign Exchange Settlement. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account of a foreign-invested enterprise for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operational needs of the foreign-invested enterprise. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital of a foreign-invested enterprise is temporarily determined to be 100%. The Renminbi converted from the foreign exchange capital will be kept in a designated account and if a foreign-invested enterprise needs to make further payment from such account, it still needs to provide supporting documents and go through the review process with the banks.

        SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to Renminbi on a discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementations, it is uncertain how these rules will be interpreted and implemented.

Regulations on loans to and direct investment in the PRC entities by offshore holding companies

        According to the Implementation Rules for the Statistics and Supervision of Foreign Debt promulgated by SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the MOF and effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, are considered foreign debt, and such loans must be registered with the local branches of the SAFE. Under the provisions, the total amount of accumulated medium-term and long-term foreign debt and the balance of short-term debt borrowed by a foreign-invested enterprise is limited to the difference between the total investment and the registered capital of the foreign-invested enterprise.

        Pursuant to the NDRC Circular on Promoting the Reform of the Administration on the Filing and Registration System for Foreign Debts Issued by Enterprises promulgated by the NDRC on September 14, 2015, which came into effect on the same date, enterprises domiciled within the PRC and their controlling subsidiaries or branches should file and register with the NDRC prior to issuance of foreign debts, including without limitation medium-term and long-term international commercial loans, and report relevant information on the issuance of the foreign debts to the NDRC within ten working days after the completion of the issuance.

        On January 11, 2017, the People's Bank of China promulgated the Circular of the People's Bank of China on Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9, which took effect on the same date. The PBOC Circular 9 established a capital or net assets-based constraint mechanism for cross-border financings. Under such mechanism, a company may carry out cross-border financings in Renminbi or foreign currencies at their own discretion. The total cross-border financings of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit is calculated as capital or assets multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter.

        In addition, according to PBOC Circular 9, as of the date of the promulgation of PBOC Circular 9, a transition period of one year is set for foreign-invested enterprises and during such transition period, foreign-invested enterprises may apply either the current cross-border financing management mode, namely the mode provided by Implementation Rules for the Statistics and Supervision of Foreign Debt and the Interim Provisions on the Management of Foreign Debts, or the mode in this PBOC Circular 9 at its sole discretion. After the end of the transition period, the cross-border financing management mode for foreign-invested enterprises will be determined by the People's Bank of China and SAFE after assessment based on the overall implementation of this PBOC Circular 9.

        According to applicable PRC regulations on foreign-invested enterprises, capital contributions from a foreign holding company to its PRC subsidiaries, which are considered foreign-invested enterprises, may only be made when approval by or registration with the MOFCOM or its local counterpart is obtained.

        We may not obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. See "Risk Factors—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

Regulations on Stock Incentive Plans

        Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or Circular 7, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. See "Risk Factors—Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions".

        In addition, the State Administration for Taxation has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

M&A Rule and Overseas Listing

        Under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, were jointly adopted by six PRC regulatory authorities, including China Securities Regulatory Commission, or CSRC, on August 8, 2006, and became effective as of September 8, 2006, and were later amended on June 22, 2009, a foreign investor is required to obtain necessary approvals when (i) a foreign investor acquires equity in a domestic non-foreign invested enterprise thereby converting it into a foreign-invested enterprise, or subscribes for new equity in a domestic enterprise via an increase of registered capital thereby converting it into a foreign-invested enterprise; or (ii) a foreign investor establishes a foreign-invested enterprise which purchases and operates the assets of a domestic enterprise, or which purchases the assets of a domestic enterprise and injects those assets to establish a foreign-invested enterprise. According to the M&A Rule, where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it/him, acquires a domestic company which is related to or connected with it/him, approval from MOFCOM is required.

        Our PRC legal counsel, King & Wood Mallesons, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the New York Stock Exchange. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. See "Risk Factors—The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC laws."

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Xi Zhang	44	Chairman and Chief Executive Officer
Dong Li	41	Director and Chief Financial Officer
Zhizhi Gong	37	Director
Zhe Wei	47	Independent Director Appointee*
Min Zhang	45	Independent Director Appointee*
Xiaoqiang Meng	44	Senior Vice President
Zhuxiu Dong	41	Senior Vice President
Muyuan Ma	45	Vice President

*
Each of Mr. Wei and Ms. Zhang has accepted our appointment to be a director of company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

        Mr. Xi Zhang is our founder and has served as our Chairman of the Board and chief executive officer since our inception. Mr. Zhang founded our company in 2008. Prior to that, he served as general manager of EF Education China from December 2005 to December 2007, associate director of strategic planning at Johnson & Johnson Medical International from August 2004 to November 2005, marketing manager at Wrigley China from January 2000 to May 2002. In August 2012, Mr. Zhang was recognized as one of the "Top 10 Most Innovative Entrepreneurs in China in 2012" by Global Times. He received a bachelor's degree from Peking University in 1996 and a master's degree in business administration from Harvard Business School in 2004.

        Mr. Dong Li has served as our director since September 2017 and our chief financial officer since July 2017. Prior to joining us, Mr. Li served as chief financial officer of Pegasus Media Group Limited from April 2016 to April 2017 and chief financial officer of Ecovacs Robotics Holdings Limited from March 2015 to February 2016. From September 2008 to February 2015, Mr. Li worked as an associate and later vice president in investment banking at Bank of America Merrill Lynch and ICBC International in Hong Kong. Prior to that, Mr. Li worked in KPMG's auditing practice group for an extended period of time in its Beijing and Silicon Valley offices, respectively. Mr. Li received a bachelor's degree in accounting from School of Economics and Management, Tsinghua University in July 1999, and a master's degree in business administration in finance from Kellogg School of Management, Northwestern University in June 2008. Mr. Li is a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.

        Ms. Zhizhi Gong has served as our director since September 2017. Ms. Gong joined Carlyle Group since 2010, where she currently serves as a managing director focusing on Asia private equity investment and buyout opportunities. Ms. Gong is a director on the board of directors of Fang Holdings Limited (NYSE: SFUN). Ms. Gong was a member of the board of directors of Natural Beauty Bio-Technology Limited (HKSE: 00157) in 2015. Prior to joining Carlyle, Ms. Gong was a principal at Apax Partners from 2007 to 2010, where she was a founding member of the Greater China team. Prior to that, Ms. Gong worked at the investment banking department at China International Capital Corporate Limited from 2002 to 2005. Ms. Gong was the Chairwoman of the supervisory board of Focus Media Information Technology Co., Ltd. (SZ: 002027) from 2015 to 2016. Ms. Gong received a bachelor's degree in economics from Peking University in 2002 and a master's degree in business administration from Harvard Business School in 2007.

        Mr. Zhe Wei will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wei has over 20 years of experience in both investment and operational management in China. Prior to launching Vision Knight Capital, a private equity fund, in 2011, Mr. Wei served for five years as an executive director and the chief executive officer of Alibaba.com Limited, a leading worldwide B2B e-commerce company. Mr. Wei was the president, from 2002 to 2006, and chief financial officer, from 2000 to 2002, of B&Q China, a subsidiary of Kingfisher plc, a leading home improvement retailer in Europe and Asia. From 2003 to 2006, Mr. Wei was also the chief representative for Kingfisher's China sourcing office, Kingfisher Asia Limited. Mr. Wei currently serves as a non-executive director of UBM plc, a global business-to-business event organizer listed on the London Stock Exchange, an independent director of Zall Development Group Ltd., a company listed on the Hong Kong Stock Exchange, an independent director of Leju Holdings Limited, a company listed on the New York Stock Exchange, and has been non-executive director at PCCW Limited since November 29, 2011. Mr. Wei received a bachelor's degree in international business management from Shanghai International Studies University in July 1993 and completed a corporate finance program at London Business School in June 1998.

        Ms. Min Zhang will serve as our independent director immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Min Zhang has been the chief executive officer of China Lodging Group Limited since May 2015. Prior to this, Ms. Zhang served different positions at China Lodging Group, including chief strategy office from 2013 to 2015, president from January 2015 to May 2015 and chief financial officer from 2008 to 2015. Ms. Zhang has more than ten years of experience in finance and consulting with multinational companies. Prior to joining China Lodging Group Limited in 2007, she served as the finance director of Eli Lilly (Asia) Inc., Thailand Branch and the chief financial officer of ASIMCO Casting (Beijing) Company, Ltd. She currently also serves as a director on the board of Genscript Biotech Corporation, China Quanjude (Group) Co. Ltd. and Synutra International, Inc. Ms. Zhang received her bachelor's degree in international business management and master's degree in economics from the University of International Business and Economics in June 1994 and July 1997, respectively. She received a master's degree in business administration from Harvard Business School in June 2003.

        Mr. Xiaoqiang Meng has served as our senior vice president of Young Children Education Group since October 2014. He served as our director from September 2017 to February 2018. Before joining our company, Mr. Meng served as senior sales vice president of Beijing Huiyuan Food & Beverage Co., Ltd. from October 2013 to September 2014, general manager of Campbell Swire China from April 2012 to October 2013, national sales director of Lee Kum Kee (China) Trading Company from March 2007 to April 2012. Prior to that, Mr. Meng undertook several sales and managing roles at Pepsico Investment (China) Limited, Philip Morris (China) Management Co., Ltd. and Colgate Palmolive (GZ) Co., Ltd. Mr. Meng received a bachelor's degree in industrial foreign trade from University of Science and Technology Beijing in 1996.

        Mr. Zhuxiu Dong has served as our senior vice president of Premium Tutoring Group since August 2016. He served as our director from September 2017 to February 2018. Before joining our company, Mr. Dong served as chief financial officer of Meters/Bonwe Group from February 2012 to August 2016, finance deputy general manager of GCL-Poly Energy Holdings Limited from September 2011 to February 2012, deputy chief financial officer of the global supply chain of Huawei Technology Co., Ltd. from January 2010 to September 2011. Prior to that, he worked at Alcatel-Lucent Shanghai Bell Co., Ltd. for eight years from March 2001 to September 2009 and was in charge of the operation platform and several control departments. Mr. Dong received a bachelor's degree in mechanical electronics from Southeast University in 1999.

        Mr. Muyuan Ma has served as our vice president in charge of Research and Technology Center since 2014. Before joining our company, Mr. Ma served as a vice president of Beijing Youcan Co., Ltd. in 2013, a vice president of HaoFang Information Technology Co., Ltd. from 2008 to 2012, a director of Shanghai

Shanda Networking Co., Ltd. from 2005 to 2008 and marketing director of Executive MBA program at School of Economics and Management of Tsinghua University from 2002 to 2005. Mr. Ma received a bachelor's degree in chemistry from Beijing Union University in 1994 and a master's degree in business administration from Warwick Business School in 2001.

Board of Directors

        Our board of directors will consist of five directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

        We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee. Our audit committee will consist of Ms. Min Zhang and Mr. Zhe Wei. Ms. Min Zhang will be the chairwoman of our audit committee. We have determined that Ms. Min Zhang and Mr. Zhe Wei satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that Ms. Min Zhang qualifies as an "audit committee financial expert." The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  reviewing and approving all proposed related party transactions;

  •
  meeting separately and periodically with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

        Compensation Committee.    Our compensation committee will consist of Mr. Zhe Wei, Ms. Min Zhang and Ms. Zhizhi Gong. Mr. Zhe Wei will be the chairman of our compensation committee. We have determined that Mr. Zhe Wei and Ms. Min Zhang satisfy the "independence" requirements of

Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Ms. Zhizhi Gong, Ms. Min Zhang and Mr. Zhe Wei. Ms. Zhizhi Gong will be the chairwoman of our nominating and corporate governance committee. We have determined that Ms. Min Zhang and Mr. Zhe Wei satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

        Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

        Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found by our company to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated. Our officers are elected by and serve at the discretion of the board of directors.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

        Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

        In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination, without our express consent.

        We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

        For the fiscal year ended August 31, 2017, we paid an aggregate of RMB4.2 million (US$0.6 million) in cash to our directors and officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and variable interest entities are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Amended and Restated 2015 Plan

        To attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business, we, through our predecessor Cayman Islands company, initially adopted an employee stock incentive plan in March 2013, which was subsequently replaced by a domestic share incentive plan of Shanghai OneSmart approved in February 2015. As part of the 2017 Restructuring, we adopted an amended and restated 2015 Share Incentive Plan in April 2017, which was further amended on February 5, 2018, or the Amended and Restated 2015 Plan. The maximum aggregated number of our ordinary shares which may be issued pursuant to all awards under the Amended and Restated 2015 Plan is 336,642,439 Class A ordinary shares, plus an annual 2.0% increase of the total number of ordinary shares outstanding on August 31 of the preceding calendar year on the first day of each the following nine fiscal years of the Company commencing on September 1, 2018. As of the date of this prospectus, options to purchase 292,547,595 Class A ordinary shares have been granted and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

        The following paragraphs describe the principal terms of the Amended and Restated 2015 Plan.

        Types of Awards.    The Amended and Restated 2015 Plan permits the awards of options, restricted share purchase rights or any other type of awards approved by the committee or the board of directors.

        Plan Administration.    Our board of directors or a committee appointed by our board will administer the Amended and Restated 2015 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

        Award Agreement.    Awards granted under the Amended and Restated 2015 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the number of shares subject to the award, the exercise price or the purchase price, the provisions applicable in the event of the grantee's employment or service terminates (if applicable). The plan administrator may amend the terms of any award, provided that no such amendment may impair the rights of any grantee without his or her consent.

        Eligibility.    We may grant awards to our employees, directors, consultants and qualified former employees. However, we may grant options that are intended to qualify as incentive share options only to our employees.

        Acceleration of Awards upon Change in Control.    If a change in control of our company occurs, each outstanding awards shall be assumed and substituted by or assigned to the successor or its parent or subsidiary. If the outstanding awards are not assumed by the successor, all the awards shall become fully vested and exercisable immediately and each participant has the right to exercise the vested awards during a specific period of time.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Options.    The plan administrator determines the exercise price for each award, which is stated in the award agreement. No option shall become exercisable unless we have cosummated the initial public offering. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is the tenth anniversary after the date of a grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

        Termination of the Amended and Restated 2015 Plan.    Unless terminated earlier, the Amended and Restated 2015 Plan will terminate automatically in April, 2027. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent necessary and desirable to comply with applicable law, but no amendment or termination shall be made if such amendment or termination would materially impair the rights of a grantee with respect to an outstanding award without such grantee's consent.

        The following table summarizes, as of the date of this prospectus, the options granted under the Amended and Restated 2015 Plan to our directors and executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Muyuan Ma	*	0.0023	September 17, 2017	September 17, 2027
Muyuan Ma	*	0.0560	November 30, 2017	February 27, 2027
Dong Li	*	0.0189	November 30, 2017	July 4, 2027
Xiaoqiang Meng	*	0.0021	November 30, 2017	February 27, 2027
Zhuxiu Dong	*	0.0192	November 30, 2017	August 27, 2026

*
Less than 1% of our total outstanding shares.

        As of the date of this prospectus, other employees as a group held options awarded to purchase 212,126,491 Class A ordinary shares of our company, with exercise price of US$0.0006 - 0.1455 per share.

Domestic Employee Share Incentive Scheme

        In March 2017, Shanghai OneSmart adopted an employee share incentive scheme under which additional incentives are provided to the regional heads and management of the company. According to the scheme, certain subsidiaries of Shanghai OneSmart may grant in total up to 10% or 30% equity interests of those subsidiaries if the performance targets of the regional heads and management are met. As of the date of this prospectus, two subsidiaries implemented the scheme and have granted certain regional heads 120,000 options to subscribe a total of 8% equity interests in each of these subsidiaries. The granted option will be forfeited if the grantee's employment terminates. None of the equity interests held by the grantees enjoys the right to vote and none of these incentive equity has vested interest.

PRINCIPAL SHAREHOLDERS

        Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us owning beneficially more than 5% of our ordinary shares.

        The calculations in the table below are based on 3,568,365,545 Class A ordinary shares and 2,296,842,016 Class B ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and 4,220,365,545 Class A ordinary shares and 2,296,842,016 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security, subject to certain conditions. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned Immediately After This Offering
	Class A ordinary shares	Class B ordinary shares	%	% of aggregate voting power †	Class A ordinary shares	Class B ordinary shares	Total ordinary shares on an as converted basis	%	% of aggregate voting power †
Directors and Executive Officers:
Xi Zhang(1)	—	2,296,842,016	39.2	92.8	—	2,296,842,016	2,296,842,016	35.2	91.6
Dong Li(2)	—	—	—	—	—	—	—	—	—
Zhizhi Gong(3)	—	—	—	—	—	—	—	—	—
Xiaoqiang Meng(4)	—	—	—	—	—	—	—	—	—
Zhuxiu Dong(5)	—	—	—	—	—	—	—	—	—
Muyuan Ma(6)	*	—	*	*	*	—	*	*	*
All Directors and Executive Officers as a Group	1,173,343	2,296,842,016	39.2	92.8	1,173,343	2,296,842,016	2,298,015,359	35.3	91.6
Principal Shareholders:
Happy Edu Inc.(7)	—	2,296,842,016	39.2	92.8	—	2,296,842,016	2,296,842,016	35.2	91.6
Origin Investment Holdings Limited(8)	926,285,677	—	15.8	1.8	926,285,677	—	926,285,677	14.2	1.8
Goldman Sachs and its affiliates(9)	672,750,000	—	11.4	1.3	672,750,000	—	672,750,000	10.3	1.3
Juniperbridge Capital Limited(10)	481,838,766	—	8.2	1.0	481,838,766	—	481,838,766	7.4	1.0
CW One Smart Limited(11)	351,355,351	—	6.0	0.7	351,355,351	—	351,355,351	5.4	0.7

*
Less than 1% of our total outstanding shares.

†
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to twenty votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)
Represents 2,296,842,016 Class B ordinary shares, beneficially owned by Happy Edu Inc., a British Virgin Islands company beneficially owned by Mr. Zhang. Happy Edu Inc. is ultimately held by The Zhen Wei Family Trust, a trust established with the laws of British Virgin Islands and managed by Cantrust (Far East) Limited as the trustee. Under the terms of this trust, Mr. Zhang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Happy Edu Inc. in our company. The business address of Mr. Zhang is No.165, Guangfu West Road, Putuo District, Shanghai, China.

(2)
The business address of Mr. Li is No.165, Guangfu West Road, Putuo District, Shanghai, China.

(3)
The business address of Ms. Gong is Unit 1918, China World Tower A, No. 1 Jianwai Avenue, Chaoyang District, Beijing, China.

(4)
The business address of Mr. Meng is No.165, Guangfu West Road, Putuo District, Shanghai, China.

(5)
The business address of Mr. Dong is No.165, Guangfu West Road, Putuo District, Shanghai, China.

(6)
The business address of Mr. Ma is No. 165, Guangfu West Road, Putuo District, Shanghai, China.

(7)
Represents 2,296,842,016 Class B ordinary shares held by Happy Edu Inc., a British Virgin Islands company beneficially owned by Mr. Xi Zhang. The registered address of Happy Edu Inc. is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(8)
Represents 926,285,677 Class A ordinary shares issuable upon the conversion of 926,285,677 series A-1 preferred shares. Origin Investment Holdings Limited is a company incorporated in the Cayman Islands. Origin Investment Holdings Limited is 92.6% owned by Carlyle Asia Partners IV, L.P. and 7.4% owned by CAP IV Coinvestment, L.P. CAP IV, L.L.C. is the general partner of CAP IV General Partner, L.P., which in return is the general partner of both Carlyle Asia Partners IV, L.P. and CAP IV Coinvestment, L.P. Origin investment Holdings Limited therefore is indirectly controlled by CAP IV, L.L.C. which is in return indirectly controlled by the Carlyle Group L.P., a Delaware limited partnership listed on Nasdaq. The registered address of Origin Investment Holdings Limited is 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands..

(9)
Represents 672,750,000 Class A ordinary shares issuable upon the conversion of (i) 603,750,000 series A preferred shares held by Goldman Sachs Asia Strategic Pte. Ltd. and (ii) 69,000,000 series A-1 preferred shares held by Stonebridge 2017 (Singapore) Pte. Ltd. Goldman Sachs Asia Strategic Pte. Ltd. and Stonebridge 2017 (Singapore) Pte. Ltd. are both incorporated in Singapore and under indirect common control of the Goldman Sachs Group, Inc. Goldman Sachs Asia Strategic Pte. Ltd. is wholly owned by Mercer Investments (Singapore) Pte. Ltd., which is wholly owned by Asia Investing Holdings Pte. Ltd. The sole shareholder of Asia investing Holdings Pte. Ltd. is GS Asian Venture (Delaware) L.L. C., which is 100% indirectly owned by the Goldman Sachs Group, Inc., a Delaware incorporated company listed on New York Stock Exchange. Stonebridge 2017 (Singapore) Pte. Ltd. is 68.3% owned by Stonebridge 2017, L.P., a Delaware entity, and 31.7% owned by Stonebridge 2017 Offshore, L.P., a Cayman Islands entity, respectively. The general partner of both Stonebridge 2017, L.P. and Stonebridge 2017 Offshore, L.P. is Bridge Street Opportunity Advisors, L.L.C., which in return is wholly owned by the Goldman Sachs Group, Inc. The registered address of Goldman Sachs Asia Strategic Pte. Ltd. and Stonebridge 2017 (Singapore) Pte. Ltd. is 1 Raffles Link, #07-01, One Raffles Link, Singapore 039393.

(10)
Represents 481,838,766 Class A ordinary shares issuable upon the conversion of 481,838,766 series A-1 preferred shares. Juniperbridge Capital Limited is a company incorporated in the British Virgin Islands and wholly owned by Lina Zheng. The registered address of Juniperbridge Capital Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(11)
Represents 351,355,351 Class A ordinary shares issuable upon the conversion of 316,858,851 series A preferred shares and 34,496,500 series A-1 preferred shares. CW One Smart Limited is a company incorporated in the British Virgin Islands. The registered address of CW One Smart Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. CW One Smart Limited is wholly owned by Chengwei HK Capital Limited, which is wholly owned by Chengwei Evergreen Capital, LP. Chengwei Evergreen Management, LLC is the general partner and wholly controls Chengwei Evergreen Capital, LP. Chengwei Evergreen Management, LLC in return is controlled by EXL Holdings, LLC, which is controlled by Mr. Eric X. Li. The business address of Mr. Eric X. Li is Room 3303A, the Centrium, 60 Wyndham Street, Central, Hong Kong.

        As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holder in the United States. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to twenty votes per shares. Holders of preferred shares are entitled to the votes as the preferred shares are converted to Class A ordinary shares on a one-for-one basis. See "Description of Share Capital—Ordinary Shares" for a more detailed description of our Class A ordinary shares and Class B ordinary shares.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Transaction with Shareholders and Affiliates

        We have extended loans that are interest-free, unsecured and payable on demand to certain related parties. We extended loans to Mr. Xi Zhang, our founder and chief executive officer, for his personal use. As of August 31, 2015, 2016 and 2017 and November 30, 2017, the outstanding principal amounts of such loans were RMB31.5 million, RMB35.0 million, RMB81.3 million and RMB21.3 million (US$3.2 million), respectively. These loans extended to Mr. Zhang have been fully repaid as of the date of this prospectus.

        In fiscal years 2015 and 2016, we also loaned RMB0.7 million and RMB5.0 million to Mr. Guozhi Hu, one of our major shareholders at that time, for his personal use. These loans extended to Mr. Hu have been fully repaid.

        In the fiscal year 2017, we loaned RMB16.5 million (US$2.5 million), and RMB6.0 million (US$0.9 million) to Shanghai Ya Qiao Education Investment Co., Ltd., or Ya Qiao Education, and Jiaxue Tiandi Network Technology Co., Ltd, or Jiaxue Tiandi, respectively, for their operation purposes. These loans are outstanding as of the date of this prospectus. Ya Qiao Education and Jiaxue Tiandi are our equity investees.

        As of November 30, 2017, we recorded RMB2.2 billion (US$339.4 million) as amounts due to related parties in connection with the 2017 Restructuring and US$59.9 million as amounts due to related parties in relation to the repurchase of Class A ordinary shares and series A preferred shares. As of November 30, 2017, we owed RMB70.0 million (US$10.6 million) to Fujian He Xi Equity Investment Partnership (Limited Partnership), our equity investee. We paid all these amounts in full in January 2018.

Contractual Arrangements with our VIEs and their Respective Shareholders

        See "Corporate History and Structure."

Shareholders Agreement

        See "Description of Share Capital—History of Securities Issuances—Shareholders Agreement."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

Share Incentive Plans

        See "Management—Share Incentive Plan."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

        As of the date of this prospectus, our authorized share capital is US$50,000.00 divided into 50,000,000,000 shares, comprising of (a) 46,431,634,455 ordinary shares divided into (i) 44,134,792,439 Class A ordinary shares with a nominal or par value of US$0.000001 each, (ii) 2,296,842,016 Class B ordinary shares with a nominal or par value of US$0.000001 each, and (b) 3,568,365,545 preferred shares divided into (i) 1,549,430,118 Series A preferred shares with a nominal or par value of US$0.000001 each, and (ii) 2,018,935,427 Series A-1 preferred shares with a nominal or par value of US$0.000001. As of the date of this prospectus, 2,296,842,016 Class B ordinary shares, 1,549,430,118 Series A preferred shares and 2,018,935,427 Series A-1 preferred share are issued and outstanding. All of our issued and outstanding ordinary and preferred shares are fully paid. Immediately upon the completion of this offering, there will be 6,517,207,561 ordinary shares outstanding, including a total of 4,220,365,545 Class A ordinary shares resulting from the automatic conversion of all of our outstanding Series A preferred shares and Series A-1 preferred shares, and 2,296,842,016 Class B ordinary shares, assuming the underwriters do not exercise the over-allotment option.

Our Post-Offering Memorandum and Articles

        We expect to adopt, subject to the approval of our existing shareholders, an amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we expect to adopt and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

        Ordinary Shares.    Our ordinary shares are issued in registered form, and are issued when registered in our register of shareholders. We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy at the meeting.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by the chairman of board of directors or a majority of our board of directors. Advance notice of at least ten days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

        The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required; and

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors or by the shareholders by special resolution. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, out share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a resolution passed by a two-thirds majority of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Issuance of Additional Shares.    Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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  the designation of the series;

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  the number of shares of the series;

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  the dividend rights, dividend rates, conversion rights, voting rights; and

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  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

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  a company acts or proposes to act illegally or ultra vires;

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  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute.    As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a two thirds majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

Ordinary Shares

        On May 4, 2017, we re-designated and reclassified one ordinary share held by Happy Edu Inc. as 1,000,000 Class B ordinary shares.

        On May 4, 2017, we issued 94,897,359 Class A ordinary shares for consideration of US$94.9 to Smart Changing Inc. and 1,890,800,066 Class B ordinary shares for consideration of US$1,890.8 to Happy Edu Inc.

        On September 21, 2017, we subsequently repurchased an aggregate of 94,897,359 Class A ordinary shares for consideration of the US$ equivalent of RMB85.4 million from Smart Changing Inc.

        On November 1, 2017, we issued 547,684,500 Class B ordinary shares for consideration of US$547.7 to Happy Edu Inc.

Preferred Share

        On May 4, 2017, we issued an aggregate of 1,525,563,563 series A preferred shares for an aggregate consideration of US$1,525.62 to Da Cong Limited, Guohe Limited, Teakbridge Capital Limited, Juniperbridge Capital Limited, Jiia Hong Limited, Vicentsight Limited, Xinhua Group Investment Limited, Li Yeah Limited, Brilight Limited and CW One Smart Limited. On the same day, we also issued an aggregate of 35,757,200 series A-1 shares for an aggregate consideration of US$35.77 to CW One Smart Limited and Supar Inc.

        On September 21, 2017, we issued an aggregate of 1,840,535,677 series A-1 preferred shares for an aggregate consideration of the US dollars equivalent of RMB1,840.5 million to Origin Investment Holdings Limited, Stonebridge 2017 (Singapore) Pte. Ltd., Goldman Sachs Asia Strategic Pte. Ltd. and FPCI Sino-French (Mid Cap) Fund.

        On September 21, 2017, we subsequently repurchased an aggregate of 341,256,445 series A preferred shares from Da Cong Limited and Guohe Limited for an aggregate consideration of US dollars equivalent of RMB307.0 million.

        On November 1, 2017, we issued an aggregate of 365,123,000 series A preferred shares for an aggregate consideration of US$365.16 to Juniperbridge Capital Limited, Jiia Hong Limited, Vicentsight Limited, Xinhua Group Investment Limited, Li Yeah Limited and Brilight Limited.

        On December 11, 2017, Happy Edu Inc. transferred 142,642,550 Class B ordinary shares to Angus Holdings Limited for a consideration of US$24.7 million and each of such transferred share was re-designated as one series A-1 preferred share.

Option Grants

        We have granted options to purchase our ordinary shares to certain of our directors, executive officers and employees. See "Management—Amended and Restated 2015 Share Incentive Plan" and "Management—Domestic Employee Share Incentive Scheme."

Registration Rights

        Pursuant to shareholders agreement dated April 21, 2017 and amendment to the shareholders agreement dated December 11, 2017, or the Shareholders Agreement, we have granted registration rights to holders of our registrable securities, which include (i) our ordinary shares issued or issuable upon conversion of the preferred shares, (ii) our ordinary shares issued or issuable as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) herein, and (iii) any ordinary shares owned or hereafter acquired by the holders; excluding those acquired in violation of the shareholders agreement. Set forth below is a description of the registration rights granted under the agreement.

        Demand Registration Rights.    At any time or from time to time after the earlier of (i) the third (3rd) anniversary of the Shareholders Agreement or (ii) the date that is six (6) months after the consummation of the IPO, any holder of 50% of the registrable securities or holders of 50% of the registrable securities then outstanding has the right to demand in writing that we effect a registration of registrable securities (together with the registrable securities which the other holders elect to include in such registration). We, however, are not obligated to consummate a registration if we have consummated three registrations. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith judgment that filing of a registration in the near future will be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12 month period and cannot register any other securities during such period. Further, if the registrable securities are offered by means of an underwriting and the underwriter advises us in writing that marketing factors require a limitation of the number of securities to be underwritten, a maximum of 75% of such registrable securities may be first reduced as required by the underwriters and the number of the registrable securities will be allocated among the holders on a pro rata basis according to the number of registrable securities then outstanding held by each holder requesting registration, provided that in no event may any registrable securities be excluded from such underwriting unless all other securities are first excluded.

        Registration on From F-3 or Form S-3s.    Any holder of 15% of registrable securities of holders of 15% of the registrable securities then outstanding have the right to request us to file a registration statement on Form F-3 or Form S-3 if we qualify for registration on Form F-3 or Form S-3. We, however, are not obligated to consummate a registration (i) if we have consummated two registrations within any twelve month period; and (ii) if the aggregate offering price to the public of such registration is less than US$2,000,000. We have the right to defer filing of a registration statement for a period of not more than 90 days if our board of directors determines in good faith judgment that filing of a registration in the near future will be materially detrimental to us, but we cannot exercise the deferral right more than once in any 12 month period and cannot register any other securities during such period.

        Piggyback Registration Rights.    If we propose to register for a public offering or our securities other than relating to any share incentive plan or a corporate reorganization, we must offer holders of our registrable securities an opportunity to be included in such registration. If the underwriters advise that market factors require a limitation of the number of registrable securities to be underwritten, the underwriters may decide to exclude shares from and to allocate among all non-excluded holders in proportion.

        Expenses of Registration.    We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities, incurred in connection with registrations, filings or qualification pursuant to the shareholders agreement.

        Termination of Obligations.    We have no obligation to effect any demand, piggyback or Form F-3 registration upon the earlier of (i) the fifth anniversary from the date of closing of a qualified IPO as defined in the Shareholders Agreement, and (ii) with respect to any holder, the date on which such holder may sell all of such holder's registrable securities under Rule 144 of the Securities Act in any 90-day period.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of 40 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

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  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

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  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for Class A ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sales—Lock-up Agreements."

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex and fax transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

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  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Class A ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we agree to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

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  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or

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  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 16,300,000 ADSs outstanding, representing approximately 10.0% of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

        We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

        Furthermore, each of our directors, executive officers and existing shareholders has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

        The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See "Underwriting."

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

        All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

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  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 65,172,076 ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

  •
  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

        No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that OneSmart International Education Group Limited is not a PRC resident enterprise for PRC tax purposes, and therefore its worldwide income will not be subject to a 25% income tax rate. OneSmart International Education Group Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that OneSmart International Education Group Limited meets all of the conditions above. OneSmart International Education Group Limited is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

        If the PRC tax authorities determine that OneSmart International Education Group Limited is a PRC resident enterprise for enterprise income tax purposes and the income is treated as sourced from within the PRC, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs, and non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of OneSmart International Education Group Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that OneSmart International Education Group Limited is treated as a PRC resident enterprise.

        In January 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, pursuant to which the entities that have the direct obligation to make certain payments to a non-resident enterprise should be the relevant tax withholders for the non-resident enterprise, and such payments include: income from equity investments (including dividends and other return on investment), interest, rents, royalties and income from assignment of property as well as other income subject to enterprise income tax received by non-resident enterprises in China. Further, the measures provide that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment must, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred should assist the tax authorities to collect taxes from the relevant non-resident enterprise.

        The State Administration of Taxation issued SAT Circular 59 together with the Ministry of Finance in April 2009 and SAT Circular 698 in December 2009. On February 28, 2011, the SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, which became effective on April 1, 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, and the overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5% or (2) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, must report to the relevant tax authority of the PRC "resident enterprise" the indirect transfer. On February 3, 2015, the SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or SAT Circular 7. SAT Circular 7 supersedes the rules with respect to the indirect transfer under SAT Circular 698, but does not touch upon the other provisions of SAT Circular 698. SAT Circular 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698. SAT Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Circular 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37. SAT Circular 37, which took effect on December 1, 2017, superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under these circulars. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under these circulars. As a result, we may be required to expend valuable resources to ensure compliance or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

United States Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or Class A ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare net investment income and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

  •
  banks and other financial institutions;

  •
  insurance companies;

  •
  pension plans;

  •
  cooperatives;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  broker-dealers;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former U.S. citizens or long-term residents;

  •
  tax-exempt entities (including private foundations);

  •
  persons liable for alternative minimum tax;

  •
  holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

  •
  investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  investors that have a functional currency other than the U.S. dollar;

  •
  persons required to accelerate the recognition of any item of gross income with respect to their ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement;

  •
  persons that actually or constructively own 10% or more of our stock by vote or value; or

  •
  partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

        All of such persons in special tax situations may be subject to tax rules that differ significantly from those discussed below.

        Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

        For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

        A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions, we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of our assets, based in part on the market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not anticipate being or becoming a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds and our anticipated market capitalization following this offering. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

        If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under "Passive Foreign Investment Company Rules"

generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

        The discussion below under "Dividends" and "Sale or Other Disposition" is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under "Passive Foreign Investment Company Rules."

Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a "dividend" for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) the ADSs or ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary share) will be readily tradable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradable on an established securities market in later years.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see "Taxation—People's Republic of China Taxation"), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph (subject to clauses (2) and (3) of such paragraph).

        Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any non-refundable foreign withholding taxes imposed on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in the PRC, a U.S. Holder may elect to treat such gain as PRC source gain under the United States-PRC income tax treaty (assuming such holder is eligible for benefits under that treaty). If a U.S. Holder does not make this election, such holder may not be able to credit any PRC tax imposed upon the disposition of the ADSs or Class A ordinary shares unless such holder has other income from foreign sources in the appropriate category for purposes of the foreign tax credit rules. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or Class A ordinary shares;

  •
  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries, variable interest entities or any of the subsidiaries of our variable interest entities is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, variable interest entities or any of the subsidiaries of our variable interest entities.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

Information Reporting

        Certain U.S. Holders may be required to report information to the IRS with respect to the beneficial ownership of our ADSs or Class A ordinary shares. These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or Class A ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International plc, Deutsche Bank Securities Inc. and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. International plc
Deutsche Bank Securities Inc.
UBS Securities LLC

Total	16,300,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,445,000 additional ADSs at the public offering price listed on the cover page of this prospectus less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

        The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional         ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us:	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$4,041,539. [We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$30,000.]

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

        Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. LLC.

        The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, United States. The address of UBS Securities LLC is 1285 Avenue of the Americas, New York, New York 10019, United States of America.

        We have applied to list on the New York Stock Exchange under the trading symbol "ONE."

        We and all directors and officers and the holders of all of our outstanding shares have agreed that, without the prior written consent of the representatives, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

  •
  file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than a registration statement on Form S-8); or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

        The restrictions described in the immediately preceding paragraph do not apply to the following, among others:

  •
  the sale of shares to the underwriters;

  •
  the issuance by our company of ordinary shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  transactions by any person other than us relating to ordinary shares, ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is required or voluntarily made in connection with subsequent sales of the ordinary shares, ADSs or other securities acquired in such open market transactions;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that (i) such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares or ADSs may be made under such plan during the restricted period; or

  •
  distributions of ordinary shares or any security convertible into ordinary shares to limited partners or stockholders of such persons, or transfers, pledges or other arrangements (including a swap) that transfers (in whole or in part) the economic consequences of ownership of the ordinary shares to another corporation, partnership, trust or other entity that, directly or indirectly, wholly owns, is wholly owned by, or is wholly owned by an entity that wholly owns, such persons.

        The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time. Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.

        In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over—allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Directed Share Program

        At our request, the underwriters have reserved up to 1,304,000 ADSs being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and other individuals associated with us and members of their families. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs available to the general public. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Any ADSs sold in the directed share program to our directors or executive officers shall be subject to the lock-up agreements described above.

Electronic Offer, Sale and Distribution of ADSs

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  a)
  you confirm and warrant that you are either:

  i)
  "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

  ii)
  "sophisticated investor" under section 708(8)I or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  iii)
  person associated with the company under section 708(12) of the Corporations Act; or

  iv)
  "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act;

  and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

  b)
  you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

        Canada.    The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Cayman Islands.    This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

        European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  •
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  •
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

        Hong Kong.    The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        People's Republic of China.    This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

        United Arab Emirates.    This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs and the underlying shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

        The offering, the ADSs, the underlying shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

        In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs and the underlying shares may not be offered or sold directly or indirectly to the public in the UAE.

        United Kingdom.    Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discount, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the New York Stock Exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	30,339
FINRA Filing Fee		45,500
New York Stock Exchange Market Entry and Listing Fee		150,000
Printing and Engraving Expenses		350,000
Legal Fees and Expenses		2,169,000
Accounting Fees and Expenses		1,206,700
Miscellaneous		90,000

Total	US$	4,041,539

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC laws will be passed upon for us by King & Wood Mallesons and for the underwriters by Grandall Law Firm (Shanghai). Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and King & Wood Mallesons with respect to matters governed by PRC laws. Simpson Thacher & Bartlett may rely upon Grandall Law Firm (Shanghai) with respect to matters governed by PRC laws.

 EXPERTS

        The consolidated financial statements of OneSmart International Education Group Limited as of August 31, 2015, 2016 and 2017, and for each of the three years ended August 31, 2017, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming LLP are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong, Shanghai 200120, the People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of OneSmart International Education Group Limited

        We have audited the accompanying consolidated balance sheets of OneSmart International Education Group Limited (the "Company") and subsidiaries as of August 31, 2015, 2016 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders' deficit and cash flows for each of the three years ended August 31, 2017. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OneSmart International Education Group Limited and subsidiaries at August 31, 2015, 2016 and 2017, and the consolidated results of its operations and their cash flows for each of the three years ended August 31, 2017, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People's Republic of China
January 8, 2018

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of August 31,
	Notes	2015	2016	2017	2017
		RMB	RMB	RMB	US$
ASSETS:
Current assets:
Cash and cash equivalents		170,874	266,238	981,772	148,551
Short-term investments	6	344,633	743,385	413,883	62,624
Prepayments and other current assets		77,651	110,395	126,836	19,191
Amounts due from related parties	15	32,200	40,000	87,254	13,201

Total current assets		625,358	1,160,018	1,609,745	243,567

Non-current assets:
Property and equipment, net	7	102,710	126,009	272,226	41,190
Intangible assets, net	8	—	—	9,729	1,472
Long-term investments	9	19,182	45,941	267,051	40,407
Goodwill	10	225	9,114	58,676	8,878
Deferred tax assets	13	23,909	31,115	29,096	4,402
Amounts due from related parties	15	—	—	16,500	2,497
Other non-current assets		27,133	46,870	54,587	8,259

Total non-current assets		173,159	259,049	707,865	107,105

Total assets		798,517	1,419,067	2,317,610	350,672

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Group of RMB236,275, RMB310,235 and RMB414,371 (US$62,697) as of August 31, 2015, 2016 and 2017, respectively)	11	236,275	310,235	414,371	62,697
Income taxes payable (including income taxes payable of the consolidated VIEs without recourse to the Group of RMB44,609, RMB43,684 and RMB37,563 (US$5,684) as of August 31, 2015, 2016 and 2017, respectively)		44,609	43,684	37,563	5,684
Prepayments from customers (including prepayments from customers of the consolidated VIEs without recourse to the Group of RMB741,952, RMB1,052,708 and RMB1,531,424 (US$231,716) as of August 31, 2015, 2016 and 2017, respectively)		741,952	1,052,708	1,531,424	231,716
Short-term loan		—	—	5,000	757

Total current liabilities		1,022,836	1,406,627	1,988,358	300,854

Non-current liability:
Unrecognized tax benefit (including liability for unrecognized tax benefit of the consolidated VIEs without recourse to the Group of RMB6,169, RMB9,083 and RMB13,012 (US$1,969) as of August 31, 2015, 2016 and 2017, respectively)		6,169	9,083	13,012	1,969

Total non-current liability		6,169	9,083	13,012	1,969

Total liabilities		1,029,005	1,415,710	2,001,370	302,823

Commitments and contingencies	20
Mezzanine equity:
Series A redeemable convertible preferred shares (US$0.000001 par value; 1,890,686,563 shares authorized; 1,890,686,563 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)	18	1,713,344	1,713,344	1,713,344	259,244
Series A-1 redeemable convertible preferred shares (US$0.000001 par value; 35,757,200 shares authorized; 35,757,200 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)		36,556	36,556	36,556	5,531

Total mezzanine equity		1,749,900	1,749,900	1,749,900	264,775

Shareholders' deficit:
Class A ordinary shares (US$0.000001 par value; 44,134,792,439 shares authorized; 94,897,359 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)		1	1	1	—
Class B ordinary shares (US$0.000001 par value; 2,439,484,566 shares authorized; 2,439,484,566 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)		16	16	16	3
Additional paid-in capital		—	57,348	82,139	12,428
Statutory reserves	19	—	—	3,739	566
Accumulated deficit		(1,981,681)	(1,822,224)	(1,567,136)	(237,122)
Accumulated other comprehensive income	17	30	5,828	19,123	2,893
Total OneSmart International Education Group Limited shareholders' deficit		(1,981,634)	(1,759,031)	(1,462,118)	(221,232)

Non-controlling interests		1,246	12,488	28,458	4,306

Total shareholders' deficit		(1,980,388)	(1,746,543)	(1,433,660)	(216,926)

Total liabilities, mezzanine equity, non-controlling interests and shareholders' deficit		798,517	1,419,067	2,317,610	(350,672)

The accompanying notes are an integral part of these consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		For the years ended August 31,
	Notes	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Net revenues	5	1,089,198	1,528,619	2,057,557	311,327
Cost of revenues		(580,235)	(729,937)	(1,002,266)	(151,652)

Gross profit		508,963	798,682	1,055,291	159,675

Operating expenses:
Selling and marketing		(243,610)	(261,330)	(369,221)	(55,866)
General and administrative		(202,297)	(303,270)	(381,332)	(57,699)

Total operating expenses		(445,907)	(564,600)	(750,553)	(113,565)

Operating income		63,056	234,082	304,738	46,110

Interest income		10,224	12,365	13,484	2,040
Interest expense		—	—	(192)	(29)
Other income		12,618	16,032	19,410	2,937
Other expense		(2,120)	(3,950)	—	—
Foreign exchange gain/(loss)		436	727	(180)	(26)

Income before income tax and share of net loss from equity investees		84,214	259,256	337,260	51,032
Income tax expense	13	(27,635)	(71,496)	(92,016)	(13,923)

Income before share of net loss from equity investees		56,579	187,760	245,244	37,109
Share of net loss from equity investees		(495)	(993)	(1,939)	(293)

Net income		56,084	186,767	243,305	36,816

Add: Net (income)/loss attributable to non-controlling interests		(16)	2,586	15,522	2,349

Net income attributable to OneSmart International Education Group Limited's shareholders		56,068	189,353	258,827	39,165

Earnings per share:
Basic	16	0.0126	0.0425	0.0580	0.0088
Diluted	16	0.0126	0.0425	0.0580	0.0088
Shares used in earnings per share computation (in millions of shares):
Basic	16	2,534	2,534	2,534	2,534
Diluted	16	2,534	2,534	2,534	2,534
Pro forma earnings per share:
Basic	16			0.0580	0.0088
Diluted	16			0.0580	0.0088
Shares used in pro forma earnings per share computation (in millions of shares):
Basic	16			4,460	4,460
Diluted	16			4,460	4,460

The accompanying notes are an integral part of these consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		For the years ended August 31,
	Notes	2015	2016	2017	2017
		RMB	RMB	RMB	US$
Net income		56,084	186,767	243,305	36,816
Other comprehensive income:
Unrealized gain on available-for-sale investments, net of tax		30	5,798	13,295	2,011

Comprehensive income		56,114	192,565	256,600	38,827

Add: Comprehensive (income)/loss attributable to non-controlling interests		(16)	2,586	15,522	2,349

Comprehensive income attributable to OneSmart International Education Group Limited's shareholders		56,098	195,151	272,122	41,176

The accompanying notes are an integral part of these consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	OneSmart International Education Group shareholders' deficit	Non- controlling interests	Total shareholders' deficit
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of September 1, 2014	2,534,381,925	17	—	—	(2,037,749)	—	(2,037,732)	—	(2,037,732)
Comprehensive income	—	—	—	—	56,068	30	56,098	16	56,114
Capital contribution	—	—	—	—	—	—	—	1,230	1,230

Balance as of August 31, 2015	2,534,381,925	17	—	—	(1,981,681)	30	(1,981,634)	1,246	(1,980,388)

Comprehensive income	—	—	—	—	189,353	5,798	195,151	(2,586)	192,565
Acquisition of subsidiaries	—	—	—	—	—	—	—	5,553	5,553
Capital contribution	—	—	1,392,204	—	—	—	1,392,204	8,275	1,400,479
Distribution to shareholders (Note 14)	—	—	(1,392,204)	—	(29,896)	—	(1,422,100)	—	(1,422,100)
Share-based compensation	—	—	57,348	—	—	—	57,348	—	57,348

Balance as of August 31, 2016	2,534,381,925	17	57,348	—	(1,822,224)	5,828	(1,759,031)	12,488	(1,746,543)

Comprehensive income	—	—	—	—	258,827	13,295	272,122	(15,522)	256,600
Appropriation of statutory reserves	—	—	—	3,739	(3,739)	—	—	—	—
Acquisition of non-controlling interests	—	—	(184)	—	—	—	(184)	(567)	(751)
Acquisition of subsidiaries	—	—	—	—	—	—	—	13,094	13,094
Capital contribution	—	—	—	—	—	—	—	18,965	18,965
Share-based compensation	—	—	24,975	—	—	—	24,975	—	24,975

Balance as of August 31, 2017	2,534,381,925	17	82,139	3,739	(1,567,136)	19,123	(1,462,118)	28,458	(1,433,660)

Balance as of August 31, 2017 in US$	2,534,381,925	3	12,428	566	(237,122)	2,893	(221,232)	4,306	(216,926)

The accompanying notes are an integral part of these consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Cash flows from operating activities
Net income	56,084	186,767	243,305	36,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,291	53,033	62,483	9,454
Amortization	—	—	1,101	167
Share-based compensation	—	57,348	24,975	3,779
Impairment of other receivables	373	1,255	—	—
Income from short-term investments	(150)	(2,692)	(15,147)	(2,292)
Share of net loss from equity investees	495	993	1,939	293
Changes in operating assets and liabilities:
Prepayments and other current assets	15,263	(28,191)	(23,749)	(3,593)
Amounts due from related parties	(15,662)	(7,800)	(63,754)	(9,647)
Deferred tax assets	(5,046)	(9,139)	(5,237)	(792)
Other non-current assets	685	(6,920)	(16,759)	(2,536)
Accrued expenses and other current liabilities	61,707	65,185	94,533	14,304
Income taxes payable	28,868	(924)	(6,121)	(926)
Prepayments from customers	195,292	301,886	471,783	71,384
Unrecognized tax benefit	3,740	2,914	3,929	595

Net cash provided by operating activities	395,940	613,715	773,281	117,006

Cash flows from investing activities
Purchase of short-term investments	(344,592)	(741,108)	(406,178)	(61,458)
Proceeds from sales of short-term investments	50,232	347,325	758,532	114,773
Purchase of long-term investments	(19,677)	(17,348)	(218,911)	(33,124)
Purchase of property and equipment	(47,002)	(84,274)	(172,696)	(26,131)
Proceeds from disposals of property and equipment	2,569	903	764	115
Acquisition of subsidiaries, net of cash acquired	(600)	(2,228)	(42,472)	(6,427)
Acquisition of non-controlling interests	—	—	(751)	(114)

Net cash used in investing activities	(359,070)	(496,730)	(81,712)	(12,366)

Cash flows from financing activities
Proceeds from capital contribution	1,230	1,400,479	18,965	2,870
Proceeds from a short-term bank loan	—	—	5,000	757
Distribution to shareholders	—	(1,422,100)	—	—

Net cash provided by/(used in) financing activities	1,230	(21,621)	23,965	3,627

Net increase in cash and cash equivalents	38,100	95,364	715,534	108,267
Cash and cash equivalents, at the beginning of year	132,774	170,874	266,238	40,284

Cash and cash equivalents, at the end of year	170,874	266,238	981,772	148,551

Supplement disclosure of cash flow information:
Income tax paid	74	78,646	99,445	15,047
Supplement disclosure of non-cash investing activities:
Purchase of property and equipment included in accrued expenses and other current liabilities	2,891	4,867	12,904	1,952
Purchase of long-term investments included in accrued expenses and other current liabilities	—	4,950	1,340	203

The accompanying notes are an integral part of these consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities

        OneSmart International Education Group Limited (the "Company", previously named as OneSmart Education Group Limited) is a limited company incorporated under the laws of Cayman Islands on March 10, 2017. The Company through its consolidated subsidiaries, variable interest entities (the "VIEs") and the VIEs' subsidiaries (collectively, the "Group") are principally engaged in the provision of premium tutoring services for students of kindergarten and primary, middle and high schools ("K12") and premium young children education services in the People's Republic of China (the "PRC"). Due to the PRC legal restrictions on foreign ownership and investment in the education business, the Company conducts its primary business operations through its VIEs.

        In preparation of its initial public offering in the United States, the Company undergone a reorganization in 2017 whereby the Company became the ultimate parent entity of its subsidiaries and consolidated VIEs. As part of the reorganization, the business operations of the consolidated subsidiaries and VIEs were transferred to the Company. In return, the Company issued 2,439,484,566 of Class B ordinary shares to Happy Edu Inc., a company wholly owned by Mr. Zhang Xi ("the Founder"), as well as 94,897,359 of Class A ordinary shares, 1,890,686,563 of Series A redeemable convertible preferred shares and 35,757,200 of Series A-1 redeemable convertible preferred shares to the shareholders of the VIEs ("the Reorganization"). The Company also commits to distribute cash amounting to RMB2,635,293 (US$398,743) to certain shareholders of the VIEs after the Reorganization.

        As the Company, its subsidiaries and VIEs are all under the control of the Founder, the Reorganization was accounted for as a transaction under common control in a manner similar to a pooling of interests. Therefore, the accompanying consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented. Furthermore, the Series A and Series A-1 redeemable convertible preferred shares were recorded at fair value on their issuance dates and presented on a retroactive basis.

        Details of the Group's subsidiaries, the VIEs and the major subsidiaries of the VIEs were as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
			Direct
Subsidiaries:
OneSmart Edu Inc. ("OneSmart BVI")	June 16, 2016	BVI	100%	Holding company
OneSmart Edu (HK) Limited ("OneSmart HK")	July 11, 2017	Hong Kong	100%	Holding company
Shanghai Jing Xue Rui Information and Technology Co., Ltd. ("Shanghai Jing Xue Rui" or "WFOE")	September 28, 2011	PRC	100%	Educational technology research and development

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
			Indirect
VIEs:
Shanghai OneSmart Education and Training Co., Ltd. ("Shanghai OneSmart")	September 11, 2007	PRC	100%	K12 post-class education program services
Shanghai Rui Si Technology Information Consulting Co., Ltd. ("Shanghai Rui Si")	June 8, 2009	PRC	100%	Early childhood education services
Subsidiaries of VIEs:
Beijing Jingrui Peiyou Education Consulting Co., Ltd.	July 5, 2010	PRC	100%	K12 post-class education program services
Shanghai Jing Yu Investment Co., Ltd.	October 23, 2015	PRC	100%	Investment holding
Nanjing Jingrui Education Information Consulting Co., Ltd.	March 31, 2011	PRC	100%	K12 post-class education program services
Hangzhou OneSmart Education Information Consulting Co., Ltd. ("Hangzhou OneSmart")	April 2, 2011	PRC	100%	K12 post-class education program services
Guangzhou Jingxuerui Education Information Consulting Co., Ltd. ("Guangzhou OneSmart")	June 27, 2012	PRC	100%	K12 post-class education program services
Shenzhen Jingrui Education Training Centers	September 7, 2012	PRC	100%	K12 post-class education program services

        The Company established OneSmart BVI in June 2016 as its intermediary holding company, which holds 100% of the share capital of OneSmart HK, established in July 2017. In September 2017, as part of the Reorganization described above, OneSmart HK acquired all of the equity interest in the WFOE, which entered into a series of contractual arrangements with the VIEs and their shareholders as described below.

The VIE arrangements

        PRC laws and regulations currently require any foreign entity that invests in the education business in China to be an educational institution with relevant experience in providing educational services outside China. The Group's offshore holding companies are not educational institutions and do not provide educational services outside China. Accordingly, the Group's offshore holding companies are not allowed to directly engage in the education business in China. To comply with PRC laws and regulations, the Group

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

conducts all of its business in China through the VIEs. The VIEs hold the requisite licenses and permits necessary to conduct the Group's premium tutoring services and premium young children education services business. In addition, the VIEs hold leases and other assets necessary to operate the Group's study centers, employ teachers and generate substantially all of the Group's revenues. Despite the lack of technical majority ownership, the Company has effective control of the VIEs through a series of contractual arrangements (the "Contractual Agreements") and a parent-subsidiary relationship exists between the Company and the VIEs. The equity interests of the VIEs are legally held by PRC individuals (the "Nominee Shareholders"). Through the Contractual Agreements, the Nominee Shareholders of the VIEs effectively assign all their voting rights underlying their equity interests in the VIEs to the Company, and therefore, the Company has the power to direct the activities of the VIEs that most significantly impact its economic performance. The Company also has the right to receive economic benefits and obligations to absorb losses from the VIEs that potentially could be significant to the VIEs. Based on the above, the Company consolidates the VIEs in accordance with SEC Regulation SX-3A-02 and ASC810-10, Consolidation: Overall.

        The following is a summary of the Contractual Agreements:

        Shareholders' Voting Rights Agreements    Pursuant to the Shareholders' Voting Rights Agreements signed between the respective Nominee Shareholders and the WFOE, the Nominee Shareholders agreed to entrust the Company through the WFOE an irrevocable proxy to exercise all of their voting rights as shareholders of the VIEs and approve on behalf of the Nominee Shareholders, all related legal documents pertinent to the exercise of their rights in their capacity as the shareholders of the VIEs. The WFOE is also entitled to re-authorize or assign its voting rights to any other person or entity at its own discretion and without giving prior notice to the Nominee Shareholders or obtaining their consent. The Shareholders' Voting Rights Agreements remain valid for as long as at least one of the Nominee Shareholders remains a shareholder of the VIEs.

        Loan Agreements    Pursuant to the Loan Agreements between the respective Nominee Shareholders and the WFOE, the WFOE granted interest-free loans to the Nominee Shareholders for the purpose of providing capital to the VIEs to develop their business. The loans have terms of ten years and the WFOE has the sole discretion to extend the loans. The Nominee Shareholders are not allowed to repay the loans in advance of the maturity date without the WFOE's prior written consent. The timing of the repayment must be made within 30 days after receiving the written consent and the repayment shall be in the form of transferring the VIEs' equity interests to the WFOE or its designees unless the Nominee Shareholders are in breach of the agreements, in which the WFOE can request immediate repayment of the loans. Pursuant to the Loan Agreements, the Company agreed to provide unlimited financial support for the VIEs' daily operating activities and agree to forgo the right to seek repayments.

        Exclusive Purchase Right Agreements    Pursuant to the Exclusive Purchase Right Agreements entered into between the Nominee Shareholders, the VIEs and the WFOE, the Nominee Shareholders granted to the WFOE or its designees proxy of shareholders' rights and voting rights of their respective equity interests in the VIEs. The WFOE has the sole discretion as to when to exercise the options, whether in part or full. The exercise price of the options to purchase all or part of the equity interests in the VIEs will be higher of RMB1.00 or the minimum amount of consideration permitted by the applicable PRC laws.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

Any proceeds received by the Nominee Shareholders from the exercise of the options exceeding the loan amounts, distribution of profits or dividends, shall be remitted to the WFOE, to the extent permitted under PRC laws. The Exclusive Purchase Right Agreements will remain in effect until all the equity interests held by the VIEs are transferred to the WFOE or its designated party. The WFOE may terminate the Exclusive Purchase Right Agreements at its sole discretion, whereas under no circumstances may the VIEs or the Nominee Shareholders terminate in accordance with the agreements.

        Equity Pledge Agreements    Pursuant to the Equity Pledge Agreements entered into among the WFOE, the Nominee Shareholders and the VIEs, the Nominee Shareholders pledged all of their equity interests in the VIEs to the WFOE as collateral to secure their obligations under the above agreements. The Nominee Shareholders further undertake that they will remit any distributions in connection with such shareholder's equity interests in the VIEs to the WFOE, to the extent permitted by PRC laws. If the VIEs or any of their Nominee Shareholders breach any of their respective contractual obligations under the above agreements, the WFOE, as the pledgee, will be entitled to certain rights, including the right to sell, transfer or dispose of the pledged equity interest. The Nominee Shareholders of the VIEs agree not to create any encumbrance on or otherwise transfer or dispose of their respective equity interest in the VIEs, without the prior consent of the WFOE. The Equity Pledge Agreements will be valid until the VIEs and their respective shareholders fulfill all the contractual obligations under the above agreements in full and the pledged equity interests have been transferred to the WFOE and/or its designees.

        Exclusive Technology and Consultation Service Agreements    Pursuant to the Exclusive Technology and Consultation Service Agreements, WFOE retains exclusive right to provide to the VIEs the technology support and consulting services included but not limited to the system technology support service, business professional consulting service, human resource, technical and business operation staff training, marketing research, planning and development service, business plan and strategy consulting service and client based support and development consulting service. WFOE owns the intellectual property rights developed in the performance of these agreements. However, if there are clearly definitions which do not allow WFOE to own certain intellectual property rights under the applicable PRC laws, VIEs should own them initially and grant their exclusive use rights to WFOE with minimum consideration. In exchange for these services, WFOE is entitled to charge the VIEs annual service fees which typically amount to what would be substantially all of the VIEs' pre-tax profits (after offset prior year losses, if applicable), resulting in a transfer of substantially all of the profits from the VIEs to the WFOE.

        Based on the opinion of the Company's PRC legal counsel, (i) the ownership structure of the Group, including its subsidiaries in the PRC and VIEs are not in violation with any applicable PRC laws and regulations; and (ii) each of the Contractual Agreements among the WFOE, the VIEs and the Nominee Shareholders governed by PRC laws, are legal, valid and binding, enforceable against such parties.

        However, uncertainties in the PRC legal system could cause the relevant regulatory authorities to find the current Contractual Agreements and businesses to be in violation of any existing or future PRC laws or regulations. If the Company, the WFOE or any of its current or future VIEs are found in violation of any existing or future laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, which may include, but not limited to, revocation of business and operating licenses, being required to

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

discontinue or restrict its business operations, restriction of the Group's right to collect revenues, being required to restructure its operations, imposition of additional conditions or requirements with which the Group may not be able to comply, or other regulatory or enforcement actions against the Group that could be harmful to its business. The imposition of any of these or other penalties may result in a material and adverse effect on the Group's ability to conduct its business. In addition, if the imposition of any of these penalties causes the Company to lose the rights to direct the activities of the VIEs or the right to receive their economic benefits, the Company would no longer be able to consolidate the VIEs.

        The Group's business has been directly operated by the VIEs and their subsidiaries. For the years ended August 31, 2015, 2016 and 2017, the VIEs contributed 100%, 100% and 100% of the Group's consolidated revenues, respectively. As of August 31, 2015, 2016 and 2017, the VIEs accounted for an aggregate of 90%, 99% and 99%, respectively, of the consolidated total assets, and 100%, 100% and 100%, respectively, of the consolidated total liabilities. The following financial statement balances and amounts of the Company's VIEs were included in the accompanying consolidated financial statements:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
ASSETS:
Current assets:
Cash and cash equivalents	111,789	250,526	965,697	146,118
Short-term investments	344,633	743,385	413,883	62,624
Prepayments and other current assets	75,259	108,471	127,293	19,261
Amounts due from related parties	17,200	40,000	87,254	13,201

Total current assets	548,881	1,142,382	1,594,127	241,204

Non-current assets:
Property and equipment, net	102,710	126,009	272,226	41,190
Intangible assets, net	—	—	9,729	1,472
Long-term investments	19,182	45,941	267,051	40,407
Goodwill	225	9,114	58,676	8,878
Deferred tax assets	23,909	31,115	29,096	4,402
Amounts due from related parties	—	—	16,500	2,497
Other non-current assets	27,133	46,870	54,587	8,259

Total non-current assets	173,159	259,049	707,865	107,105

Total assets	722,040	1,401,431	2,301,992	348,309

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
LIABILITIES
Current liabilities:
Accrued expenses and other current liabilities	236,275	310,235	414,371	62,697
Income tax payable	44,609	43,684	37,563	5,684
Prepayments from customers	741,952	1,052,708	1,531,424	231,716
Short-term loan	—	—	5,000	757

Total current liabilities	1,022,836	1,406,627	1,988,358	300,854

Non-current liability:
Unrecognized tax benefit	6,169	9,083	13,012	1,969

Total non-current liability	6,169	9,083	13,012	1,969

Total liabilities	1,029,005	1,415,710	2,001,370	302,823

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Net revenues	1,089,198	1,528,619	2,057,557	311,327
Net income	56,084	186,767	243,305	36,816

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Net cash provided by operating activities	412,439	598,247	773,920	117,101
Net cash used in investing activities	(359,070)	(496,730)	(81,712)	(12,366)
Net cash provided by financing activities	1,230	37,220	22,963	3,475
Net increase in cash and cash equivalents	54,599	138,737	715,171	108,212

        There are no consolidated VIEs' assets that are pledged or collateralized for the VIEs' obligations and which can only be used to settle the VIEs' obligations, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of their net assets, equivalent to the balance of their statutory reserves and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 19 for disclosure of the restricted net assets. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs. There were no other pledges or collateralization of the VIEs' assets.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies

(a)
Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America ("US GAAP").

(b)
Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and the subsidiaries of the VIEs. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIEs have been eliminated upon consolidation. Results of subsidiaries, businesses acquired from third parties and the VIEs are consolidated from the date on which control is transferred to the Company.

(c)
Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Group's consolidated financial statements include, but not limited to valuation allowance for deferred tax assets, uncertain tax position, economic lives and impairment of long-lived assets, impairment of goodwill, the valuation of short-term and long-term investments and share-based compensation. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)
Foreign currency

        The functional currency of the Company, OneSmart BVI and OneSmart HK is the United States Dollars ("US$"). The Company's PRC subsidiaries and the VIEs determined their functional currency to be Renminbi (the "RMB"). The Group uses the RMB as its reporting currency.

        Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of income.

        The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders' deficit.

(e)
Unaudited pro forma earnings per share

        Pursuant to the Company's memorandum and articles of association, upon the completion of a qualified initial public offering, all the outstanding redeemable convertible preferred shares will automatically be converted into 1,926,443,763 Class A ordinary shares.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

        The unaudited pro forma earnings per share is computed using the weighted-average number of ordinary shares outstanding as of August 31, 2017, and assumes the automatic conversion of all of the Company's redeemable convertible preferred shares into Class A ordinary shares upon the closing of the qualified initial public offering, as if it had occurred on September 1, 2016.

(f)
Convenience translation

        Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.6090 on November 30, 2017 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(g)
Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

(h)
Short-term investments

        All highly liquid investments with original maturities of greater than three months, but less than twelve months, are classified as short-term investments. Investments that are expected to be realized in cash during the next twelve months are also included in short-term investments. The Group accounts for short-term investments in accordance with ASC topic 320 ("ASC 320"), Investments—Debt and Equity Securities. The Group classifies the short-term investments in debt and equity securities as "held-to-maturity", "trading" or "available-for-sale", whose classification determines the respective accounting methods stipulated by ASC 320. Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities, are included in earnings. Any realized gains or losses on the sale of the short-term investments, are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized.

        The securities that the Group has the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

        The securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Unrealized holding gains and losses for trading securities are included in earnings.

        Investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investments are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains or losses are included in earnings during the period in which the gain or loss is realized. An impairment loss on the available-for-sale securities is recognized in the consolidated statements of income when the decline in value is determined to be other-than-temporary.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

(i)
Property and equipment, net

        Property and equipment is stated at cost less accumulated depreciation and impairment. Depreciation is calculated on a straight line basis over the following estimated useful lives:

Category	Estimated Useful Lives
Furniture	3-5 years
Electronic equipment	3 years
Vehicles	4-5 years
Buildings	20 years
Leasehold improvement	Over the shorter of the lease terms or the estimated useful lives

        Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of income.

        Direct costs that are related to the construction of property and equipment and incurred in connection with bringing the assets to their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property and equipment, and the depreciation of these assets commences when the assets are ready for their intended use.

(j)
Impairment of long-lived assets other than goodwill

        The Group evaluates its long-lived assets, including fixed assets and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. For all periods presented, there was no impairment of any of the Group's long-lived assets.

(k)
Business combination

        The Group accounts for its business combinations using the purchase method of accounting in accordance with ASC 805 ("ASC 805"), Business Combinations. The purchase method of accounting requires that the consideration transferred to be allocated to the assets, including separately identifiable assets and liabilities the Group acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total of cost of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the businesses acquired, the difference is recognized directly in earnings.

        The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, terminal values, the number of years on which the cash flow projections are based, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Group determines discount rates to be used based on the risk inherent in the related activity's current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

(l)
Goodwill

        The Group assesses goodwill for impairment in accordance with ASC 350-20, Intangibles—Goodwill and Other: Goodwill ("ASC 350-20"), which requires that goodwill be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20. The Group first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Group considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of each reporting unit is less than the carrying amount, the quantitative impairment test is performed.

        Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow. The Group had two reporting units (premium tutoring services and premium young children education services) as of August 31, 2015, 2016 and 2017.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

(m)
Intangible assets

        Intangible assets with finite lives are carried at cost less accumulated amortization. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives. The estimated useful lives of intangible assets from the date of purchase are as follows:

Category	Estimated Useful Lives
Customer relationship	5 years
Trademarks	10 years
Student base	5 years
(n)
Long-term investments

        The Group's long-term investments consist of cost method investments and equity method investments.

        In accordance with ASC 325-20 ("ASC 325-20"), Investments-Other: Cost Method Investments, for investments in investees over which the Group does not have significant influence, the Group carries the investments at cost and only adjusts for other-than-temporary declines in fair value and distributions of earnings. The Group's management regularly evaluates the impairment of its cost method investments based on the performance and financial position of the investees as well as other evidence of estimated market values. Such evaluation includes, but is not limited to, reviewing the investees' cash position, recent financing, projected and historical financial performance, cash flow forecasts and current and future financing needs. An impairment loss is recognized in the consolidated statements of income equal to the excess of the investment's cost over its fair value at the balance sheet date of the reporting period for which the assessment is made. The fair value would then become the new cost basis of investment.

        Investments in equity investees represent investments in entities in which the Group can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC 323-10 ("ASC 323-10"), Investments-Equity Method and Joint Ventures: Overall. Under the equity method, the Group initially records its investment at cost and prospectively recognizes its proportionate share of each equity investee's net profit or loss into its consolidated statements of income. The difference between the cost of the equity investee and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill included in equity method investments on the consolidated balance sheets. The Group evaluates its equity method investment for impairment under ASC 323-10. An impairment loss on the equity method investment is recognized in the consolidated statements of income when the decline in value is determined to be other-than-temporary.

        For all periods presented, there was no impairment of the Group's long-term investments.

(o)
Fair value of financial instruments

        Financial instruments include cash and cash equivalents, short-term and long-term investments, due from third party payment platform, due from third party, amounts due from related parties and redeemable convertible preferred shares.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

        The carrying amounts of these financial instruments, except for the short-term and long-term investments (Note 21) and redeemable convertible preferred shares, approximate their fair values because of their short-term maturities. The redeemable convertible preferred shares (Note 18) are initially recognized at fair value upon issuance and accreted to the redemption value using the effective interest rate method. If a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the redeemable convertible preferred shares as a contribution to additional paid in capital. The discount resulting from the beneficial conversion feature is amortized from the date of issuance to the earliest conversion date.

(p)
Revenue recognition

        Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred, the selling price is fixed or determinable and collection is reasonably assured. The Group's business is subject to business tax, value added taxes ("VAT") and tax surcharges assessed by governmental authorities. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Group elected to present business tax, VAT and tax surcharges as a reduction of revenues on the consolidated statements of income. Payments received before all of the relevant criteria for revenue recognition are satisfied are included in "Prepayment from customers".

        The primary sources of the Group's revenues are as follows:

        The revenues are primarily generated from the tuition fees for premium tutoring services and premium young children education services. Tuition revenue is generally collected in full, in advance of the commencement of tutoring sessions, and is initially recorded as prepayments from customers. Tuition revenue is recognized proportionately as the tutoring sessions, including free sessions, if any, are delivered.

        According to the Group's policy, the Group refunds course fees for any remaining undelivered tutoring sessions to students who withdraw from contracts. The refunds are recorded as reductions of the related tutoring session tuition received in advance and have no impact on recognized revenue.

        Franchise revenues include initial franchise fees, which are non-refundable and recognized by the Group as revenue when substantially all services or conditions relating to the initial franchise fees have been performed and the Group has fulfilled all its commitments and obligations (generally, when a franchisee commences its operations under the OneSmart brand). The Group also receives recurring franchise fees from its franchisees, which include a fixed percentage of the franchisees' tutoring session tuition. The recurring franchise fees are recognized as franchise revenues as the fees are earned and realized.

(q)
Cost of revenues

        Cost of revenues consist primarily of salaries and other personnel expenses, rental expenses, depreciation expenses, utilities and other expenses directly attributable to the Group's revenues.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

(r)
Advertising expenditures

        Advertising expenditures are expensed when incurred and are included in selling and marketing expenses, which amounted to RMB139,835, RMB140,247 and RMB189,899 (US$28,733) for the years ended August 31, 2015, 2016 and 2017, respectively.

(s)
Government grants

        The Group receives government subsidies at the discretion of the local government. Government grants are recognized when it is probable that the Group will comply with the conditions attached to them, and the grants are received. Government grants without attached conditions are recognized when received. When the grant relates to an expense item, it is recognized in the consolidated statement of income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate, as a reduction of the related operating expense. When the grant relates to an asset, it is recognized as a deferred government grant and released to the consolidated statement of income in equal amounts over the expected useful life of the related asset, when operational, as a reduction of the related depreciation expense.

        For the years ended August 31, 2015, 2016 and 2017, government grants in the amounts of RMB12,467, RMB13,223 and RMB1,741 (US$263) were recognized as other income in the consolidated statements of income, respectively.

(t)
Leases

  Operating lease

        Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are recognized on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent holidays. Rent holidays are considered in determining the straight-line rent expense to be recorded over the lease term.

(u)
Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

        The Group accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of income as income tax expense.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

(v)
Share-based compensation

        The Group applies ASC 718 ("ASC 718"), Compensation—Stock Compensation, to account for its employee share-based payments. In accordance with ASC 718, the Group determines whether an award should be classified and accounted for as a liability award or an equity award. All the Group's share-based awards to employees were classified as equity awards.

        In accordance with ASC 718, the Group recognizes share-based compensation cost for equity awards to employees with a performance condition based on the probable outcome of that performance condition. Compensation cost is recognized if it is probable that the performance condition will be achieved.

        A change in any of the terms or conditions of the awards is accounted for as a modification of the awards. Incremental compensation cost is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, measured based on the fair value of the awards and other pertinent factors at the modification date. For vested awards, the Group recognizes incremental compensation cost in the period the modification occurs. For unvested awards, the Group recognizes over the remaining requisite service period, the sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date. If the fair value of the modified award is lower than the fair value of the original award immediately before modification, the minimum compensation cost the Group recognizes is the cost of the original award. When the vesting conditions (or other terms) of the equity awards granted to employees are modified, the Group first determines on the modification date whether the original vesting conditions were expected to be satisfied, regardless of the entity's policy election for accounting for forfeitures. If the original vesting conditions were not expected to be satisfied, the grant date fair value of the original equity awards are ignored and the fair value of the equity awards measured at the modification date are recognized if the modified awards ultimately vest.

        The Group uses the accelerated method to recognize compensation expense for all awards granted. The Group, with the assistance of an independent third party valuation firm, determined the fair value of the awards granted to employees.

(w)
Employee benefit expenses

        All eligible employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees' salaries. The Group recorded employee benefit expenses of RMB106,626, RMB125,698 and RMB159,867 (US$24,189) for the years ended August 31, 2015, 2016 and 2017, respectively.

(x)
Comprehensive income

        Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group's comprehensive income includes net income and unrealized gain on available-for-sale investments, net of tax and is presented in the consolidated statements of comprehensive income.

(y)
Earnings per share

        Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

        Basic and diluted earnings per share are not reported separately for Class A or Class B ordinary shares (the "Ordinary Shares") as each class of shares has the same rights to undistributed and distributed earnings.

(z)
Segment reporting

        In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM"), or decision making group, in deciding how to allocate resources and in assessing performance. The Group has only one reportable segment since the Group does not distinguish revenues, costs and expenses by operating segments in its internal reporting, and reports costs and expenses by nature as a whole. The Group's CODM, who has been identified as the CEO, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole. As the Group generates all of its revenue in the PRC, no geographical segments are presented.

(aa)
Non-controlling interests

        For certain subsidiaries of the VIEs, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss or income on the consolidated statements of income includes the net loss or income attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests are recorded as non-controlling interests in the Group's consolidated balance sheets.

(bb)
Recent accounting pronouncements

        In August 2015, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-14 ("ASU 2015-14"), Revenue from Contracts with Customers-Deferral of the

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

effective date. The amendments in ASU 2015-14 defer the effective date of ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, issued in May 2014. According to the amendments in ASU 2015-14, the new revenue guidance ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The new standard is effective for the Company beginning September 1, 2018. In March 2016, the FASB issued ASU No. 2016-08 ("ASU 2016-08"), Revenue from Contracts with Customers—Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10 ("ASU 2016-10"), Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing, which clarify guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued ASU No. 2016-12 ("ASU 2016-12"), Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients, which addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition and provides practical expedients for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The effective date for the amendment in ASU 2016-08, ASU 2016-10 and ASU 2016-12 are the same as the effective date of ASU No 2014-09. The Group is in the process of developing a plan for evaluating the impact of adoption of this guidance on its consolidated financial statement including the selection of the adoption method, the identification of differences, if any, from the application of the standard and the impact of such differences, if any, on its consolidated financial statements.

        In November 2015, the FASB issued ASU 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes," or ASU 2015-17. This guidance was issued to simplify the presentation of deferred income taxes. The amendments in ASU 2015-17 require deferred tax assets and liabilities to be classified as noncurrent in a classified statement of financial position. ASU 2015-17 is effective for annual periods beginning after December 15, 2016 and interim period within those annual period, and should be applied prospectively with early adoption permitted at the beginning of an interim or annual reporting period. The Company did not early adopt this update. The new standard is effective for the Company beginning September 1, 2017. The Company has completed its evaluation of the impact of the updated guidance and has concluded that it the impact on the consolidated financial statements will be limited to reclassification of deferred tax assets and liabilities, which presently are insignificant amounts on a net basis, to noncurrent captions.

        In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases (Topic 842). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted. The Company is not early adopting this update. The new standard is effective for the Company beginning September 1, 2019. The Group is in the process of evaluation the impact of the standard on the consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

        In March 2016, the FASB issued ASU No. 2016-07 ("ASU 2016-07"), Investments—Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting. ASU 2016-07 eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. ASU 2016-07 is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted. The adoption of ASU 2016-07 on September 1, 2017 is not expected to have a material effect on the Group's consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09 ("ASU 2016-09"), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public business entities, the amendments in ASU 2016-09 are effective for annual reporting periods beginning after 15 December 2016, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period for which financial statements haven't been issued or made available for issuance. The new standard is effective for the Company beginning September 1, 2017. The Group does not expect the implementation of this standard to materially impact its future stock-based compensation expense.

        In August 2016, the FASB issued ASU No. 2016-15 ("ASU 2016-15"), Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in ASC 230 ("ASC 230"), Statement of Cash Flows, including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for the Group's annual reporting periods beginning after September 1, 2018 and interim periods within that reporting period. The adoption of ASU 2016-15 and ASU 2016-18 will modify the Group's current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on the Group's consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. Under the new standard, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or liability, as well as the related deferred tax benefit or expense, upon purchase or receipt of the asset. This pronouncement is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Company will adopt the new standard to be in effect beginning September 1, 2018. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01 ("ASU 2017-01"), Business Combinations (Topic 805): Clarifying Definition of a Business. ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for annual reporting periods, and for interim periods within those reporting periods, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements. The Company is not early adopting this standard. The new standard is effective for the Company beginning September 1, 2018. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

        In January 2017, the FASB issued ASU No. 2017-04 ("ASU 2017-04"), Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted. The guidance should be applied on a prospective basis. The Company is not early adopting the new standard. The new standard is effective for the Company beginning September 1, 2020. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements.

        In February 2017, the FASB issued ASU 2017-05 ("ASU 2017-05"), Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for annual reporting periods, and for interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The new standard is effective for the Company beginning September 1, 2018. The Group does not believe this standard will have a material impact on the results of its operations or financial condition.

        In May 2017, the FASB issued ASU 2017-09 ("ASU 2017-09"), Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This standard provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The updated guidance is effective for interim and annual periods beginning after December 15, 2017, and early adoption is permitted. The Company is not early adopting the standard, and the new standard will become effective for the Company beginning September 1, 2018. The Company is currently evaluating the financial statement impact of adoption.

3. Concentration of Risks

(a)
Concentration of credit risk

        Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents, receivables from third party payment platform, due from third party and short-term investments. As of August 31, 2017, all of the Group's cash and cash equivalents, restricted cash and short-term investments were deposited with financial institutions with high-credit ratings and quality. There has been no recent history of default in relation to these financial institutions.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

3. Concentration of Risks (Continued)

        The Group manages credit risk of receivable from third party payment platform and due from third party by performing credit assessments on its borrowers and its ongoing monitoring of the outstanding balances.

(b)
Business, customer, political, social and economic risks

        The Group participates in a dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group's future financial position, results of operations or cash flows: changes in the overall demand for services; competitive pressures due to new entrants; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; regulatory considerations; and risks associated with the Group's ability to attract and retain employees necessary to support its growth. The Group's operations could be also adversely affected by significant political, economic and social uncertainties in the PRC. The concentration of our business in Shanghai exposes us to geographical concentration risks related to this region. No single customer or supplier accounted for more than 10% of revenue or costs of revenues for the years ended August 31, 2015, 2016 and 2017.

(c)
Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For RMB against US$, there was depreciation of approximately 3.8%, depreciation of approximately 4.7% and appreciation of approximately 1.3% during the years ended August 31, 2015, 2016 and 2017. It is difficult to predict how market forces or PRC or U.S. government policies may impact the exchange rate between the RMB and the US$ in the future.

(d)
Currency convertibility risk

        The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

4. Business Combination

        During the years ended August 31, 2015 and 2016, the Group completed one and five acquisitions of study centers, respectively. During the year ended August 31, 2017, the Group completed seven acquisitions, of which, five acquired entities were study centers, one acquired entity was a private school, and one acquired entity was a travel agency for expanding the Group's study tour business. These acquisitions are expected to strengthen the Group's current market and to generate synergy with the Group's organic business. The acquired entities were insignificant, both individually and in aggregate. The

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

4. Business Combination (Continued)

results of the acquired entities' operations have been included in the Group's consolidated financial statements since their respective dates of acquisition.

        The Group completed the valuations necessary to assess the fair values of the tangible assets acquired and liabilities assumed and the fair value of non-controlling interests, resulting from which the amounts of goodwill was determined and recognized as of the respective acquisition dates.

        The table below summarized the estimated fair value of the tangible assets acquired and liabilities assumed from these acquisitions during the years ended August 31, 2015, 2016 and 2017:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Intangible assets (Note 8)	—	—	10,830	1,639
Net tangible assets	375	8,060	18,012	2,725
Goodwill	225	8,889	49,562	7,499

Total fair value of purchase price allocation	600	16,949	78,404	11,863
Cash consideration	600	9,255	61,361	9,285
Fair value of ownership interests previously held in the acquirees	—	2,141	3,949	598
Fair value of non-controlling interests	—	5,553	13,094	1,980

        Goodwill arising from the above business combinations, which are not tax deductible, are mainly attributable to synergies expected to be achieved from the acquisitions. Pro forma financial information of the acquirees were not presented as the effects of the acquisitions on the Group's consolidated financial statements were not material.

5. Net revenues

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Premium tutoring services	1,025,883	1,382,529	1,800,535	272,437
Premium young children education services	52,960	112,667	212,104	32,093
Others	10,355	33,423	44,918	6,797

	1,089,198	1,528,619	2,057,557	311,327

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

6. Short-term Investments

        The Company's short-term investments included cash deposits at floating rates in commercial banks and available-for-sale securities with maturities of less than one year. The following is a summary of the Company's short-term investments:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Commercial banks deposits	339,592	537,068	139,061	21,041
Available-for-sale securities	5,041	206,317	274,822	41,583

	344,633	743,385	413,883	62,624

        For the years ended August 31, 2015, 2016 and 2017, the Group recognized interest income related to its commercial banks deposits of RMB8,958, RMB8,200 and RMB12,442 (US$1,883), respectively, in the consolidated statements of income.

        For the years ended August 31, 2015, 2016 and 2017, the Group recognized realized gain on disposal of available-for-sale securities of RMB150, RMB2,692 and RMB15,147 (US$2,292), respectively, as other income in the consolidated statements of income. As of August 31, 2015, 2016 and 2017, there were unrealized gains of RMB30, RMB5,828 and RMB19,123 (US$2,893), respectively.

7. Property and Equipment, Net

        Property and equipment, net consisted of the following:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Furniture	13,733	17,841	28,603	4,328
Electronic equipment	48,392	56,790	82,118	12,425
Vehicles	1,966	1,966	1,480	224
Leasehold improvements	238,838	302,308	431,118	65,232
Buildings	—	—	32,179	4,869

	302,929	378,905	575,498	87,078
Less: accumulated depreciation	(206,820)	(259,080)	(319,916)	(48,406)
Construction in progress	6,601	6,184	16,644	2,518

Property and equipment, net	102,710	126,009	272,226	41,190

        For the years ended August 31, 2015, 2016 and 2017, the Group recorded depreciation expenses of RMB54,291, RMB53,033 and RMB62,483 (US$9,454), respectively.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

8. Intangible assets, Net

        Intangible assets, net consisted of the following:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Customer relationship	—	—	2,290	346
Trademark	—	—	6,150	931
Student base	—	—	2,390	362

	—	—	10,830	1,639
Less: accumulated amortization	—	—	(1,101)	(167)

Intangible assets, net	—	—	9,729	1,472

        For the years ended August 31, 2015, 2016 and 2017, the Group recorded amortization expenses of nil, nil and RMB1,101 (US$167), respectively. No impairment charges were recorded during the years ended August 31, 2015, 2016 and 2017.

9. Long-term Investments

        The Company's long-term investments comprised of the following:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Cost method investments	11,437	30,117	65,722	9,944
Equity method investments	1,745	4,370	147,355	22,296
Available-for-sale investments	6,000	11,454	53,974	8,167

	19,182	45,941	267,051	40,407

  Cost method investments

        Investments were accounted for under the cost method if the Group had no significant influence over the investee nor readily determinable fair value. There were no impairment indicators for the cost method investments and there were no impairment losses recognized for the years ended August 31, 2015, 2016 and 2017 respectively.

  Equity method investments

        As of August 31, 2015, 2016 and 2017, the Company held several equity method investments through the VIEs' subsidiaries, all of which were accounted for under the equity method given the Company's ability to exercise significant influence over the operations of the investees. The carrying amount of all the equity method investments was RMB1,745, RMB4,370 and RMB147,355 (US$22,296) as of August 31, 2015, 2016 and 2017, respectively. Selected financial information of the equity method investees are not

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

9. Long-term Investments (Continued)

presented as the effects of the investees on the Group's consolidated financial statements were not material.

10. Goodwill

        Goodwill balances as of August 31, 2015, 2016 and 2017 were as follows:

RMB
Balance as of September 1, 2014	—
Goodwill acquired	225

Balance as of August 31, 2015	225

Goodwill acquired	8,889

Balance as of August 31, 2016	9,114

Goodwill acquired	49,562
Balance as of August 31, 2017	58,676

Balance as of August 31, 2017, in US$	8,878

        No impairment charges were recorded during the years ended August 31, 2015, 2016 and 2017.

11. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Salary and welfare payable	192,237	240,743	323,547	48,955
Accrued expenses	13,188	16,415	19,788	2,994
Other taxes payable	10,272	17,433	31,697	4,796
Deposits from franchisees	9,111	18,069	17,265	2,612
Payables from acquisition of long term investments	—	4,950	1,340	203
Payables for leasehold improvement	2,891	4,867	12,904	1,952
Others	8,576	7,758	7,830	1,185

Total	236,275	310,235	414,371	62,697

12. Share-Based Compensation

        On March 15, 2013, the Board of Directors of the former ultimate holding company of Shanghai OneSmart approved the Shanghai OneSmart 2013 Share Plan (the "2013 Plan") for the purpose of providing incentives and rewards to employees and executives who contribute to the success of the Company's operations. 11,253,906 of share options were approved under the 2013 Plan. The exercise price

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12. Share-Based Compensation (Continued)

ranged from US$0.12 to US$1.50. Vesting terms included i) immediate vesting of 100% of the share options on date of grant, ii) vesting periods of 3 years, with 67% of the share options vesting on the second anniversary of the vesting commencement date, and 1/36 of the share options vesting each month thereafter, iii) a vesting periods of 4 years, with 25% of the share options vesting on the first anniversary of the vesting commencement date, and 1/48 of the share options vesting each month thereafter, or iv) vesting periods of 5 years, with 40% of the share options vesting on the second anniversary of the vesting commencement date, and 1/60 of the share options vesting each month thereafter. The share options expired 10 years from the date of grant. In addition, the share options contained a performance condition whereby no share options were exercisable until the consummation of an initial public offering.

        The options granted to employees were accounted for as equity awards and measured at their grant date fair values. Given that the inability of the grantees to exercise these options until the completion of an initial public offering ("IPO") constituted a performance condition that was not considered probable until the IPO completion date, the Group would not recognize any share-based compensation expense until an IPO occurred. Upon the IPO completion date, the Group would immediately recognize share-based compensation expense associated with options that were vested as the IPO completion date. In addition, the Group would also recognize the remaining compensation expense over the remaining service requisite period using the accelerated method.

        The Group calculated the estimated fair value of the share options under the 2013 Plan on the respective grant dates using the binomial option pricing model with assistance from an independent valuation firm. Assumptions used to determine the fair value of the share options granted under the 2013 Plan during the year ended August 31, 2015 is summarized in the following table.

For the year ended August 31, 2015
Risk-free interest rate	0.7%
Expected volatility	51.3%
Suboptimal exercise factor	2.50
Fair value per ordinary share	US$0.64

        On February 2, 2016, the 2013 Plan was terminated. On the same day, the Board of Directors of Shanghai OneSmart approved the Substitute Share Plan (the "2015 Plan"), which replaced the 2013 Plan. Under the 2015 Plan, the IPO performance condition was removed. The employees received equity interest in Shanghai OneSmart as replacement awards for their share options under the 2013 Plan that was terminated. The employees generally received 0.3451 of fully vested shares of Shanghai OneSmart for each share option that was outstanding as of February 2, 2016, totaling 540,567 shares, which accounted for approximately 0.92% of equity interest in Shanghai OneSmart. Shanghai OneSmart also issued to the employees an additional 85,075, 212,787 and 527,383 restricted shares (the "Newly Granted Shares"), which accounted for approximately 0.14%, 0.36% and 0.90% of equity interest in Shanghai OneSmart that were fully vested on February 2, 2016 or to become fully vested on December 1, 2017 and 2018, respectively. The purchase price of each share of Shanghai OneSmart was approximately RMB1.00.

        The Company accounted for the termination of the share options under the 2013 Plan and the concurrent issuance of fully vested shares of Shanghai OneSmart as replacement awards as Type III

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12. Share-Based Compensation (Continued)

modification in accordance with ASC 718. As described above, the Company did not recognize any share-based compensation expense for the share options under the 2013 Plan prior to the modification given the share options carried an IPO performance condition that was determined not probable to occur.

        The Company estimated the fair value of the fully vested replacement awards on February 2, 2016 based on Shanghai OneSmart's equity value and recognized an immediate share-based compensation expense for the 540,567 shares at the intrinsic value of RMB38,189, calculated based on fair value of RMB40,344 less the purchase consideration made by the employees of RMB2,155 in total.

        For the Newly Granted Shares, the Company recognized share-based compensation expense of RMB19,158 and RMB18,141 using the accelerated method during the years ended August 31, 2016 and 2017, respectively. Total share-based compensation expense measured on the grant date was RMB60,848, calculated as the fair value of RMB61,591 less the total purchase consideration made by the employees of RMB743 in total.

        In March 2017, the Board of Directors of Shanghai OneSmart approved an employee share incentive scheme under which, incentives are provided by certain of Shanghai OneSmart's subsidiaries to their regional management and staff, or the Domestic Plan. According to the scheme, the subsidiaries may grant to their employees options with independent annual performance conditions specified for each tranche of options, in four tranches, as well as an additional performance condition at the end of the fourth year based on the cumulative result of the business over the term of the four years. When vested, the options are exercisable into the subsidiaries' equity interests. The share options expire 4 years from the date of grant.

        On May 2, 2017, 120,000 options were granted to employees, accounting for 8% of the total equity interests in the subsidiaries. The exercise price ranged from RMB40 to RMB160 per option. The options are equity awards measured at their fair values on May 2, 2017, the grant date. Given only the achievement of the performance conditions of the first two tranches of the options was determined to be probable to be met, each of the first two tranches of the options is accounted for as a separate award with its own service inception date and an one-year requisite service period. The subsidiaries recognized total share-based compensation expense of RMB6,834 during the year ended August 31, 2017.

        The Group calculated the estimated fair value of the share options under the Domestic Plan on the grant date using the binomial option pricing model with assistance from an independent valuation firm. Assumptions used to determine the fair value of the share options granted under the Domestic Plan during the year ended August 31, 2017 is summarized in the following table.

For the year ended August 31, 2017
Risk-free interest rate	4.8%
Expected volatility	47.3%
Suboptimal exercise factor	2.50
Fair value per ordinary share	RMB203.20 and RMB285.30

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12. Share-Based Compensation (Continued)

        A summary of the activities under the 2013 Plan is as follows:

	Number of share options	Weighted average exercise price	Weighted average grant date fair value	Aggregate intrinsic value	Weighted average remaining contractual term
		US$	US$	US$
Outstanding as of September 1, 2014	2,047,442	0.71	0.08	6	6.61
Granted	755,500	1.50	0.20
Forfeited	(104,314)	0.22	0.07

Outstanding as of August 31, 2015	2,698,628	0.95	0.11	2,316	6.59

Vested and expected to vest as of August 31, 2015	2,698,628	0.95	0.11	2,316	6.59
Forfeited	(1,000)	1.40	0.16
Terminated on February 2, 2016	(2,697,628)	0.95	0.11

Outstanding as of August 31, 2016	—	—	—	—	—

        A summary of the activities under the 2015 Plan is as follows:

	Number of shares	Weighted average purchase price	Weighted average grant date fair value	Aggregate intrinsic value
		RMB	RMB	RMB
Outstanding as of September 1, 2015	—	—	—	—
2013 Plan replacement awards	540,567	3.99	74.63
Granted	825,245	1.00	74.63
Vested	(625,641)	3.59	74.63
Forfeited	—	—	—

Outstanding as of August 31, 2016	740,171	1.00	74.63	23,114

Expected to vest as of August 31, 2016	740,171	1.00	74.63	23,114

Forfeited	(93,007)	1.00	74.63

Outstanding as of August 31, 2017	647,164	1.00	74.63	30,082

Expected to vest as of August 31, 2017	647,164	1.00	74.63	30,082

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

12. Share-Based Compensation (Continued)

        A summary of the activities under the Domestic Plan is as follows:

	Number of share options	Weighted average purchase price	Weighted average grant date fair value	Aggregate intrinsic value
		RMB	RMB	RMB
Outstanding as of September 1, 2016	—	—	—	—
Granted	120,000	93.33	151.19
Forfeited	—	—	—

Outstanding as of August 31, 2017	120,000	93.33	151.19	7,023

Vested and expected to vest as of August 31, 2017	60,000	93.33	151.19	4,751

        The aggregate intrinsic value is calculated as the difference between the exercise price of the awards and the fair value of the underlying ordinary shares at each reporting date, for those awards that had an exercise price below the estimated fair value of the relevant ordinary shares.

        For the 2015 Plan, as of August 31, 2016 and 2017, there were outstanding unvested Newly Granted Shares with a purchase price below the fair value of Shanghai OneSmart's equity, resulting in an aggregate intrinsic value of RMB23,114 and RMB30,082, respectively. As of August 31, 2017, total unrecognized share-based compensation expense relating to unvested awards was RMB19,269. The expense is expected to be recognized over a weighted-average period of 0.62 years.

        For the Domestic Plan, as of August 31, 2017, there were outstanding options with purchase price below the fair value of Hangzhou OneSmart's and Guangzhou OneSmart's equity, resulting in an aggregate intrinsic value of RMB7,023. As of August 31, 2017, total share-based compensation expense relating to awards expected to vest not yet recognized was RMB2,649. The expense is expected to be recognized over a weighted-average period of 0.43 years.

        The Company recognized share-based compensation expense for the years ended August 31, 2015, 2016 and 2017 as follows:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Sales and marketing	—	795	735	111
General and administrative	—	56,553	24,240	3,668

Total share-based compensation expense	—	57,348	24,975	3,779

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

13. Income Taxes

  Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain arising in Cayman Islands. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

  British Virgin Islands

        Under the current laws of the British Virgin Islands, OneSmart BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies to their shareholders, no British Virgin Islands withholding tax will be imposed.

  Hong Kong

        OneSmart HK is incorporated in Hong Kong and is subject to Hong Kong profits tax of 16.5% on its activities conducted in Hong Kong. No provision for Hong Kong profits tax was made in the consolidated financial statements as it had no assessable income for the years ended August 31, 2015, 2016 and 2017.

  PRC

        The Company's subsidiaries and VIEs in the PRC are subject to the statutory rate of 25%, in accordance with the Enterprise Income Tax law (the "EIT Law"), which was effective since January 1, 2008.

        Dividends, interests, rent or royalties payable by the Group's PRC subsidiaries, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor's disposition of assets (after deducting the net value of such assets) shall be subject to 10% withholding tax, unless the respective non-PRC resident enterprise's jurisdiction of incorporation has a tax treaty or arrangements with China that provides for a reduced withholding tax rate or an exemption from withholding tax.

        The current and deferred portions of income tax expense included in the consolidated statements of income were as follows:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Current	32,681	80,635	97,253	14,715
Deferred	(5,046)	(9,139)	(5,237)	(792)

Income tax expense	27,635	71,496	92,016	13,923

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

13. Income Taxes (Continued)

        The reconciliations of the income tax expense for the years ended August 31, 2015, 2016 and 2017 were as follows:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Income before income tax expense and share of net loss from equity investees	84,214	259,256	337,260	51,032
PRC statutory tax rate	25%	25%	25%	25%

Income tax at statutory tax rate	21,054	64,814	84,315	12,758
Non-deductible expenses	4,609	17,974	9,151	1,385
Equity transfer loss	(19,200)	—	—	—
Change in valuation allowance	21,073	(11,737)	(15,314)	(2,317)
Expired loss	—	—	12,293	1,860
Others	99	445	1,571	237

Income tax expense	27,635	71,496	92,016	13,923

        The significant components of the Group's deferred tax assets were as follows:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Non-current deferred tax assets:
Tax loss carry forward	122,181	110,434	117,946	17,846
Accrued expenses and other payables	47,986	62,506	45,115	6,826
Others	1,794	1,967	1,349	204
Less: valuation allowance	(148,042)	(141,849)	(126,535)	(19,146)

Non-current deferred tax assets, net	23,919	33,058	37,875	5,730

Non-current deferred tax liabilities:
Unrealized gain on investments	—	(1,016)	(3,870)	(586)
Unrealized gain on available-for-sale securities	(10)	(927)	(2,505)	(379)
Intangible assets	—	—	(2,404)	(363)

Non-current deferred tax liabilities, net	(10)	(1,943)	(8,779)	(1,328)

Deferred tax assets, net	23,909	31,115	29,096	4,402

        The Group operates through subsidiaries, VIEs and the VIEs' subsidiaries and valuation allowance is considered for each of the entities on an individual basis. The Group recorded valuation allowance against deferred tax assets of those entities that were in a 3-year cumulative loss as of August 31, 2015, 2016 and

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

13. Income Taxes (Continued)

2017. In making such determination, the Group evaluated a variety of factors including the Group's operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

        As of August 31, 2017, the Group had taxable losses of RMB471,785 (US$71,385) derived from entities in the PRC, which can be carried forward per tax regulation to offset future net profit for income tax purposes. The PRC taxable loss will expire from December 31, 2017 to 2022 if not utilized.

  Unrecognized Tax Benefit

        As of August 31, 2015, 2016 and 2017, the Group had unrecognized tax benefit of RMB6,169, RMB9,083 and RMB13,012 (US$1,969), of which RMB1,756, RMB1,200 and RMB1,823 (US$276), respectively, are presented on a net basis against the deferred tax assets related to tax loss carry forwards on the consolidated balance sheets. This primarily represents the estimated income tax expense the Group would pay should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. It is possible that the amount of unrecognized benefit will further change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this moment. A reconciliation of the beginning and ending amount of unrecognized tax benefit was as follows:

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Balance at September 1	2,429	6,070	8,539	1,292
Increase	3,897	5,539	3,332	504
Decrease	(256)	(3,070)	(974)	(147)

Balance at August 31	6,070	8,539	10,897	1,649

        In the years ended August 31, 2015, 2016 and 2017, the Group recorded interest expense accrued in relation to the unrecognized tax benefit of RMB99, RMB445 and RMB1,571 (US$238) in income tax expense, respectively. Accumulated interest expense recorded in unrecognized tax benefit was RMB99, RMB544 and RMB2,115 (US$320) as of August 31, 2015, 2016 and 2017, respectively.

        As of August 31, 2017, the tax years ended December 31, 2012 through period ended as of the reporting date for the WFOE, the VIEs and VIEs' subsidiaries remain open to examination by the PRC tax authorities.

14. Shareholder distribution

        In 2016, as a result of a restructuring within the Group, cash consideration of RMB1,422,100 (US$215,176) was paid to certain shareholders that exited their investment in the Group which was accounted for as distribution to the Company's shareholders.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

15. Related Party Transactions

        The Group had the following balances with related parties as of August 31, 2015, 2016 and 2017, respectively:

Names of the related parties	Relationship with the Group
Xi Zhang ("Mr. Xi Zhang")	Founder
Guozhi Hu ("Mr. Hu")	Founder
Shanghai Ya Qiao Education Investment Co., Ltd ("Ya Qiao Education")	Equity investee
JiaXue Tiandi Network Technology Co., Ltd ("JiaXue Tiandi")	Equity investee
    (a)
    Amounts due from the related parties

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Mr. Zhang	31,538	35,000	81,254	12,294
Mr. Hu	662	5,000	—	—
Ya Qiao Education	—	—	16,500	2,497
JiaXue Tiandi	—	—	6,000	907

	32,200	40,000	103,754	15,698

        The amounts represented cash advances to the Founders and equity investees which are interest-free, unsecured and payable on demand.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

16. Earnings Per Share

        The following table sets forth the computation of basic and diluted net income per share for the following periods:

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Numerator:
Net income attribute to OneSmart International Education Group Limited's shareholders	56,068	189,353	258,827	39,165
Allocation of undistributed earnings to Preferred Shares	(24,212)	(81,770)	(111,771)	(16,912)
Net income attributable to ordinary shareholders for computing net income per ordinary share—basic and diluted	31,856	107,583	147,056	22,253

Denominator:
Weighted average number of shares used in calculating net income per ordinary share—basic and diluted (in millions of shares)	2,534	2,534	2,534	2,534

Earnings per share—basic and diluted	0.0126	0.0425	0.0580	0.0088

        The Company had no potential Ordinary Shares outstanding during each of the periods presented, except for the Preferred Shares which were issued as part of the Reorganization and presented on a retroactive basis. The Preferred Shares did not have an impact on diluted EPS for any of the periods presented, on an if-converted or two-class method, as the Preferred Shares do not carry any preferred dividend rights, and only participate in all dividends on a one-to-one per-share basis with the holders of Ordinary Shares.

        The unaudited pro forma net income per ordinary share is computed using the weighted-average number of Ordinary Shares outstanding and assumes the automatic conversion of all the Company's Preferred Shares into 1,926,443,763 weighted-average number of Ordinary Shares upon the closing of the Company's Qualified IPO as if it had occurred on September 1, 2016.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

16. Earnings Per Share (Continued)

        The following table summarizes the unaudited pro forma net income per share attributable to ordinary shareholders:

	As of August 31,
	2017	2017
	RMB	US$
Numerator:
Net income attributable to ordinary shareholders for computing net income per ordinary share—basic and diluted	147,056	22,253
Pro forma adjustment for the allocation of undistributed earnings to Preferred Shares	111,771	16,912
Numerator for pro forma net income per share—basic and diluted	258,827	39,165

Denominator:
Weighted average number of shares used in calculating net income per ordinary share—basic and diluted (in millions of shares)	2,534	2,534
Conversion of Preferred Shares to Ordinary Shares	1,926	1,926
Pro forma weighted average number of shares outstanding—basic and diluted	4,460	4,460

Pro forma earnings per share—basic and diluted	0.0580	0.0088

17. Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income were as follows:

Unrealized gains on available-for- sale investments
RMB
Balance as of September 1, 2014	—
Other comprehensive income before reclassification, net of tax	143
Amounts reclassified from accumulated other comprehensive income, net of tax	(113)

Balance as of August 31, 2015	30

Other comprehensive income before reclassification, net of tax	7,817
Amounts reclassified from accumulated other comprehensive income, net of tax	(2,019)

Balance as of August 31, 2016	5,828

Other comprehensive income before reclassification, net of tax	24,656
Amounts reclassified from accumulated other comprehensive income, net of tax	(11,361)

Balance as of August 31, 2017	19,123

Balance as of August 31, 2017, in US$	2,893

18. Redeemable Convertible Preferred Shares

        The Company issued 1,890,686,563 and 35,757,200 of Series A and Series A-1 redeemable convertible preferred shares (the "Preferred Shares") to shareholders of the VIEs in connection with the

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18. Redeemable Convertible Preferred Shares (Continued)

Reorganization. The Preferred Shares are recorded at fair value on the issuance date and is presented on a retroactive basis.

        The following is a summary of the significant terms of the Preferred Shares:

Conversion rights

        The holders of the Preferred Shares are entitled to convert, at the option of the holder thereof, at any time following the date of the first issuance of the respective Preferred Shares applicable of such Preferred Share, into such number of Class A ordinary shares as is determined by dividing the deemed issue price ("Adjusted Issue Price") applicable to such series of Preferred Shares by the conversion price applicable to such series of Preferred Shares (the "Conversion Price"), in effect on the date of conversion. The initial Conversion Price shall initially equal the Adjusted Issue Price applicable to such Preferred Share, and shall be adjusted from time to time. The initial conversion ratio for Preferred Shares to Class A ordinary shares shall be 1:1. As of August 31, 2015, 2016 and 2017, this conversion ratio was one Preferred Share convertible into one Class A ordinary share.

Automatic Conversion

        Each Preferred Share, shall automatically be converted into one Class A ordinary share at the then-effective conversion ratio applicable to such Preferred Share upon the closing of a firm commitment underwritten public offering in the United States on the New York Stock Exchange or the NASDAQ Global Market pursuant to an effective registration statement under the Securities Act, or on the Main Board of Hong Kong Stock Exchange or another internationally recognized stock exchange approved by the Board, including certain directors appointed by the Series A-1 redeemable convertible preferred shareholders, covering the offer and sale of Class A ordinary shares of the Company to the public, at a public offering price per share that implies a market capitalization of the Company immediately prior to such offering of not less than (i) RMB6,500,000 or its US$ equivalent if the IPO occurs within 18 months following the closing date of the Preferred Shares issuance (the "Closing Date"), (ii) RMB7,000,000 or its US$ equivalent if the IPO occurs within 18 to 27 months following the Closing Date, or (iii) RMB7,500,000 or its US$ equivalent if the IPO occurs after 27 months following the Closing Date but before the third anniversary of the Closing Date, (the "Qualified IPO").

Dividends

        The holders of the Preferred Shares shall be entitled to receive dividends when and if declared by the Board of Directors, pro rata on an as-converted basis, without preference on the ordinary shares or any other classes of shares of the Company.

        No dividends have been declared for the periods presented.

Voting rights

        The holders of each Preferred Shares are entitled to the number of votes equal to the number of Class A ordinary shares into which such Preferred Share could be converted at the voting date.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18. Redeemable Convertible Preferred Shares (Continued)

Redemption

        The Preferred Shares are redeemable by the holders at any time after the earlier of the occurrence of the following event: (i) the Company fails to complete a Qualified IPO within 36 months after the closing of the Preferred Shares issuance (ii) relevant transactions have not been completed in accordance with the documents governing the Reorganization within 12 months following the closing of the Reorganization, and (iii) material breach of certain governing documents of the Reorganization where the breach remains un-remedied within 30 days after a written notice is delivered by certain holders of Series A-1 redeemable convertible preferred shares. Redemption are at amounts equal to the sum of the Adjusted Issue Price plus accrued daily interest at 10% per annum and all declared but unpaid dividends.

Liquidation Preference

        In the event of liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution shall be made as follows:

  •
  First, the holders of Series A-1 redeemable convertible preferred shares are entitled to receive an amount equal to issue price, reduced by any and all dividends received on or before the date of such distribution and any net proceeds from any sale, transfer or other disposition of Series A-1 redeemable convertible preferred shares received by such holders of preferred shares, in preference to any distribution to the holder of the Series A redeemable convertible preferred shares and the Ordinary Shares of the Company; and

  •
  After payment has been made to the holders of the Series A-1 redeemable convertible preferred shares holders in accordance with the above, the remaining assets of the Company available for distribution to shareholders shall be distributed ratably among all shareholders according to the number of Ordinary Shares and Preferred Shares as if they had been converted into Class A ordinary shares immediately prior to such liquidation, dissolution or winding up of the Company.

Initial Measurement and Subsequent Accounting for the Preferred Shares

        The Preferred Shares do not meet the criteria of mandatorily redeemable financial instruments specified in ASC 480-10-S99, and have been classified as mezzanine equity in the consolidated balance sheets. The Preferred Shares were initially measured at fair value. Beneficial conversion features exist when the conversion price of the Preferred Shares is lower than the fair value of the Class A ordinary shares at the commitment date, which is the issuance date in the Company's case. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the redeemable convertible preferred shares as a contribution to additional paid-in capital. On the commitment date, the most favorable conversion price used to measure the beneficial conversion feature of the Preferred Shares was higher than the fair value per Class A ordinary share and therefore no bifurcation of beneficial conversion feature was recognized. The Company determined the fair value of the Class A ordinary shares with the assistance of an independent third party valuation firm.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

19. Restricted Net Assets

        Prior to payment of dividends, pursuant to the laws applicable to the PRC's foreign investment enterprises, the VIEs and the VIEs' subsidiaries must make appropriations from after-tax profit to non-distributable reserve funds as determined by the board of directors of each company. These reserves include (i) general reserve and (ii) the development fund.

        Subject to certain cumulative limits, in the event the Company's board of directors declares dividends, the general reserve requires annual appropriations of 10% of after-tax income as determined under PRC laws and regulations at each year-end until the balance reaches 50% of the PRC entity's registered capital; the other reserve appropriations are at the Company's discretion. The general reserve can only be used for specific purposes of enterprise expansion and are not distributable as cash dividends. During the years ended August 31, 2015, 2016 and 2017, the Group's appropriations to the general reserve were nil as no dividends were declared.

        PRC laws and regulations require private schools to make annual appropriations of no less than 25% of after-tax income plus an annual increase according to the net assets of the schools to its development fund, which is to be used for the construction or maintenance of the schools or procurement or upgrading of educational equipment. As of the years ended August 31, 2015 and 2016, the private schools owned by the Company were either in loss positions or made immaterial after-tax income as determined in accordance with generally accepted accounting principles in the PRC, therefore no appropriations were made. As of August 31, 2017, total appropriation of RMB3,739 (US$566) was made.

        The general reserve and development fund cannot be transferred to the Company in the form of loans or advances and are not distributable as cash dividends except in the event of liquidation.

        Relevant PRC laws and regulations restrict the WFOE, the VIEs and the VIEs' subsidiaries from transferring certain of their net assets to the Company in the form of loans, advances or cash dividends. Amounts restricted include the paid in capital and additional paid in capital of the WFOE, the VIEs and the VIEs' subsidiaries, totaling approximately RMB1,550,585 (US$234,617) as of August 31, 2017.

20. Commitments and Contingencies

(a)
Operating lease commitments

        The Group leases offices and classroom facilities under operating leases. Future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year consisted of the following as of August 31, 2017:

	RMB	US$
2018	195,236	29,541
2019	175,370	26,535
2020	146,056	22,100
2021	114,354	17,303
2022 and thereafter	89,023	13,470

Total	720,039	108,949

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

20. Commitments and Contingencies (Continued)

        Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all executed with third parties.

        For the years ended August 31, 2015, 2016 and 2017, total rental expenses for all operating leases amounted to approximately RMB143,101, RMB151,335 and RMB222,711 (US$33,698), respectively.

(b)
Capital expenditure commitments

        The Group has commitments for the construction of leasehold improvements associated with its study centers of RMB9,819 (US$1,486) as of August 31, 2017, which are expected to be paid within one year.

(c)
Contingencies

        The Company is subject to a number of licensing requirements from different governmental authorities. Many local government authorities historically adopted different practices in granting educational permits to private schools or issuing business licenses to companies that provide after-school tutoring services and have yet to take a clear view on the interpretation and implementation of the Amended Law for Promoting Private Education that took effect on September 1, 2017.

        As of August 31, 2017, some of the Group's study centers have not received the requisite permits or registration licenses that are required by the relevant authorities in certain cities. In certain locations there are uncertainties with regard to whether the operating licenses the Company obtained have fully covered the business conducted by its study centers. The Company's current operating licenses allow it to provide "educational consulting", "education information services" and other similar services. The Company may be required to expand the scope of the existing operating licenses to include "educational training" under the local laws and regulations due to the lack of certainty on the interpretation of the laws. Moreover, a few of the Company's study centers lack fire safety permits and may be subject to administrative fines, be ordered to suspend operations of those study centers, or may have to break the Company's existing leases.

        An estimate for the reasonably possible loss or a range of reasonably possible losses associated with these contingencies cannot be made at this time.

21. Fair Value Measurement

        The Group applies ASC 820 ("ASC 820"), Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

21. Fair Value Measurement (Continued)

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Assets Measured or Disclosed at Fair Value

        In accordance with ASC 820, the Company measures available-for-sale investments at fair value on a recurring basis. The fair value of the Group's available-for-sale investments are measured using the income approach, based on the value indicated by current market expectations about those future amounts; with the exception of one investment in 2016 and 2017 of an open ended fund, which was measured using the market approach, based on quoted market interest rates of similar instruments and other significant inputs derived from or corroborated by observable market data.

        The Group measures certain financial assets, including equity method investments and cost method investments, at fair value on a nonrecurring basis only if an impairment charge were to be recognized. The Group's non-financial assets, such as goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired on an other-than-temporary basis. For all periods presented, there was no impairment recorded for any of the Company's long term investments.

        Assets measured or disclosed at fair value are summarized below:

		Fair value measurement or disclosure at August 31, 2015 using
	Total fair value at August 31, 2015	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains
	RMB	RMB	RMB	RMB	RMB
Fair value measurement
Recurring
Short-term investments:
Available-for-sales investments	5,041	—	—	5,041	41
Long-term investments:
Available-for-sales investment	6,000	—	—	6,000	—

Total assets measured at fair value	11,041	—	—	11,041	41

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

21. Fair Value Measurement (Continued)

		Fair value measurement or disclosure at August 31, 2016 using
	Total fair value at August 31, 2016	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains
	RMB	RMB	RMB	RMB	RMB
Fair value measurement
Recurring
Short-term investments:
Available-for-sales investments	206,317	33,594	—	172,723	2,317
Long-term investments:
Available-for-sales investment	11,454	—	—	11,454	5,454

Total assets measured at fair value	217,771	33,594	—	184,177	7,771

		Fair value measurement or disclosure at August 31, 2017 using
	Total fair value at August 31, 2017	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains
	RMB	RMB	RMB	RMB	RMB
Fair value measurement
Recurring
Short-term investments:
Available-for-sales investments	274,822	11,383	—	263,439	10,023
Long-term investments:
Available-for-sales investment	53,974	—	—	53,974	15,475

Total assets measured at fair value	328,796	11,383	—	317,413	25,498

Total assets measured at fair value in US$	49,750	1,722	—	48,028	3,858

22. Subsequent Events

        In connection with the Reorganization on September 17, 2017, the Company adopted the Amended and Restated 2015 Plan to replace the 2015 Plan which was cancelled concurrently. Under the Amended and Restated 2015 Plan, the Board of Directors of the Company authorized to grant share options or other equity incentives to the Company's employees, directors or consultants to purchase up to an aggregate of

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

22. Subsequent Events (Continued)

336,642,439 Class A ordinary shares. The employees generally received 102.10 options for each fully vested share that was outstanding as of September 17, 2017, totaling 63,880,024 fully vested options. The employees also received 16,442,655 and 49,634,837 share options at the same exchange ratio to replace the restricted shares that are vesting on December 1, 2017 and 2018, respectively, as issued under the 2015 Plan. All of the share options contain a performance condition whereby no share options are exercisable until the consummation of an IPO. The share options were fair valued on the grant date of September 17, 2017 at US$0.08 to US$0.13 per share. The share options expire 10 years from the date of grant. The Group accounted for the termination of the shares under the 2015 Plan and the concurrent issuance of options as replacement awards as a Type II modification in accordance with ASC 718, under which, the Group deferred the recognition of the incremental share-based compensation expense of RMB51,142 given the replacement awards carry an IPO performance condition that was determined not probable to occur, which will be recognized if and when the IPO occurs. The unrecognized share-based compensation expense of RMB19,269 measured on the original grant date of February 2, 2016 will continue to be recognized over the original requisite service periods of three to fifteen months.

        In November 2017, the Group granted additional 161,059,574 share options under the Amended and Restated 2015 Plan at the exercise price of US$0.0021 to US$0.1455 per share. Whereas some of the share options carry requisite service periods of four years with: i) 50%, 25% and 25% of the share options vesting on the second, third and fourth anniversary of the vesting commencement date, respectively, or ii) 50% and 50% of the share options vesting on the second and fourth anniversary of the vesting commencement date, respectively, all of the share options contain the same IPO performance condition described in the paragraph above. The options are accounted for as equity awards and measured at their grant date fair values of US$0.07 to $0.14 per share. The Group deferred the recognition of share-based compensation expense for these share options of RMB123,421 given the IPO performance condition was determined not probable to occur, which will be recognized if and when the IPO occurs.

        As of the date of this report, share options to purchase a total of 291,017,090 Class A ordinary shares are issued and outstanding under the Amended and Restated 2015 Plan.

        In September 2017, immediately following the Reorganization, the Company issued 1,840,535,677 Series A-1 redeemable convertible preferred shares to new investors for total cash consideration of RMB1,840,536 (US$278,489).

        In September 2017, immediately following the Reorganization, the Company also repurchased an aggregate of 94,897,359 Class A ordinary shares for cash consideration payable of RMB85,373 (US$12,918) and an aggregate of 341,256,445 Series A redeemable convertible preferred shares for cash consideration payable of RMB307,006 (US$46,453) from existing shareholders.

        In November 2017, an existing shareholder transferred 87,350,000 of her Series A redeemable convertible preferred shares to a new investor for cash consideration of RMB100,000 (US$15,131).

        In December 2017, the Founder transferred 142,642,550 of his Class B ordinary shares to a new investor for cash consideration of RMB163,023 (US$24,667) and each of such transferred ordinary share was re-designated as a Series A-1 redeemable convertible preferred share.

        In December 2017, Shanghai OneSmart entered into an agreement with a bank for a five-year loan facility up to RMB450,000 (US$68,089). The loan bears a floating interest rate benchmarked to the five-year lending rate of People's Bank of China. The loan is guaranteed by the Company, Shanghai Jing Xue Rui Information and Technology Co., Ltd., and Mr. Xi Zhang. The Company drew down the facility in full on December 13, 2017.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

23. Events (Unaudited) Subsequent to the Date of the Report of the Independent Registered Public Accounting Firm

        In January 2018, the Company paid the amounts due to certain shareholders of the VIEs in relation to the Reorganization and three shareholders for the repurchase of Class A ordinary shares and Series A redeemable convertible preferred shares in September 2017 amounting to RMB2,242,914 (US$339,373) and US$59,878, respectively.

        In January 2018, the Company paid back RMB70,000 (US$10,591) borrowed from He Xi, an equity investee.

        In January 2018, the Company signed a contract with Yuhan (Shanghai) Information Technology Co., Ltd, or Yuhan, to acquire an additional 55.6% equity interest in Yuhan for cash consideration of RMB140,000 (US$21,183). After the acquisition, the Company will hold 75.6% equity interest in Yuhan.

24. Condensed Financial Information of the Company

        The following is the condensed financial information of the Company on a parent company only basis.

Condensed balance sheets

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
(LIABILITY)/ASSET
Non-current (liability)/asset
Investments in subsidiaries, VIEs and VIEs' subsidiaries	(231,734)	(9,131)	287,782	43,543

Total non-current (liability)/asset	(231,734)	(9,131)	287,782	43,543

TOTAL (LIABILITY)/ASSET	(231,734)	(9,131)	287,782	43,543

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

24. Condensed Financial Information of the Company (Continued)

	As of August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
MEZZANINE EQUITY AND SHAREHOLDERS' (DEFICIT)/EQUITY
Mezzanine equity:
Series A redeemable convertible preferred shares (US$0.000001 par value; 1,890,686,563 shares authorized; 1,890,686,563 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)	1,713,344	1,713,344	1,713,344	259,244
Series A-1 redeemable convertible preferred shares (US$0.000001 par value; 35,757,200 shares authorized; 35,757,200 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)	36,556	36,556	36,556	5,531

Total Mezzanine equity	1,749,900	1,749,900	1,749,900	264,775

Shareholder' deficit:
Class A ordinary shares (US$0.000001 par value; 44,134,792,439 shares authorized; 94,897,359 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)	1	1	1	—
Class B ordinary shares (US$0.000001 par value; 2,439,484,566 shares authorized; 2,439,484,566 issued and outstanding as of August 31, 2015, 2016 and 2017, respectively)	16	16	16	3
Additional paid-in capital	—	57,348	82,139	12,428
Statutory reserves	—	—	3,739	566
Accumulated deficit	(1,981,681)	(1,822,224)	(1,567,136)	(237,122)
Accumulated other comprehensive income	30	5,828	19,123	2,893

Total shareholders' deficit	(1,981,634)	(1,759,031)	(1,462,118)	(221,232)

TOTAL MEZZANINE EQUITY AND SHAREHOLDERS' (DEFICIT)/EQUITY	(231,734)	(9,131)	287,782	43,543

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

24. Condensed Financial Information of the Company (Continued)

Condensed statements of income

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Share of profit in subsidiaries, VIEs and VIEs' subsidiaries	56,068	189,353	258,827	39,165

Income before income tax provision	56,068	189,353	258,827	39,165

Provision for income tax	—	—	—	—

Net income	56,068	189,353	258,827	39,165

Condensed statements of comprehensive income

	For the years ended August 31,
	2015	2016	2017	2017
	RMB	RMB	RMB	US$
Net income	56,068	189,353	258,827	39,165
Other comprehensive income	30	5,798	13,295	2,011

Comprehensive income	56,098	195,151	272,122	41,176

Basis of presentation

        Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company's consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIEs.

        The parent company records its investment in its subsidiaries and VIEs under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as "Investment in subsidiaries, VIEs and VIEs' subsidiaries" and their respective profit or loss as "Share of profit in subsidiaries, VIEs and VIEs' subsidiaries" on the condensed statements of income. Equity method accounting ceases when the carrying amount of the investment, including any additional financial support, in a subsidiary and VIEs is reduced to zero unless the parent company has guaranteed obligations of the subsidiary and VIEs or is otherwise committed to provide further financial support. If the subsidiary and VIEs subsequently reports net income, the parent company shall resume applying the equity method only after its share of that net income equals the share of net losses not recognized during the period the equity method was suspended.

        The parent company's condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

AUDITED CONSOLIDATED BALANCE SHEET AS OF AUGUST 31, 2017 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
NOVEMBER 30, 2017

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Notes	August 31, 2017	November 30, 2017
		RMB	RMB	US$
			(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents		981,772	820,538	124,155
Short-term investments	4	413,883	807,845	122,234
Prepayments and other current assets		126,836	173,953	26,320
Amounts due from related parties	13	87,254	27,276	4,127
Restricted cash	5	—	1,841,813	278,683

Total current assets		1,609,745	3,671,425	555,519

Non-current assets:
Property and equipment, net	6	272,226	281,273	42,559
Intangible assets, net	7	9,729	9,342	1,414
Long-term investments	8	267,051	272,563	41,241
Goodwill	9	58,676	61,888	9,364
Deferred tax assets		29,096	35,521	5,375
Amounts due from related parties	13	16,500	16,500	2,497
Other non-current assets		54,587	78,802	11,922

Total non-current assets		707,865	755,889	114,372

Total assets		2,317,610	4,427,314	669,891

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT
Current liabilities:
Short-term loan (including short-term loan of the consolidated VIEs without recourse to the Group of RMB5,000 and nil as of August 31, 2017 and November 30, 2017, respectively)		5,000	—	—
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Group of RMB414,371 and RMB389,623 (US$58,953) as of August 31, 2017 and November 30, 2017, respectively)	10	414,371	389,623	58,953
Income taxes payable (including income taxes payable of the consolidated VIEs without recourse to the Group of RMB37,563 and RMB24,446 (US$3,699) as of August 31, 2017 and November 30, 2017, respectively)		37,563	24,446	3,699
Prepayments from customers (including prepayments from customers of the consolidated VIEs without recourse to the Group of RMB1,531,424 and RMB1,738,093 (US$262,989) as of August 31, 2017 and November 30, 2017, respectively)		1,531,424	1,738,093	262,989
Amounts due to related parties (including amounts due to related parties of the consolidated VIEs without recourse to the Group of nil and RMB2,708,646 (US$409,842) as of August 31, 2017 and November 30, 2017, respectively)	13	—	2,708,646	409,842

Total current liabilities		1,988,358	4,860,808	735,483

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

AUDITED CONSOLIDATED BALANCE SHEET AS OF AUGUST 31, 2017 AND
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF
NOVEMBER 30, 2017 (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		As of
	Notes	August 31, 2017	November 30, 2017		November 30, 2017
		RMB	RMB	US$	RMB	US$
			(unaudited)		Pro forma shareholders' deficit (unaudited)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' DEFICIT (CONTINUED)
Non-current liability:
Unrecognized tax benefit (including liability for unrecognized tax benefit of the consolidated VIEs without recourse to the Group of RMB13,012 and RMB14,032 (US$2,123) as of August 31, 2017 and November 30 2017, respectively)		13,012	14,032	2,123

Total non-current liability		13,012	14,032	2,123

Total liabilities		2,001,370	4,874,840	737,606

Commitments and contingencies	17
Mezzanine equity:
Series A redeemable convertible preferred shares (US$0.000001 par value; 1,890,686,563 and 1,549,430,118 shares authorized as of August 31, 2017 and November 30, 2017, respectively; 1,890,686,563 and 1,549,430,118 issued and outstanding as of August 31, 2017 and November 30, 2017, respectively)	1	1,713,344	1,610,167	243,632	—	—
Series A-1 redeemable convertible preferred shares (US$0.000001 par value; 35,757,200 and 1,876,292,877 shares authorized as of August 31, 2017 and November 30, 2017, respectively; 35,757,200 and 1,876,292,877 issued and outstanding as of August 31, 2017 and November 30, 2017, respectively)	1	36,556	2,461,590	372,460	—	—

Total mezzanine equity		1,749,900	4,071,757	616,092	—	—

Shareholders' deficit:
Class A ordinary shares (US$0.000001 par value; 44,134,792,439 shares authorized; 94,897,359 and nil issued and outstanding as of August 31, 2017 and November 30, 2017, respectively)		1	—	—	22	3
Class B ordinary shares (US$0.000001 par value; 2,439,484,566 shares authorized; 2,439,484,566 issued and outstanding as of August 31, 2017 and November 30, 2017, respectively)		16	16	2	16	2
Additional paid-in capital		82,139	1,214	184	4,103,219	620,853
Statutory reserves		3,739	3,739	566	3,739	566
Accumulated deficit		(1,567,136)	(4,548,836)	(688,279)	(4,579,106)	(692,859)
Accumulated other comprehensive income	15	19,123	6,315	956	6,315	956
Total OneSmart International Education Group Limited shareholders' deficit		(1,462,118)	(4,537,552)	(686,571)	(465,795)	(70,479)

Non-controlling interests	19	28,458	18,269	2,764	18,269	2,764

Total shareholders' deficit		(1,433,660)	(4,519,283)	(683,807)	(447,526)	(67,715)

Total liabilities, mezzanine equity, non-controlling interests and shareholders' equity		2,317,610	4,427,314	669,891	(447,526)	(67,715)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED NOVEMBER 30, 2016 AND 2017

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		Three months ended
	Notes	November 30, 2016	November 30, 2017	November 30, 2017
		RMB (unaudited)	RMB (unaudited)	US$ (unaudited)
Net revenues		326,899	441,186	66,755
Cost of revenues		(180,507)	(252,602)	(38,221)

Gross profit		146,392	188,584	28,534

Operating expenses:
Selling and marketing		(69,537)	(106,397)	(16,099)
General and administrative		(71,819)	(98,547)	(14,911)

Total operating expenses		(141,356)	(204,944)	(31,010)

Operating income/(loss)		5,036	(16,360)	(2,476)

Interest income		3,373	6,378	965
Interest expense		—	(119)	(18)
Other income		4,677	39,328	5,951
Foreign exchange loss		(364)	(175)	(26)

Income before income tax and share of net loss from equity investees		12,722	29,052	4,396
Income tax expense	12	(12,654)	(9,596)	(1,452)

Income before share of net loss from equity investees		68	19,456	2,944
Share of net loss from equity investees		(152)	(1,366)	(207)

Net (loss)/income		(84)	18,090	2,737

Add: Net loss attributable to non-controlling interests		3,958	9,493	1,436

Net income attributable to OneSmart International Education Group Limited's shareholders		3,874	27,583	4,173

Allocation of undistributed earnings to redeemable convertible preferred shares		(1,673)	—	—
Accretion to redemption value of redeemable convertible preferred shares		—	(758,898)	(114,828)
Deemed dividend-repurchase of redeemable convertible preferred shares		—	(4,266)	(645)

Net income/(loss) attributable to ordinary shareholders of OneSmart International Education Group Limited		2,201	(735,581)	(111,300)

Earnings/(net loss) per share:
Basic	14	0.0009	(0.2994)	(0.0453)
Diluted	14	0.0009	(0.2994)	(0.0453)
Shares used in earnings/(net loss) per share computation (in millions of shares):
Basic	14	2,534	2,457	2,457
Diluted	14	2,534	2,457	2,457
Pro forma net earnings per share (in millions of shares):
Basic	14		0.0047	0.0007
Diluted	14		0.0047	0.0007
Shares used in pro forma net earnings per share computation (in millions of shares):
Basic	14		5,883	5,883
Diluted	14		5,883	5,883

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED NOVEMBER 30, 2016 AND 2017

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

	Three months ended
	November 30, 2016	November 30, 2017	November 30, 2017
	RMB (unaudited)	RMB (unaudited)	US$ (unaudited)
Net (loss)/ income	(84)	18,090	2,737
Other comprehensive income:
Unrealized gain on available-for-sale investments, net of tax	4,335	1,570	238
Foreign currency translation adjustment	—	(14,378)	(2,176)

Comprehensive income	4,251	5,282	799
Add: Comprehensive loss attributable to non-controlling interests	3,958	9,493	1,436

Comprehensive income attributable to OneSmart International Education Group Limited's shareholders	8,209	14,775	2,235

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2016 AND 2017

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		Three months ended
	Note	November 30, 2016	November 30, 2017	November 30, 2017
		RMB	RMB	US$
		(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss)/ income		(84)	18,090	2,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		12,696	19,507	2,952
Amortization		—	387	59
Share-based compensation		5,399	5,668	858
Income from short term investments		(1,934)	(4,392)	(665)
Share of net loss from equity investees		152	1,366	207
Changes in operating assets and liabilities:
Prepayments and other current assets		(39,225)	(43,891)	(6,640)
Amounts due from related parties		4,200	59,978	9,075
Deferred tax assets		1,116	(6,949)	(1,051)
Other non-current assets		(2,433)	261	39
Accrued expenses and other current liabilities		(15,045)	(27,551)	(4,169)
Amounts due to related parties		—	70,000	10,592
Income taxes payable		(12,537)	(13,117)	(1,985)
Prepayments from customers		146,695	204,662	30,967
Unrecognized tax benefit		1,160	1,020	154

Net cash provided by operating activities		100,160	285,039	43,130

Cash flows from investing activities
Purchase of short-term investments		(399,553)	(665,747)	(100,733)
Proceeds from sales of short-term investments		376,295	272,046	41,163
Purchase of long-term investments		(4,959)	(28,618)	(4,330)
Purchase of property and equipment		(16,656)	(26,568)	(4,020)
Proceeds from disposals of property and equipment		730	88	13
Acquisition of subsidiaries, net of cash acquired		(5,258)	(896)	(136)

Net cash used in investing activities		(49,401)	(449,695)	(68,043)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS FOR THE THREE MONTHS ENDED NOVEMBER 30, 2016 AND 2017 (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

		Three months ended
	Note	November 30, 2016	November 30, 2017	November 30, 2017
		RMB (unaudited)	RMB (unaudited)	US$ (unaudited)
Cash flows from financing activities
Proceeds from capital contribution		7,975	—	—
Acquisition of non-controlling interests		—	(6,000)	(908)
Proceeds from issuance of Series A-1 redeemable convertible preferred shares	1	—	1,856,235	280,865
Increase in restricted cash	5	—	(1,841,813)	(278,683)
Repayment of short-term bank loan		—	(5,000)	(757)

Net cash provided by financing activities		7,975	3,422	517

Net increase/(decrease) in cash and cash equivalents		58,734	(161,234)	(24,396)
Cash and cash equivalents, at the beginning of period		266,238	981,772	148,551

Cash and cash equivalents, at the end of period		324,972	820,538	124,155

Supplement disclosure of cash flow information:
Income tax paid		22,915	28,642	4,334
Supplement disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accrued expenses and other current liabilities		4,962	13,743	2,079
Purchase of long-term investments included in accrued expenses and other current liabilities		35,200	—	—

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities

        OneSmart International Education Group Limited (the "Company") is a limited company incorporated under the laws of Cayman Islands on March 10, 2017. The Company through its consolidated subsidiaries, variable interest entities (the "VIEs") and the VIEs' subsidiaries (collectively, the "Group") are principally engaged in the provision of premium tutoring services for students of kindergarten and primary, middle and high schools ("K12") and premium young children education services in the People's Republic of China (the "PRC"). Due to the PRC legal restrictions on foreign ownership and investment in the education business, the Company conducts its primary business operations through its VIEs.

        In preparation of its initial public offering in the United States, the Company undergone a reorganization in 2017 whereby the Company became the ultimate parent entity of its subsidiaries and consolidated VIEs. As part of the reorganization, the business operations of the consolidated subsidiaries and VIEs were transferred to the Company. In return, the Company issued 2,439,484,566 of Class B ordinary shares to Happy Edu Inc., a company wholly owned by Mr. Zhang Xi ("the Founder"), as well as 94,897,359 of Class A ordinary shares, 1,890,686,563 of Series A redeemable convertible preferred shares (the "Preferred Shares") and 35,757,200 of Series A-1 redeemable convertible preferred shares to the shareholders of the VIEs ("the Reorganization"). As of November 30, 2017, the Company recorded RMB2,242,914 (US$339,373) to be paid to certain shareholders of the VIEs (the "Shareholders of the VIEs") in cash after the Reorganization as Amounts due to related parties (Note 13). The Company paid the amounts due to Shareholders of the VIEs in full in January 2018 (Note 20).

        In September 2017, immediately following the Reorganization, the Company issued 1,840,535,677 Series A-1 redeemable convertible preferred shares to new investors for total cash consideration of RMB1,840,536 (US$278,489). The Series A-1 redeemable convertible preferred shares carry the same terms and conditions as those issued during the Reorganization and described in Note 18 to the Consolidated Financial Statements. The Company initially recorded the Series A-1 redeemable convertible preferred shares at fair value less issuance costs, and chose to recognize changes in the redemption value immediately as they occur and adjusted the carrying value of the Preferred Shares to equal the redemption value at the end of each reporting period. Accretion charge of RMB758,898 (US$114,828) related to the Series A-1 redeemable convertible preferred shares was recorded as an increase to the net loss attributable to ordinary shareholders during the three months ended November 30, 2017.

        In September 2017, immediately following the Reorganization, the Company also repurchased an aggregate of 94,897,359 Class A ordinary shares for cash consideration of US$13,028 and an aggregate of 341,256,445 Series A redeemable convertible preferred shares for cash consideration of US$46,850 from three shareholders (the "Then Shareholders"). As of November 30, 2017, cash consideration payable was recorded as Amounts due to related parties (Note 13). The Company made the payments to the Then Shareholders in full in January 2018 (Note 20).

        As the Company, its subsidiaries and VIEs are all under the control of the Founder, the Reorganization was accounted for as a transaction under common control in a manner similar to a pooling of interests. Therefore, the accompanying consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented. Furthermore, the Series A and Series A-1 redeemable convertible preferred shares were recorded at fair value on their issuance dates and presented on a retroactive basis.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

        Details of the Group's major subsidiaries, the VIEs and the major subsidiaries of the VIEs were as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
			Direct
Subsidiaries:
OneSmart Edu Inc. ("OneSmart BVI")	June 16, 2016	BVI	100%	Holding company
OneSmart Edu (HK) Limited ("OneSmart HK")	July 11, 2017	Hong Kong	100%	Holding company
Shanghai Jing Xue Rui Information and Technology Co., Ltd. ("Shanghai Jing Xue Rui" or "WFOE")	September 28, 2011	PRC	100%	Educational technology research and development

VIEs:			Indirect
Shanghai OneSmart Education and Training Co., Ltd. ("Shanghai OneSmart")	September 11, 2007	PRC	100%	K12 post-class education program services
Shanghai Rui Si Technology Information Consulting Co., Ltd. ("Shanghai Rui Si")	June 8, 2009	PRC	100%	Early childhood education services

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

        Details of the Group's major subsidiaries, the VIEs and the major subsidiaries of the VIEs were as follows:

Entity	Date of incorporation/ acquisition	Place of incorporation	Percentage of direct or indirect ownership by the Company	Principal activities
			Indirect
Subsidiaries of VIEs:
Beijing Jingrui Peiyou Education Consulting Co., Ltd.	July 5, 2010	PRC	100%	K12 post-class education program services
Shanghai Jing Yu Investment Co., Ltd. ("Shanghai JingYu")	October 23, 2015	PRC	100%	Investment holding
Nanjing Jingrui Education Information Consulting Co., Ltd.	March 31, 2011	PRC	100%	K12 post-class education program services
Hangzhou OneSmart Education Information Consulting Co., Ltd. ("Hangzhou OneSmart").	April 2, 2011	PRC	100%	K12 post-class education program services
Guangzhou Jingxuerui Education Information Consulting Co., Ltd. ("Guangzhou OneSmart")	June 27, 2012	PRC	100%	K12 post-class education program services
Shenzhen Jingrui Education Training Centers	September 7, 2012	PRC	100%	K12 post-class education program services

        The Group's business is affected by seasonality. The Group's revenue is typically relatively higher in the third and fourth fiscal quarters compared to the other quarters in a fiscal year, because the study centers generally have the largest numbers of active students and class units delivered for the Group's premium programs in the third and fourth quarters of each year, the time when most primary and secondary school students prepare for the final exams in the spring semester and, particularly, ninth grade and twelfth grade students are about to take the high school and college entrance exams in China.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

        The Group's business has been directly operated by the consolidated VIEs and their subsidiaries. The following financial statement balances and amounts of the Company's VIEs were included in the accompanying unaudited interim condensed consolidated financial statements:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
		(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	965,697	774,508	117,190
Short-term investments	413,883	807,845	122,234
Prepayments and other current assets	127,293	169,600	25,662
Amounts due from related parties	87,254	27,276	4,127

Total current assets	1,594,127	1,779,229	269,213

Non-current assets:
Property and equipment, net	272,226	281,273	42,559
Intangible assets, net	9,729	9,342	1,414
Long-term investments	267,051	272,563	41,241
Goodwill	58,676	61,888	9,364
Deferred tax assets	29,096	35,521	5,375
Amounts due from related parties	16,500	16,500	2,497
Other non-current assets	54,587	78,802	11,922

Total non-current assets	707,865	755,889	114,372

Total assets	2,301,992	2,535,118	383,585

LIABILITIES
Current liabilities:
Short-term loan	5,000	—	—
Accrued expenses and other current liabilities	414,371	389,623	58,953
Income tax payable	37,563	24,446	3,699
Prepayments from customers	1,531,424	1,738,093	262,989
Amounts due to related parties	—	2,708,646	409,842

Total current liabilities	1,988,358	4,860,808	735,483

Non-current liability:
Unrecognized tax benefit	13,012	14,032	2,123

Total non-current liability	13,012	14,032	2,123

Total liabilities	2,001,370	4,874,840	737,606

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

1. Organization and Principal Activities (Continued)

	Three months ended
	November 30, 2016	November 30, 2017	November 30, 2017
	RMB (unaudited)	RMB (unaudited)	US$ (unaudited)
Net revenues	326,899	441,186	66,755
Net (loss)/income	(84)	18,090	2,737

	Three months ended
	November 30, 2016	November 30, 2017	November 30, 2017
	RMB (unaudited)	RMB (unaudited)	US$ (unaudited)
Net cash provided by operating activities	99,616	255,084	38,597
Net cash used in investing activities	(49,401)	(449,695)	(68,043)
Net cash provided by financing activities	7,975	3,422	517
Net increase/(decrease) in cash and cash equivalents	58,190	(191,189)	(28,929)

        There are no consolidated VIEs' assets that are pledged or collateralized for the VIEs' obligations and which can only be used to settle the VIEs' obligations, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of their net assets, equivalent to the balance of their statutory reserves and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 16 for disclosure of restricted net assets. As the VIEs are incorporated as limited liability companies under the PRC Company Law, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the consolidated VIEs. There were no other pledges or collateralization of the VIEs' assets.

2. Summary of Significant Accounting Policies

(a)
Basis of presentation

        These unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America ("US GAAP") for interim financial information using accounting policies that are consistent with those used in the preparation of the Company's audited consolidated financial statements for the years ended August 31, 2016 and 2017. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by US GAAP for annual financial statements.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

        In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the three months ended November 30, 2017 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2018. The consolidated balance sheet as of August 31, 2017 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by US GAAP for annual financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended August 31, 2017.

(b)
Principles of consolidation

        The condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and the subsidiaries of the VIEs. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIEs have been eliminated upon consolidation. Results of subsidiaries, businesses acquired from third parties and the VIEs are consolidated from the date on which control is transferred to the Company.

(c)
Use of estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Group's condensed consolidated financial statements include, but not limited to valuation allowance for deferred tax assets, uncertain tax position, economic lives and impairment of long-lived assets, impairment of goodwill, the valuation of short-term and long-term investments and share-based compensation. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)
Foreign currency

        The functional currency of the Company, OneSmart BVI and OneSmart HK are the United States Dollars ("US$"). The Company's PRC subsidiaries and the VIEs determined their functional currency to be Renminbi (the "RMB"). The Group uses the RMB as its reporting currency.

        Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of income.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

        The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders' deficit.

(e)
Unaudited pro forma shareholders' deficit and net earnings per share

        Pursuant to the Company's memorandum and articles of association, upon the completion of a qualified initial public offering ("Qualified IPO"), all the outstanding redeemable convertible preferred shares will automatically be converted into Class A ordinary shares. Unaudited pro forma shareholders' deficit as of November 30, 2017, as adjusted to reflect the assumed conversion of 3,425,722,995 redeemable convertible preferred shares from mezzanine equity to shareholders' deficit, is set forth on the unaudited interim condensed consolidated balance sheet.

        In addition, the Company will recognize a one-time share-based compensation expense upon the satisfaction of the performance condition of a Qualified IPO for vested options. Unaudited pro forma shareholders' deficit as of November 30, 2017, as adjusted for one-time share-based compensation expense reflected as an adjustment to additional paid in capital and accumulated deficit is set forth on the unaudited interim condensed consolidated balance sheet.

        The unaudited pro forma earnings per share is computed using the weighted-average number of ordinary shares outstanding as of November 30, 2017 and assumes the automatic conversion of all of the Company's redeemable convertible preferred shares into Class A ordinary shares upon the closing of the qualified initial public offering, as if it had occurred on September 1, 2017.

(f)
Convenience translation

        Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.6090 on November 30, 2017 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

(g)
Revenue recognition

        Revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or service has occurred, the selling price is fixed or determinable and collection is reasonably assured. The Group's business is subject to value added taxes ("VAT") and tax surcharges assessed by governmental authorities. Pursuant to ASC 605-45, Revenue Recognition—Principal Agent Considerations, the Group elected to present VAT and tax surcharges as a reduction of revenues on the condensed consolidated statements of income. Payments received before all of the relevant criteria for revenue recognition are satisfied are included in "Prepayment from customers".

        The primary sources of the Group's revenues are as follows:

        The revenues are primarily generated from the tuition fees for premium tutoring services and premium young children education services. Tuition revenue is generally collected in full, in advance of the

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

commencement of tutoring sessions, and is initially recorded as prepayments from customers. Tuition revenue is recognized proportionately as the tutoring sessions, including free sessions, are delivered.

        According to the Group's policy, the Group refunds course fees for any remaining undelivered tutoring sessions to students who withdraw from contracts. The refunds are recorded as reductions of the related tutoring session tuition received in advance and have no impact on recognized revenue.

        Franchise revenues include initial franchise fees, which are non-refundable and recognized by the Group as revenue when substantially all services or conditions relating to the initial franchise fees have been performed and the Group has fulfilled all its commitments and obligations (generally, when a franchisee commences its operations under the OneSmart brand). The Group also receives recurring franchise fees from its franchisees, which include a fixed percentage of the franchisees' tutoring session tuition. The recurring franchise fees are recognized as franchise revenues as the fees are earned and realized.

(h)
Cost of revenues

        Cost of revenues consist primarily of salaries and other personnel expenses, rental expenses, depreciation, utilities and other expenses directly attributable to the Group's revenues.

(i)
Advertising expenditures

        Advertising expenditures are expensed when incurred and are included in selling and marketing expenses, which amounted to RMB30,023 and RMB51,832 (US$7,843) for the three months ended November 30, 2016 and November 30, 2017, respectively.

(j)
Earnings/(loss) per share

        Basic earnings/(loss) per share is computed by dividing net income/(loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income/(loss) is allocated between ordinary shares and other participating securities based on their participating rights. Diluted earnings/(loss) per share is calculated by dividing net income/(loss) attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

        Basic and diluted earnings/(loss) per share are not reported separately for Class A or Class B ordinary shares (the "Ordinary Shares") as each class of shares has the same rights to undistributed and distributed earnings.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

(k)
Recent accounting pronouncements

        In August 2015, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-14 ("ASU 2015-14"), Revenue from Contracts with Customers-Deferral of the effective date. The amendments in ASU 2015-14 defer the effective date of ASU No. 2014-09 ("ASU 2014-09"), Revenue from Contracts with Customers, issued in May 2014. According to the amendments in ASU 2015-14, the new revenue guidance ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The new standard is effective for the Company beginning September 1, 2018. In March 2016, the FASB issued ASU No. 2016-08 ("ASU 2016-08"), Revenue from Contracts with Customers—Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10 ("ASU 2016-10"), Revenue from Contracts with Customers—Identifying Performance Obligations and Licensing, which clarify guidance related to identifying performance obligations and licensing implementation guidance contained in ASU 2014-09. In May 2016, the FASB issued ASU No. 2016-12 ("ASU 2016-12"), Revenue from Contracts with Customers—Narrow-Scope Improvements and Practical Expedients, which addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition and provides practical expedients for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The effective date for the amendment in ASU 2016-08, ASU 2016-10 and ASU 2016-12 are the same as the effective date of ASU No 2014-09. The Group is in the process of developing a plan for evaluating the impact of adoption of this guidance on its consolidated financial statement including the selection of the adoption method, the identification of differences, if any, from the application of the standard and the impact of such differences, if any, on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02 ("ASU 2016-02"), Leases (Topic 842). ASU 2016-02 modifies existing guidance for off-balance sheet treatment of a lessees' operating leases by requiring lessees to recognize lease assets and lease liabilities. Under ASU 2016-02, lessor accounting is largely unchanged. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted. The Group is not early adopting this update. The new standard is effective for the Group beginning September 1, 2019. The Group is in the process of evaluation the impact of the standard on the consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016-15 ("ASU 2016-15"), Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 reduces the existing diversity in practice in financial reporting across all industries by clarifying certain existing principles in ASC 230 ("ASC 230"), Statement of Cash Flows, including providing additional guidance on how and what an entity should consider in determining the classification of certain cash flows. In addition, in November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash ("ASU 2016-18"). ASU 2016-18 clarifies certain existing principles in ASC 230, including providing additional guidance related to transfers between cash and restricted cash and how entities present, in their statement of cash

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

flows, the cash receipts and cash payments that directly affect the restricted cash accounts. These ASUs will be effective for the Group's annual reporting periods beginning after September 1, 2018 and interim periods within that reporting period. The adoption of ASU 2016-15 and ASU 2016-18 will modify the Group's current disclosures and classifications within the consolidated statement of cash flows but they are not expected to have a material effect on the Group's consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory. Under the new standard, the selling (transferring) entity is required to recognize a current tax expense or benefit upon transfer of the asset. Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or liability, as well as the related deferred tax benefit or expense, upon purchase or receipt of the asset. This pronouncement is effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Group will adopt the new standard to be in effect beginning September 1, 2018. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01 ("ASU 2017-01"), Business Combinations (Topic 805): Clarifying Definition of a Business. ASU 2017-01 clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. This update is effective for annual reporting periods, and for interim periods within those reporting periods, beginning after December 15, 2017, with early adoption permitted for transactions that have not been reported in previously issued (or available to be issued) financial statements. The Group is not early adopting this standard. The new standard is effective for the Company beginning September 1, 2018. The Group does not believe this standard will have a material impact on the results of operations or financial condition.

        In January 2017, the FASB issued ASU No. 2017-04 ("ASU 2017-04"), Simplifying the Test for Goodwill Impairment, which simplifies the accounting for goodwill impairment by eliminating Step two from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step two to measure the impairment loss. The guidance is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted. The guidance should be applied on a prospective basis. The Group is not early adopting the new standard. The new standard is effective for the Group beginning September 1, 2020. The Group is still evaluating the effect that this guidance will have on the consolidated financial statements.

        In February 2017, the FASB issued ASU 2017-05 ("ASU 2017-05"), Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets. ASU 2017-05 defines an in-substance nonfinancial asset and clarifies guidance related to partial sales of nonfinancial assets. This standard is effective for annual reporting periods, and for interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The new standard is effective for the Group beginning September 1, 2018.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

2. Summary of Significant Accounting Policies (Continued)

The Group does not believe this standard will have a material impact on the results of its operations or financial condition.

        In May 2017, the FASB issued ASU 2017-09 ("ASU 2017-09"), Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This standard provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The updated guidance is effective for interim and annual periods beginning after December 15, 2017, and early adoption is permitted. The Group is not early adopting the standard, and the new standard will become effective for the Company beginning September 1, 2018. The Group is currently evaluating the financial statement impact of adoption.

3. Business Combination

        During the three months ended November 30, 2016 and 2017, the Group completed four and one acquisitions of study centers, respectively. These acquisitions are expected to strengthen the Group's current market and to generate synergy with the Group's organic business. The acquired entities were insignificant, both individually and in aggregate. The results of the acquired entities' operations have been included in the Company's consolidated financial statements since their respective dates of acquisition.

        The table below summarized the estimated fair value of the tangible and intangible assets acquired and liabilities assumed from these acquisitions during the three months ended November 30, 2016 and 2017, respectively:

	Three months ended
	November 30, 2016	November 30, 2017	November 30, 2017
		RMB	US$
Net tangible assets/(liabilities)	16,708	(1,295)	(196)
Intangible assets (Note 7)	8,540	—	—
Goodwill	37,985	3,212	486

Total fair value of purchase price allocation	63,233	1,917	290
Cash consideration	48,134	920	139
Fair value of ownership interests previously held in the acquires	3,462	153	23
Fair value of non-controlling interests	11,637	844	128

        Goodwill arising from the above business combinations, which are not tax deductible, are mainly attributable to synergies expected to be achieved from the acquisitions. Pro forma financial information of the acquirees were not presented as the effects of the acquisitions on the Group's unaudited interim condensed consolidated financial statements were not material.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

4. Short-term Investments

        The Group's short-term investments included cash deposits at floating rates in commercial banks and available-for-sale securities with maturities of less than one year. The following is a summary of the Group's short-term investments:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Commercial banks deposits	139,061	565,108	85,506
Available-for-sale securities	274,822	242,737	36,728

	413,883	807,845	122,234

        For the three months ended November 30, 2016 and November 30, 2017, the Group recognized interest income related to its commercial banks deposits of RMB2,089 and RMB4,537 (US$686), respectively, in the unaudited interim condensed consolidated statements of income.

        For the three months ended November 30, 2016 and November 30, 2017, the Group recognized realized gain on disposal of available-for-sale securities of RMB1,934 and RMB4,392 (US$665), respectively, as other income in the unaudited condensed consolidated statements of income. As of August 31, 2017 and November 30, 2017, there were unrealized gains of RMB19,123 and RMB20,693 (US$3,131), respectively.

5. Restricted Cash

        Restricted cash consists of cash proceeds received from the issuance of Series A-1 redeemable convertible preferred shares reserved in escrow for distribution to Shareholders of the VIEs after the Reorganization.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

6. Property and Equipment, Net

        Property and equipment, net consisted of the following:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Furniture	28,603	32,142	4,863
Electronic equipment	82,118	90,067	13,628
Vehicles	1,480	1,480	224
Buildings	32,179	32,179	4,869
Leasehold improvements	431,118	452,889	68,527

	575,498	608,757	92,111
Less: accumulated depreciation	(319,916)	(338,729)	(51,253)
Construction in progress	16,644	11,245	1,701

Property and equipment, net	272,226	281,273	42,559

        For the three months ended November 30, 2016 and November 30, 2017, the Group recorded depreciation expenses of RMB12,696 and RMB19,507 (US$2,952), respectively.

7. Intangible assets, Net

        Intangible assets, net consisted of the following:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Customer relationship	2,290	2,290	346
Trademark	6,150	6,150	931
Student base	2,390	2,390	362

	10,830	10,830	1,639
Less: accumulated amortization	(1,101)	(1,488)	(225)

Intangible assets, net	9,729	9,342	1,414

        For the three months ended November 30, 2016 and November 30, 2017, the Group recorded amortization expenses of nil and RMB387 (US$59), respectively. There were no impairment loss recognized as of August 31, 2017 and November 30, 2017, respectively.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

8. Long-term Investments

        The Company's long-term investments comprised of the following:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Cost method investments	65,722	68,522	10,368
Equity method investments	147,355	145,988	22,089
Available-for-sale investment	53,974	58,053	8,784

	267,051	272,563	41,241

  Cost method investments

        Investments were accounted for under the cost method if the Group had no significant influence over the investee nor readily determinable fair value. There were no impairment indicators for the cost method investments and there were no impairment losses recognized as of August 31, 2017 and November 30, 2017, respectively.

  Equity method investments

        As of August 31, 2017 and November 30, 2017, the Group held several equity method investments through the VIEs' subsidiaries, all of which were accounted for under the equity method given the Group's ability to exercise significant influence over the operations of the investees. The carrying amount of all the equity method investments was RMB147,355 and RMB145,988 (US$22,089) as of August 31, 2017 and November 30, 2017, respectively. Selected financial information of the equity method investees are not presented as the effects of the investees on the Group's unaudited interim condensed consolidated financial statements were not material.

9. Goodwill

        Goodwill balances as of August 31, 2017 and November 30, 2017 were as follows:

RMB
Balance as of August 31, 2017	58,676

Goodwill acquired	3,212

Balance as of November 30, 2017	61,888

Balance as of November 30, 2017 in US$	9,364

        No impairment charges were recorded during the three months ended November 30, 2016 and November 30, 2017, respectively.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

10. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following:

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Salary and welfare payable	323,547	286,806	43,396
Other taxes payable	31,697	18,376	2,780
Accrued expenses	19,788	38,444	5,817
Deposits from franchisees	17,265	22,137	3,350
Payables for leasehold improvement	12,904	13,743	2,079
Payables from acquisition of long term investments	1,340	—	—
Others	7,830	10,117	1,531

Total	414,371	389,623	58,953

11. Share-based Compensation

        In connection with the Reorganization on September 17, 2017, the Company adopted the Amended and Restated 2015 Plan (the "Amended 2015 Plan") to replace the 2015 Plan which was cancelled concurrently. Under the Amended 2015 Plan, the Board of Directors of the Company authorized to grant share options or other equity incentives to employees, directors or consultants to purchase up to an aggregate of 336,642,439 Class A ordinary shares. The employees generally received 102.10 options for each fully vested share that was outstanding as of September 17, 2017, totaling 63,880,024 fully vested options. The employees also received 16,442,655 and 49,634,837 share options at the same exchange ratio to replace the restricted shares that are vesting on December 1, 2017 and 2018, respectively, as issued under the 2015 Plan. All of the share options contain a performance condition whereby no share options are exercisable until the consummation of a Qualified IPO. The share options were fair valued on the grant date of September 17, 2017 at US$0.08 to US$0.13 per share. The share options expire 10 years from the date of grant. The Group accounted for the termination of the shares under the 2015 Plan and the concurrent issuance of options as replacement awards as a Type II modification in accordance with ASC 718, under which, the Group deferred the recognition of the incremental share-based compensation expense of RMB51,142 given the replacement awards carry an IPO performance condition that was determined not probable to occur, which will be recognized if and when the Qualified IPO occurs. The unrecognized share-based compensation expense of RMB19,269 measured on the original grant date of February 2, 2016 will continue to be recognized over the original requisite service periods of three to fifteen months. The Group recognized share-based compensation expense of RMB4,532 (US$686) under the Amended 2015 Plan during the three months ended November 30, 2017.

        In November 2017, the Group granted additional 161,059,574 share options under the Amended 2015 Plan at the exercise price of US$0.0021 to US$0.1455 per share. Whereas some of the share options carry requisite service periods of four years with: i) 50%, 25% and 25% of the share options vesting on the

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

11. Share-based Compensation (Continued)

second, third and fourth anniversary of the vesting commencement date, respectively, or ii) 50% and 50% of the share options vesting on the second and fourth anniversary of the vesting commencement date, respectively, all of the share options contain the same IPO performance condition described in the paragraph above. The options are accounted for as equity awards and measured at their grant date fair values of US$0.07 to $0.14 per share. The Group deferred the recognition of share-based compensation expense for these share options of RMB123,421 given the IPO performance condition was determined not probable to occur. The share-based compensation will be recognized if and when a Qualified IPO occurs.

        As of November 30, 2017, share options to purchase a total of 291,017,090 Class A ordinary shares were issued and outstanding under the Amended 2015 Plan.

        The fair value of the share options under the 2015 Amended Plan were determined on the grant dates using the binomial option pricing model with assistance from an independent valuation firm. The assumptions adopted to estimate the fair value of share options granted were as follows:

Three months ended November 30, 2017
Risk-free interest rate	3.7% - 4.0%
Expected volatility	51.5%
Suboptimal exercise factor	2.50
Fair value per ordinary share	US$0.13 - US$0.14

12. Income Taxes

        The Group's effective tax rates were 99% and 33% for the three months ended November 30, 2016 and November 30, 2017, respectively. The Group had unrecognized tax benefits of RMB13,012 and RMB14,032 (US$2,123) as of August 31, 2017 and November 30, 2017 respectively. Of which, RMB1,823 and RMB2,497 (US$378), respectively, are presented on a net basis against the deferred tax assets related to tax loss carry forwards on the consolidated balance sheets. This primarily represents the estimated income tax expense the Group would pay should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. It is possible that the amount of unrecognized benefit will further change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this moment. For the three months ended November 30, 2016 and November 30, 2017, the Group recorded interest expense accrued in relation to the unrecognized tax benefit of RMB131 and RMB213 (US$32) in income tax expense, respectively.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

13. Related party transactions

        The Group had the following balances with related parties as of August 31, 2017 and November 30, 2017, respectively:

  (a)
  Amounts due from related parties

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Mr. Xi Zhang, Founder	81,254	21,276	3,220
Ya Qiao Education, equity investee	16,500	16,500	2,497
Jia Xue Tian Di, equity investee	6,000	6,000	907

	103,754	43,776	6,624

        Cash advances to Mr. Xi Zhang and Jia Xue Tian Di are interest-free, unsecured and payable on demand. The amount due from Ya Qiao Education is interest-free, unsecured and payable within 5-year from draw down.

  (b)
  Amounts due to related parties

	As of
	August 31, 2017	November 30, 2017	November 30, 2017
		RMB	US$
Then Shareholders	—	395,732	59,878
Shareholders of the VIEs	—	2,242,914	339,373
He Xi, equity investee	—	70,000	10,591

	—	2,708,646	409,842

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14. Earnings/(Loss) Per Share

        The following table sets forth the computation of basic and diluted net income/(loss) per share for the following periods:

	Three months ended
	November 30, 2016	November 30, 2017	November 30, 2017
	RMB	RMB	US$
Numerator:
Net income attributable to OneSmart International Education Group Limited Shareholders	3,874	27,583	4,173
Accretion to redemption value of Preferred Shares	—	(758,898)	(114,828)
Deemed dividend—repurchase of Preferred Shares	—	(4,266)	(645)
Allocation of undistributed earnings to Preferred Shares	(1,673)	—	—
Net income/(loss) attributable to ordinary shareholders for computing net income per ordinary share—basic and diluted	2,201	(735,581)	(111,300)

Denominator:
Weighted average number of shares used in calculating net income/(loss) per ordinary share—basic and diluted (in millions of shares)	2,534	2,457	2,457

Earnings/(loss) per share—basic and diluted	0.0009	(0.2994)	(0.0453)

        The Preferred Shares do not share the losses of the Company. The Preferred Shares did not have an impact on diluted EPS for any of the periods presented, on an if-converted or two-class method, as the Preferred Shares do not carry any preferred dividend rights and only participate in all dividends on a one-to-one per-share basis with holders of ordinary shares. Share options exercisable upon the satisfaction of IPO condition are excluded from the computation of diluted earnings per share until a Qualified IPO is completed.

        The unaudited pro forma net loss per ordinary share is computed using the weighted-average number of ordinary shares outstanding and assumes the automatic conversion of all the Company's Preferred

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

14. Earnings/(Loss) Per Share (Continued)

Shares into 3,568,365,545 weighted-average number of ordinary shares upon the closing of the Company's Qualified IPO as if it had occurred on September 1, 2017.

	Three months ended
	November 30, 2017	November 30, 2017
	RMB	US$
Numerator:
Net Loss attributable to ordinary shareholders for computing net income per ordinary share—basic and diluted	(735,581)	(111,300)
Accretion to redemption value of Preferred Shares	758,898	114,828
Deemed dividend—repurchase of Preferred Shares	4,266	645
Numerator for pro forma net income per share—basic and diluted	27,583	4,173

Denominator:
Weighted average number of shares used in calculating net income per ordinary share—basic and diluted (in millions of shares)	2,315	2,315
Conversion of Preferred Shares to Ordinary Shares (in millions of shares)	3,568	3,568
Pro forma weighted average number of shares outstanding—basic and diluted (in millions of shares)	5,883	5,883

Pro forma earnings per share—basic and diluted	0.0047	0.0007

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

15. Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income were as follows:

	Unrealized gains on available-for- sale investments	Foreign currency translation adjustments	Total
	RMB
Balance as of September 1, 2016	5,828	—	5,828
Other comprehensive income before reclassification, net of tax	5,785	—	5,785
Amounts reclassified from accumulated other comprehensive income, net of tax	(1,450)	—	(1,450)

Balance as of November 30, 2016	10,163	—	10,163

Balance as of September 1, 2017	19,123	—	19,123
Other comprehensive income before reclassification, net of tax	4,864	—	4,864
Amounts reclassified from accumulated other comprehensive income, net of tax	(3,294)	—	(3,294)
Foreign currency translation adjustments	—	(14,378)	(14,378)

Balance as of November 30, 2017	20,693	(14,378)	6,315

Balance as of November 30, 2017, in US$	3,130	(2,174)	956

16. Restricted Net Assets

        Under PRC laws and regulations, there are restrictions on the Company's PRC WFOE, VIEs and subsidiaries of VIEs with respect to transferring certain of their net assets to the Company either in the form dividends, loans, or advances. Amounts restricted include the paid in capital and additional paid in capital of WFOE, VIEs and subsidiaries of VIEs, totaling approximately RMB1,550,586 (US$234,617) as of November 30, 2017.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

17. Commitments and Contingencies

(a)
Operating lease commitments

        The Group leases offices and classroom facilities under operating leases. Future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year consisted of the following as of November 30, 2017:

	RMB	US$
Nine months ended August 31, 2018	193,859	29,333
2019	180,420	27,299
2020	150,790	22,816
2021	115,535	17,481
2022	53,184	8,047
2023 and thereafter	41,094	6,218

Total	734,882	111,194

        Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all executed with third parties.

        For the three months ended November 30, 2016 and November 30, 2017, total rental expenses for all operating leases amounted to approximately RMB44,742 and RMB66,861 (US$10,117), respectively.

(b)
Capital expenditure commitments

        The Group has commitments for the construction of leasehold improvements associated with its schools of RMB3,310 (US$501) as of November 30, 2017, which are expected to be paid within one year.

(c)
Contingencies

        The Group is subject to a number of licensing requirements from different governmental authorities. Many local government authorities historically adopted different practices in granting educational permits to private schools or issuing business licenses to companies that provide after-school tutoring services and have yet to take a clear view on the interpretation and implementation of the Amended Law for Promoting Private Education that took effect on September 1, 2017.

        As of November 30, 2017, some of the Group's study centers have not received the requisite permits or registration licenses that are required by the relevant authorities in certain cities. In certain locations there are uncertainties with regard to whether the operating licenses the Company obtained have fully covered the business conducted by its study centers. The Company's current operating licenses allow it to provide "educational consulting", "education information services" and other similar services. The Company may be required to expand the scope of the existing operating licenses to include "educational training" under the local laws and regulations due to the lack of certainty on the interpretation of the laws. Moreover, a few of the Company's study centers lack fire safety permits and may be subject to

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

17. Commitments and Contingencies (Continued)

administrative fines, be ordered to suspend operations of those study centers, or may have to break the Company's existing leases.

        An estimate for the reasonably possible loss or a range of reasonably possible losses associated with these contingencies cannot be made at this time.

18. Fair Value Measurement

        The Group applies ASC 820 ("ASC 820"), Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

        Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

        Level 2—Other inputs that are directly or indirectly observable in the marketplace.

        Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

  Assets Measured or Disclosed at Fair Value

        In accordance with ASC 820, the Company measures available-for-sale investments at fair value on a recurring basis. The fair value of the Group's available-for-sale investments are measured using the income approach, based on the value indicated by current market expectations about those future amounts; with the exception of one investment of an open ended fund, which was measured using the market approach, based on quoted market interest rates of similar instruments and other significant inputs derived from or corroborated by observable market data.

        The Group measures certain financial assets, including equity method investments and cost method investments, at fair value on a nonrecurring basis only if an impairment charge were to be recognized. The Group's non-financial assets, such as goodwill and property and equipment, would be measured at fair value only if they were determined to be impaired on an other-than-temporary basis.

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

18. Fair Value Measurement (Continued)

        Assets measured or disclosed at fair value are summarized below:

		Fair value measurement or disclosure at August 31, 2017 using
	Total fair value at August 31, 2017	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains
	RMB	RMB	RMB	RMB	RMB
Fair value measurement
Recurring
Short-term investments:
Available-for-sales investments	274,822	11,383	—	263,439	10,023
Long-term investments:
Available-for-sales investment	53,974	—	—	53,974	15,475

Total assets measured at fair value	328,796	11,383	—	317,413	25,498

		Fair value measurement or disclosure at November 30, 2017 using
	Total fair value at November 30, 2017	Quoted prices in active market for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains
	RMB	RMB	RMB	RMB	RMB
Fair value measurement
Recurring
Short-term investments:
Available-for-sales investments	242,737	12,085	—	230,652	7,737
Long-term investments:
Available-for-sales investment	58,053	—	—	58,053	19,554

Total assets measured at fair value	300,790	12,085	—	288,705	27,291

Total assets measured at fair value in US$	45,512	1,829	—	43,683	4,129

ONESMART INTERNATIONAL EDUCATION GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares and per share data)

19. Non-Controlling Interests

        The Group's non-controlling interests are attributable to third parties holding minority stakes in a few of the VIE's subsidiaries. A reconciliation of the carrying amounts is as follows:

Non-controlling interests
RMB
Balance as of September 1, 2017	28,458
Net loss	(9,493)
Acquisition of subsidiaries	850
Acquisition of non-controlling interests	(1,546)

Balance as of November 30, 2017	18,269

Balance as of November 30, 2017, in US$	2,764

20. Subsequent Events

        In December 2017, the Founder transferred 142,642,550 of his Class B ordinary shares to a new investor for cash consideration of RMB163,023 (US$24,742) and each of such transferred ordinary share was re-designated as a Series A-1 redeemable convertible preferred share.

        In December 2017, Shanghai OneSmart entered into a five-year loan facility agreement with a bank for a facility up to RMB450,000 (US$68,298). The loan bears a floating interest rate benchmarked to the five-year lending rate of People's Bank of China. The loan is guaranteed by the Company, Shanghai Jing Xue Rui Information and Technology Co., Ltd., and the Founder, Xi Zhang. The Company drew down the RMB450,000 facility in full on December 13, 2017.

        In January 2018, the Company paid cash amounting to RMB2,242,914 (US$339,373) and US$59,878 to Shareholders of the VIEs in connection with the Reorganization and the Then Shareholders for the repurchase of Class A ordinary shares and Series A redeemable convertible preferred shares, respectively.

        In January 2018, the Company paid back RMB70,000 (US$10,591) borrowed from He Xi, an equity investee (Note 13).

        In January 2018, the Company signed a contract with Yuhan (Shanghai) Information Technology Co., Ltd, or Yuhan, to acquire an additional 55.6% equity interest in Yuhan for cash consideration of RMB140,000 (US$21,183). After the acquisition, the Company will hold 75.6% equity interest in Yuhan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt (subject to shareholder approval) and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities	Consideration
Happy Edu Inc.	May 4, 2017	1,890,800,066 Class B ordinary shares	US$1890.8
Smart Changing Inc.	May 4, 2017	94,897,359 Class A ordinary shares	US$94.9*
Da Cong Limited	May 4, 2017	224,750,413 series A preferred shares	US$224.8*
Guohe Limited	May 4, 2017	116,506,032 series A preferred shares	US$116.5*
Teakbridge Capital Limited	May 4, 2017	34,193,735 series A preferred shares	US$34.2*
Juniperbridge Capital Limited	May 4, 2017	386,627,266 series A preferred shares	US$386.6*

Purchaser	Date of Issuance	Number of Securities	Consideration
Jiia Hong Limited	May 4, 2017	200,101,339 series A preferred shares	US$200.1*
Vicentsight Limited	May 4, 2017	64,310,946 series A preferred shares	US$64.3*
Xinhua Group Investment Limited	May 4, 2017	64,310,946 series A preferred shares	US$64.3*
Li Yeah Limited	May 4, 2017	14,289,291 series A preferred shares	US$14.3*
Brilight Limited	May 4, 2017	103,614,744 series A preferred shares	US$103.6*
CW One Smart Limited	May 4, 2017	316,858,851 series A preferred shares	US$316.9*
CW One Smart Limited	May 4, 2017	34,496,500 series A-1 preferred shares	US$34.5*
Supar Inc.	May 4, 2017	1,260,700 series A-1 preferred shares	US$1.3*
Origin Investment Holdings Limited	September 21, 2017	926,285,677 series A-1 preferred shares	US$ equivalent of RMB926,285,677
Stonebridge 2017 (Singapore) Pte. Ltd.	September 21, 2017	69,000,000 series A-1 preferred shares	US$ equivalent of RMB69,000,000
Goldman Sachs Asia Strategic Pte. Ltd.	September 21, 2017	603,750,000 series A-1 preferred shares	US$ equivalent of RMB603,750,000
FPCI Sino-French (Mid Cap) Fund	September 21, 2017	241,500,000 series A-1 preferred shares	US$ equivalent of RMB241,500,000
Happy Edu Inc.	November 1, 2017	547,684,500 Class B ordinary shares	US$547.7*
Juniperbridge Capital Limited	November 1, 2017	182,561,500 series A preferred shares	US$182.6*
Jiia Hong Limited	November 1, 2017	81,792,590 series A preferred shares	US$81.8*
Vicentsight Limited	November 1, 2017	26,287,474 series A preferred shares	US$26.3*
Xinhua Group Investment Limited	November 1, 2017	26,287,474 series A preferred shares	US$26.3*
Li Yeah Limited	November 1, 2017	5,840,831 series A preferred shares	US$5.9*
Brilight Limited	November 1, 2017	42,353,131 series A preferred shares	US$42.4*
Directors, executive officers and employees and consultants of our company	Various dates	Options to purchase 292,547,595 Class A ordinary shares(1)	Services to our company

*
These shares were issued to the purchaser at par value in consideration of its execution (through respective affiliate) of the contractual arrangements with the WFOE and/or the VIEs in connection with the 2017 Restructuring.

(1)
All the options were granted pursuant to the Amended and Restated 2015 Plan adopted by the Registrant in April 2017, which was amended in February 2018. See Management—Amended and Restated 2015 Plan" in the prospectus which forms part of this registration statement for details.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

OneSmart International Education Group Limited

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement

3.1	†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Fifth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1		Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2		Registrant's Specimen Certificate for Ordinary Shares

4.3		Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Shareholders Agreement between the Registrant and other parties thereto dated April 21, 2017

4.5	†	Amendment to Shareholders Agreement between the Registrant and other parties thereto dated December 11, 2017

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of King & Wood Mallesons regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	Amended and Restated 2015 Share Incentive Plan

10.2	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3	†	Form of Employment Agreement between the Registrant and its executive officers

10.4	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

10.5	†	English translation of Exclusive Technology and Consulting Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai OneSmart Education and Training Co., Ltd. dated September 17, 2017

10.6	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

10.7	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

Exhibit Number		Description of Document
10.8	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai OneSmart Education and Training Co., Ltd. dated September 17, 2017

10.9	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd.. and its shareholders dated November 1, 2017

10.10	†	English translation of Exclusive Technology and Consulting Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai Rui Si Technology Information Consulting Co., Ltd. dated November 1, 2017

10.11	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd. and its shareholders dated November 1, 2017

10.12	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd. and its shareholders dated November 1, 2017

10.13	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai Rui Si Technology Information Consulting Co., Ltd. dated November 1, 2017

10.14	†	Share Purchase Agreement and its Supplemental Agreement between the Registrant and other parties dated April 21, 2017

10.15	†	Series A-1 Preferred Share Purchase Agreement between the Registrant and other parties dated April 21, 2017

10.16	†	Share Purchase Agreement between the Registrant and other parties dated October 31, 2017

10.17	†	Share Purchase Agreement between the Registrant, Zhang Xi, Happy Edu Inc. and Angus Holdings Limited dated October 27, 2017

10.18	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.19	†	English translation of Exclusive Technology and Consultation Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai OneSmart Education and Training Co., Ltd. dated January 24, 2018

10.20	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.21	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.22	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai OneSmart Education and Training Co., Ltd. dated January 24, 2018

Exhibit Number		Description of Document
10.23	†	English translation of Payment Agreement among Lina Zheng, OneSmart International Education Group Limited, Shanghai OneSmart, Shanghai Jing Xue Rui Information and Technology Co., Ltd., Shanghai Jing Yu Investment Co., Ltd., Shanghai Xi Zhi Enterprise Management Co., Ltd. and Rui Si dated December 12, 2017.

10.24	†	English translation of Payment Agreement among Guozhi Hu, OneSmart International Education Group Limited, Shanghai OneSmart, Shanghai Jing Xue Rui Information and Technology Co., Ltd., Shanghai Jing Yu Investment Co., Ltd., Shanghai Xi Zhi Enterprise Management Co., Ltd., Rui Si and other parties dated December 12, 2017.

21.1	†	Principal Subsidiaries of the Registrant

23.1		Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of King & Wood Mallesons (included in Exhibit 99.2)

23.4	†	Consent of Zhe Wei

23.5	†	Consent of Min Zhang

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of King & Wood Mallesons regarding certain PRC law matters

99.3	†	Consent of Frost & Sullivan

*
To be filed by amendment.

†
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 16, 2018.

OneSmart International Education Group Limited
By:	/s/ XI ZHANG
	Name:	Xi Zhang
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/ XI ZHANG Xi Zhang		Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 16, 2018
/s/ DONG LI Dong Li		Director and Chief Financial Officer (Principal Financial and Accounting Officer)	March 16, 2018
* Zhizhi Gong		Director	March 16, 2018
*By:	/s/ XI ZHANG Name: Xi Zhang Attorney-in-fact		March 16, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OneSmart International Education Group Limited has signed this registration statement or amendment thereto in New York on March 16, 2018.

Authorized U.S. Representative
By:	/s/ GISELLE MANON
	Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
	Title:	Service of Process Officer